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                                   $97,700,000

                        TERM LOAN AND SECURITY AGREEMENT

                          Dated as of December 22, 1997

                                      among

                              LAS VEGAS SANDS, INC.

                                       and

                          VENETIAN CASINO RESORT, LLC,

                                  as Borrowers,

                            the Lenders named herein,

                             BANCBOSTON LEASING INC.

                                   as Co-Agent

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                             as Administrative Agent




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




                                TABLE OF CONTENTS

                                                                           Page

1.  AMOUNT AND TERMS OF INTERIM LOAN COMMITMENTS...............................1
    1.1   Interim Loan Advances................................................1
    1.2   Interim Loan Advance Procedures......................................3
    1.3   Disbursements of Proceeds of Interim Loan Advances..................10
    1.4   The Register........................................................12
    1.5   The Notes...........................................................12
    1.6   Basic Loans; Term and Maturities, etc...............................13
    1.7   Interest on the Loans...............................................13
    1.8   Fees................................................................19
    1.9   Voluntary Prepayments...............................................19
    1.10  Mandatory Prepayments and Commitment Reductions from Asset Sale
          Proceeds............................................................21
    1.11  Mandatory Prepayments and Commitment Reductions from Loss Net
          Proceeds............................................................23
    1.12  Calculations of Net Proceeds Amounts................................25
    1.13  General Provisions Regarding Payments...............................25
    1.14  Special Provisions Governing LIBOR Rate Loans.......................26
    1.15  Increased Costs; Taxes; Capital Adequacy............................29
    1.16  Obligation of Lenders to Mitigate...................................33
    1.17  Obligations Joint and Several.......................................34
    1.18  Use of Proceeds.....................................................35
    1.19  Monthly Accountings.................................................35
    1.20  Indemnity...........................................................36
    1.21  Access..............................................................37
    1.22  Security Interest in the Collateral.................................38
    1.23  Rights of the Lender Parties, Limitations on the Obligations of
          the Lender Parties..................................................39

2.  CONDITIONS TO LOANS AND ADVANCES..........................................40
    2.1   Conditions to the Initial Interim Loan Advances.....................40
    2.2   Conditions to Basic Loans...........................................45
    2.3   Conditions to All Loans and Advances................................46

3.  REPRESENTATIONS AND WARRANTIES............................................51

    3.1   Corporate or Limited Liability Company Existence; Compliance with
          Law.................................................................51
    3.2   Executive Offices; Corporate or Other Names.........................52
    3.3   Corporate Power; Authorization; Enforceable Obligations.............52
    3.4   Financial Statements................................................53
    3.5   Material Adverse Change.............................................54



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




    3.6   Ownership of Property; Liens........................................54
    3.7   Restrictions; No Default; Material Contracts........................55
    3.8   Labor Matters.......................................................55
    3.9   Ventures, Subsidiaries and Affiliates; Outstanding Stock and
          Indebtedness........................................................56
    3.10  Government Regulation...............................................57
    3.11  Margin Regulations..................................................57
    3.12  Taxes...............................................................58
    3.13  ERISA...............................................................58
    3.14  No Litigation.......................................................59
    3.15  Brokers.............................................................60
    3.16  Patents, Trademarks, Copyrights and Licenses........................60
    3.17  Full Disclosure.....................................................60
    3.18  Hazardous Materials; Environmental Protection, etc..................61
    3.19  Insurance Policies..................................................62
    3.20  Deposit and Disbursement Accounts...................................62
    3.21  Force Majeure.......................................................62
    3.22  Representations and Warranties Regarding the Collateral.............62
    3.23  Permits.............................................................64
    3.24  Sufficiency of Interests, Documents, etc............................64
    3.25  Project Budget;  Anticipated Cost Report............................65
    3.26  Project Schedule;  In Balance Requirement...........................66
    3.29  Operative Document Representations and Warranties Generally.........67
    3.30  Solvency............................................................67

4.  FINANCIAL STATEMENTS AND INFORMATION......................................67
    4.1    Financial Statements and Other Reports.............................67
    4.2    Communication with Accountants.....................................76

5.  AFFIRMATIVE COVENANTS.....................................................76
    5.1    Maintenance of Existence and Conduct of Business...................77
    5.2    Payment of Charges and Claims......................................77
    5.3    Books and Records..................................................78
    5.4    Maintenance of Properties; Insurance; Application of Net Loss
           Proceeds...........................................................78
    5.5    Compliance with Laws...............................................80
    5.6    Agreements.........................................................80
    5.7    Supplemental Disclosure............................................81
    5.8    Environmental Review and Investigation, Disclosure, etc.,
               Borrowers'Actions Regarding Hazardous Materials Activities,
               Environmental Claims and Violations of Environmental Laws......82

    5.9    Landlords' and Mortgagees' Agreements..............................84
    5.10   Certain Obligations Respecting Subsidiaries........................85
    5.11   Application of Proceeds............................................85
    5.12   Project Costs......................................................85
    5.13   Repayment of Indebtedness..........................................85
    5.14   Casualty and Condemnation..........................................85
    5.15   Certain Covenants Regarding the Collateral.........................87
    5.16   Administrative Agent's Appointment as Attorney-in-Fact.............90
    5.17   Ownership of Collateral............................................92
    5.18   Inspection; Lenders Meeting........................................92
    5.19   Payment of Liens...................................................92
    5.20   Diligent Construction of the Project...............................93
    5.21   Project Plans......................................................93
    5.22   Construction Consultant............................................93
    5.23   Borrowers' Equity..................................................94
    5.24   Project Document and Permits.......................................94

6.  NEGATIVE COVENANTS........................................................95
    6.1    Restriction on Fundamental Changes, Asset Sales and Acquisitions...95
    6.2    Investments; Joint Ventures; Formation of Subsidiaries.............98
    6.3    Indebtedness.......................................................99
    6.4    Affiliate and Employee Loans and Transactions; Employment
           Agreements........................................................104
    6.5    Liens.............................................................106
    6.6    ERISA.............................................................108
    6.7    Contingent Obligations............................................109
    6.8    Restricted Junior Payments........................................110
    6.9    Financial Covenants...............................................113
    6.10   Sale and Leasebacks...............................................116
    6.11   Cancellation of Indebtedness......................................116
    6.12   Bank Accounts.....................................................116
    6.13   No Speculative Transactions.......................................117
    6.14   Accounting Changes; Fiscal Year...................................117
    6.15   Sale or Discount of Receivables...................................117
    6.16   Disposal of Subsidiary Stock......................................117
    6.17   Conduct of Business...............................................117
    6.18   Certain Restrictions on Changes to Operative Documents, Permits,
           Project Budget or Project Schedule................................118
    6.19   Zoning and Contract Changes and Compliance........................120
    6.20   Certain Covenants Applicable to the Mall Subsidiary...............120
    6.21   Limitation on Declaration of Restricted Subsidiaries..............122
    6.22   Construction Management Agreement; Completion; Drawings...........122
    6.23   Project Budget and Project Schedule Amendment.....................124

    6.24   Hazardous Substances..............................................126
    6.25   No Other Powers of Attorney.......................................127
    6.26   Restrictions on Opening...........................................127
    6.27   Restriction on Phase II Construction..............................127
    6.28   Subordinated Indebtedness Payments................................127

7.  TERM.....................................................................128
    7.1    Duration..........................................................128
    7.2    Survival of Obligations...........................................128

8.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES...................................129
    8.1    Events of Default.................................................129
    8.2    Remedies..........................................................135
    8.3    Grant of License to Use Trademark Collateral......................138
    8.4    Waivers by the Borrowers..........................................138

9.  THE AGENTS...............................................................139
    9.1    Appointment.......................................................139
    9.2    Powers and Duties, etc............................................140
    9.3    Representations and Warranties; No Responsibility for Appraisal of
           Creditworthiness..................................................142
    9.4    Right to Indemnity................................................142
    9.5    Successor Administrative Agent....................................142
    9.6    Concerning the Collateral.........................................143

10. PARTICIPATIONS AND ASSIGNMENTS...........................................144

11. MISCELLANEOUS............................................................146
    11.1   Borrower Representative...........................................146
    11.2   Successors and Assigns............................................146
    11.3   Complete Agreement; Modification of Agreement, etc................147
    11.4   Fees and Expenses.................................................147
    11.5   No Waiver.........................................................149
    11.6   emedies...........................................................149
    11.7   Severability......................................................149
    11.8   Conflict of Terms.................................................149
    11.9   Right of Set-off..................................................149
    11.10  Authorized Signature..............................................150
    11.11  GOVERNING LAW.....................................................150
    11.12  Notices...........................................................151
    11.13  Section Captions..................................................153
    11.14  Counterparts; Effectiveness.......................................153
    11.15  Time of the Essence...............................................153



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




    11.16  WAIVER OF JURY TRIAL..............................................153
    11.17  Confidentiality...................................................154
    11.18  Ratable Sharing...................................................155
    11.19  Cooperation Regarding Syndication.................................155
    11.20  Certain Matters Affecting the Lenders.............................156
    11.21  Gaming Authorities................................................157

                    INDEX OF ANNEXES, SCHEDULES AND EXHIBITS

                                      Annexes

   Annex A            -             Definitions

   Annex B            -             Schedule of Furniture and Equipment
   Annex C            -             Schedule of Insurance Requirements

                                       Schedules

   Schedule 2.1(b)    -             Schedule of Documents
   Schedule 3.1(d)    -             Equity Rights in Borrowers
   Schedule 3.2       -             Executive Offices; Corporate or Other Names
   Schedule 3.5       -             Material Adverse Change
   Schedule 3.6       -             Ownership of Property; Liens
   Schedule 3.7       -             Material Contracts
   Schedule 3.8       -             Labor Matters
   Schedule 3.9(a)    -             Joint Ventures and Partnerships
   Schedule 3.9(c)    -             Rights to Purchase Options or Warrants
   Schedule 3.9(d)    -             Indebtedness
   Schedule 3.12      -             Tax Matters
   Schedule 3.13      -             ERISA Plans
   Schedule 3.14      -             Litigation
   Schedule 3.15      -             Brokers
   Schedule 3.16      -             Patents, Trademarks, Copyrights and Licenses
   Schedule 3.18      -             Hazardous Materials
   Schedule 3.19      -             Insurance Policies
   Schedule 3.20      -             Disbursement and Deposit Accounts
   Schedule 3.21      -             Operative Documents
   Schedule 3.22(a)   -             Individual Items and Units of Equipment
                                    Comprising the Portions of the Collateral
   Schedule 3.22(c)   -             Filing Jurisdictions
   Schedule 3.22(d)   -             Locations
   Schedule 3.23      -             Permits
   Schedule 3.28      -             Other Contracts
   Schedule 6.2       -             Investments; Joint Ventures; Formation of
                                    Subsidiaries
   Schedule 6.5       -             Liens

                                       Exhibits

   Exhibit A          -             Form of Notice of Borrowing
   Exhibit B          -             Form of Note
   Exhibit C          -             Form of Financial Condition Certificate
   Exhibit D          -             Summary Anticipated Cost Report

                           TERM LOAN AND SECURITY AGREEMENT

        THIS TERM LOAN AND SECURITY AGREEMENT, dated as of December 22, 1997, among LAS VEGAS SANDS, INC., a Nevada corporation ("LVSI"), VENETIAN CASINO RESORT, LLC, a Nevada limited liability company ("VCR" and with LVSI collectively, the "Borrowers"), as joint and several obligors, the lenders listed on the signature pages hereof (collectively, the "Lenders"), BANCBOSTON LEASING INC., a Massachusetts corporation, in its capacity as co-agent (in such capacity, the "Co-Agent"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, in its capacity as administrative agent (in such capacity, the "Administrative Agent" and with the Co-Agent collectively, the "Agents").

                                       RECITALS

        A. The Borrowers desire to obtain from each of the Lenders advances from time to time on a term loan, and the Lenders are willing to make such term loan advances to the Borrowers, upon the terms and conditions set forth herein.

        B. Capitalized terms used herein shall have the meanings ascribed to them in Annex A. All Annexes, Schedules and Exhibits hereto or otherwise identified in this Agreement are incorporated herein by reference and, taken together, shall constitute but a single agreement. Unless otherwise expressly set forth herein, or in a written amendment referring to such Annexes and Schedules, all Annexes and Schedules referred to herein shall mean the Annexes and Schedules as in effect on the Closing Date and references herein to sections, Annexes, Schedules and Exhibits shall be deemed to refer to the sections of and the Annexes, Schedules and Exhibits to this Agreement. As used herein, the plural shall include the singular, the singular shall include the plural and pronouns in any gender (masculine, feminine or neuter) shall all apply to all genders. These Recitals shall be construed as part of this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.      AMOUNT AND TERMS OF INTERIM LOAN COMMITMENTS

        1.1    Interim Loan Advances.

        (a) Upon and subject to the terms and conditions hereof, from time to time during the period commencing on the date hereof and ending on the Commitment Expiration Date, each Lender severally agrees to make advances (individually, an "Interim Loan Advance" and collectively, the "Interim Loan Advances") to the Borrowers jointly, and the Borrowers jointly agree to borrow from each Lender, in an aggregate amount not to exceed the amount set opposite the name of such Lender on a signature page hereof as its "Commitment" (as the


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


same may be reduced in the manner described in the following sentence, the "Commitment" of such Lender) and in an aggregate amount with respect to all of the Interim Loan Advances of all of the Lenders not to exceed $97,700,000 (as the same may be reduced in the manner aforesaid, the "Aggregate Commitment"). Each Lender's unutilized Commitment shall be reduced by the amount of each Interim Loan Advance made by it hereunder. Each Lender's Commitment shall also be adjusted to give effect to any assignment of such Lender's Commitment made pursuant to section 10 and further shall be reduced from time to time by the amount of any reductions of such Lender's Commitment made pursuant to sections 1.10, 1.11 and 11.20. Amounts borrowed under this Agreement and subsequently repaid or prepaid may not be reborrowed hereunder, provided, however, that conversions of the Interim Loans to Basic Loans under section 1.6 shall not be considered repayments or prepayments for purposes of this sentence.

        (b) Subject to section 8.2, each Commitment shall expire on the date (the "Commitment Expiration Date") which shall be the earlier of (i) the Project Construction Completion Date or (ii) the Completion Deadline Date. As used herein, the term "Completion Deadline Date" shall mean April 21, 1999; provided, however, that if from time to time the Outside Completion Deadline shall have been extended under the terms of the Disbursement Agreement by an amendment of the Project Schedule in accordance with section 6.4.2 thereof and section 6.23(e) hereof, and the Borrowers shall have demonstrated that, after giving effect to the extension, the "in balance" requirements of section 2.3(f) hereof are met and otherwise the conditions to such right of extension under the Disbursement Agreement were fully satisfied without waiver of any material condition thereof and the Agents shall have received copies of all documents furnished to the Disbursement Agent in connection with such extension (the foregoing conditions set forth in this proviso being herein sometimes referred to collectively as the "General Deadline Extension Conditions"), then the Completion Deadline Date shall be extended hereunder to the date which shall be the earlier of (A) the date to which the Outside Completion Deadline was extended in accordance with the applicable terms of the Disbursement Agreement and this Agreement and (B) November 1, 1999; and provided, further, that if the Project shall on or after November 1, 1998 suffer a material fire, explosion, structural collapse or flood or other material casualty event, and if both on the date of such event and on November 1, 1999 no Default or Event of Default shall exist unremedied and the Borrowers shall demonstrate that (w) the General Deadline Extension Conditions are satisfied, (x) the resulting damage to the Project (including without limitation all Collateral, if any, affected by the event) is fully covered (commercially reasonable deductibles excepted) by casualty, delayed opening and business interruption insurance (including endorsements covering the revenue effects of the material casualty event on both the Sands Expo & Convention Center and the Project), (y) but for the occurrence of such event the Project Construction Completion Date would have occurred on or before November 1, 1999, and (z) the resulting damage is capable of repair by a date no later than January 1, 2000 (the satisfaction of the condition set forth in clause (x) to be evidenced by a certificate to such effect issued by the Insurance Expert and the satisfaction of the conditions set forth in clauses (y) and (z) to be evidenced by a certificate to such effect issued by the Construction Consultant), then the Completion Deadline Date shall upon written request of the Borrowers be extended as may be required to a date in no event later than the earlier of (1) the date to which the Outside Completion Date was extended under the Disbursement Agreement and (2) January 31, 2000 (any extension of the Completion Deadline Date under this section 1.1(b) to a date subsequent to November 1, 1999 being herein sometimes referred to as a "Special Late Casualty Deadline Extension"). If the Basic Loans provided for in section 1.6 shall not have been made on or before the Commitment Expiration Date, then on the Commitment Expiration Date all of the Interim Loan Advances of each Lender shall mature and the Borrowers shall pay the aggregate principal balance of such Interim Loan Advances in full with interest. If such payment shall be due on a day other than the last day of an Interest Period (hereinafter defined) applicable to any LIBOR Rate Loans (hereinafter defined) then outstanding, such payment shall be accompanied by the payment of the compensation, if any, owing under section 1.14(d).

        1.2    Interim Loan Advance Procedures.

               (a) (i) The Interim Loan Advances made on any date shall be in an aggregate amount of not less than $1,000,000 (the receipt by the Borrowers of all of the Interim Loan Advances to be made on a particular day being herein referred to as a "Borrowing").

                   (ii) In each case, the Borrower Representative shall give to the Administrative Agent written preliminary notice of a proposed Borrowing not later than 12:00 noon (New York City time) at least ten Business Days in advance of the date of such Borrowing, in the case of a LIBOR Rate Advance, or at least eight Business Days in advance of the date of such Borrowing, in the case of a Base Rate Advance. Each such preliminary notice of a proposed Borrowing (a "Preliminary Notice of Borrowing") shall be substantially in the form of Exhibit A hereto with blanks appropriately completed, shall include the information required by section 1.2(c), shall state that no Stop Funding Notice has been issued and is outstanding under the Disbursement Agreement and that all conditions precedent to any pending advance (and if none be pending then to an advance of One Dollar) under the Disbursement Agreement are and on the date of the proposed Borrowing will be fully satisfied without waiver, and shall specify
(i) the date of the proposed Borrowing (which shall be a Business Day), (ii) the amount of the Borrowing requested and of the Interim Loan Advance of each Lender comprising a part of such Borrowing (each Lender's Interim Loan Advance on the occasion of a Borrowing to be in an amount equal to such Lender's Pro Rata Share of the total amount of the Borrowing) and (iii) whether the Interim Loan Advances to be made on occasion of such Borrowing shall be all Base Rate Advances (in which case the Borrowing shall be a "Base Rate Borrowing") or all LIBOR Rate Advances (in which case the Borrowing shall be a "LIBOR Rate Borrowing").


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


                   (iii) The Borrower Representative shall have the right, but not the obligation, with respect to each Preliminary Notice of Borrowing delivered in accordance with section 1.2(a)(i) above, to deliver to the Administrative Agent a final notice of proposed Borrowing (a "Final Notice of Borrowing") containing all the exhibits, attachments and certificates required in connection with a Preliminary Notice of Borrowing, all appropriately completed and duly executed, for the purpose of making revisions of the Borrowing Notice Attachment and other changes to the corresponding Preliminary Notice of Borrowing reasonably related to such revisions of the Borrowing Notice Attachment, including without limitation an extension of the date on which the applicable Interim Loan Advance shall be made; provided that in all events such date shall be later than the date indicated for the Interim Loan Advance in the corresponding Preliminary Notice of Borrowing (but not later than the Commitment Expiration Date). Each Final Notice of Borrowing shall be delivered no later than three Business Days prior to the date of the advance requested in the corresponding Preliminary Notice of Borrowing. In the event that the Borrower Representative shall fail to deliver a Final Notice of Borrowing as provided in the preceding sentence, the Preliminary Notice of Borrowing then outstanding shall be deemed a Final Notice of Borrowing.

                   (iv) Each Borrower shall notify the Administrative Agent, immediately before each Borrowing, in the event that any of the matters as to which the Borrower Representative is required to certify in the applicable Preliminary Notice of Borrowing or Final Notice of Borrowing is no longer true and correct as of the date of the Borrowing, and the acceptance by the Borrowers of the proceeds of any Interim Loan Borrowing shall constitute a recertification by each Borrower, as of the date of the Borrowing in question, with respect to each of the matters concerning which the Borrower Representative is required to provide certification in the applicable Preliminary Notice of Borrowing or Final Notice of Borrowing.

               (b) Except as otherwise provided in sections 1.14(b), 1.14(c) and 1.14(g), a Notice of Borrowing contemplating a LIBOR Rate Borrowing shall be irrevocable and the Borrowers shall be bound to make the indicated Borrowing, in accordance with the terms of such Notice, on the date indicated, provided, however, that in the event a Stop Funding Notice shall be delivered pursuant to section 2.5.3(b) of the Disbursement Agreement with respect to any proposed Borrowing after the delivery of the Preliminary Notice of Borrowing with respect thereto or if a Default or Event of Default shall have occurred hereunder and then be continuing, the Administrative Agent shall notify each Lender of the fact and substance of such Stop Funding Notice, Default or Event of Default promptly after becoming aware of the same, and in any such event the Interim Loan Advances to have been made on the date of the proposed Borrowing shall not be made. Each of the Lenders and the Agents (collectively, the "Lender Parties") shall be entitled to rely upon, and under this Agreement shall be fully protected in relying upon, any Preliminary Notice of Borrowing or Final Notice of Borrowing, as the case may be, believed by such Lender Party to be genuine, and to assume (and be fully protected in assuming) that the Person or Persons executing and delivering the same on behalf of the Borrowers were duly authorized to do so, unless in each case the responsible individual acting thereon on behalf of such Lender Party shall have acquired actual knowledge to the contrary.

               (c) Attached hereto as Annex B is a list of the units or items of new furniture and equipment (including a description of the General Electric electrical substation) to be purchased with the proceeds of the Interim Loan Advances for use or installation at the Project. Each Preliminary Notice of Borrowing or Final Notice of Borrowing, as the case may be, shall include an attachment (the "Borrowing Notice Attachment") which shall identify the specific units or items of such furniture and equipment (from among those listed on Annex
B) to be paid for with the proceeds of the Interim Loan Advances being made on the occasion of such Borrowing and, in the case of each such unit or item, shall set forth the total cost of the unit or item (including, with respect to each unit or item, separate breakouts of the portions of such total cost which consist of the basic purchase price thereof, freight, installation, sales tax, and other cost elements in addition to the basic purchase price thereof), shall be dated the date of the Preliminary Notice of Borrowing or Final Notice of Borrowing, as applicable, which it accompanies, and shall contain an express warranty by the Borrower Representative (on behalf of the applicable Borrower) that each such unit or item is, or at the time of the relevant borrowing will be, owned by the Borrower specified for such unit or item on Annex B free and clear of all Liens and rights of others, except only (i) Liens in favor of the Administrative Agent for the benefit of the Lenders and (ii) Liens in favor of the Bank Agent and the Mortgage Notes Indenture Trustee on particular units or items of furniture and equipment to secure extensions of credit made to fund the cost of those units or items (including deposits or down payments thereon made prior to acquisition) all of which Liens shall be fully discharged and satisfied upon the Borrowing hereunder with respect to such units or items. Each Preliminary Notice of Borrowing or Final Notice of Borrowing shall also include a further certification on behalf of the Borrowers, signed by a responsible officer of the Borrower Representative and countersigned by the Construction Consultant, to the effect that, as of the date of such certification, the total cost set forth in the corresponding Borrowing Notice Attachment with respect to each such unit or item of equipment is net of all discounts, credits, rebates and allowances and, subject to the last sentence of this section 1.2(c), is justly owing in full to the applicable vendor and that such unit or item, in all respects material to the Lenders, (i) was purchased in an arm's length transaction (or, if not, that fact and the purchase details have been fully disclosed to and have been determined to be reasonably satisfactory to the Agents), (ii) has been inspected and found to conform, in all respects material to the Lenders, to its description in Annex B, (iii) is useful and is to be used in the development or operation of the Project, (iv) has been delivered to and is physically located at the Site of the Project and has been installed, or is held in safe custody pending installation, at the Site of the Project (or at another location reasonably acceptable to the Administrative Agent) and, if held in custody, is covered by proper warehouse receipts which have been delivered to the Administrative Agent properly and effectively endorsed to it, (v) is and remains covered, in all respects material to the Lenders, by all applicable manufacturer warranties and casualty insurance and (vi) has not been damaged, is in good and serviceable condition and otherwise complies, in all respects material to the Lenders, with all representations and warranties set forth herein which may be applicable to it. The amount of the Interim Loan Borrowing requested in the Preliminary Notice of Borrowing or Final Notice of Borrowing which such Borrowing Notice Attachment shall accompany shall equal the aggregate of the total costs of the individual units and items of equipment set forth in such attachment. Such Borrowing Notice Attachment may, however, be modified as necessary to reflect the fact that the proceeds of the Borrowing in question (to the extent so identified in such attachment with reference to specific units and items) will be used to refinance secured indebtedness previously incurred by the Borrowers under the Bank Credit Agreement or to replace funds in the Company's Funds Account (referred to in section 2.3.1 of the Disbursement Agreement) previously drawn or funded pursuant to section 2.2.3(b)(ii) of the Disbursement Agreement, in each case to pay the purchase price for the referenced units and items of furniture and equipment (or the portion thereof not paid from other funds), but such Borrowing Notice Attachment shall in all events contain the above-mentioned express warranties concerning the applicable Borrower's ownership free and clear of Liens and rights of others (except as aforesaid).

               (d) From time to time prior to the Interim Loan Advance the proceeds of which are to be used to pay the purchase price of one or more specific units or items of furniture and equipment listed on Annex B, the administrative agent under the Bank Credit Agreement (the "Bank Agent") may submit to the Administrative Agent hereunder a schedule referring specifically to such units or items the purchase price of which the Borrowers propose to fund pursuant to section 2.2.3(b)(ii) of the Disbursement Agreement or to borrow under the Bank Credit Agreement, with the request that the Administrative Agent confirm to the Disbursement Agent and the Bank Agent whether or not such referenced units and items are units and items that are included on Annex B hereto. If the Administrative Agent shall determine that such referenced units and items are units and items that are included on Annex B hereto, the Administrative Agent shall confirm such determination to the Disbursement Agent and the Bank Agent in writing. The Administrative Agent shall also confirm to the Disbursement Agent and the Bank Agent from time to time the aggregate outstanding principal amount of the Interim Loan Advances hereunder and the remaining unutilized portion of the Aggregate Commitment hereunder. No confirmation made under this section 1.2(d) shall in any event confer upon the Bank Agent, the Disbursement Agent or any other party to the Bank Credit Agreement or Disbursement Agreement, or any other Person, any status as a third-party beneficiary of this Agreement or otherwise create in favor of any of them any estoppel or any right to enforce any obligation of any Lender Party hereunder.

               (e) (i) From time to time prior to the date of the Basic Loan (or, if the final Interim Loan Advance shall have been made pursuant to section 1.2(i), prior to the expiration of the 120-day period described in such section 1.2(i)), so long as there shall not have occurred and then be continuing any Event of Default or Default, the Borrower Representative may submit to the Administrative Agent (with a copy to each of the Lenders) a schedule specifying one or more units or items of new furniture and equipment included on Annex B hereto which have not yet been the subject of a Borrowing hereunder but with respect to which the Borrowers either (A) have determined that the units or items are no longer useful and are not to be used in connection with the operation of the Project ("Redundant Equipment") or (B) have elected to avail themselves of Alternative Vendor Financing as further provided in section 1.2(f) ("AVF Equipment") and also setting forth with respect to each such unit or item of Redundant Equipment or AVF Equipment the total cost thereof (which total shall agree with the total cost thereof set forth in Annex B as the same may have previously been amended) and including an entry for the aggregate of the total costs of the individual items of Redundant Equipment or AVF Equipment so listed. Such schedule may also identify, subject to the reasonable approval of the Administrative Agent, additional items of new furniture and equipment, of like kind and good quality, which are not then listed on Annex B hereto but which the Borrowers propose to add to Annex B ("Additional Equipment"), in which case the schedule shall also state the total cost of each item of Additional Equipment proposed to be added to Annex B and the aggregate of the total cost thereof and shall be accompanied by such proper Uniform Commercial Code financing statement amendment forms, duly executed by the Borrowers (in form and number specified by the Administrative Agent), and such evidence (including without limitation search reports) that the Additional Equipment is free and clear of Liens, as the Administrative Agent may reasonably request.

                      (ii) If the Administrative Agent shall approve the Additional Equipment proposed to be added to Annex B, the Administrative Agent shall confirm such approval to the Borrower Representative in writing. Upon the submission of the schedule described in section 1.2(e)(i) (and the Administrative Agent's confirmation of its approval when Additional Equipment is involved), Annex B hereto shall be amended to exclude therefrom the Redundant Equipment and AVF Equipment so scheduled and to add thereto the approved Additional Equipment, if any, so scheduled, and the Aggregate Commitment shall be reduced (or, if the final Interim Loan Advance shall have been made pursuant to section 1.2(i), the balance of the cash collateral account described in such section shall be reduced) by the amount by which (I) the aggregate total cost of the Redundant Equipment and AVF Equipment specified on the schedule exceeds (II) the aggregate total cost of the Additional Equipment specified on the schedule (as reasonably approved by the Administrative Agent), such reduction, in the case of a reduction of the Aggregate Commitment, to be allocated as amongst the individual Commitments of the Lenders ratably in accordance with their Pro Rata Shares or, in the case of a reduction of the section 1.2(i) cash collateral account, to be applied in accordance with the proviso contained in the last sentence of section 1.2(i) as though the amount of funds equivalent to such reduction were funds remaining in such cash collateral account upon the expiration of the 120-day period described in such section. The Administrative Agent shall promptly inform the Borrower Representative and each of the Lenders of the fact and amount of any reduction of the Commitments under this section 1.2(e).

                   (iii) The foregoing notwithstanding, in no event shall any amendment be made under this section 1.2(e) to Annex B unless after giving effect to the amendment (x) the aggregate total cost of the furniture and equipment listed on Annex B, after giving effect to the reductions resulting from the AVF Equipment eliminated and the increases resulting from Additional Equipment added, neither (I) exceeds the Aggregate Commitment then in effect, nor (II) if the final Interim Loan Advance shall have been made pursuant to section 1.2(i), exceeds the sum of (A) all Interim Loan Advances made prior to the final Interim Loan Advance plus (B) the amount held in the cash collateral account maintained pursuant to section 1.2(i) at the time of the proposed amendment to Annex B) nor (III) is less than $90,000,000 (or, if less, the Aggregate Commitment then in effect) reduced by the costs of the Redundant Equipment that is not, and will not be, replaced with like or similar equipment approved by the Administrative Agent in accordance with section 1.2(e)(ii), (y) the aggregate total cost of the portion of the furniture and equipment identified on Annex B as being "Gaming Equipment" shall not have been reduced by more than $5,000,000, and (z) the provisions of section 1.22(b) shall be complied with.

               (f) Subject to and upon compliance with the provisions of section 1.2(e), and within the limits specified in such section and in section 1.22(b), so long as there shall not have occurred and then be continuing any Event of Default or Default, the Borrowers from time to time prior to the Commitment Expiration Date (as the same may have been extended from time to time in accordance with the provisions hereof) may elect to obtain from vendors, rather than from the Lenders hereunder, financing ("Alternative Vendor Financing") for one or more of the units or items of the new furniture and equipment intended to be financed hereunder (as evidenced by the inclusion of such units or items on Annex B), provided that the Borrowers can demonstrate, to the reasonable satisfaction of the Agents, the presence of material cost economies to be derived from the partial substitution of such Alternative Vendor Financing for the financing intended to be provided through the Commitments of the Lenders hereunder, and provided, further, that in no event shall the Lien of any Alternative Vendor Financing spread to, cover or otherwise affect any of the Collateral hereunder.

               (g) Upon the elimination of any Redundant Equipment or AVF Equipment from Annex B pursuant to section 1.2(e) or (f), the Administrative Agent shall, upon the request and at the expense of the Borrowers, execute and deliver to the Borrower Representative such Uniform Commercial Code release forms and other documents and instruments as the Borrower Representative may reasonably request to evidence and confirm of record the elimination of the Redundant Equipment or AVF Equipment from the Collateral hereunder.

               (h) Contemporaneously with the delivery of the Borrowers' monthly financial statements under section 4.1(a), the Borrowers shall furnish to each of the Lenders an updated Annex B which shall reconcile all eliminations of Redundant Equipment and AVF Equipment and additions of Additional Equipment made to Annex B since the most recent previous update furnished under this section 1.2(h) (since the date hereof, in the case of the first such submission) and shall identify by item or unit those items or units which have been the subject of Interim Loan Advances made to date. Such updated Annex B shall be in reasonable detail and shall include, as appropriate, make (manufacturer), model number and original cost breakdown. Copies of such updated versions of Annex B may be furnished from time to time by the Administrative Agent to the other lenders providing funds in connection with the construction and development of the Project.

               (i) If on a date within the seven days preceding (but no later than the Business Day preceding) the Project Construction Completion Date any portion of the Commitments remain unutilized by Borrowings hereunder, the Borrower Representative may (but shall not be obligated to) deliver to the Administrative Agent on behalf of the Borrowers a written notice stating the good faith belief of the Borrowers, and accompanied by a certification of the Construction Consultant to the effect, that the Project Construction Completion Date will occur within the succeeding seven days and requesting that each Lender make a final Interim Loan Advance to the Borrowers in an amount equal to all, or any portion specified in such notice of, the remaining unutilized Commitment of such Lender notwithstanding that there are no additional units or items of new furniture and equipment to be acquired at that time with the proceeds of such advance nor any loans outstanding under the Bank Credit Agreement which were made, nor funds drawn pursuant to section 2.2.3(b)(ii) of the Disbursement Agreement which were drawn, to acquire any such units or items (including without limitation to fund deposits or down payments thereon) and which are to be repaid at such time with the proceeds of such advance. In such event, the Administrative Agent will on the date of its receipt of such notice furnish to each Lender a copy thereof. On the Business Day following such date of receipt, each Lender shall, upon satisfaction of all applicable conditions specified in section 2 and subject to the terms and conditions of this Agreement, make a final Interim Loan Advance to the Borrowers in an amount equal to the remaining unutilized Commitment of such Lender (or the portion thereof specified in the notice of the Borrower Representative) by directing the Administrative Agent to fund, for the account of such Lender, to a separate and segregated interest-bearing cash collateral account maintained by the Administrative Agent, under its exclusive dominion and control, the balance of which account shall be held by the Administrative Agent pending release to the Borrowers from time to time (but at reasonable intervals) thereafter, in accordance with the last sentence of this section 1.2(i), in order to fund the purchase price of one or more specific units or items of furniture or equipment from among those listed on Annex B (as amended from time to time in accordance with the provisions hereof). If at the time there shall not have occurred and then be continuing any Event of Default or Default, the Administrative Agent shall from time to time
(A) upon written request of the Borrowers (in a form reasonably satisfactory to the Administrative Agent), release the funds held in such cash collateral account in amounts so requested against delivery by the Borrowers of the appropriate certificates, documents and instruments referred to in sections 1.2(a) through 1.2(e), as applicable, to be delivered on the occasion of Borrowing hereunder and compliance by the Borrowers with the terms, conditions and procedures specified in such sections for an

Interim Loan Advance and (B) release from such cash collateral account and remit to the Borrowers any income from or proceeds of the amounts held in such cash collateral account; provided, however, that any amounts (other than amounts referred to in the foregoing clause (B)) remaining in such cash collateral account after the later to occur of (I) the 120th day after the date of such final Interim Loan Advance or (II) the Final Completion Date shall (and upon any earlier occurrence of an Event of Default which is continuing may) be applied by the Administrative Agent to the prepayment of the Obligations in accordance with section 1.13 hereof; and provided, further, that, notwithstanding the provisions of section 1.13(a), the Borrowers shall not be required to give prior notice of such payment and such payment shall be deemed to have been received on such 120th day. The Borrowers shall not be liable for any prepayment penalty in connection with a prepayment of an Interim Loan Advance pursuant to the first proviso contained in the preceding sentence, but the Borrowers shall be responsible nonetheless for the compensation, if any, which may be owing to the Administrative Agent under section 1.14(d) on the occasion of such prepayment. All amounts held in any cash collateral account maintained by the Administrative Agent under this section 1.2(i) or any other provision of this Agreement shall be invested by the Administrative Agent (in consultation with the Borrower Representative so long as there shall not have occurred and then be continuing any Event of Default) in Cash Equivalents (as defined in Annex A hereto).

        1.3    Disbursements of Proceeds of Interim Loan Advances.

               (a) All Interim Loan Advances made under this Agreement shall be made by the Lenders simultaneously and in proportion to their respective Pro Rata Shares, it being understood and agreed that the obligations of the Lenders hereunder are several and not joint and that no Lender shall be responsible for any default on the part of any other Lender on such other Lender's obligation to make the Interim Loan Advance requested of it hereunder nor shall the Commitment of any Lender to make the Interim Loan Advance requested of it in the Notice of Borrowing be increased or decreased as a result of any default on the part of any other Lender in such other Lender's obligation to make the Interim Loan Advance requested of it on the occasion of such Borrowing. Promptly upon its receipt of a Preliminary Notice of Borrowing or a Final Notice of Borrowing, as applicable, the Administrative Agent shall provide a copy thereof to each Lender whereupon, subject to the terms and conditions of this Agreement, each Lender shall make available to the Administrative Agent the amount of its Interim Loan Advance (as the same may have been revised in the Final Notice of Borrowing), not later than 10:00 a.m. (New York City time) on the date of the proposed Borrowing, in immediately available funds in United States Dollars at the office of Bankers Trust New York at 1 Bankers Trust Plaza, New York, New York 10006, for the account of the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified in sections 2.1 and 2.3, the Administrative Agent shall make available to the Borrowers jointly the aggregate amount of the Interim Loan Advances received by the Administrative Agent from the Lenders by crediting the account of the Borrowers at such office in an amount equal to the aggregate amount of such Interim Loan

Advances. In the case of each Borrowing, the Final Notice of Borrowing shall constitute an irrevocable authorization on the part of the Borrowers to charge the proceeds of such credit immediately in an amount equal to the aggregate amount of the invoices submitted to the Administrative Agent in connection with such Borrowing pursuant to section 1.2(c) and to apply the proceeds of such charge to the immediate and direct payment of such invoices for the joint account of the Borrowers. In the case of any Borrowing, if the Preliminary Notice of Borrowing or the Final Notice of Borrowing, as applicable, for such Borrowing shall have been modified, in accordance with the last sentence of section 1.2(c), to request the application of all or a portion of the proceeds of such Borrowing either to refinance secured indebtedness under the Bank Credit Agreement previously incurred, or to refund amounts previously funded pursuant to section 2.2.3(b)(ii) of the Disbursement Agreement, in either case to pay the purchase price of individual units or items of furniture and equipment listed on Annex B (as updated, amended or modified from time to time in accordance with the provisions hereof), such Preliminary Notice of Borrowing or Final Notice of Borrowing, as the case may be, shall constitute an irrevocable authorization on the part of the Borrowers to charge the indicated portion of the proceeds of such credit and remit such portion to the Bank Agent or the Disbursement Agent, or both, as the case may be, for application in accordance with the Bank Credit Agreement or the Disbursement Agreement, or both, as the case may be, and to charge and apply the remainder in accordance with the preceding sentence.

               (b) Unless the Administrative Agent shall have been notified by a Lender prior to the date scheduled for a proposed Borrowing that such Lender does not intend to make available to the Administrative Agent the amount of the Interim Loan Advance requested, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and in reliance thereon may, in its sole discretion (but it shall not be obligated to), make available to the Borrowers a corresponding amount on such date. If, however, such corresponding amount is not in fact then made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover from such Lender such corresponding amount, on demand, together with interest thereon for each day, from the date of such Borrowing until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among lending institutions, for the first three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount (which the Administrative Agent has made available to the Borrowers), forthwith upon demand of the Administrative Agent, the Administrative Agent shall promptly notify the Borrowers whereupon the Borrowers shall immediately pay to the Administrative Agent such corresponding amount together with interest thereon, for each day from the date of the applicable Interim Loan Advance until the date such amount is paid in full to the Administrative Agent, at the rate payable under this Agreement in respect of such Interim Loan Advance. Nothing in this section 1.3(b) shall be deemed to relieve any Lender of its obligation to fulfill its Commitment hereunder or to prejudice any rights which either Borrower may have against any defaulting Lender as a result of any such Lender's default on its obligations hereunder. Notwithstanding anything to the contrary set forth in this Agreement, (i) the Borrowers shall not be obligated to pay to the defaulting Lender interest on funds it has failed to advance and (ii) the Borrowers shall not be liable for any fees, penalties or other expenses in connection with a repayment of an Interim Loan Advance pursuant to the preceding sentence, but the Borrowers shall be responsible nonetheless for the compensation, if any, which may be owing to the Administrative Agent under section 1.14(d) on the occasion of such repayment.

        1.4 The Register. The Administrative Agent shall maintain, at its address referred to in section 11.12, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by the Borrowers or any Lender Party at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitment of each Lender (and any reduction thereof), the date, the amount and the interest rate of each of the Interim Loan Advances from time to time, and of the Basic Loans, of each Lender and the date and amount of each repayment or prepayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall, absent manifest error, be conclusive and binding on the Borrowers and each Lender; provided that no failure to make any such recordation, nor any error in such recordation, shall affect any Lender's Commitment or the Borrowers' Obligations in respect of any applicable Loans. Each Lender shall record on its internal records (including the Note held by such Lender) the amount of each Loan made by it and each payment or prepayment in respect thereof. Any such recordation shall, absent manifest error, be conclusive and binding on the Borrowers; provided that no failure to make or error in making any such recordation shall affect any Lender's Commitment or the Borrowers' Obligations in respect of any applicable Loans; and provided, further, that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern. The Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective in any case unless and until a proper instrument of assignment effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitment or Loans.

        1.5 The Notes. The aggregate of the Interim Loan Advances from time to time outstanding from a Lender is herein sometimes referred to as the "Interim Loan" of such Lender. Each Lender's Interim Loan, and upon conversion of each Lender's Interim Loan the Basic Loan (hereinafter referred to) of such Lender, shall be evidenced by a single joint and several promissory note of the Borrowers, dated the date of the first Borrowing, substantially in the form of Exhibit B hereto (the "Note" of such Lender), payable to the order of such Lender in principal amount equal to the amount of the Commitment of such Lender as originally in effect or so much thereof as shall have been advanced and be outstanding hereunder, and otherwise duly completed.

        1.6 Basic Loans; Term and Maturities, etc. Provided that the Project Construction Completion Date shall precede the Completion Deadline Date and the other conditions set forth in sections 2.2 and 2.3 are satisfied, on the Project Construction Completion Date the Interim Loan of each Lender then outstanding together with accrued and unpaid interest thereon (collectively, the "Initial Principal Amount" of such Lender's Basic Loan) shall, automatically and without any further act on the part of any Person (and simultaneously with the like conversion of the Interim Loan of each of the other Lenders), be converted into a single loan of such Lender to the Borrowers (the "Basic Loan" of such Lender). The Administrative Agent shall confirm in writing to each of the Borrowers and the Lenders the fact and effective date of such conversion. The Interim Loan and the Basic Loan of such Lender are herein sometimes referred to collectively as the "Loans" of such Lender and the date on which the Interim Loans are converted to Basic Loans hereunder is herein sometimes referred to as the "Basic Loan Commencement Date." The Basic Loan of each Lender shall be payable in twenty
(20) consecutive quarterly installments of principal, with one installment due on the same day of the month (or, if there be none, then on the final day of the month) corresponding to the day preceding the Basic Loan Commencement Date in each of the third, sixth, ninth and twelfth months following the month containing the day preceding the Basic Loan Commencement Date, and continuing on successive anniversaries of each of such first four payment dates through and including the due date for the twentieth such quarterly installment or until the Basic Loans shall be sooner paid in full with interest. In the case of each Lender's Basic Loan, each of the first four of such consecutive quarterly installments of principal shall be in an amount equal to 3% of the Initial Principal Amount of such Lender's Basic Loan and each of the remaining sixteen of such consecutive quarterly installments of principal shall be in an amount equal to 5.5% of the Initial Principal Amount of such Lender's Basic Loan. In all events, any amounts remaining outstanding on the Basic Loans shall be due and payable on the fifth anniversary of the Basic Loan Commencement Date and the final installment of principal payable by the Borrowers in respect of each Basic Loan shall be in an amount sufficient to repay in full with interest all amounts owing by the Borrowers under this Agreement with respect to such Basic Loan. All mandatory and voluntary prepayments of principal made by the Borrowers on account of the Basic Loans shall be made ratably as amongst the Lenders in accordance with their Pro Rata Shares and, in the case of each Lender, shall be applied against the principal installments of such Lender's Basic Loan in the inverse order of their maturities.

        1.7    Interest on the Loans.

               (a) Rate of Interest. Subject to the provisions of sections 1.7(e), 1.14 and 1.15, each Interim Loan Advance, and following the conversions of the Interim Loans into the Basic Loans on the Basic Loan Commencement Date each of the Basic Loans, shall bear interest on the unpaid principal balance thereof from the date made until paid in full at a fluctuating rate per annum determined by reference to the Base Rate or the Adjusted LIBOR Rate, but, subject to section 1.14(c), at all times the portions of the aggregate outstanding principal amounts of the Loans of the respective Lenders bearing interest by reference to the Base Rate or the Adjusted LIBOR Rate, as the case may be, shall be pro rata as amongst the Lenders in accordance with their Pro Rata Shares. The applicable basis for determining the rate of interest with respect to any Interim Loan Advance shall be selected by the Borrowers initially at the time the Notice of Borrowing is given with respect to such Interim Loan Advance pursuant to section 1.2, and the basis for determining the interest rate with respect to any Interim Loan Advance may be continued or changed from time to time pursuant to section 1.7(d). If on any day a Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day such Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of sections 1.7(e), 1.14 and 1.15, the Base Rate Loans shall bear interest until paid in full at a rate per annum equal to the sum of the Base Rate plus the Applicable Base Rate Margin and the LIBOR Rate Loans shall bear interest until paid in full at a rate equal per annum to the sum of the Adjusted LIBOR Rate plus the Applicable LIBOR Rate Margin.

               (b) Interest Periods. In connection with each LIBOR Rate Advance, the Borrower Representative may, pursuant to the applicable Notice of Borrowing, and in connection with each LIBOR Rate Loan the Borrower Representative may, pursuant to the applicable Notice of Interest Rate Election, designate an interest period (an "Interest Period") to be applicable to such Advance or Loan, which Interest Period shall be the 30-day period commencing on the effective date of such Notice; provided that:

                      (i) the Borrowers may not select any LIBOR Rate Advances, or convert any Base Rate Advances to LIBOR Rate Advances, until the earlier of (x) the date on which the Administrative Agent shall have notified the Borrower Representative in writing that the Syndication has been successfully completed or (y) the thirtieth day after the date of the initial Borrowing and, in the case of any Borrowing occurring when LIBOR Rate Advances are outstanding and the date of such Borrowing is not the first day of the Interest Period for such LIBOR Rate Advances, such Borrowing shall be in the form of Base Rate Advances until the end of the current Interest Period in order that there be only one Interest Period outstanding hereunder at any time; and

                      (ii) the initial Interest Period for a LIBOR Rate Advance shall commence on the date of such LIBOR Rate Advance, in the case of an Interim Loan Advance initially made as a LIBOR Rate Advance, or on the date specified in the applicable Notice of Interest Rate Election, in the case of an Interim Loan Advance converted to a LIBOR Rate Advance; and

                      (iii) in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan continued as such pursuant to a Notice of Interest Rate Election, each successive Interest Period shall commence on the day on which the next preceding Interest Period shall expire; and

                      (iv) if the current Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if such Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding day that is a Business Day; and

                      (v) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (vi) of this section 1.7(b), end on the last Business Day of the next succeeding calendar month; and

                      (vi) no Interest Period shall extend beyond a date on which an installment of principal is scheduled to be due on the Basic Loans, unless the sum of (a) the aggregate outstanding principal amount of the Loans that are Base Rate Loans, plus (b) the aggregate principal amount of the Loans that are LIBOR Rate Loans having Interest Periods expiring on or before such date plus (c) the excess of the Commitments, if any, then in effect over the aggregate principal amount of the Loans then outstanding, equals or exceeds the sum of (x) the aggregate principal amount scheduled to be paid on the Loans plus (y) the aggregate of the permanent reductions of the Commitments scheduled to occur on or before such date; and

               (c) Interest Payments. Subject to the provisions of sections 1.7(e) and (g), interest on the Base Rate Loans shall be payable (i) quarterly in arrears on and to each March 31, June 30, September 30 and December 31 prior to the Basic Loan Commencement Date, (ii) on the Basic Loan Commencement Date, and (iii) on each date thereafter on which any quarterly installment of the principal of the Basic Loans shall be due and payable, and interest on the LIBOR Rate Loans shall be payable on the last day of each Interest Period with respect to such LIBOR Rate Loans. In addition, upon any prepayment of any Loan, accrued interest on the principal amount being prepaid shall be paid on the date of the principal prepayment. Accrued interest shall also be paid upon final payment of the principal balance of the Loans.

               (d)  Conversion or Continuation.

        (i) Subject to the provisions of section 1.14, the Borrowers shall have the option, exercisable upon delivery of a Notice of Interest Rate Election as hereinafter provided (A) to convert at any time all or any portion (consisting of $1,000,000 or an integral multiple thereof) of the aggregate principal amount of the Loans then outstanding which bear interest at a rate determined by reference to one interest rate basis to Loans bearing interest at a rate determined by reference to the other basis or (B) upon the expiration of the current Interest Period applicable to the LIBOR Rate Loans, to continue as such all or any portion (consisting of $1,000,000 or an integral multiple thereof) of the aggregate principal amount of the LIBOR Rate Loans then outstanding, provided that LIBOR Rate Loans or portions thereof may be converted into Base Rate Loans only upon the expiration of the current Interest Period with respect thereto.

        (ii) The Borrower Representative shall deliver a Notice of Interest Rate Election to the Administrative Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to Base Rate Loans) and at least three Business Days in advance of the proposed conversion or continuation date (in the case of a conversion to, or a continuation of, LIBOR Rate Loans). A Notice of Interest Rate Election shall specify (i) the proposed conversion or continuation date (which shall be a Business Day), (ii) whether a conversion or a continuation is desired, (iii) in the case of a conversion to LIBOR Rate Loans, the requested first day of the Interest Period, and (iv) in the case of a conversion to, or a continuation of, LIBOR Rate Loans, that no Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Interest Rate Election, the Borrower Representative may give the Administrative Agent telephonic notice by the required time of any proposed conversion or continuation under this section 1.7(d); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Interest Rate Election to the Administrative Agent on or before the date of the proposed conversion or continuation. Upon receipt of written or telephonic notice of any proposed conversion or continuation under this section 1.7(d), the Administrative Agent shall promptly transmit a copy of such notice by facsimile or telephone to each Lender.

        (iii) Each Lender Party shall be entitled to rely upon, and shall be fully protected under this Agreement in relying upon, any Notice of Interest Rate Election believed by the Administrative Agent to be genuine and to assume that the Person or Persons giving the same on behalf of the Borrowers were duly authorized to do so unless the responsible individual acting thereon for the Administrative Agent shall have acquired actual knowledge to the contrary. Neither the Administrative Agent nor any Lender shall incur any liability to either Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer of the Borrower Representative or by any other Person authorized to act on behalf of the Borrowers or otherwise for acting in good faith under this section 1.7(d), or in effecting any conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans or any portion thereof in accordance with this Agreement pursuant to any such telephonic notice.

        (iv) Except as otherwise provided in sections 1.14(b), (c) and (g), a Notice of Interest Rate Election for a conversion to, or a continuation of, LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrowers shall be bound to effect the indicated conversion or continuation in accordance therewith.

        (v) In the event that the Borrower Representative shall fail at any time to submit a Notice of Interest Rate Election to the Administrative Agent in accordance with paragraph (ii) above, or shall not be permitted to do so during the pendency of a Default or Event of Default as provided in such paragraph (ii) at a time when there are LIBOR Rate Loans outstanding hereunder, then all LIBOR Rate Loans then outstanding shall become Base Rate Loans upon the expiration of the Interest Period in effect at the time.

               (e) Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall, effective from and after the date of the Default (the first such Default if there be more than one) giving rise to such Event of Default, bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), payable on demand, at a rate per annum that is the higher of (x) 2% per annum in excess of the interest rate otherwise then applicable under this Agreement from time to time with respect to the applicable Loans or (y) 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans as in effect on the date of the Default occasioning the increase in interest rate (or, in the case of any such fees and other amounts, at a rate per annum which is 2% per annum in excess of the interest rate otherwise applicable under this Agreement for Base Rate Loans); provided that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect when any such increase in interest rate is effective, such LIBOR Rate Loans shall, in the discretion of the Requisite Lenders (and automatically and without discretion upon the occurrence of an Event of Default specified in section 8.1(f), (g) or (h)), thereupon become Base Rate Loans and shall thenceforth bear interest, payable on demand, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this section 1.7(e) shall not be construed as a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default nor otherwise prejudice or limit any rights or remedies of any Lender Party.

               (f) Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest, the date of the making of each Interim Loan Advance, and the first day of an Interest Period applicable to such Interim Loan Advance (or, with respect to Base Rate Loans or portions thereof being converted from LIBOR Rate Loans, or vice versa, the date of such conversion, as the case may be) shall be included, and the date of payment of such Interim Loan Advance or the expiration date of the current Interest Period (or, with respect to Base Rate Loans or portions thereof being converted to LIBOR Rate Loans, or vice versa, the date of conversion, as the case may be) shall be excluded; provided that if an Interim Loan Advance is repaid on the same day on which it is made, one day's interest shall be paid on that Interim Loan Advance.

               (g) Option to Accrue Interest During Loan Period. The Borrowers shall have the option, exercisable by notice to such effect given by the Borrower Representative to the Administrative Agent before the date of the first Interim Loan Advance, to have interest on the Interim Loans accrue rather than to pay interest periodically as provided in section 1.7(c). The Administrative Agent shall promptly furnish to each Lender a copy of any notice of election it receives under this section 1.7(g). If no such notice of election is given before the date of the first Interim Loan Advance, interest on the Interim Loans shall be payable as provided in section 1.7(c). If the Borrowers shall elect to accrue interest in the manner provided in this section 1.7(g), all interest on the Interim Loan of each Lender shall accrue and be added to principal on the last day of each Interest Period applicable to a LIBOR Rate Loan and on each quarterly interest payment date in the case of a Base Rate Loan and, unless the Basic Loans are made on or before such date, shall be payable in full together with the principal on the Interim Loans on the Commitment Expiration Date. An election to accrue interest under this section 1.7(g) shall alter, in the manner set forth in section 2.3(k), the condition precedent set forth in such section to the obligation of each Lender to make its Interim Loan Advances.

               (h) Interest Rate Not to Exceed Maximum Lawful Rate. Notwithstanding anything to the contrary set forth in this section 1.7, if, at any time until payment in full of all of the Obligations, the rate of interest payable by the Borrowers hereunder and on the Notes shall exceed the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder by the Borrowers shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable by the Borrowers hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder and on the Notes at the Maximum Lawful Rate until such time as the total interest received by each Lender from the making of its Loans hereunder to the Borrowers shall equal the total interest which such Lender would have received had the interest rate payable hereunder by the Borrowers been (but for the operation of this section) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, the interest rate payable by the Borrowers hereunder shall be the rate of interest otherwise provided in this section 1.7, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms of this Agreement or any other Loan Document exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. All interest paid by, charged to or collected from the Borrowers hereunder or under any other Loan Document shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread throughout the full term of the Obligation on which it accrued. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction shall, notwithstanding the provisions of this section 1.7(h), make a final determination that any Lender has received from the Borrowers hereunder or under any of the Loan Documents interest at a rate in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable law, promptly apply such excess first, to any interest due from the Borrowers and not yet paid hereunder, and then to the outstanding principal of the Obligations of the Borrowers, then to fees and any other unpaid Obligations owed by the Borrowers and thereafter to the refund of any excess to the Borrowers or as a court of competent jurisdiction may otherwise decree.

        1.8    Fees.

               (a) Commitment Fees. The Borrowers agree to pay to the Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including December 31, 1997 to and excluding the date on which the Commitments of the Lenders shall expire or otherwise be terminated, equal to the product of one-half of one percent (1/2%) per annum times the average daily amount of the excess of the Aggregate Commitment, as then in effect, over the aggregate outstanding principal amount of Interim Loan Advances. Such commitment fees shall be calculated on the basis of a 360-day year and actual number of days elapsed and shall be payable monthly in arrears on the last day of each and every month, commencing January 31, 1998, and on the earliest of the Basic Loan Commencement Date, the Commitment Expiration Date or the date on which the Commitments of the Lenders otherwise shall expire or be terminated.

               (b) Other Fees. The Borrowers agree to pay to the Administrative Agent such other fees, in such amounts and at such times, as have been agreed upon in a separate letter agreement (the "Fee Letter"), dated October 20, 1997, between them (but without duplication of the fees payable under section 1.8(a)).

        1.9    Voluntary Prepayments.

               (a) Except as provided in section 1.9(b), the Borrowers may not voluntarily prepay any of the Interim Loan Advances, nor until after the first anniversary of the Basic Loan Commencement Date, any Basic Loans. Following the first anniversary of the Basic Loan Commencement Date and subject to section 1.9(c), the Basic Loans of each Lender may be prepaid in whole at any time or in portions (in an aggregate principal amount of $5,000,000 and integral multiples of $2,500,000 in excess of that amount) from time to time, provided, however, that with respect to any LIBOR Rate Loan not prepaid on the expiration of the Interest Period applicable thereto the Borrowers shall also pay the amount, if any, payable pursuant to section 1.14(d). Each such prepayment shall be made on not less than ten Business Days' prior written or telephonic notice, in each case given to the Administrative Agent and, if given by telephone, confirmed in writing to the Administrative Agent promptly and in all events before the date of the prepayment (which written or telephonic notice the Administrative Agent will promptly transmit by facsimile or telephone to each Lender).

               (b) Notwithstanding the provisions of section 1.9(a), the aggregate principal amount of the Loans then outstanding may be prepaid in whole (but not in part) by the Borrowers, together with accrued interest to the date of payment, in the event (i) such prepayment is required by any order of a court or governmental agency or authority or (ii) in the event of the declaration by the Administrative Agent, pursuant to section 8.2, prior to the Project Construction Completion Date, of an Event of Default which shall be continuing if following such declaration of an Event of Default there shall have been proposed by the Borrower, and transmitted to the Lenders, in good faith a proposed cure of such Event of Default which proposed cure the Lenders shall have rejected in writing or shall have failed to respond to within ten days after receipt of the same in writing. In the event of any prepayment under this section 1.9, the Commitments of the Lenders shall forthwith be terminated.

               (c) All prepayments made under this section 1.9 or under section
1.10 or 1.11 shall be made, as amongst the Lenders, pro rata in accordance with their Pro Rata Shares and shall be accompanied by the payment of accrued interest to the date of the prepayment on the principal amount being prepaid plus, in the case of a prepayment of LIBOR Rate Loans, payment of any amount payable pursuant to section 1.14(d). In addition, each prepayment (other than a prepayment permitted under section 1.2(i), 1.3(b), clause (i) of section 1.9(b), 1.10, 1.11 or 11.20(b)) shall be accompanied by a prepayment penalty equal to the product of (x) the principal amount being prepaid multiplied by (y) the percentage which shall be (A) 1.5% in the case of a prepayment made on or before the second anniversary of the Basic Loan Commencement Date, (B) 1% in the case of a prepayment made on a date which is after the second anniversary of the Basic Loan Commencement Date but is on or before the third anniversary of the Basic Loan Commencement Date and (C) nil after the third anniversary of the Basic Loan Commencement Date.

               (d) For the avoidance of doubt, no Collateral shall be released from the Lien hereof on the occasion of any partial prepayment hereunder.

        1.10 Mandatory Prepayments and Commitment Reductions from Asset Sale Proceeds.

               (a) Not later than the first Business Day following receipt of any Asset Sale Proceeds (other than Excepted Asset Sale Proceeds) in respect of any Asset Sale of units or items of the Collateral, the Borrowers shall prepay the Obligations, such prepayment to be applied in the manner specified in section 1.13(b) and to be in an amount equal to the amount of such Asset Sale Proceeds together with interest accrued to the date of payment on the principal amount being prepaid. If the prepayment shall occur prior to the date of the Basic Loans, the Commitments shall be permanently reduced, pro rata as amongst the Lenders, in accordance with their Pro Rata Shares, in an aggregate amount equal to the amount of such Asset Sale Proceeds applied to repay the principal amounts of the Loans.

               (b) (i) Notwithstanding the provisions of section 1.10(a) but subject to section 1.22(b), the Borrowers may, upon compliance with the provisions of this section 1.10(b), elect not to apply the Asset Sale Proceeds resulting from a sale of individual units or items of furniture and equipment included in the Collateral to the prepayment of the Loans if (A) such Asset Sale Proceeds are intended to be reinvested, not later than six months after the sale, in other units or items of equipment, of good quality and generally of the type described in Annex B and which is otherwise reasonably satisfactory to the Agents as Collateral, and is useful and to be used in the operation of the Project, in which other units or items the Administrative Agent is to have a perfected security interest for the benefit of the Lenders, (B) the units or items which are sold are sold for a consideration consisting solely of cash, (C) such Asset Sale Proceeds are deposited, on the same day as received, in a separate and segregated interest-bearing cash collateral account maintained by the Administrative Agent and under its exclusive dominion and control, subject to the Lien of this Agreement and otherwise free and clear of Liens, (D) there has not occurred any Event of Default or Default which is continuing unremedied and (E) the Administrative Agent has received an Officers' Certificate to the foregoing effects.

                      (ii) Not later than six months after the date of sale, such Asset Sale Proceeds shall be reinvested in replacement furniture and equipment (collectively, the "Replacement Equipment") which (A) is useful and to be used in the operation of the Project, (B) is of good quality and generally of the type described in Annex B and is otherwise reasonably satisfactory to the Agents as Collateral, (C) is free and clear of all Liens and rights of others (except only Liens in favor of the Administrative Agent for the benefit of the Lenders), (D) was purchased in an arm's length transaction, (E) has been inspected and found to conform in all material respects to its description in the invoices and shipping documents related thereto, (F) has been delivered to and is physically located at the Site of the Project and has been installed, or is being held in safe custody pending installation, at the Site of the Project and, if held in custody, is covered by proper warehouse receipts all of which have been delivered to the Administrative Agent properly and effectively endorsed to it, (G) is covered by all applicable manufacturers' warranties and casualty insurance, and (H) has not been materially damaged, is in good and serviceable condition and otherwise complies with all representations and warranties set forth herein which may be applicable to it.

                      (iii) If the Borrower Representative within six months after the sale of the original units or items of Collateral furnishes to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of the satisfaction of the conditions set forth in clauses (A) through (H) of the preceding subsection 1.10(b)(ii), together with an Officers' Certificate to such effects and the further effect that there has not occurred any Event of Default or Default which continues unremedied and accompanied by copies of all applicable purchase orders, purchase contracts, paid invoices, bills of sale, shipping documents, insurance certificates and other appropriate documentation, and by evidence of the due filing, in such offices and jurisdictions as the Administrative Agent may reasonably require, of Uniform Commercial Code financing statement amendment forms relating to the Replacement Equipment, and the completion of all other actions, if any, necessary to perfect the security interest of the Administrative Agent hereunder for the benefit of the Lenders in the Replacement Equipment, then, if there be no Event of Default or Default which is continuing, the Administrative Agent shall release to the Borrowers, free of the Lien of this Agreement, out of the sums held in the cash collateral account representing the Asset Sale Proceeds deposited therein and the income and proceeds thereof, an amount equal to the total invoiced cost of the Replacement Equipment but in no event more than the aggregate of the Asset Sale Proceeds deposited therein and the income and proceeds thereof. The portion of the total invoiced cost of the Replacement Equipment which consists of freight, installation, sales taxes and other such costs shall not exceed 14% of the total invoiced costs.

                      (iv) All sums, if any, remaining on deposit in the cash collateral account established pursuant to this subsection 1.10(b) shall, on the date which is six months after the date of the sale of units or items of Collateral generating the Asset Sale Proceeds, be applied to the prepayment of the Obligations in the manner described in sections 1.10(a) and 1.13(b). For the avoidance of doubt, in no event shall any portion of the Collateral be sold except for a consideration consisting entirely of cash.

                      (v) From and after the delivery of the Replacement Equipment to the Site of the Project, such Replacement Equipment shall become and thereafter be a part of the Collateral hereunder for all purposes hereof, automatically and without the execution and delivery of any further documents or instruments, but upon request of the Administrative Agent the Borrowers will execute and deliver all such other and further documents and instruments, and do and perform all such other and further acts and things, as the Administrative Agent may reasonably request in order to vest more fully in and assure to the Administrative Agent the Lien created by this Agreement or intended so to be in and to the Replacement Equipment. Any Asset Sale Proceeds permitted under this section 1.10(b) not required to be applied to the prepayment of the Loans are herein referred to as "Excepted Asset Sale Proceeds."

        1.11 Mandatory Prepayments and Commitment Reductions from Loss Net Proceeds.

               (a) No later than the second Business Day after the date on which Loss Net Proceeds (other than Excepted Loss Proceeds) resulting from an Event of Loss with respect to any of the Collateral ("Collateral Loss Net Proceeds") become available for application to the prepayment of the Obligations, the Borrowers shall prepay the Obligations, such prepayment to be applied in the manner specified in section 1.13(b) and to be in an amount equal to the amount of such Loss Net Proceeds (other than Excepted Loss Proceeds), plus interest accrued to the date of payment on the principal amount being prepaid. If the prepayment shall occur prior to the date of the Basic Loans, the Commitments shall be permanently reduced, pro rata as amongst the Lenders in accordance with their Pro Rata Shares, in an aggregate amount equal to the amount of Collateral Loss Net Proceeds (other than Excepted Loss Proceeds) so received and applied to the payment of principal.

               (b) (i) Notwithstanding the provisions of section 1.11(a) but subject to section 1.22(b), the Borrowers may, upon compliance with the provisions of this section 1.11(b), elect not to apply the Collateral Loss Net Proceeds resulting from an Event of Loss to the prepayment of the Obligations to the extent that (i) the Borrowers intend to repair, restore or rebuild the Project and in such connection to apply the Collateral Loss Net Proceeds and the income and proceeds thereof to acquire units or items of furniture and equipment useful and to be used in the operation of the Project following the repair, restoration or reconstruction thereof in all of which units or items the Administrative Agent shall have a first perfected security interest for the benefit of the Lenders, (ii) all Loss Proceeds, net of the expenses of the Lender Parties, if any, in adjusting and collecting the same (the "Loss Net Proceeds"), which pertain to the Collateral, are deposited, on the same day as received, in a separate and segregated interest-bearing cash collateral account maintained by the Administrative Agent and under its exclusive dominion and control, subject to the Lien of this Agreement and otherwise free and clear of Liens, (iii) there has not occurred any Event of Default or Default which is continuing unremedied and (iv) within 30 days after the Event of Loss the Borrowers have furnished to the Administrative Agent an Officers' Certificate to the foregoing effects.

                      (ii) In such event, the Administrative Agent shall, so long as the Borrowers shall remain in compliance with their obligations hereunder, hold the Collateral Loss Net Proceeds, and the income and proceeds thereof, in such cash collateral account for application in the manner provided in this section 1.11(b). Within 180 days after the date of the above-mentioned Event of Loss, the Borrowers shall deliver to the Administrative Agent an Officers' Certificate specifying either (A) that the Borrowers (i) have determined to effect, and have made satisfactory arrangements to obtain the funds required to effect, the repair, restoration or reconstruction work necessary to enable the Project to resume normal operations in the future, (ii) have obtained (except to the extent that the failure to do so would not prevent the conditions set forth in section 2.3(b) from being satisfied) all required consents and approvals of all Project lenders and others, and all required Permits of Governmental Authorities, necessary to enable the repair, restoration or reconstruction work to proceed and (iii) have received from their architects and their insurance, restoration and construction consultants reasonable assurances (copies of which shall accompany such Officers' Certificate) concerning the feasibility of the repair, restoration or reconstruction program, and that there has not occurred any Event of Default or Default which is continuing, or (B) that the Borrowers have elected not to repair, restore or rebuild the Project; provided, however, that if the total cost of repairing, restoring and reconstructing the damage or loss (including but not limited to the damage or loss to the Collateral) produced by the Event of Loss is neither in excess of $1,500,000 nor, when added to the corresponding costs with respect to all other Events of Loss occurring during the preceding twelve months, in excess of $6,000,000 in the aggregate, then in lieu of including in such Officers' Certificate evidence of compliance with the requirements specified in subclauses (i), (ii) and (iii) of clause (A), the Borrowers may in the Officers' Certificate delivered pursuant to such clause (A) set forth the evidence necessary to demonstrate that such costs are within such dollar limits. If the Borrowers shall deliver an Officers' Certificate to the effect set forth in clause (B), or shall fail to deliver any such Officers' Certificate within the 180-day time period referred to in the preceding sentence, the Administrative Agent promptly thereafter shall apply the balance in the cash collateral account referred to above to the prepayment of the Obligations in the manner specified in sections 1.11(a) and 1.13(b).

                      (iii) Provided the Borrowers shall have complied with the provisions of section 1.11(b)(ii) and shall have delivered to the Administrative Agent a list of replacement units and items of furniture and equipment (of good quality, substantially equal aggregate value with the aggregate value of the units and items damaged or destroyed in the Event of Loss and otherwise reasonably satisfactory to the Administrative Agent as collateral (collectively, the "Replacement Equipment")) and there shall not have occurred any Event of Default or Default which is continuing, then the Administrative Agent shall continue to hold the Collateral Loss Net Proceeds and the income and proceeds thereof in the cash collateral account referred to above and shall from time to time make disbursements therefrom, under arrangements to be mutually agreed upon consistent with the conditions and arrangements set forth in sections 1.2(a) through (e) and 1.10(b), to pay or reimburse to Borrowers for paying the costs of the Replacement Equipment in all of which the Administrative Agent shall have for the benefit of the Lenders a first perfected security interest, provided that the Administrative Agent shall have received evidence reasonably satisfactory to it that all costs associated with obtaining the Replacement Equipment in excess of the balance in the cash collateral account referred to above have first been paid from other sources.

                      (iv) Upon completion of the repair, restoration or reconstruction program, all amounts, if any, remaining in the cash collateral account shall be applied to the prepayment of the Obligations in the manner specified in sections 1.11(a) and 1.13(b). Any

Loss Net Proceeds that are not required under this section 1.11(b) to be applied to the prepayment of the Obligations are herein referred to as "Excepted Loss Proceeds."

        1.12 Calculations of Net Proceeds Amounts. Contemporaneously with any prepayment made pursuant to section 1.10 or 1.11, the Borrower Representative shall deliver to the Administrative Agent an Officers' Certificate setting forth a calculation of the amount of the Asset Sale Proceeds or Collateral Loss Net Proceeds, as the case may be, the receipt of which occasioned such prepayment and the portion thereof being applied to such prepayment. In the event that the Borrowers shall subsequently determine that the actual amount of the Asset Sale Proceeds or Collateral Loss Net Proceeds required to be applied to the prepayment was greater than the amount set forth in such Officers' Certificate, the Borrowers shall promptly make an additional prepayment of the Obligations in an amount equal to the amount of such excess, and the Borrower Representatives shall contemporaneously therewith deliver to the Administrative Agent a revised Officers' Certificate setting forth a calculation of the additional Collateral Loss Net Proceeds resulting in such excess. In all events, amounts prepaid may not be reborrowed hereunder.

        1.13   General Provisions Regarding Payments.

               (a) Manner and Time of Payment, etc. All payments (including prepayments) by the Borrowers of principal, interest, fees and other Obligations hereunder or on the Notes shall be made in lawful money of the United States and in immediately available funds, without defense, setoff or counterclaim, free of any restriction or condition and delivered to the Administrative Agent at the offices of Bankers Trust New York at 1 Bankers Trust Plaza, New York, New York 10006, for the account of the Administrative Agent for the accounts of the Lenders not later than 12:00 noon (New York City time) on the due date. All payments shall be made in the form of cash or wire or other electronic transfers of immediately available funds. For purposes of computing interest and fees, all payments shall be deemed received by the Administrative Agent when the same shall have been deposited in the account of the Administrative Agent at the offices of Bankers Trust New York aforesaid. Each payment received by the Administrative Agent under this Agreement or any Note to or for the account of any Lender shall be applied by the Administrative Agent to the Loan or other Obligation in respect of which such payment is made. Funds received by the Administrative Agent after 12:00 noon (New York City time) on the due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day, but for these purposes funds shall be deemed received on a given date as soon as the Borrower Representative shall have furnished to the Administrative Agent advice of such funds via the Federal Reserve wire transfer system to the Administrative Agent at the offices aforesaid and shall have advised the Administrative Agent of the complete eighteen-digit Federal Reserve confirmation number pertaining to such wire transfer.

               (b) Application and Allocation of Payments. All payments (including prepayments) made by or for the account of the Borrowers hereunder shall, irrespective of any allocation expressed by the Borrowers or either of them, be applied in the following order: (i) to the payment of the Agents' and the Lenders' fees then due and payable, if any, (ii) to payment or reimbursement of the reasonable costs and expenses referred to in section 11.4, (iii) to then due and payable interest payments on the Loans, (iv) to the payment of any remaining obligations then due to the Lenders other than fees, expenses and interest and principal payments, and (v) to the payment of principal then due and payable on the Loans. Subject to the foregoing, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid. Each Borrower irrevocably waives the right otherwise to direct the application of any and all payments at any time or times hereafter received from or on behalf of the Borrowers.

               (c) Apportionment of Payments. Principal and interest payments in respect of the Loans and Commitment Fee payments shall be apportioned amongst all outstanding Loans proportionately to the Lenders' respective Pro Rata Shares. The Administrative Agent shall promptly distribute to each Lender, at its address set forth beneath its name on the appropriate signature page hereof or at such other address as such Lender may hereafter request, its Pro Rata Share of all such payments received by the Administrative Agent and the Commitment Fees of such Lender when received by the Administrative Agent pursuant to section 1.8. Notwithstanding the foregoing provisions of this section 1.13(c), if, pursuant to the provisions of section 1.14(c), any Notice of Interest Rate Election is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Advances, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

               (d) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fees hereunder, as the case may be.

               (e) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting one or more participation therein), such Lender will make a notation thereon of all Interim Loan Advances and the Basic Loan, if any, then evidenced by that Note, of all principal payments previously made thereon, and of the date to which interest thereon has been paid, but the failure to make (or any error in the making of) a notation of any of the foregoing on such Note shall not limit or otherwise affect the obligations of the Borrowers hereunder or on such Note with respect to any Interim Loan Advances or Basic Loan, if any, or any payments of the principal of or interest on such Note.

        1.14 Special Provisions Governing LIBOR Rate Loans. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered thereby:

               (a) Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period. The Administrative Agent shall promptly notify the Borrower Representative of the interest rate thus determined.

               (b) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined, or shall have been notified by the Requisite Lenders that they have determined (which determination in either case shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to the LIBOR Rate Loans, that, by reason of circumstances affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBOR Rate, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as the Administrative Agent shall have notified the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exists and (ii) any Notice of Borrowing or Notice of Interest Rate Election given by the Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be made with respect to Base Rate Loans.

               (c) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrowers and the Administrative Agent) that the making, maintaining or continuing of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order not in effect on the date such Person became a Lender (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) would cause such Lender material financial hardship as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank LIBOR market or the position of such Lender in such market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on the date in question give notice (by facsimile or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter, (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender (which withdrawal such Affected Lender shall effect at the earliest practicable date), (2) to the extent such determination by the Affected Lender relates to a

LIBOR Rate Loan then being requested by the Borrowers pursuant to a Notice of Borrowing or a Notice of Interest Rate Election, the Affected Lender shall make such Loan or (or as the case may be convert such Loan to) a Base Rate Loan, (3) the Affected Lender's obligation to maintain its outstanding LIBOR Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law to do so, and (4) the Affected Loans shall automatically convert to Base Rate Loans on the date of such termination. Except as provided in the immediately preceding sentence, nothing in this section 1.14(c) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms of this Agreement.

               (d) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrowers shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting the relevant amount), for all reasonable losses, expenses and liabilities (including any interest paid by the Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for a borrowing, as applicable, or a conversion to or continuation of any LIBOR Rate Loan does not occur on the anticipated date of conversion or continuation, or (ii) if any prepayment (including any prepayment pursuant to section 1.9(a)), or other principal payment or any conversion of any of its LIBOR Rate Loans occurs on a date other than the last day of an Interest Period applicable to that Loan, or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers, or (iv) as a consequence of any default by the Borrowers in the repayment of the LIBOR Rate Loans when required by the terms of this Agreement.

               (e) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of that Lender.

               (f) Assumptions Concerning Funding of LIBOR Rate Loans. Calculations of all amounts payable to a Lender under this section 1.14 and under section 1.15(a) shall be made as though that Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a 30-day eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and through the transfer of such LIBOR deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this section 1.14 and under section 1.15(a). Such calculation shall also be made on the assumption that the proceeds of any prepayment made prior to the last day of the current Interest Period were reinvested at a rate equal to the yield on the United States Treasury bill with the maturity that most closely approximates the last day of such Interest Period, as quoted by Telerate News Service (page 5).

               (g) LIBOR Rate Loans after Default. After the occurrence and during the continuation of a Default or an Event of Default, (i) the Borrowers may not elect to have any Loan made or maintained as, or converted to, a LIBOR Rate Loan following the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of section 1.14(d), any Notice of Borrowing or Notice of Interest Rate Election given by the Borrowers with respect to a requested Borrowing or conversion or continuation that has not yet occurred shall be deemed made with respect to Base Rate Loans.

        1.15   Increased Costs; Taxes; Capital Adequacy.

               (a) Compensation for Increased Costs and Taxes. Subject to the provisions of section 1.15(b) (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

               (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

               (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or

               (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank LIBOR market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this section 1.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

               (b)    Withholding of Taxes.

                      (i) Payment to Be Free and Clear. All sums payable by or on behalf of the Borrowers under this Agreement or any Note or other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any present or future Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Borrowers or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment, all such non-excluded Taxes being hereinafter collectively referred to as "Included Taxes".

                      (ii) Grossing-up of Payments. If the Borrowers or any other Persons are required by law to make any deduction or withholding on account of any such Included Tax from any sum paid or payable by or on behalf of the Borrowers to the Administrative Agent or any Lender under any of the Loan
Documents:

                             (1) the Borrowers shall notify the Administrative Agent of any such requirement and of any change in any such requirement as soon as the Borrowers become aware of it;

                             (2) the Borrowers shall pay each such Included Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrowers) for their own accounts or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;

                             (3) the sum payable by the Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                             (4) within 30 days after paying any sum from which either Borrower is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Included Tax which either Borrower is required by clause (2) above to pay, the Borrowers shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (3) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) and after the date of the proper instrument of assignment pursuant to which such Lender became a Lender (in the case of each other Lender), in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such assignment instrument, as the case may be, in respect of payments to such Lender.

                      (iii)  Evidence of Exemption from U.S. Withholding Tax.

                             (1) Each Lender that is organized under the laws of
any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this section 1.15(b)(iii), a "Non-US Lender") shall deliver to the Administrative Agent for transmission to the Borrowers, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), and on or prior to the date of the proper instrument of assignment pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrowers or the Administrative Agent (each in the reasonable exercise of its discretion), (x) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the IRC or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (y) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the IRC and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (x) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the IRC or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                             (2) Each Lender required to deliver any forms,
certificates or other evidence with respect to United States federal income tax withholding matters pursuant to section 1.15(b)(iii)(1) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (x) deliver to the Administrative Agent for transmission to Borrowers two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lenders under the Loan Documents or
(y) notify the Administrative Agent and the Borrowers of its inability to deliver any such forms, certificates or other evidence.

                             (3) The Borrowers shall not be required to pay any
additional amount to any Non-US Lender under clause (3) of section 1.15(b)(ii) if such Lender shall have failed to satisfy the requirements of clause (1) or
(2)(x) of this section 1.15(b)(iii); provided that if such Lender shall have satisfied the requirements of section 1.15(b)(iii)(1) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the proper instrument of assignment pursuant to which it became a Lender (in the case of each other Lender), nothing in this section 1.15(b)(iii)(3) shall relieve either Borrower of its obligation to pay any additional amounts pursuant to clause (3) of section 1.15(b)(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in section 1.15(b)(iii)(1).

               (c) Other Taxes, etc. In addition to the foregoing, the Borrowers agree to pay any and all present or future stamp, recording or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents (hereinafter referred to as "Other Taxes"). Each Borrower shall within ten days after demand therefor, indemnify and pay to each Lender for the full amount of Other Taxes (including without limitation any taxes imposed by any jurisdiction on amounts payable under this section 1.15(c)) paid by such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally calculated or asserted.

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


Within 30 days after the date of any such payment of Other Taxes, the Borrowers shall furnish to the Administrative Agent, at its address referred to in section 11.12, the original or a certified copy of a receipt evidencing payment thereof.

               (d) Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrowers from such Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        1.16 Obligation of Lenders to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under section 1.15, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender or (ii) to take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to section
1.15 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this section 1.16 unless the Borrowers agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this section 1.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive absent manifest error. Each Lender agrees that it will not request compensation under section 1.15 unless such Lender requests compensation from borrowers, under other lending arrangements with such Lender, who are similarly situated.

        1.17   Obligations Joint and Several.

               (a) Anything herein to the contrary notwithstanding, each Borrower hereby agrees and acknowledges that the obligations of each Borrower for payment of the Obligations shall be joint and several with the obligations of the other Borrower hereunder regardless of which Borrower actually receives the proceeds or benefits of any borrowing hereunder. Each Borrower hereby agrees and acknowledges that it will receive substantial benefits from the Loans and credit facilities made available under this Agreement.

               (b) Each Borrower agrees that its joint and several obligation to pay all Obligations hereunder is irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the indefeasible payment in full of the Obligations, and the liability of each Borrower with respect to the Obligations shall not be affected, reduced or impaired by (i) consideration of the amount of proceeds of the Loans received by any Borrower relative to the aggregate amount of the Loans, (ii) the dissolution or termination of, or any increase, decrease or change in personnel of, either Borrower, (iii) the insolvency or business failure of, or any assignment for the benefit of creditors by, or the commencement of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceedings by or against the other Borrower or (iv) the appointment of a receiver for, or the attachment, restraint of or making or levying of any order of court or legal process affecting, the property of the other Borrower. Each Borrower agrees that a separate action or actions may be brought and prosecuted against such Borrower whether or not action is brought against the other Borrower and whether or not the other Borrower is joined in any such action or actions. Either Borrower's payment of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge such Borrower's liability for that portion of the Obligations which is not paid.

               (c) Each Borrower hereby waives any right to require the Administrative Agent or any Lender, as a condition of payment or performance of the Obligations by such Borrower, to proceed against the other Borrower or any other Person, to exhaust any security held from any Borrower or pursue any other remedy in the power of the Administrative Agent or any Lender. Each Borrower hereby waives any defense arising by reason of incapacity, lack of authority or any disability or other defense that may be available to the other Borrower and any defenses or benefits that may be derived or afforded by law which would limit the liability of or exonerate any guarantor or surety with respect to the Obligations, or which may conflict with the terms and provisions of this Agreement, other than the indefeasible payment in full of the Obligations.

               (d) Any Indebtedness of a Borrower now or hereafter held by the other Borrower is hereby subordinated in right of payment to the Obligations.

        1.18 Use of Proceeds. All proceeds of each Interim Loan Advance made hereunder shall be applied by the Borrowers to pay the purchase price of units or items of new furniture and equipment or to repay (i) any advance previously made under the Bank Credit Agreement or (ii) funds drawn pursuant to section 2.2.3(b)(ii) of the Disbursement Agreement, as and to the extent provided in section 1.2(c) hereof, to pay the costs of any of such units or items (including deposits on and payments on account of the purchase price therefor). No portion of the proceeds of any Interim Loan Borrowing or of any Basic Loan under this Agreement shall be used by any of the Borrowers and their Affiliates in any manner that might cause the borrowing or the application of the proceeds thereof to violate any of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate any provision of the Securities Exchange Act of 1934, in each case as amended and in effect on the date or dates of such borrowings and the use of such proceeds.

        1.19 Monthly Accountings. The Administrative Agent will provide to the Borrower Representative a monthly accounting of advances of the Interim Loans and the Basic Loan and of principal, interest and fee payments hereunder. Each and every such accounting shall (absent demonstrable error) be deemed final, binding and conclusive on the Borrowers in all respects as to all matters reflected therein, unless the Borrower Representative, within 30 days after the date any such accounting is rendered, shall notify the Administrative Agent in writing of any objection which the Borrowers may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items (the "disputed items") expressly objected to in such notice shall be deemed to be disputed by the Borrowers. The Administrative Agent's determination, based upon the facts available and the submissions made in support of the relevant objections, of any disputed item shall be entitled to a rebuttable presumption of correctness.

        1.20   Indemnity.

               (a) Each Borrower shall indemnify and hold each of the Lender Parties and their respective Affiliates (including without limitation GECC Capital Markets Group, Inc., in the case of General Electric Capital Corporation), officers, directors, employees, attorneys, representatives and agents (each, an "Indemnified Person") harmless from and against any and all suits, actions, costs, fines, deficiencies, penalties, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) (each, a "Claim") which may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended under this Agreement or any other Loan Document or in connection with or arising out of the transactions contemplated hereunder and thereunder, the Fee Letter or the commitment letter or proposal letter related to this Agreement, or any of the other Financing Agreements, and any actions or failures to act in connection with any of the foregoing including those resulting from disputes among the parties to any of the Loan Documents and any and all Environmental Liabilities and Costs, provided that neither Borrower shall be liable for any indemnification to such Indemnified Person with respect to any portion of any such Claim which results solely from such Indemnified Person's gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD-PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS.

               (b) In any suit, proceeding or action brought by any Lender Party relating to any unit or item of equipment, or to any Document or other portion of the Collateral for any sum owing thereunder, or to enforce any provision of any such Document or any right otherwise related to or included in the Collateral (including without limitation warranty claims), each Borrower shall save, indemnify and keep harmless each Lender Party from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder arising out of a breach by either Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from either Borrower, and all of such obligations of the Borrowers or either of them shall be and remain enforceable against, and only against, the Borrowers and shall not be enforceable against any Lender Party.

               (c) Each Borrower hereby acknowledges and agrees that no Lender Party (as of the date hereof) (i) is now or has ever been in control of any of the Collateral or of the affairs of any of the Borrowers or their Affiliates or
(ii) has the capacity through the
provisions of the Loan Documents to influence conduct with respect to the ownership, operation or management of any of the Collateral, but the foregoing is not intended to qualify the power and authority of the Administrative Agent under section 1.2(i) or 5.16 hereof.

               (d) Promptly after receipt by a person entitled to indemnification by the Borrowers or any other person (in any event, the "Indemnitor" or the "Indemnitors") under this section 1.20 or any other section hereof (herein, an "Indemnified Person") of notice of its involvement in any suit, proceeding or action of the kind described above, the Indemnified Person shall, if a claim for indemnification in respect thereof is to be made against the Indemnitors under this Agreement, notify the Indemnitors in writing of such involvement. Failure by an Indemnified Person to so notify the Indemnitors shall relieve the Indemnitors from the obligation to indemnify and reimburse the Indemnified Person under this Agreement but only to the extent that the Indemnitors suffer actual prejudice as a result of such failure. If an Indemnified Person is entitled to indemnification under this Agreement with respect to any suit, proceeding or action brought by a third party, the Indemnitors shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by the Indemnitors of the defense of any suit, proceeding or action, the Indemnified Person shall have the right to participate in such suit, proceeding or action and to retain its own counsel, but the Indemnitors shall not be liable for any legal fees and expenses of other counsel or the fees and disbursements of other providers of professional services subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Indemnitors shall have agreed to pay such fees and expenses, (ii) the Indemnitors shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, (iii) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Indemnitors and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Indemnitors, or
(iv) the suit, proceeding or action is of a criminal nature, provided, however, that the Indemnitors shall not, in connection with any one such suit, proceeding or action, or separate but substantially similar suits, proceedings or actions arising out of the same general allegations, be liable for the legal fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel (limited to one separate firm of attorneys in each applicable jurisdiction), in addition to its regular counsel, is required in order to effectively defend against such suit, proceeding or action. The Indemnitors shall not be required to indemnify any Indemnified Person in the settlement of any suit, proceeding, action or investigation (other than a criminal suit, proceeding, action or investigation) entered into without the written consent of the Indemnitors.

        1.21 Access. Each Borrower shall, and shall cause each of its Subsidiaries to: (i) provide reasonable access during normal business hours to the Lenders and any of their officers, employees and agents, as frequently as the Lenders reasonably determine to be appropriate, upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and the Lenders shall have access at any and all times), to the properties and facilities of the Borrowers or any of their Subsidiaries; (ii) permit the Lenders and any of their officers, employees and agents to inspect, audit and make extracts from all of such Borrower's records, files and books of account; and (iii) permit the Lenders to review selected purchase orders and invoices for the Collateral to verify payment and otherwise to conduct audits to inspect, review and evaluate the Collateral, and each Borrower agrees to render to the Lenders, at such Borrower's reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto, and to procure that, as needed, its vendors provide such information concerning Collateral purchases as the Administrative Agent may reasonably request. Each Borrower shall, and shall cause each of its Subsidiaries to, make available to each of the Lenders and their respective counsel, as quickly as practicable under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with federal, state and local regulatory agencies, and other instruments and documents which the Lenders may reasonably request. Each Borrower shall deliver any document or instrument reasonably necessary for the Lenders, as they may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Borrower, and shall maintain duplicate records or supporting documentation on media, including without limitation computer tapes and discs, owned by such Borrower. Each Borrower shall instruct its certified public accountants and its banking and other financial institutions to make available to the Lenders such information and records concerning the Project and the Collateral as the Lenders may reasonably request.

        1.22   Security Interest in the Collateral.

               (a) To secure the prompt and complete payment, performance and observance of all of the Obligations, and to induce the Lenders to enter into this Agreement and to make available to the Borrowers the Interim Loan Advances and Basic Loans to be made by the Lenders, each Borrower hereby grants to the Administrative Agent, for the pro rata benefit of the Lenders, a first priority lien on and security interest in all of the Borrower's right, title and interest in, to and under the following, whether now owned or hereafter acquired by or arising in favor of such Borrower (including without limitation under any trade styles), and whether owned, leased or consigned by or to such Borrower, and regardless of where located (all of which are herein collectively referred to as the "Collateral"):

                        (i) all of the Scheduled Equipment and each and every item or unit thereof;

                        (ii) each and every item or unit of equipment acquired in substitution or replacement for any item or unit of the Scheduled Equipment, including without limitation replacement units and items referred to in sections 1.10 and 1.11;

                      (iii) all spare and other parts, attachments, components, accessions, accessories, manuals, installation kits and the like installed in or on or otherwise affixed or pertaining to any of the Collateral referred to in clause (i) or (ii) above;

                      (iv) all Documents (including without limitation all warehouse receipts, dock receipts, bills of lading and the like) and all licenses and other rights under section 8.3 (excluding gaming licenses and non-assignable software licenses referred to in Schedule 3.7), all manufacturers' and other warranties, guarantees and service contracts, and any and all software and firmware, and all other rights and interests similar or related to any of the foregoing, covering all or any portion of the Collateral referred to in clause (i), (ii) or (iii) above;

                      (v) all cash collateral, if any, from time to held by the Administrative Agent under any provision hereof; and

                      (vi) to the extent not otherwise included, all Proceeds (including insurance and condemnation proceeds and proceeds of other proceeds) of any of the foregoing and all accessories (including tools specific to the included equipment) and accessions (excluding cash in slot machines and the contents of minibars) to, substitutions and replacements for each of the foregoing.

               (b) Any provision of section 1.2(e), 1.2(f), 1.10(b) or 1.11(b) to the contrary notwithstanding, in no event may any change in the composition of the Collateral as set forth in Annex B, or as a result of any reinvestment of Excepted Asset Sale Proceeds or Excepted Loss Proceeds, be made hereunder if after giving effect to such change the sum of (i) the aggregate purchase price of the portion of the Collateral which consists of gaming equipment, telephone equipment or management information system (MIS) equipment plus (ii) the aggregate value of the cash collateral, if any, then held by the Administrative Agent hereunder would be less than 25% of the sum of (x) the aggregate value of the cash collateral, if any, then held by the Administrative Agent hereunder plus (y) the aggregate purchase price of all of the non-cash Collateral held hereunder.

        1.23 Rights of the Lender Parties, Limitations on the Obligations of the Lender Parties.

               (a) It is expressly agreed by the Borrowers that, anything herein to the contrary notwithstanding, each Borrower shall remain liable under each of its contracts and licenses pertaining to the Collateral or any unit or item thereof to observe and perform all the conditions and obligations to be observed and performed by it thereunder and no Lender Party shall have any obligation or liability under any such contract or license by reason of or arising out of this Agreement or the granting hereunder of a security interest therein or the receipt by any Lender Party pursuant hereto of any payment relating to any such contract or license, nor shall any Lender Party be required or obligated in any manner to perform or fulfill any of the obligations of either Borrower under or pursuant to any such contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such contract or license, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

               (b) The Lenders shall have the right, at any time and from time to time, but, so long as no Default or Event of Default shall have occurred and then be continuing, at reasonable intervals, during normal business hours and upon reasonable advance notice, to make physical verifications, inventories and appraisals of the Collateral in any manner and through any medium that the Administrative Agent may reasonably consider advisable, and the Borrowers agree to furnish all such assistance and information as the Lenders may reasonably require in connection therewith. The Administrative Agent may at any time, in its own name or in the name of either Borrower, communicate with parties to any such contracts, including the issuer of any such license, to verify with such Persons, to Lenders' reasonable satisfaction, the existence, amount and terms of any such contracts and licenses. Upon the occurrence and during the continuation of any Event of Default, each Borrower, at its own expense, shall cause the certified independent public accountant then engaged by such Borrower to prepare and deliver to the Administrative Agent from time to time promptly upon reasonable request of the Administrative Agent the results of any physical verification of all or any portion of the Collateral made or observed by such accountants when and if such verification is conducted.

2.      CONDITIONS TO LOANS AND ADVANCES

        The obligations of the Lenders to make the Interim Loan Advances and the Basic Loans to be made by them hereunder are subject to the satisfaction of the following conditions.

        2.1 Conditions to the Initial Interim Loan Advances. The obligation of each of the Lenders to make the initial Interim Loan Advance to be made by it on the occasion of the first Borrowing hereunder is subject to prior or concurrent satisfaction of each of the following conditions precedent (in addition to the satisfaction of all of the conditions precedent specified in section 2.3 applicable to all Interim Loan Advances generally):

               (a) This Agreement shall have been duly executed and delivered by each of the Borrowers and the Lender Parties in such number of counterparts as the Lenders may reasonably request, and each Lender shall have received a Note, dated the Closing Date, payable to the order of such Lender in principal amount equal to the Commitment of such

Lender, duly executed by each of the Borrowers and otherwise in the form of Exhibit B with blanks appropriately completed.

               (b)    Each of the Lenders shall have received:

                      (i) all of the documents, instruments, agreements and other materials listed in the Schedule of Documents attached hereto as
        Schedule 2.1 (b), each in form and substance reasonably satisfactory to the Agents, and such other documents, instruments, certificates, opinions and agreements as the Agents may reasonably request in connection with the initial Interim Loan Advances; and

                      (ii) evidence reasonably satisfactory to the Administrative Agent of the fulfillment and satisfaction (in each case, without waiver or modification except as expressly consented to in writing by the Requisite Lenders and except for waivers and modifications of requirements at an earlier date which requirements were fully met on a subsequent date prior to the initial Interim Loan Advances) of each of the conditions precedent specified in section 3.1 of the Disbursement Agreement to the obligations of the lenders, trustees and other funds providers referred to therein to make the initial advance thereunder and each of the conditions precedent specified in section 3.2 of the Disbursement Agreement to the obligations of such parties to make any subsequent advances thereunder which were made prior to or are being made contemporaneously with the initial Interim Loan Advance hereunder, including copies of all documents, instruments, certificates, opinions and agreements then or theretofore delivered pursuant to such sections 3.1 and 3.2, all of which shall, in the case of deliveries made on or after the date hereof, be satisfactory in form and substance to the Administrative Agent.

               (c) Each of the Lenders shall have received evidence reasonably satisfactory to the Requisite Lenders that the Borrowers have obtained the consent or approval of all Persons (including without limitation all requisite Governmental Authorities) whose consent or approval may be required for the valid and lawful execution and delivery of this Agreement and the other Loan Documents, the making of the Interim Loan Advances and other extensions of credit and the consummation of the other transactions contemplated hereby and thereby except for Permits, licenses, orders and governmental authorizations referred to in section 2.3(b) which as of the date in question have not yet been obtained but are not then required (given the existing stage of development of the Project) to be obtained by the Borrowers or any other Person in order to satisfy the terms of the conditions set forth in section 2.3(b).

               (d) Each of the Lender Parties shall have received evidence reasonably satisfactory to the Agents that all of the insurance coverages and policies required pursuant to section 5.4 have been obtained and are in full force and effect, together with original counterparts of all loss payable, additional insured and other clauses or endorsements in favor of the Lender Parties and each of them as may then be required under section 5.4, all of which shall be in form and substance satisfactory to the Agents.

               (e) No material action, suit, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body seeking to enjoin, restrain or prohibit, or to obtain damages or declaratory or other relief in respect of, or which otherwise is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or the Project and which could reasonably result in a material adverse change in the Borrowers or the economic prospects of the Project or in the financial condition or operations of the Borrowers and their Subsidiaries, taken as a whole, since December 31, 1996.

               (f) All corporate, limited liability company and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and such counsel shall have received such counterpart originals or certified copies of all such documents as the Administrative Agent may reasonably request, and the Agents shall have received from each of the Borrowers an Officers' Certificate delivered on behalf of such Borrower, dated as of the Closing Date, (i) certifying as to the truth and completeness of the charter and other organizational documents and resolutions of such corporate Borrower (the corporate managing member of a limited liability company Borrower) in effect on such date of certification and attached thereto and (ii) giving the name and bearing a specimen signature of each officer of such Borrower (of the corporate managing member of a limited liability company Borrower) who shall be authorized to execute this Agreement and the other Loan Documents on behalf of such Borrower.

               (g) The following financing transactions contemplated for the Project shall have been completed (or as applicable the facilities for such financing transactions shall have been established) each in substantially the same amount, terms and condition described in the Offering Circular, dated November 6, 1997, provided to the Agents, and the Requisite Lenders shall have received evidence reasonably satisfactory to them, to the foregoing effects:

                      (i) the Bank Credit Agreement, providing for loans, advances and letters of credit in an aggregate principal amount of not less than $170,000,000 shall have been executed and delivered and be in full force and effect and the Borrowers shall have borrowed thereunder;

                      (ii) the issuance, sale and purchase of not less than $425,000,000 aggregate face amount of the Borrowers' Mortgage Notes pursuant to the Mortgage

        Notes Indenture shall have been completed and shall have produced net proceeds available to the Borrowers of $411,000,000;

                      (iii) the issuance, sale and purchase of not less than $97,500,000 aggregate face amount of the Borrowers' Senior Subordinated Notes pursuant to the Subordinated Notes Indenture shall have been completed and shall have produced net proceeds available to the Borrowers of $86,498,700;

                      (iv) the Interim Mall Credit Facility, providing for loans in an aggregate principal amount of not less than $140,000,000, shall have been executed and delivered and be in full force and effect and the Borrowers shall have borrowed thereunder;

                      (v) the Energy Services Agreement, providing for a cost contribution funding commitment of not less than $70,000,000 in the aggregate for the purpose of providing for the payment of the costs of heating, ventilating and air conditioning and related equipment for the Project and related costs, shall have been executed and delivered by VCR and the HVAC Provider, and shall be in full force and effect and VCR shall have received the first contribution thereunder;

                      (vi) cash in the amount of $95,000,000 shall have been irrevocably and unconditionally contributed to the Borrowers, all of which cash shall have been applied to the payment of Project Costs, as certified to by the Construction Consultant in the Construction Consultant's Closing Certificate; and

                      (vii) VCR shall have acquired good fee simple title to the Site and the Site Easements and the Mall Construction Subsidiary shall have acquired good leasehold or fee title to the Mall and the Mall Easements, in each case free and clear of Liens and other exceptions to title except as specified in Exhibits N-1 and N-2, respectively, to the Disbursement Agreement.

Each Lender shall have received a copy, certified as complete and correct by an officer of the Borrower Representative, of each of the documents referred to in the foregoing clauses (i) through (vi), inclusive.

               (h) To the extent not otherwise satisfied pursuant to the foregoing subsections of this section 2.1, the Lenders shall have received evidence reasonably satisfactory to the Administrative Agent that the Borrowers have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (3) and (4) of this section 2.1 (h)) that may be necessary or, in the reasonable opinion of Administrative Agent, desirable in order to create in favor of the Administrative Agent, for the pro rata benefit of the Lenders, a valid, enforceable and, upon the completion of such filings and recordings, perfected first priority security interest in the Collateral and each and every unit and item thereof, subject only to the acquisition by a Borrower or the Borrowers of rights in the particular unit or item and except for Liens in favor of the Bank Agent and the Mortgage Notes Indenture Trustee encumbering such particular units or items of furniture and equipment to secure extensions of credit to permit the funding of the costs of acquiring those units or items (including deposits or down payments thereon made prior to acquisition) which Liens shall be fully discharged and satisfied upon any advance hereunder with respect to such units or items. Such actions shall include the following:

                      (1) delivery to the Administrative Agent of an accurate and complete updated revision of Annex B hereto, which revision shall reconcile all variations therein from the Annex B attached hereto at the time of the execution and delivery hereof, certified by an officer of the Borrower Representative to be complete and correct;

                      (2) delivery to the Administrative Agent of all purchase orders, purchase contracts, bills of lading, warehouse receipts and other documents of title evidencing any of the Collateral (in each case properly and effectively endorsed to the Administrative Agent);

                      (3) delivery to the Administrative Agent of (a) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgments and federal and state tax lien filings which may have been made with respect to any personal or mixed property of either Borrower in such jurisdictions and offices as the Administrative Agent may reasonably request, together with copies of all such filings disclosed by such searches, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such searches (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement but in all events terminating any security interest of record in any of the Collateral with respect to which any Interim Loan Advance shall have been made hereunder); and

                      (4) delivery to the Administrative Agent of UCC-1 financing statements and, where appropriate, fixture filings, each in form satisfactory to the Administrative Agent, duly executed by each Borrower with respect to all of the Collateral of such Borrower, for filing in all jurisdictions and offices as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to perfect the security interests in such Collateral created pursuant to this Agreement or intended so to be.

               (i) On the Closing Date each Lender Party shall have received a Financial Condition Certificate from the Borrowers dated the Closing Date, substantially in the form of Exhibit C, with blanks appropriately completed and with appropriate attachments, demonstrating that, after giving effect to the transactions contemplated by this Agreement and the other Operative Documents, each of the Borrowers will be Solvent.

               (j) Each of the Lender Parties and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Borrowers and their Subsidiaries, and (ii) originally executed copies of one or more favorable written opinions of Lionel Sawyer & Collins, Nevada counsel for the Borrowers and their Subsidiaries, each dated the Closing Date and in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to such other matters as the Agents may reasonably request. The Borrowers hereby acknowledge and confirm that they have requested such counsel to deliver such opinions to the Lender Parties.

               (k) On or before the Closing Date, the Borrowers shall have paid to the Administrative Agent the fees payable on the Closing Date as provided in the Fee Letter.

               (l) The Administrative Agent shall have received letters, dated a date on or before the Closing Date, from each of the Construction Consultant and the Insurance Expert, in form and scope satisfactory to the Agents, whereby the Construction Consultant shall undertake to perform on behalf of the Lender Parties the services which it has performed or agreed to perform for the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee, the Permanent Mall Lender and Goldman Sachs & Co. under the Construction Consultant Engagement Letter referred to in section 1.1 of the Bank Credit Agreement and the Insurance Expert shall undertake to perform on behalf of the Lender Parties the functions contemplated by this Agreement to be performed by the Insurance Expert. Each of the Construction Consultant, the Insurance Advisor and the Insurance Expert shall agree that the Lender Parties may rely on all of the certifications, notices and similar communications furnished by it to the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee, the Permanent Mall Lender and Goldman Sachs & Co. as though the same were specifically addressed to the Lender Parties.

        2.2 Conditions to Basic Loans. The obligation of each Lender to make its Basic Loan (by the automatic conversion of the aggregate outstanding principal balance of the Interim Loan Advances of such Lender to the Basic Loan of such Lender on and as of the date of such Basic Loan) is subject to the satisfaction of each of the conditions specified in section 2.3 and each of the following additional conditions precedent:

               (a) The date of the Basic Loans shall occur not later than the Completion Deadline Date for the Project (as the same may have been extended on account of a Special Late Casualty Deadline Extension pursuant to section 1.1(b)).

               (b) If the Project Construction Completion Date is later than April 21, 1999, the Administrative Agent shall have received the certificates, dated the Basic Loan Commencement Date, and other evidence contemplated by section 1. l(b) to demonstrate that the Project Construction Completion Date was not later than the Completion Deadline Date.

               (c) The Administrative Agent shall have received a certificate, dated the Basic Loan Commencement Date, of the Construction Consultant, containing no reservations not acceptable to the Agents, to the effect that Completion of the Project has been achieved and setting forth the date on which such Completion was achieved.

               (d) If the Sands Expo & Convention Center has been closed for any period of 30 consecutive days referred to in section 2.3(c) for any reason (including without limitation fire, flood, collapse, explosion or other material casualty event), such Center has been restored to full operation.

        2.3    Conditions to All Loans and Advances.

        The obligation of each Lender to make each Interim Loan Advance or Basic Loan to be made by it is subject to the prior or concurrent satisfaction of all of the following additional conditions precedent:

               (a) At the time of such Interim Loan Advance or Basic Loan, no material adverse change in the financial condition or operations of the Borrowers and their Subsidiaries taken as a whole or in the economic prospects of the Project shall have occurred and be continuing; provided, however, that the condition set forth in this section 2.3(a) shall not apply if at the time of such Interim Loan Advance or Basic Loan none of the other Project lenders shall possess the same or a similar condition under its Financing Agreements according such other Project Lender the right to decline to make additional advances or to declare an event of default or terminate a commitment to Lender, irrespective of whether such other Project Lender shall have then or on one or more previous occasions invoked or waived the condition or elected to exercise or not to exercise such right; and provided, further, that the provisions of section 3.2 of the Disbursement Agreement shall not be deemed, in and of themselves, to constitute such a "same or a similar condition" for purposes of this section 2.3(a).

               (b) All Permits, licenses, orders or governmental authorizations required to have been obtained by the Borrowers or any other Person by the date of such Interim Loan Advance or Basic Loan shall have been issued and be in full force and effect and not subject to current legal proceedings or any unsatisfied conditions (that are required to be satisfied by the date of the applicable Interim Loan Advance or Basic Loan) that could reasonably be expected to allow material modification or revocation, and all applicable appeal periods with respect thereto shall have expired; and with respect to any Permits, licenses, orders or governmental authorizations not yet required to be obtained by the Borrowers or any other

Person by such date, (x) each such permit is of a type that is routinely granted on application (except approval by the applicable Governmental Authorities of the creation of the Mall Space as a separate legal parcel under Nevada subdivision law) and (y) no facts or circumstances exist which indicate that any such Permit, license, order or governmental authorization will not be timely obtainable without material difficulty, expense or delay by the Borrowers or other Person, as applicable, prior to the time that it becomes required, and the Company shall have delivered to the Administrative Agent a certificate of an officer of the Borrower Representative to the foregoing effect and an additional certificate of the Construction Consultant to the effect that it has reviewed such Officers' Certificate and is not aware of any inaccuracies therein.

               (c) The Sands Expo & Convention Center shall not have been closed for any period of 30 consecutive days occurring during the period from the date of this Agreement to the date of the requested Interim Loan Advance or Basic Loan, except for closures resulting from a material fire, flood, structural collapse, explosion or other material casualty event but then only if both (i) the resulting damage is fully covered (save for commercially reasonable deductibles) by casualty, delayed opening and business interruption insurance (including endorsements covering the revenue effects of the material casualty event on both the Sands Expo & Convention Center and the Project), and (ii) the resulting damage is capable of complete repair to enable the reopening of the Sands Expo & Convention Center not later than the projected Project Construction Completion Date (as evidenced, in the case of clauses (i) and (ii), by certificates to such effect delivered by the Insurance Expert and the Construction Consultant, respectively).

               (d) In the case of an Interim Loan Advance, the Administrative Agent shall have received, in accordance with the provisions of section 1.2(a) hereof, an original executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of the Borrower Representative or by any other executive officer of such Borrower Representative designated by one of the above-specified officers on behalf of the Borrower Representative in a writing delivered to the Administrative Agent with all blanks appropriately completed and all required attachments so attached.

               (e) As of the date of such requested Interim Loan Advance or Basic Loan:

                      (i) each of the representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of such date to the same extent and with the same effect as though made on and as of that date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date and except for failures of one or more of the representations and warranties contained herein and in the other Loan Documents to be true and correct which failures could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect);

                      (ii) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the Borrowing in question;

                      (iii) each Borrower shall have performed in all material respects all of the agreements and observed and satisfied all of the conditions which this Agreement provides shall have been performed, observed or satisfied by it on or before such date;

                      (iv) no order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loan to be made by it on such date;

                      (v) the making of the Interim Loan Advances or Basic Loans requested to be made on such date shall not violate any Legal Requirement, including without limitation any of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System;

                      (vi) there shall not be pending, or to the knowledge of the Borrowers threatened, any material action, suit, proceeding, investigation or arbitration against or affecting the Borrowers or any of their Subsidiaries, or any property of the Borrowers or any of their Subsidiaries, which (A) relates to the Project and could reasonably result in a material adverse change in the financial condition or operations of the Borrowers and their Subsidiaries taken as a whole or in the economic prospects of the Project or (B) seeks to enjoin, restrain or prohibit, or to obtain damages or declaratory or other relief in respect of, or which otherwise is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions among the Lender Parties and the Borrowers contemplated hereby or thereby or (C) is required to be disclosed under, and has not been disclosed by the Borrowers in writing pursuant to, the requirements of this Agreement prior to the making of the most recent preceding Interim Loan Advances (or, in the case of the initial Interim Loan Advance, prior to the execution of this Agreement), and there shall not have occurred any undisclosed development in any such disclosed action, suit, proceeding, governmental investigation or arbitration that, in either event, could reasonably be expected to result in a material adverse change in the Borrowers or the economic prospects of the Project or in the financial condition or operations of the Borrowers and their Subsidiaries, taken as a whole, since December 31, 1996;

                             (vii) neither Borrower is in default, and to the Borrowers' knowledge no other Person is in default, under or with respect to any Operative

        Document (other than this Agreement) or any other Material Contract, agreement, lease or other instrument to which either Borrower is a party or by which it may be bound or to which any of its properties may be subject which default could reasonably be expected to result in a Material Adverse Effect or a Stop-Funding Notice under the Disbursement Agreement; provided, however, that the occurrence of a default which shall be continuing on the part of a party, other than a Borrower or an Affiliate thereof, under a particular Material Contract or other agreement referred to above (other than the Cooperation Agreement, the HVAC Services Agreement, the HVAC Ground Lease, the Construction Agency Agreement, the Direct Construction Guaranty, the Indirect Construction Guaranty or the Sale and Contribution Agreement) will not preclude the satisfaction of this condition if at the time in question such Contract or other agreement has been replaced with a successor Material Contract or other agreement under which the replacement party has, if its performance is then timely, commenced such performance; and

                      (viii) the Administrative Agent shall have received an Officers' Certificate duly executed by an executive officer of each of the Borrowers to the foregoing effects.

               (f) In the case of an Interim Loan Advance, (A) the Unallocated Contingency Balance shall equal or exceed the Required Minimum Contingency and, after giving effect to the requested Interim Loan Advance, the Available Funds shall equal or exceed the Remaining Costs and (B) the Administrative Agent shall have received such certifications by the Construction Consultant and such other evidence to the foregoing effects as the Lenders may reasonably request.

               (g) As of the date of such requested Interim Loan Advance or Basic Loan, each of the representations and warranties of the Construction Manager, the Direct Construction Guarantor, the Indirect Construction Guarantor, the Project Architect, Treadway, FCMI and each other party (other than a Borrower) to a Material Project Document set forth in any of the Operative Documents shall, to the knowledge of the Borrowers, be true and correct in all material respects as if made on such date (except that any representation and warranty that relates expressly to an earlier date shall be deemed made only as of such earlier date) unless the failure of any such representation or warranty to be true and correct could not reasonably be expected to have a Material Adverse Effect, in each case, as certified by the Borrower Representative.

               (h) All of the conditions precedent set forth in section 3.1 of the Disbursement Agreement to the initial advance under the Disbursement Agreement were duly met (without waiver except as may have been approved by Agents hereunder) at the time of such initial advance and all of the conditions set forth in section 3.2 of the Disbursement Agreement which would be required to be satisfied if an advance under the Disbursement Agreement were being made on the date of the Interim Loan Advance or Basic

Loan hereunder (or which are in fact required to be met, if an advance under the Disbursement Agreement is being made on the same date as the Interim Loan Advance or Basic Loan hereunder) have been duly met (without waiver except as may have been approved by the Agents hereunder), and the Administrative Agent shall have received copies of all of the documentation delivered under sections
3.1 and 3.2 of the Disbursement Agreement on or before the date of the Interim Loan Advance or Basic Loan in question in satisfaction of, or to evidence the satisfaction of, the conditions set forth in such sections 3.1 and 3.2.

               (i) In the case of an Interim Loan Advance, the Administrative Agent shall have received all such UCC-3 or other financing statement release forms, purchase orders, purchase contracts, paid invoices (or invoice payment wire transfer instructions), shipping documents, documents of title (including bills of lading, dock warrants, dock receipts, warehouse receipts and the like), and other similar documentation related to the units or items of the furniture and equipment set forth on Annex B which are the subject of the requested Interim Loan Advance as the Agents may have reasonably requested.

               (j) In the case of an Interim Loan Advance, on a cumulative basis from and after the initial Interim Loan Advance and after giving effect to the requested Interim Loan Advance, the percentage of the aggregate total cost of the units or items of new furniture and equipment which have been the subject of Interim Loan Advances previously made or are the subject of the Interim Loan Advance requested to be made which consists of freight, installation, sales tax and other costs apart from the cost of the unit or item itself is not in excess of 14%.

               (k) In the case of an Interim Loan Advance, construction of the Project shall have progressed to the extent that the Project Construction Completion Date is anticipated to occur within the succeeding eight months (within the succeeding three months in the event that the Borrowers shall have elected pursuant to section 1.7(g) to accrue (rather than to pay currently) interest on the Interim Loan Advances) and the Administrative Agent shall have received from the Construction Consultant a certification, in form reasonably satisfactory to the Administrative Agent, to the foregoing effect.

               (l) Each of the other Lenders shall be contemporaneously making the Interim Loan Advance or Basic Loan to be made by it hereunder on the occasion of the same Borrowing.

               (m) In the case of each Interim Loan Advance (other than a final Interim Loan Advance made under the circumstances specified in section 1.2(i)), there shall not have previously occurred another Interim Loan Advance within the same calendar month.

3.      REPRESENTATIONS AND WARRANTIES

        To induce each Lender Party to enter into this Agreement, the Borrowers represent and warrant to each of the Lender Parties (all of which representations and warranties shall survive the execution and delivery of this Agreement and the making of all of the Interim Loan Advances and Basic Loans to be made hereunder) that, until the termination of the Commitments and the payment in full of all of the Obligations:

        3.1 Corporate or Limited Liability Company Existence; Compliance with
Law.

               (a) Each of the Borrowers (i) is a corporation (in the case of LVSI) or limited liability company (in the case of VCR) duly incorporated or organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business and is in good standing in each other jurisdiction in which its ownership or lease of its properties or the conduct of its business requires such qualification and the failure to obtain which could result in a Material Adverse Effect; (ii) has the requisite corporate or limited liability company power and authority and the legal right to own, pledge, mortgage, grant a security interest in, or otherwise encumber and operate its properties, to lease the properties it operates under lease, to incur indebtedness, to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and to conduct its business as now or heretofore conducted and as proposed to be conducted; (iii) has made all filings (required to be made at such time) with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct except to the extent that the failure to make any such filing or to give any such notice could not reasonably be expected to result in a Material Adverse Effect; (iv) is in compliance with all of its organic documents, including without limitation its articles of incorporation and by-laws or its limited liability company agreement, as the case may be, except to the extent that the failure to be in such compliance could not reasonably be expected to result in a Material Adverse Effect; and (v) is in compliance in all material respects with all applicable provisions of law except to the extent that the failure to be in such compliance could not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, (A) the sole shareholder of LVSI is Sheldon G. Adelson, (B) the only members of VCR are Interface Holding and LVSI and (C) the sole shareholder of Interface Holding is Sheldon G. Adelson.

               (b) All of the equity interests in each of the Borrowers are duly authorized, validly issued and (if applicable) fully paid and nonassessable and, as of the Closing Date, none of such equity interests constitutes Margin Stock.

               (c) All of the Subsidiaries of the Borrowers as of the date hereof are identified in section 3.9(b). All of the equity interests of each of such Subsidiaries is, and all future equity interests of any present or future Subsidiary of either Borrower will at all relevant times be, duly authorized, validly issued and (if applicable) fully paid and nonassessable, and none of such equity interests constitutes (or will constitute) Margin Stock.

Each of the Subsidiaries of Borrowers (including without limitation those identified in section 3.9(b)) which is a corporation or limited liability company is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate or limited liability company power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted, and is qualified to do business and is in good standing in every jurisdiction in which any of its assets are located and wherever else necessary in order to conduct its business and operations, in each case except where the failure to be so qualified or to be in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect.

               (d) As of the date hereof, there are no options, warrants, convertible securities or other rights to acquire any equity interest in any Borrower or any of its Subsidiaries except as set forth in Schedule 3.1 (d).

        3.2 Executive Offices; Corporate or Other Names. As of the date hereof, the current locations of each Borrower's executive offices and principal place of business are set forth in Schedule 3.2, and, except as noted in Schedule 3.2, such location has not changed during the preceding twelve months. During the preceding five years, except as noted in Schedule 3.2, neither Borrower has been known as or has used any corporate, fictitious or trade name. Since the date hereof, no change has occurred in any state of fact represented in this section without the Administrative Agent having received 30 days' prior written notice of the change.

        3.3    Corporate Power; Authorization; Enforceable Obligations.

               (a) The execution, delivery and performance by each Borrower of the Loan Documents and all other instruments and documents to be delivered by such Borrower hereunder and thereunder, in each case to the extent it is a party thereto, and the creation of all Liens provided for herein and therein: (i) are within such Borrower's corporate or limited liability company power; (ii) have been duly authorized by all necessary corporate, limited liability company and shareholder action; (iii) are not in contravention of any provision of such Borrower's articles of incorporation or by-laws or limited liability company agreement or other organizational documents; (iv) will not violate any law or rule or regulation, or any order, judgment or decree of any court or other Governmental Authority or any other Legal Requirement; (v) will not conflict with or result in the breach or termination of, or constitute (with or without notice or the lapse of time, or both) a default under or accelerate (or give rise to any right of acceleration with respect to) any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which either Borrower or any Subsidiary thereof is a party or by which either Borrower or any of its Subsidiaries or any of the property of any of them is or may be bound; (vi) will not result in the creation or imposition of any Lien upon any of the properties of either Borrower or any Subsidiary thereof other than Liens in favor of the Lender Parties pursuant to the Loan

Documents, and (vii) do not require the consent or approval of any Governmental Authority or any other Person which has not been obtained or which is not in full force and effect. This Agreement has been duly executed by each of the Borrowers and constitutes the legal, valid and binding obligation of each of the Borrowers enforceable against each of the Borrowers in accordance with its terms. Each of the Loan Documents has been duly executed and delivered in the name of or on behalf of each Borrower and constitutes the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability, whether considered in a proceeding in equity or at law.

               (b) Each Borrower has the corporate or limited liability company power and authority to issue the Mortgage Notes and the Subordinated Notes. The Mortgage Notes and the Subordinated Notes are the legally valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally or by equitable principles relating to enforceability, whether considered in a proceeding in equity or at law. The issuance and sale of Mortgage Notes and the Subordinated Notes either (a) have been registered or qualified under applicable federal and state securities laws or (b) are exempt therefrom. The subordination provisions of the Subordinated Notes are enforceable against the holders thereof, and the Loans and all of the other monetary Obligations hereunder or on the Notes are and will be within the definition of "Senior Debt" included in such subordination provisions and will otherwise be entitled to the benefits of such subordination provisions.

        3.4 Financial Statements. The Borrowers have heretofore delivered to the Lenders, at the Lenders' request, the following financial statements and information: (i) audited consolidated and consolidating balance sheets of LVSI and its Subsidiaries as at December 31, 1996 and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of the Borrowers and their Subsidiaries for the year then ended and (ii) unaudited consolidated and consolidating balance sheets of Borrowers as at September 30, 1997 and the related unaudited consolidated and consolidating statements of income, stockholders' equity and cash flows of LVSI and its Subsidiaries and for the nine months then ended. All of such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of such unaudited financial statements, to changes resulting from normal year-end audit adjustments. The Borrowers do not (and will not following the initial Borrowing hereunder) have any Contingent Obligation, contingent liability or liability for Charges, long-term lease or forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of the Borrowers and their Subsidiaries taken as a whole. Except as reflected in such financial statements and those delivered pursuant to section 4, there are no liabilities or obligations with respect to either Borrower or any of its subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be material to either Borrower or any Subsidiary thereof in relation to their business, operations, properties, assets, financial condition or prospects taken as a whole. Neither Borrower knows of any reasonable basis for the assertion against either Borrower or the Project of any liability or obligation of any nature whatsoever that is not fully reflected in such financial statements, including those delivered pursuant to section 4, which, either individually or in the aggregate, could reasonably be expected to be material to the Borrowers and their Subsidiaries taken as a whole.

        3.5 Material Adverse Change. As of the date hereof, there has not been any material deviation from the Projections provided to the Lenders. Except as otherwise permitted hereunder or as set forth on Schedule 3.5, no dividends, advances or other distributions have been declared, paid or made upon any of the capital stock of either Borrower, nor has any other Restricted Junior Payment or any such dividend, advance, other distribution or payment been made or agreed to be made, nor has any sum or property been set aside for any of the foregoing, and, since December 31, 1996, no shares of the capital stock of either Borrower have been, or are now required to be, redeemed, retired, purchased or otherwise acquired for value by such Borrower. Since December 31, 1996 to the date hereof, no event has occurred which would result in a Material Adverse Effect.

        3.6 Ownership of Property; Liens. As of the date hereof, the real estate listed on Schedule 3.6 constitutes all of the real property owned, leased, or used in their respective businesses by the Borrowers and their Subsidiaries. None of the Borrowers and their Subsidiaries has acquired the ownership, lease or use of any real property after the date hereof without the Administrative Agent having received from the Borrower Representative prior written notice of such acquisition. Each of the Borrowers and their Subsidiaries holds (i) good and marketable fee simple title to all of its real estate owned in fee as referred to in Schedule 3.6, (ii) valid leasehold interests in all of such Borrower's Leases (both as lessor and lessee, sublessee or assignee) described in Schedule 3.6 all of which Leases are in full force and effect and, to the knowledge of the Borrowers, free of material defaults and are the legal, valid and binding obligation of the Borrower or Subsidiary party thereto enforceable against such Borrower or Subsidiary, as the case may be, in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability whether considered in a proceeding in equity or at law, and (iii) good title to, or valid leasehold interests in, all of its other properties and assets. None of the properties and assets of either Borrower are subject to any Liens (including agreements to create Liens), except (x) from and after the Closing Date, the Lien created hereby in favor of the Administrative Agent for the benefit of the Lenders and
(y) other Liens permitted under section 6.5. Each Borrower has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions, necessary to establish, protect and perfect such Borrower's right, title and interest in and to all such real estate and other assets and properties, except to the extent that the failure to have received any of the foregoing would not result in a Material Adverse Effect. Except as described in Schedule 3.6, (i) no Borrower or, to either Borrower's knowledge, any other party to any such Lease described on Schedule 3.6 is in default of its obligations thereunder or has delivered or received any notice of default under any such Lease, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default under any such Lease which default could, in any such case, result in a Material Adverse Effect; (ii) neither Borrower owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by such Borrower except as set forth on Schedule 3.6; and (iii) no portion of any real property owned or leased by either Borrower has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition or is in the process of such repair or restoration. All material permits required to have been issued or appropriate to enable the real property owned or leased by either Borrower to be lawfully occupied and used for all of the purposes for which it is currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect.

        3.7 Restrictions; No Default; Material Contracts. No contract, lease, agreement or other instrument to which either Borrower is a party or by which it or any of its properties or assets is or may be bound or affected and no provision of any charter, operating agreement, corporate restriction, applicable law or governmental regulation has resulted in or will result in a Material Adverse Effect. No Default has occurred and is continuing. As of the date hereof, Schedule 3.7 sets forth a complete and accurate list of all Material Contracts of the Borrowers and their respective Subsidiaries, and since the date hereof no such Material Contract has been entered into by any of the Borrowers and their Subsidiaries with respect to which the Administrative Agent has not received written notice. Except as set forth in Schedule 3.7, all of the software and firmware referred to in section 1.22(a)(iv) is transferrable to a transferee of the related fixed asset.

        3.8 Labor Matters. Except as set forth in Schedule 3.8, there are no strikes, work stoppages or other labor disputes against either Borrower or any shareholder or member thereof that are pending or to the Borrowers' knowledge threatened either (i) as of the date hereof or (ii) to the extent that the same has resulted or could reasonably be expected to result in a Material Adverse Effect, as of any other date as of which this representation is deemed made. Hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters to the extent that any such violation would have a Material Adverse Effect. All material payments due from either Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Borrower. As of the date hereof, except as set forth on Schedule 3.8, neither Borrower has any obligation under any collective bargaining agreement, management agreement or employment agreement, and a correct and complete copy of each agreement listed in Schedule 3.8 has been provided to each Lender. Since the date hereof, neither Borrower has incurred any obligation under any collective bargaining agreement, management agreement or employment agreement without the Administrative Agent having received written notice of such incurrence together with a copy of the relevant agreement. Except as set forth in Schedule 3.8, there is no organizing activity involving either Borrower pending or to the Borrowers' knowledge threatened by any labor union or group of employees which could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.8 or Schedule 3.14, (i) there are no representation proceedings pending or to the Borrowers' knowledge threatened with the National Labor Relations Board, (ii) no labor organization or group of employees of either Borrower has made a pending demand for recognition, and
(iii) there are no complaints or charges against either Borrower pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by either Borrower of any individual except in the case of clause (iii), for complaints or charges which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        3.9 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.

               (a) Except as set forth in Schedule 3.9(a), as of the date hereof neither Borrower is engaged in any joint venture or partnership with any other Person. Neither Borrower has engaged since the date hereof in any such joint venture or partnership without the Administrative Agent having received written notice thereof.

               (b) As of the date hereof, none of LVSI, VCR, Grand Canal Shops Mall Holding Company, LLC, Lido Casino Resort Holding Company, LLC, Grand Canal Shops Mall MM, Inc., Lido Casino Resort MM, Inc., the Mall Construction Subsidiary, Grand Canal Shops Mall, LLC and Lido Casino Resort, LLC has any direct Subsidiaries or directly owns the whole or any part of the issued share capital or other direct ownership of any company, corporation or other Person other than the Excepted Entities specified with respect to each in this section 3.9(b), all of which Excepted Entities are wholly-owned Subsidiaries. For purposes of this Agreement, the "Excepted Entities" consist of (i) in the case of LVSI: VCR, Lido Casino Resort MM, Inc. and Grand Canal Shops Mall MM, Inc.,
(ii) in the case of VCR: Mall Intermediate Holding Company, LLC, Lido Intermediate Holding Company, LLC and the Mall Construction Subsidiary, (iii) in the case of Mall Intermediate Holding Company, LLC and Lido Intermediate Holding Company, LLC: Grand Canal Shops Holding Company, LLC and Lido Casino Resort Holding Company, LLC, respectively, and (iv) in the case of Grand Canal Shops Mall Holding Company, LLC and Lido Casino Resort

Holding Company, LLC: Grand Canal Shops Mall, LLC and Lido Casino Resort, LLC, respectively. As of the date hereof, there are no Excepted Entities in the case of any of the Mall Construction Subsidiary, Grand Canal Shops Mall, LLC, Lido Casino Resort, LLC, Grand Canal Shops MM, Inc., or Lido Casino Resort MM, Inc. All of the corporations and limited liability companies referred to in this section 3.9(b) are organized and subsist under the laws of the State of Delaware (Nevada, in the case of LVSI, VCR, Lido Casino Resort, LLC, Grand Canal Shops Mall MM, Inc. and Lido Casino Resort MM, Inc.). Each Borrower shall promptly inform the Administrative Agent of any change hereafter occurring in the state of facts represented in this section 3.9(b).

               (c) As of the date hereof, except as set forth in Schedule 3.9(c) there are no outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which either Borrower may be required to issue, sell or purchase any shares of its capital stock or other equity security.

               (d) Schedule 3.9(d) lists all Indebtedness of each Borrower as of the date hereof.

        3.10 Government Regulation. Neither Borrower is (i) an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended; (ii) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any other federal or (except for the Nevada Gaming Laws) state statute that restricts or limits such Borrower's ability to incur Indebtedness, pledge its assets, or perform its obligations hereunder or under any other Loan Document (or which may otherwise render all or any portion of such obligations unenforceable), and neither the making of the Interim Loan Advances and the Basic Loans by the respective Lenders, nor the application of the proceeds and repayment thereof by the Borrowers, nor the consummation of the transactions otherwise contemplated by this Agreement and the other Loan Documents will violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

        3.11 Margin Regulations. Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Interim Loan Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Following application of the proceeds of each Interim Loan Advance, not more than 25% of the value of the assets (either of an individual Borrower only or of the Borrowers and their Subsidiaries on a consolidated basis) will be Margin Stock. Neither Borrower will take or permit to be taken any action which might cause any Loan Document or any document or instrument delivered pursuant hereto or thereto to violate any regulation of the Board of Governors of the Federal Reserve System.

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        3.12 Taxes. All federal, state, local and foreign tax returns, reports and statements, including but not limited to information returns (Form 1120-S) required to be filed by each Borrower, have been timely filed with the appropriate Governmental Authority and all taxes, assessments and other Charges and impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Each Borrower has paid when due and payable all material taxes, assessments and other Charges required to be paid by it. To the extent such taxes, assessments and other Charges are not due, each Borrower has established appropriate reserves therefor (by allocating, on the Project Anticipated Cost Reports, referred to in section 3.25(b) furnished to the Lenders in the case of taxes accrued prior to the date of the Basic Loans, amounts that are adequate for the payment thereof) in accordance with GAAP. Schedule 3.12 discloses those taxable years, if any, for which any of the tax returns of either Borrower are currently being audited by the IRS or any other applicable Governmental Authority and identifies any assessments or threatened assessments in connection with such audit or otherwise currently outstanding. Neither Borrower knows of any proposed tax assessment against any of the Borrowers and their Subsidiaries which is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings or which, if contested, is not the subject of an appropriate reserve or of the provision required in conformity with GAAP. Except as described in Schedule 3.12, as of the date hereof neither Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes, assessments or other Charges. Neither Borrower has any obligation under any written tax sharing agreement except as described in Schedule 3.12.

        3.13   ERISA.

               (a) Schedule 3.13 lists all Plans maintained or contributed to by either Borrower and all Qualified Plans maintained or contributed to by any ERISA Affiliate, and separately identifies the Title IV Plans, Multiemployer Plans, any multiple employer plans subject to Section 4064 of ERISA, unfunded Pension Plans, Welfare Plans and Retiree Welfare Plans. IRS determination letters regarding the qualified status under Section 401 of the IRC of each Qualified Plan have been received as of the dates listed in Schedule 3.13. Each of the Qualified Plans complies with the Tax Reform Act of 1986. To the knowledge of each Borrower, the Qualified Plans as amended continue to qualify under Section 401 of the IRC, the trusts created thereunder continue to be exempt from tax under the provisions of Section 501 (a) of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. To the knowledge of each Borrower, each of the Borrowers and their Subsidiaries and each of their respective Plans is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of all reports required under the IRC or ERISA which are true and correct as of the date filed, and all required contributions and benefits have been paid in accordance with the provisions of each such Plan. No Borrower or other ERISA Affiliate, with respect to any Qualified

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Plan, has failed to make any contribution or pay any amount due as required by
Section 412 of the IRC or Section 302 of ERISA or otherwise to perform any of its obligations under any Plan. With respect to all Retiree Welfare Plans, the present value of future anticipated expenses pursuant to the latest actuarial projections of liabilities does not exceed $2,000,000, and copies of such latest projections have been provided to each Lender, with respect to Pension Plans, other than Qualified Plans and the unfunded Pension Plans listed in Schedule 3.13, the present value of the liabilities for current participants thereunder using interest assumptions described in IRC 411(a)(ii) does not exceed $500,000. Neither Borrower has engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan which would subject any such Person (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability. Neither the execution and delivery of this Agreement and the other Operative Documents nor the consummation of the transactions contemplated hereby or thereby will constitute a "prohibited transaction" (as such term is defined in ERISA).

               (b) Except as set forth in Schedule 3.13 or a contrary state of facts would not reasonably be expected to result in a material liability to either Borrower, (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no claims, actions or lawsuits pending or to the knowledge of the Borrowers threatened (other than claims for benefits in the normal course), asserted or instituted against (1) any Plan or its assets, (2) any fiduciary (other than an institutional fiduciary) with respect to any Plan or (3) either Borrower or any ERISA Affiliate with respect to any Plan; (iv) no Borrower or other ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Borrower or other ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with Unfunded Pension Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001 (a)(14) of ERISA) of any such entity; (vi) no Plan which is a Retiree Welfare Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant); and (vii) each Borrower and other ERISA Affiliate has complied with the notice and continuation coverage requirements of Section 4980B of the IRC and the proposed or final regulations thereunder.

        3.14 No Litigation. Except as set forth in Schedule 3.14, no action, suit, claim, investigation or proceeding is now pending or to the knowledge of either Borrower threatened against or affecting either Borrower or any shareholder, member, Subsidiary or Affiliate of either Borrower, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state or local government or of any

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agency or subdivision thereof, domestic or foreign, or before any arbitrator or panel of arbitrators, (i) which challenges any such Person's right, power or competence to enter into or perform any of its obligations under any of the Loan Documents, or the validity or enforceability of any Loan Document or any action taken thereunder, or (ii) which either exists on the date of this Agreement or, if determined adversely, could reasonably be expected to have or result in a Material Adverse Effect. To the knowledge of the Borrowers, there does not exist any state of facts which is reasonably likely to give rise to or form any reasonable basis for any such proceeding.

        3.15 Brokers. Except as set forth in Schedule 3.15, no broker or finder acting on behalf of either Borrower brought about the obtaining, making or closing of the credit extended pursuant to this Agreement or any of the borrowings contemplated hereby and, subject to the payments to Lender Parties referred to in section 1.8(b), neither Borrower has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith. Each Borrower hereby indemnifies each of the Lender Parties against, and agrees that it will hold each Lender Party harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

        3.16 Patents, Trademarks, Copyrights and Licenses. Except as otherwise set forth in Schedule 3.16, each Borrower owns or has the right to use all licenses, patents, patent applications, copyrights, franchises, service marks, trademarks, trademark applications and trade names (collectively, "Proprietary Rights") which are necessary to continue to conduct its business as heretofore conducted by it, now conducted by it and proposed to be conducted by it, except for those Proprietary Rights, if any, as to which such Borrower's failure to own the same would not have a Material Adverse Effect. Each Borrower conducts business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property right of others, except where such infringement or claim of infringement could not have or result in a Material Adverse Effect. Except as set forth in Schedule 3.16, to the Borrowers' knowledge there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property right of either Borrower.

        3.17 Full Disclosure. In each case as of the date delivered or furnished, no information contained in this Agreement, the other Loan Documents, the financial statements referred to in section 3.4 or any other written statement furnished by or on behalf of either Borrower or any Affiliate thereof pursuant to the terms of this Agreement or any other Loan Document, which has previously been delivered to the Lenders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. With respect to all business plans and other forecasts and projections (including

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without limitation the Projections) furnished by or on behalf of Borrower and made available to the Lenders relating to the financial condition, operations, business, properties or prospects of either Borrower or any Subsidiary thereof
(i) all facts stated as such therein were true and complete in all material respects as of their date, (ii) all facts upon which the forecasts or projections therein contained were based were true and complete in all material respects and no material fact was omitted therefrom as of their respective dates, (iii) all assumptions made on that basis were reasonable under the circumstances and were disclosed therein, and (iv) the forecasts or projections are reasonably based on those facts and assumptions as of their respective dates. With respect to any such forecasts or projections made available to the Lenders after the Closing Date, the foregoing clauses (i) through (iv) shall be true and correct in all respects as of the date of such projections or forecasts.

        3.18 Hazardous Materials; Environmental Protection, etc. Except as set forth in Schedule 3.18:

               (i) none of the Borrowers and their Subsidiaries nor any of their respective Facilities or operations relating to the Site or the Project are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, Environmental Claim, or Hazardous Materials Activity;

               (ii) none of the Borrowers and their Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss.9604) or any comparable state law;

               (iii) there are not and to the Borrowers' knowledge have not been, any conditions, occurrences or Hazardous Materials Activities on the Site or any other Facility relating to the Project which could reasonably be expected to form the basis of an Environmental Claim against any of the Borrowers or their Subsidiaries, and, without limitation upon the generality of the foregoing, there are no underground tanks present on the Site or any other Facility;

               (iv) none of the Borrowers and their Subsidiaries, and to the Borrowers' knowledge no predecessor of any of the Borrowers and their Subsidiaries, has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the operations of any of the Borrowers and their Subsidiaries involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent or otherwise could lead to the imposition of any Lien under any Environmental Law;

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               (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect; and

               (vi) the Borrowers and their Subsidiaries have been issued and will maintain all required Permits relating to any Environmental Law and none of them have received any complaint, order, directive, citation or notice from any Governmental Authority with respect to any Environmental Law.

Notwithstanding anything in this section 3.18 to the contrary, no event or condition has occurred or is occurring with respect to any of the Borrowers and their Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity, including any matter disclosed in
Schedule 3.18, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

        3.19 Insurance Policies. As of the date hereof, Schedule 3.19 lists all insurance of any nature maintained for current occurrences by either Borrower, as well as a summary of the terms of such insurance. Borrower covenants that in all material respects such insurance complies with and shall at all times comply with the standards set forth in Annex C, as the same may be modified with the consent of the Administrative Agent which consent shall not be unreasonably withheld.

        3.20 Deposit and Disbursement Accounts. As of the date hereof, Schedule
3.20 lists all banks and other financial institutions at which either Borrower or any Subsidiary thereof maintains deposits or other accounts or post office lock boxes, and such Schedule correctly identifies the name, address and telephone number of each depository and, in the case of each account, the name in which the account is held, a description of the purpose of the account, and the complete account number. Each Borrower will promptly notify the Administrative Agent of any change in the facts represented in this section 3.20.

        3.21 Force Majeure. Neither the business nor the properties of either Borrower or any of its Subsidiaries is affected by any fire, explosion, accident, strike, lockout, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or Event of Force Majeure (and the effect of which has not already been cured or reversed) that has had or could reasonably be expected to have a Material Adverse Effect.

        3.22   Representations and Warranties Regarding the Collateral.

               (a) Each Borrower is (or in the case of items of Collateral to be delivered in the future when delivered will be) the sole owner of each item of the Collateral in which it purports to grant a security interest hereunder (with respect to each Borrower, such Borrower's "Portion" of the Collateral), with, in each case, good and marketable title thereto

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free and clear of Liens except (i) the security interest granted to the
Administrative Agent for the benefit of the Lenders pursuant to this Agreement and the Liens permitted under section 6.5(a)(ii). Each Borrower will warrant and defend its Portion of the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. The individual constituent items and units of equipment comprising the Portions of the Collateral owned by the respective Borrowers are accurately identified in
Schedule 3.22(a), which Schedule may be amended from time to time to reflect changes in Annex B which are permitted pursuant to the provisions of Section 1 hereof (it being agreed that any such amendment made to reflect such a permitted change shall not be a Default hereunder). None of the Collateral is owned by any Person other than a Borrower.

               (b) No effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office except such as have been filed (i) in favor of Administrative Agent for the benefit of the Lenders pursuant to this Agreement or (ii) to perfect Liens permitted under section 6.5(a)(ii).

               (c) As a result of the filing of appropriate financing statements in the jurisdictions listed in Schedule 3.22(c) hereto, this Agreement and the Collateral Documents, taken together, are effective to create a valid and subsisting Lien on and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders in that portion of the Collateral with respect to which a security interest may be perfected by filing pursuant to the UCC (and such portion of the Collateral comprises all of the Collateral except as set forth in Schedule 6.7(c)), which Lien and security interest is prior to all other Liens and claims except only for Permitted Collateral Encumbrances, and such Lien and security interest of the Administrative Agent is enforceable as such as against all creditors of and purchasers from the Borrowers or either of them. All action (including without limitation all filings, registrations and recordings) necessary or desirable to create, protect and perfect the security interest granted hereby to the Administrative Agent for the benefit of the Lenders in respect of each unit or item of the Collateral has been duly accomplished.

               (d) All of the corporate offices (other than its chief executive office or principal place of business) of each Borrower and all warehouses and premises within which its Portion of the Collateral is stored or located, and the locations of all of its books and records concerning its Portion of the Collateral, are accurately set forth in Schedule 3.22(d). Such Schedule 3.22(d) correctly identifies any of such facilities or locations that are not owned by a Borrower and sets forth the names of the owners and lessors of, and the holders of any mortgages on, such facilities and locations. Neither Borrower will change its chief executive office or principal place of business, or any of its corporate offices or warehouses or Collateral premises, or the location of its records concerning its Portion of the Collateral, without giving thirty (30) days' prior written notice thereof to the Administrative Agent and taking all actions deemed by the Lenders necessary or appropriate to protect and perfect the interest in the Collateral of the Administrative Agent for the benefit of the Lenders. All of

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the Collateral is, or when installed pursuant to the applicable Project
Documents will be, located on one or more of the parcels of real property described in Schedule 3.6. The Borrowers' federal employer identification numbers are 04-3010100, in the case of LVSI, and 86-0863398, in the case of VCR.

               (e) No authorization, approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for either (i) the pledge or grant by the Borrowers of the Liens purported to be created hereby in favor of Administrative Agent or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement or created or provided for by applicable law), except for filings or recordings contemplated by sections 2.1(h)(4) and 3.22(c) or as set forth in Schedule 6.7(c).

               (f) All information supplied to the Administrative Agent by or on behalf of the Borrowers with respect to any of the Collateral (in each case taken as a whole with respect to any particular item of Collateral) is accurate and complete in all material respects.

        3.23 Permits. There are no Permits that are required or will become required for the ownership, construction, financing or operation of the Project, other than the Permits described in Schedule 3.23. Such Schedule accurately states the stage in construction by which each such Permit is required to be obtained. Each Permit described in Schedule 3.23 as being required to be obtained by the date that this representation is deemed to be made (each such date, including without limitation the date hereof, being herein sometimes referred to as a "Representation Date") is in full force and effect and is not at such time subject to any appeals or further proceedings or to any unsatisfied condition (that is required to be satisfied by the Representation Date) that may allow modification or revocation. Each Permit described in Schedule 3.23 as being not required to have been obtained by the Representation Date is of a type that is routinely granted on application pursuant to objective standards and without the exercise of any discretion on the part of the granting authority (or any other reviewing authority). Neither Borrower has any reason to believe that any Permit so indicated will not be obtained before it becomes necessary for the ownership, construction, financing or operation of the Project or that obtaining such Permit will result in undue expense or delay. Neither Borrower is in violation of any condition in any Permit which violation has had a Material Adverse Effect that has not already been cured or remedied or could reasonably be expected to have a Material Adverse Effect.

        3.24   Sufficiency of Interests, Documents, etc.

               (a) VCR owns the Site and the Site Easements in fee simple. The Mall Construction Subsidiary has, and until the Mall Parcel Creation Date will have, valid leasehold estate in the Mall and the Mall Easements. From and after the Mall Parcel Creation Date and until the Completion Date, Grand Canal Shops Mall, LLC will own the Mall and the Mall Easements in fee simple. Other than those services to be performed and

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materials to be supplied that can reasonably be expected to be commercially available when and as required, the Borrowers own all of the property interests and have entered into all of the material documents and agreements necessary to develop, construct, complete, own and operate the Project on the Site and in accordance with all Legal Requirements and the Project Schedule and as contemplated in the Operative Documents.

               (b) The Borrowers have furnished to each of the Lenders true, complete and correct copies of each of the Operative Documents (other than the Loan Documents) in effect on the date hereof, including all exhibits, schedules and side and disclosure letters referred to therein or delivered pursuant thereto, if any. There are no Operative Documents which as of any Representation Date are required to be in effect and which are not in effect. Schedule 3.21 sets forth a list of all of the Operative Documents which are in effect on the date hereof, or on the Representation Date.

               (c) All conditions precedent to the obligations of the respective parties (excluding the Borrowers) under the Operative Documents have been satisfied, except for (i) such conditions precedent the failure of which to be satisfied (and the effect of which failure to be satisfied has not already been cured or reversed) has not had and could not reasonably be expected to have a Material Adverse Effect and (ii) such other conditions which by their very nature cannot be met until a later stage in the construction or development of the Project but as to which neither Borrower has any reason to believe that the same cannot be satisfied by the appropriate stage in such construction and development.

               (d) All electricity, water, sewerage, gas and other utility services necessary for the construction and operation of the Project for its intended purposes are or will be available at the Site as and when required on commercially reasonable terms.

        3.25   Project Budget;  Anticipated Cost Report.

               (a) As of each Representation Date, the Project Budget is, to the Borrowers' knowledge, based on reasonable assumptions as to all matters material to the estimates set forth therein. As of each Representation Date, the Project Budget also is consistent in all material respects with the provisions of the Financing Agreements and the other Operative Documents, was prepared in good faith and with due care, sets forth, for each budget Line Item, the total costs anticipated to be incurred through Final Completion and fairly represents the Borrowers' collective expectations, as of such date, as to the matters covered thereby. As contemplated by section 6.4 of the Construction Management Agreement, the Construction Manager has properly allocated the Project Costs to be incurred under the Construction Management Agreement between the HC/Mall Component and the HVAC Component, and the Project Budget properly reflects such allocation.

               (b) As of each Representation Date, the Anticipated Cost Report then in effect:

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                      (i) is true and correct in all material respects and sets
        forth in column 3 thereof opposite each Line Item the proper amount allocated to such Line Item pursuant to the Project Budget then in effect;

                      (ii) sets forth in column 7 thereof opposite each Line Item (except for the "unallocated contingency" and "Bovis contingency" Line Items), an amount no less than the total anticipated costs to be incurred by the Borrowers and the Mall Construction Subsidiary from the commencement through the completion of the work contemplated by such Line Item, as determined by the Borrowers and the Mall Construction Subsidiary in good faith and approved by the Construction Consultant in (and as of the date of) its certificate most recently dated on or before the Representation Date; and

                      (iii) sets forth in column 7 thereof for each Line Item Category an aggregate amount no less than the aggregate amount set forth for such Line Item Category in the Project Budget then in effect less Realized Savings obtained with respect to such Line Item Category and, in the case of all of the items comprising the HVAC Component, an aggregate amount that is not less than the total amount of the commitment under the HVAC Commitment Facility.

        3.26 Project Schedule; In Balance Requirement. To the knowledge of each of the Borrowers, the Project Schedule accurately specifies in summary form the work that the Borrowers and the Construction Manager propose to complete, including the materials they propose to deliver, for each month from November 1997 through the Final Completion Date, all of which can reasonably be expected, and is in fact expected, by them to be achieved within the confines of such Schedule. As of each Representation Date, the Unallocated Contingency Balance equals or exceeds the Required Minimum Contingency and, after giving effect to any Interim Loan Advance proposed to be made as of such Representation Date, the Available Funds equal or exceed the Remaining Costs.

        3.27 Fees and Enforcement. Other than amounts that have been paid in full or will have been paid in full by the Closing Date, no fees or taxes (including without limitation stamp, transaction, registration, recording or similar taxes) are required to be paid for the legality, validity or enforceability of this Agreement or any of the other Operative Documents.

        3.28 Business, Debt, Contracts, etc. Neither VCR nor the Mall Construction Subsidiary has conducted any business other than the businesses contemplated by the Operative Documents. Neither Borrower has any indebtedness other than indebtedness incurred under, or permitted to be incurred by, the Financing Agreements nor any other liabilities other than those incurred under the Operative Documents or permitted under the Financing Agreements, nor is either a party to or bound by any Material Contract other than

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as contemplated by the Operative Documents to which it is a party, those other contracts permitted under this Agreement and those other contracts identified in
Schedule 3.28.

        3.29 Operative Document Representations and Warranties Generally. As of the date hereof (in each case except to the extent expressly specific to another date), all of the representations and warranties of the Borrowers or either of them, or of Sheldon G. Adelson or Interface Holding, or (but these limited to the Borrowers' knowledge) any of the HVAC Provider, the Construction Manager, the Direct Construction Guarantor, the Indirect Construction Guarantor, Treadway, the Project Architect, FCMI and each other Major Contractor contained in the Operative Documents are true and correct in all respects, except to the extent that the failure of any of the representations and warranties contained in an Operative Document other than this Agreement to be true and correct would not have a Material Adverse Effect, and are, in each case, hereby confirmed by each of the Borrowers to the same extent and with the same force and effect as though such representations and warranties had been set forth at length in this Agreement.

        3.30 Solvency. Each Borrower is, and upon and after giving effect to the incurrence of each of the Obligations to be incurred by such Borrower or before each Representation Date will be, Solvent.

4.      FINANCIAL STATEMENTS AND INFORMATION

        The Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless the Requisite Lenders shall otherwise give prior written consent, the Borrowers shall perform, and cause each of their Subsidiaries to perform (but only from and after the Project Construction Completion Date in the case of the matters referred to in sections 4.1(a) (b),
(d), (e) and (f)), the following covenants in respect of financial statements and other information.

        4.1 Financial Statements and Other Reports. The Borrowers will maintain, and will cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Borrowers will deliver to Administrative Agent and each of the Lenders:

               (a) Monthly Financials. As soon as available and in any event within 30 days after the end of each month, the consolidated and consolidating balance sheets of LVSI and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of LVSI and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the

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corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, as fairly presenting, in all material respects, the financial condition of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from normal year-end audit adjustments and accompanied by a Collateral schedule update in accordance with section 1.2(h);

               (b) Quarterly Financials. As soon as available and in any event within 60 days after the end of each Fiscal Quarter:

                      (i) the consolidated and consolidating balance sheets of LVSI and its Subsidiaries (including the Excluded Subsidiaries) as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of LVSI and its Subsidiaries (including the Excluded Subsidiaries) for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries (including the Excluded Subsidiaries) as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from normal year-end audit adjustments;

                      (ii) the consolidated balance sheets of LVSI and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of LVSI and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from normal year-end audit adjustments;

                      (iii) the consolidated balance sheets of Mall Subsidiary and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Mall Subsidiary and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial

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        officer of LVSI on behalf of the Mall Subsidiary, that they fairly present, in all material respects, the financial condition of Mall Subsidiary and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end audit adjustments; and

                      (iv) a narrative report describing the operations of LVSI and its Subsidiaries (including the Excluded Subsidiaries) in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

               (c) Year-End Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year:

                      (i) the consolidated and consolidating balance sheets of LVSI and its Subsidiaries (including the Excluded Subsidiaries) as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of LVSI and its Subsidiaries (including the Excluded Subsidiaries) for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries (including the Excluded Subsidiaries) as at the dates indicated and the results of their operations and their cash flows for the periods indicated;

                      (ii) the consolidated balance sheets of LVSI and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of LVSI and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated;

                      (iii) the consolidated balance sheets of Mall Subsidiary and its Subsidiaries as at the end of each Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Mall Subsidiary and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of LVSI on behalf of the Mall Subsidiary, that they fairly present, in all material respects the financial condition of the Mall

        Subsidiary and its Subsidiaries as at the dates indicated and the results of their operations and their cash flow for the periods indicated;

                      (iv) a narrative report describing the operations of LVSI and its Subsidiaries (including the Excluded Subsidiaries) in the form prepared for presentation to senior management for such Fiscal Year; and

                      (v) in the case of such consolidated financial statements specified in subdivisions (i) to (iii) above, a report thereon of Price Waterhouse LLP or other independent certified public accountants of recognized national standing selected by Borrowers and reasonably satisfactory to Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of LVSI and its Subsidiaries (including the Excluded Subsidiaries, the Mall Subsidiary and their respective Subsidiaries), as at the dates indicated and the results of their operations and their cash flows for the period indicated in the conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

               (d) Officer's and Compliance Certificates. Together with each delivery of financial statements of LVSI and its Subsidiaries pursuant to subdivisions (b) and (c) above, (1) an Officers' Certificate of LVSI stating that the signers on behalf of LVSI have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of LVSI and its Subsidiaries (including, to the extent applicable, Mall Subsidiary, Mall Direct Holdings, Phase II Subsidiary, Phase II Direct Holdings, Mall Manager, Phase II Manager and their respective subsidiaries) during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrowers have taken, are taking and propose to take with respect thereto; and (2) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the covenants contained in section 6 (including without limitation calculations of the financial covenants contained in section 6.9);

               (e) Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in section 4.1(c), the consolidated financial statements of LVSI and its

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


Subsidiaries (including, to the extent applicable, Mall Subsidiary, Mall Direct Holdings, Phase II Subsidiary, Phase II Direct Holdings, Mall Manager, Phase II Manager and their respective subsidiaries) delivered pursuant to paragraphs (a),
(b), (c) or (d) of this section 4.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such paragraphs had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements pursuant to paragraphs (a), (b), (c) or (d) of this subsection 4.1 following such change, consolidated financial statements of LVSI and its Subsidiaries (including, to the extent applicable, Mall Subsidiary, Mall Direct Holdings, Phase II Subsidiary, Phase II Direct Holdings, Mall Manager, Phase II Manager and their respective subsidiaries) for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (ii) together with each delivery of financial statements for LVSI and its Subsidiaries (including, to the extent applicable, Mall Subsidiary, Mall Direct Holdings, Phase II Subsidiary, Phase II Direct Holdings, Mall Manager, Phase II Manager and their respective subsidiaries) pursuant to paragraph (a), (b), (c) or (d) of this section 4.1 following such change, a written statement of the chief accounting officer or chief financial officer of LVSI setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in section 6.9 which would have resulted if such financial statements had been prepared without giving effect to such change);

               (f) Accountants' Certification. Together with each delivery of consolidated financial statements pursuant to section 4.1(c), a written statement by the independent certified public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (ii) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Default that would not be disclosed in the course of their audit examination, and (iii) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to section 4.1(d) is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to section 4.1(d)(ii) for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

               (g) Accountants' Reports. Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to the Borrowers by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of LVSI and its Subsidiaries (including to the extent applicable Mall Subsidiary, Mall Direct Holdings, Phase II Subsidiary, Phase II Direct

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


Holdings, Mall Manager, Phase II Manager and their respective subsidiaries) made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit and copies of all "management letters" and similar communications received by either Borrower from its accountants in relation to either Borrower's financial, accounting or other systems, management, controls, or accounts;

               (h) Monthly Project Status Reports. Prior to the Project Construction Completion Date, within 30 days following the end of each calendar month, a monthly status report describing in reasonable detail the progress of the construction of each Construction Component (as defined in the Disbursement Agreement) and the Project as a whole since the immediately preceding report hereunder, including without limitation the cost incurred to the end of such month, an estimate of the time and cost required to complete each Construction Component and the Project as a whole and such other information as the Administrative Agent may reasonably request including information and reports reasonably requested by the Construction Consultant;

               (i) Monthly Leasing Report. Prior to the Project Construction Completion Date, within thirty days after the end of each calendar month a monthly status report describing in reasonable detail the progress of the leasing activities with respect to the Mall and all leases that have been entered into since the immediately preceding report hereunder;

               (j) Progress Report. Promptly after its receipt thereof, all progress reports provided by the Construction Manager pursuant to the Construction Management Agreement and such additional information as the Administrative Agent may reasonably request;

               (k) SEC Filings, Press Releases and Other Financial Reports. Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrowers or any of their Subsidiaries to their security holders as such, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrowers or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority,
(iii) all press releases and other statements made available generally by the Borrowers or any of their Subsidiaries to the public concerning material developments in the business of the Borrowers and their Subsidiaries and (iv) to the extent prepared, any financial statements and reports concerning any subsidiaries of the Borrowers (including Excluded Subsidiaries) not delivered pursuant to clauses (a), (b) or (c) above);

               (l) Events of Default, etc. Promptly upon any officer or other representative of either of the Borrowers obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default, or becoming aware that any Lender has given any notice (other than to the Administrative Agent) or taken any other action with

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


respect to a claimed Event of Default or Default, (ii) that any Person has given any notice to the Borrowers or any of their Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in section 8.1(d), (iii) of any condition or event that would be required to be disclosed in a current report filed by either Borrower with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if such Borrower were required to file such reports under the Securities Exchange Act of 1934 and the rules and regulations thereunder, or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, other default, event or condition, and what action the Borrowers have taken, are taking and propose to take with respect thereto;

               (m) Litigation or Other Proceedings. Promptly upon any officer, director, member or stockholder of either of the Borrowers obtaining knowledge of (X) the non- frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any of the Borrowers and their Subsidiaries, or any property of any of the Borrowers and their Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by the Borrowers to the Lenders or (Y) any material development in any Proceeding that, in any case:

               (1) if adversely determined, would result in a Material Adverse Effect; or

               (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, any of the transactions between the Borrowers and the Lender Parties contemplated hereby;

written notice thereof together with such other information as may be reasonably available to the Borrowers to enable the Lenders and their counsel to evaluate such matters; and within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, any of the Borrowers and their Subsidiaries equal to or greater than $1,500,000, and, promptly after request by the Administrative Agent, such other information as may be reasonably requested by Administrative Agent to enable the Lenders and their counsel to evaluate any of such Proceedings;

               (n) ERISA Events. Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrowers or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened to be taken by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

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


               (o) ERISA Notices. With reasonable promptness, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any of the Borrowers and their Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan;
(ii) all notices received by any of the Borrowers and their ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent may reasonably request;

               (p) Financial Plans. As soon as practicable and in any event no later than the Project Construction Completion Date and 30 days prior to the beginning of each Fiscal Year thereafter, a consolidated and consolidating plan and financial forecast for such Fiscal Year (or portion thereof from the Project Construction Completion Date through the end of such Fiscal Year) and each subsequent Fiscal Year through the date of payment in full of the Basic Loans (the "Financial Plan" for such Fiscal Years), including (A) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of LVSI and its Subsidiaries for such Fiscal Year through the date of payment in full of the Basic Loans, together with a pro forma Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (B) forecasted consolidated and consolidating statements of income and cash flows of LVSI and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (C) such other information and projections for such Fiscal Year as any Lender may reasonably request;

               (q) Insurance. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Borrowers and their Subsidiaries and all material insurance coverage planned to be maintained by the Borrowers and their Subsidiaries in the immediately succeeding Fiscal Year;

               (r) Board of Directors. With reasonable promptness, written notice of any change in the members of the board of directors of LVSI or any of its corporate Subsidiaries;

               (s) New Subsidiaries. Promptly upon any Person becoming a Subsidiary of either Borrower, a written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of a Borrower and the identity of the Borrower or Borrowers and (ii) all of the data required to be furnished pursuant to the last sentence of section 3.9(b) with respect to all Subsidiaries of either Borrower (it being understood that such written notice shall be deemed to supplement such data for all purposes of this Agreement);

               (t) Material Contracts. Promptly, and in any event within ten Business Days after any Material Contract of any of the Borrowers and their Subsidiaries is terminated

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


or amended in a manner that is materially adverse to any of them or any new Material Contract is entered into, or upon becoming aware of any material default by any Party under a Material Contract, a written statement describing such event with copies of such material amendments or new contracts, and all explanation of any actions being taken with respect thereto;

               (u) UCC Search Report. As promptly as practicable after the date of delivery to the Administrative Agent of any UCC financing statement executed by either Borrower pursuant to section 5.15, copies of completed UCC searches evidencing the proper filing, recording and indexing of such UCC financing statement and listing all other effective financing statements that name such Borrower as debtor, together with copies of all such other financing statements not previously delivered to Administrative Agent by or on behalf of such Borrower;

               (v) Notices and Reports under Operative Documents. Promptly upon receipt, copies of all notices provided to the Borrowers or their Affiliates pursuant to any Operative Documents relating to material defaults or material delays and promptly upon execution and delivery thereof, copies of all amendments to any of the Operative Documents and, promptly upon delivery thereof, copies of all financial, construction, legal and other reports (in addition to the foregoing) delivered pursuant to any of the other Operative Documents;

               (w) Governmental and Environmental Reports. Contemporaneously with the filing thereof with the relevant Governmental Authority, copies of all reports required to be filed by the Borrowers with any Governmental Authority, including without limitation any reports with respect to Environmental Matters;

               (x) Notices. Promptly upon acquiring notice or giving notice or obtaining knowledge thereof, as the case may be, written notice of:

                      (1) Any event, occurrence or circumstance which reasonably could be expected to cause the aggregate amount of Project Costs to exceed the Available Funds or render either Borrower incapable of, or prevent either Borrower from (i) achieving the Project Construction Completion Date on or before the Completion Deadline Date or (ii) meeting any material obligation of either Borrower under the Construction Management Agreement and the other Material Project Documents as and when required thereunder;

                      (2) Any termination or event of default or notice thereof under any Material Project Document;

                      (3) Any (i) fact, circumstance, condition or occurrence at, on or arising from the Site that results in noncompliance with any Environmental Law that has resulted or could reasonably be expected to result in a Material Adverse Effect, and (ii) pending, or to either the Borrower's knowledge threatened, Environmental Claim against any of the Borrowers, the Construction Manager, any contractor arising in connection with their occupying or conducting operations on or at the Project or the Site, which could reasonably be expected to have a Material Adverse Effect;

                      (4) Any change in the authorized representatives of either Borrower, and such notice shall include a certified specimen signature of any new officer, director or other representative so appointed and, if requested by the Administrative Agent, satisfactory evidence of the authority of such new authorized representative;

                      (5) Any proposed material change in the nature or scope of the Project or the businesses or operations of either of the Borrowers;

                      (6) Any notice of any schedule delay delivered under the Construction Management Agreement and all remedial plans and updates thereof; or

                      (7) Any other event or development which could reasonably be expected to have a Material Adverse Effect; and

               (y) Other Information. With reasonable promptness, such other information and data with respect to the Borrowers or any of their Subsidiaries as from time to time may be reasonably requested by any Lender.

        4.2 Communication with Accountants. Each Borrower (for itself and each Subsidiary thereof) authorizes the Lenders to communicate directly with its and its Subsidiaries' independent certified public accountants and tax advisors and authorizes those accountants to disclose to the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of each Borrower and each Subsidiary thereof. At or before the Closing Date, Borrowers will deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 4.

5.      AFFIRMATIVE COVENANTS

        Borrowers covenant and agree that, so long as the Commitments hereunder shall remain in effect and thereafter until payment in full of all of the Loans and the other Obligations, the Borrowers shall, unless excused from doing so by the prior written consent of the Requisite Lenders, perform and cause each of the Subsidiaries to perform all of the covenants set forth in this Section 5.

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        5.1 Maintenance of Existence and Conduct of Business. Each Borrower
shall, and shall cause each of its Subsidiaries to: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited liability company existence and all of its rights and franchises material to the conduct of its business; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) transact business only under the names set forth in Schedule 3.2; provided, however, that the Borrowers and their Subsidiaries may merge or consolidate as permitted under section 6.1; and provided, further, that the Borrowers may abandon, or permit a Subsidiary to abandon, any such right or franchise if the board of directors of each of LVSI and, if applicable, the board of directors of the managing member of the affected Subsidiary thereof shall determine that the preservation of such right or franchise is no longer desirable in the conduct of the business of such Borrower or Subsidiary, and that the loss thereof is not disadvantageous in any material respect to the Borrowers and their Subsidiaries or to the Lenders.

        5.2    Payment of Charges and Claims.

               (a) Each Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, in accordance with the terms thereof (i) all material Taxes imposed upon it or any of its Subsidiaries or its or their income and profits, or any of its property (real, personal or mixed), and (ii) lawful claims for labor, materials, supplies and services or otherwise, which if unpaid might by law become a Lien on its property; provided, that no Borrower or Subsidiary thereof shall be required to pay any such Tax or claim which is being contested in good faith and by proper legal actions or proceedings, so long as (i) adequate reserves with respect thereto are established and are maintained in accordance with GAAP, (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim and otherwise suspends collection of the contested Tax or claim, (iii) none of the Collateral would be subject to forfeiture or loss or to any Lien (other than a Lien fully and properly bonded off) by reason of such contest and (iv) if the contest is terminated or discharged in a manner adverse to a Borrower or Subsidiary thereof, the contested Tax or claim, together with all additional charges, interest, penalties and expenses, if any, is fully paid or discharged and the Administrative Agent receives appropriate proof to the foregoing effects.

               (b) The Borrowers will not, nor will they permit any of their Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrowers and any of their Subsidiaries) unless the Borrowers and their Subsidiaries shall have entered into a tax sharing agreement with such Person, in form and substance satisfactory to the Lenders.

        5.3 Books and Records. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain adequate records and books of account with respect to its business

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


activities and the Project, in which proper entries, reflecting all of its financial transactions, are made in accordance with GAAP and on a basis consistent with the financial statements referred to in section 3.4. Subject to reasonable safety requirements and the rights of other Persons, the Borrowers shall, at their cost and expense, permit employees or agents of the Lenders at any reasonable times and upon reasonable prior notice to inspect the Project, to examine or audit all of the Borrowers' books, accounts and records pertaining or related to the Project and to make copies and memoranda thereof. For all expenditures with respect to which Interim Loan Advances are made, the Borrowers shall retain, until at least six years after the date of the last Interim Loan Advance, all contracts, orders, invoices, bills, receipts and other documents and records evidencing such expenditures.

        5.4 Maintenance of Properties; Insurance; Application of Net Loss Proceeds.

               (a) The Borrowers shall, and shall cause each of their Subsidiaries to, at all times maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, the Collateral, all Intellectual Property and all other material properties used or useful in the business of the Borrowers and their Subsidiaries and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that the Borrowers determine in good faith not to maintain, repair, renew or replace individual items (not including any of the Collateral) of such property if in the case of each such item the property is no longer desirable in the conduct of the Borrowers' businesses, provided that the failure to so maintain, repair, renew or replace is not disadvantageous in any material respect to the Borrowers and their Subsidiaries or to the Lenders. All of the Collateral will be maintained in accordance with standards consistent in all material respects with manufacturers' specifications (including warranty programs) and customary industry practices, as applicable. The Lenders reserve the right at any time to review and request appropriate adjustments of the maintenance programs of the Borrowers from time to time in effect with respect to the Collateral. For the avoidance of doubt, the Borrowers shall bear all risk of loss or damage to the Collateral.

               (b) Each Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained, at its sole cost and expense, with financially sound and reputable insurers, policies of insurance in such amounts and covering such casualty, liability and other risks and with such endorsements, deductibles and other features as are specified in Annex D and section 2.1(d) and, to the extent consistent with the foregoing, as shall be required by the Disbursement Agreement and the Cooperation Agreement (while the same are in effect). Without limitation upon the generality of the foregoing, such insurance shall include business interruption and delayed opening insurance covering, among other things, all debt service (including interest and principal payments) payable during the period of rebuilding with respect to either or both of the Project and the Sands Expo & Convention Center. All co-insurance coverages shall be subject to the Lenders' review for acceptability. The Borrowers shall notify the Lenders promptly of any occurrence causing a material loss or decline in value of any real or personal property and the estimated (or actual, if available)

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amount of such loss or decline. Each Borrower hereby directs all present and future insurers under its "All Risk" and other policies of insurance to pay all proceeds payable under such policies payable in respect of all or any portion of the Collateral directly to the Administrative Agent for deposit in the cash collateral account referred to in section 1.11 for application in the manner therein specified. In the event either Borrower at any time or times hereafter shall fail to obtain or maintain (or to cause to be obtained or maintained) any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, the Administrative Agent may (and if so requested by the Requisite Lenders shall), without waiving or releasing any of the Obligations or any Default hereunder, at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which the Lenders deem advisable. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by the Borrowers to the Administrative Agent and shall be additional Obligations hereunder secured by the Collateral.

               (c) All Loss Proceeds and Liquidated Damages relating to the Collateral or any unit or item thereof shall be applied in the manner specified in section 1.11, any provision of any other Financing Agreement to the contrary notwithstanding. Subject to the preceding sentence, the Borrowers shall (i) apply all other Loss Proceeds and Liquidated Damages to restore, replace or rebuild the Project in accordance with the Cooperation Agreement, (ii) subject to clause (i) hereof, apply Liquidated Damages, to the extent provided in the Cooperation Agreement but only to the extent consistent with section 6.8(a) hereof, section 7.5 of the Bank Credit Agreement and the applicable provisions of the Adelson Intercreditor Agreement, to repay any Completion Guaranty Loan and (iii) apply any Loss Proceeds and Liquidated Damages (other than those which relate to the Collateral or any unit or item thereof) not applied as provided in clauses (i) and (ii) hereof to prepay the loans made under the Financing Agreements in accordance with the Cooperation Agreement and such Financing Agreements, as applicable. The Administrative Agent shall, and the Borrowers hereby authorize the Administrative Agent to, apply all Loss Proceeds and Liquidated Damages relating to the Collateral or any portion thereof in the manner specified in section 1.11.

               (d) The Lenders reserve the right at any time, upon review of the Borrowers' risk profile, to require additional forms and limits of insurance to, in the Lenders' sole opinion, adequately protect interests of the Lenders with respect to the Collateral. The Borrowers shall, if so requested by the Lenders, deliver to the Lenders, as often as the Lenders may request, a report of a reputable insurance broker satisfactory to the Lenders with respect to the Borrowers' insurance policies.

               (e) The Borrowers shall deliver to the Lenders endorsements to all of their and their Subsidiaries' (i) "All Risk" and business interruption insurance covering any part of the Collateral which shall name the Administrative Agent for the benefit of the Lenders

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as the sole loss payee of proceeds payable in respect of the Collateral and (ii)
general liability and other liability policies naming each of the Lender Parties as additional insureds.

               (f) The Borrowers will not maintain with respect to the Collateral or any unit or item thereof any insurance competing with any insurance for the benefit and protection of the Lenders required to be maintained with respect to the Collateral under the section 5.4.

        5.5    Compliance with Laws.

               (a) The Borrowers shall, and shall cause each of their Subsidiaries and all other Persons on, in or occupying any of the Facilities to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws) except to the extent that (i) compliance therewith is not required by any of the other Operative Documents and (ii) noncompliance therewith could not, individually or in the context of other instances of such noncompliance, result in a Material Adverse Effect.

               (b) The Borrowers shall, and shall cause each of their Subsidiaries to, from time to time, obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable material laws, provided, however, that the Borrowers may, at their expense, contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements so long as (i) none of the Borrowers, their Subsidiaries or the Lender Parties would be subject to any criminal liability for the failure to comply therewith pending the contest, (ii) all proceedings to enforce such Legal Requirements against any of the Lender Parties, the Borrowers, their Subsidiaries, or the Project or any part of any of them, shall have been duly and effectively staved during the entire pendency of such contest, except where failure to procure such stay could not to result in a Material Adverse Effect, (iii) none of the Collateral would be subject to forfeiture or loss or to any Lien (other than a Lien fully and properly bonded off) by reason of such contest, and (iv) the Administrative Agent receives appropriate proof to the foregoing effects.

        5.6    Agreements.

               (a) Each Borrower shall, and shall cause each of its Subsidiaries to, comply, duly and promptly, and perform, in all material respects within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement, contract, instrument or other document to which it is a party, including without limitation the Disbursement Agreement (while the same is in force and effect), all other Material Contracts (including all Operative Documents as and to the extent applicable at the time), any leases and customer contracts to which it is a party where the failure to so perform or enforce could have or result in a Material Adverse Effect.

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               (b) The foregoing notwithstanding, so long as there shall not have occurred and then be continuing any Event of Default, the Borrowers may in their discretion terminate individual Material Contracts (the Construction Management Agreement excepted) under which the Contractor (not a Borrower or any Affiliate thereof) is in default or is insolvent and may, in their discretion, refrain from enforcing their rights thereunder, provided that the Borrowers shall proceed with all due dispatch to replace the terminated Material Contract with a substitute therefor, not less advantageous to the Borrowers or the Lenders in any material respect than the Material Contract terminated and shall promptly report to the Administrative Agent in writing each such Material Contract termination or replacement.

               (c) Supplementing and without limiting the generality of section 5.6(a), the Borrowers shall, and shall cause each of their Subsidiaries to, perform and comply in all material respects with all of its obligations and enforce all of its rights in respect of all Licenses, Documents and other agreements constituting, covering or giving rise to any portion of the Collateral if the failure to perform, comply with or enforce the same would or could reasonably be expected to have a material adverse effect on any of the Collateral.

        5.7 Supplemental Disclosure. At the request of the Administrative Agent (in the event that such information is not otherwise delivered by the Borrowers to the Lenders pursuant to this Agreement) but not more frequently than once every three months, the Borrowers shall supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Loan Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby, provided, however, that such supplement to such Schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by the Lenders, and no such amendments, except as the same (i) may be consented to in a writing which expressly includes a waiver, or (ii) relates to a representation or warranty which explicitly requires the supplementing of a disclosure schedule to describe events occurring or circumstances first existing after the date any such representation or warranty was made and such supplement is in all respects consistent with the tenor of the representation or warranty, shall be or be deemed a waiver by the Lenders of any Default disclosed therein. Each Borrower shall, if so requested by the Administrative Agent, furnish to all of the Lenders, as often as the Administrative Agent may reasonably request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lenders may reasonably request, all in reasonable detail, and each Borrower shall advise the Lenders, promptly and in reasonable detail, of (i) any Lien, other than as permitted by section 6.5(a)(ii) which may attach to or be asserted against any of the Collateral and (ii) any material change in the composition of the Collateral or the Lien thereon of the Administrative Agent for the benefit of the Lenders.


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         5.8 Environmental Review and Investigation, Disclosure, etc.,
Borrowers' Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

               (a) Professional Consultation, etc. The Borrowers agree that in the event any of the Lenders become aware of the occurrence, or of an alleged or reported occurrence, of a Release upon or under the surface of the portion of the Site on which the electrical substation included in the Collateral is situated (the "Relevant Facility"), or any of the Lenders otherwise has formed a reasonable suspicion that such a Release has taken place, the Administrative Agent may, in its reasonable discretion, request that the Borrowers retain, and in the event of any such request the Borrowers shall retain at their sole expense, an independent professional consultant to prepare such environmental audits and make such investigations, analyses and reports, as such consultant shall deem reasonably necessary or advisable and to review any environmental audits, investigations, analyses and reports otherwise prepared by or for the Borrowers, relating to Hazardous Materials in respect of the Relevant Facility; provided that, in the case of a Relevant Facility which does not contain any of the Collateral and is no longer owned, leased, operated or used by the Borrowers or any of their Subsidiaries, the Borrowers shall only be obligated to use their best efforts to obtain permission for such professional consultant to conduct an investigation of the Relevant Facility. For purposes of conducting such a review or investigation, or both, the Borrowers hereby grant to such consultant and its agents, employees and contractors the right to enter into or onto the Relevant Facility owned, leased, operated or used by the Borrowers or any of their Subsidiaries and to perform such tests thereon (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of the Relevant Facility shall be conducted, unless otherwise agreed, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at the Relevant Facility or to cause any damage or loss to any property at the Relevant Facility. The Borrowers and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to section 5.8(a) will be obtained and shall be used by the Administrative Agent and the Lenders for the purposes of the Lenders' internal credit decisions, to monitor and police the Loans and to protect the Lenders' security interests in the Collateral. The Borrowers agree to cause a copy of any such report to be delivered to the Administrative Agent. The Borrowers further agree that (x) they will indemnify and hold harmless each Lender Party from any costs, losses or liabilities relating to the Lender Parties' use of or reliance on such report,
(y) no Lender Party makes any representation or warranty with respect to such report and (z) no Lender Party, by receiving and reviewing such report, is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

         (b) Certain Reports, etc. The Borrowers will deliver to the Administrative Agent and the Lenders:

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                      (i) Environmental Audits and Reports. As soon as
        practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrowers or any of their Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

                      (ii) Notice of Certain Releases, Remedial Actions, etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by the Borrowers or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a possibility of resulting in a Material Adverse Effect;

                      (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by the Borrowers or any of their Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency and (c) any request for information from any governmental agency that suggests such agency is investigating whether the Borrowers or any of their Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

                      (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by the Borrowers or any of their Subsidiaries that could reasonably be expected to (1) expose the Borrowers or any of their Subsidiaries to, or result in, any Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Borrowers or any of their Subsidiaries to maintain in full force and effect all material Permits required under any Environmental Laws for their respective operation and (b) any proposed action to be taken by the Borrowers or any of their Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrowers or any of their Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

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                      (v) Other Information. With reasonable promptness, such
        other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this section 5.8.

         (c) Responsive Action, etc. The Borrowers' actions regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws shall include the following:

                      (i) Remedial Actions Relating to Hazardous Materials Activities. The Borrowers shall promptly undertake, and shall cause each of their Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a materials risk of giving rise to any Environmental Claim. In the event that the Borrowers or any of their Subsidiaries undertake any such action with respect to any Hazardous Materials, the Borrowers, or such Subsidiaries, as the case may be, shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, such Borrower's or such Subsidiary's liability with respect to such Hazardous Materials Activity is being contested by such Borrower or such Subsidiary in good faith and by appropriate proceedings.

                      (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. The Borrowers shall promptly take, and shall cause each of their Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by the Borrowers or their Subsidiaries and (ii) make an appropriate response to any Environmental Claim against the Borrowers or any of their Subsidiaries and discharge any obligations it may have to any Person thereunder.

        5.9 Landlords' and Mortgagees' Agreements. The Borrowers shall obtain a landlord's agreement in form and substance acceptable to the Agents from the lessor of any present or future leased premises of the Borrowers and a mortgagee's agreement in form and substance reasonably acceptable to the Agents from each mortgagee of any mortgage of property at which any of the Collateral is temporarily or permanently located agreeing (among other things) to waive any Lien or interest which any of said entities may have upon or in the Collateral or any of it.

         5.10 Certain Obligations Respecting Subsidiaries. Except with respect to the transactions contemplated by sections 6.2(c) and 6.2(d) hereof, the Borrowers will, and will cause each of their Subsidiaries to, take such action from time to time as shall be necessary

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to ensure that each of their Subsidiaries, other than VCR, is a wholly-owned
Subsidiary of a Borrower.

        5.11 Application of Proceeds. The Borrowers shall apply the proceeds of the Interim Loan Advances as provided in section 1.18. Subject to the provisions hereof (including without limitation sections 1.10 and 1.11), so long as the Disbursement Agreement is in force and effect the Borrowers (i) shall deposit or apply (as applicable) all proceeds of loans and advances obtained under the other Financing Agreements, and all proceeds of loss events therein described (except any such proceeds in respect of the Collateral), in the manner specified in the Disbursement Agreement or the Cooperation Agreement, as applicable, and
(ii) shall not open or establish any bank, deposit or any other accounts at any financial institution other than accounts provided for herein, in the Disbursement Agreement (for so long as the same shall be in force and effect) and in the other Financing Agreements.

        5.12 Project Costs. The Borrowers shall, and shall cause each of their Subsidiaries to, apply all proceeds derived from the Financing Agreements other than this Agreement duly in accordance with the terms of the Disbursement Agreement (so long as the same shall be in force and effect) and the other Financing Agreements.

        5.13 Repayment of Indebtedness. The Borrowers shall, and shall cause each of their Subsidiaries to, repay in accordance with its terms, all indebtedness, including without limitation all sums due under this Agreement and the other Financing Agreements, but, in the case of any such indebtedness (other than indebtedness under this Agreement) with a repayment that is limited by any term of any Financing Agreement, repay the same subject to such limitation.

        5.14   Casualty and Condemnation.

               (a) If any Event of Loss shall occur with respect to the Project or any part thereof, the Borrowers shall (a) if such Event of Loss either involves any of the Collateral or results in a loss that exceeds $1,500,000 in aggregate repair, restoration and replacement costs, promptly upon discovery or receipt of notice thereof provide written notice thereof to the Administrative Agent, (b) diligently pursue all of their rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such Event of Loss and (c) not, without written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), compromise or settle any claim involving (A) an amount in excess of $1,500,000 per claim, or (B) any claim of any amount if the Event of Loss either
(x) involves all or any part of the Collateral or (y) arises out of an event which involves claims of an amount which when added to the aggregate amount of all other claims during the preceding period of 12 consecutive months, would exceed $6,000,000. All amounts and proceeds (including instruments) in respect of any Event of Loss, including the proceeds of any insurance policy required to be maintained by the

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Borrowers hereunder (collectively, "Loss Proceeds") shall, subject to the further provisions of this section 5.14, be applied as provided in section 5.4(c). The Borrowers warrant that none of the corresponding provisions of the other Financing Agreements impose any obligations with respect to the application of any proceeds of any of the Collateral except to the Lenders hereunder. All Loss Proceeds relating to the Collateral shall be paid by the insurers, reinsurers, Governmental Authorities or other payors directly to the Administrative Agent for deposit in the cash collateral account referred to in section 1.11 for application in the manner therein specified. If any Loss Proceeds relating to the Collateral are paid by any insurer, reinsurer, Governmental Authority or other such payor directly to either Borrower, any Affiliate of either Borrower or any Lender Party other than the Administrative Agent, (a) such Loss Proceeds shall be received in trust for the Administrative Agent, (b) such Proceeds shall be segregated from other funds of the recipient, and (c) the recipient shall promptly pay (and, if applicable, the Borrowers shall cause any of their Affiliates receiving the same to promptly pay) such Loss Proceeds over to the Administrative Agent in the same form as received (with any necessary endorsement) for deposit in the cash collateral account referred to in section 1.11 for application in the manner therein specified.

               (b) Promptly upon learning of the institution of any proceeding for the condemnation or other taking of any of their property (including without limitation any of the Collateral), the Borrowers shall notify the Lenders of the pendency of such proceeding and agree that to the extent the affected property includes any of the Collateral, the Administrative Agent, on behalf of the Lender Parties, may participate in any such proceeding and the Borrowers from time to time shall deliver to the Administrative Agent and the Lenders all instruments reasonably requested by the Administrative Agent to permit such participation. The Administrative Agent shall (and is hereby authorized to) collect any and all awards, payments or other proceeds of any such condemnation or taking relating to any of the Collateral and apply such proceeds to the reduction of the Obligations in the manner set forth in section 1.11 except to the extent that the Borrowers shall be permitted or required to use such proceeds, or a part thereof, to replace, repair or restore such Collateral as provided in section 1.11 hereof.

               (c) Any Collateral which is to be replaced, repaired or restored pursuant to section 1.11 shall be replaced, repaired or restored with materials and workmanship of substantially as good a quality as existed before such loss or taking, and the Borrowers shall commence such replacement, repair or restoration as soon as practicable and proceed diligently with it until completion. The Borrowers shall, at reasonable intervals requested by the Administrative Agent, provide to the Lenders written progress reports, other information and evidence of the Borrowers' compliance with the foregoing.

        5.15   Certain Covenants Regarding the Collateral.

               (a) Assurances. Without expense or cost to any of the Lender Parties, each Borrower shall, and shall cause each of its Subsidiaries to, from time to time hereafter,

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execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Agreement or the other Loan Documents, including to subject to the Liens created hereby any and all of the units and items of Collateral intended now or hereafter to be covered hereby, to perform and maintain such liens, and to assure, convey, assign, transfer and confirm unto the Administrative Agent for the benefit of the Lenders the property and rights conveyed and assigned hereby or intended now or hereafter to be conveyed or assigned hereby, or which any Borrower or any Subsidiary may be or may hereafter become bound to convey or to assign to the Administrative Agent for the benefit of the Lenders, or for carrying out the intention of or facilitating the performance of the terms of this Agreement or any other Loan Document or for filing, registering or recording this Agreement or any other Loan Document. Promptly upon written request, each Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver, and hereby authorizes the Administrative Agent to execute and file in the name of such Borrower or Subsidiary, to the extent the Administrative Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Liens upon the Collateral created hereby or intended so to be.

               (b) Filing and Recording Obligations. Each Borrower shall execute and deliver to the Administrative Agent, and shall pay all filing, registration and recording fees and all expenses incident to the execution and filing of, such Uniform Commercial Code financing statements for filing in all such jurisdictions and offices as the Lenders may reasonably request, and all filing, registration and recording fees and all expenses incidental to the execution, acknowledgment, filing or recording of any other Loan Document, including any instrument of further assurance described in section 5.15(a), and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any of the foregoing (or in connection with the discharge of the corresponding obligations under any other Loan Document), including any instrument of further assurance described in section 5.15(a), or by reason of its interest in, or measured by amounts payable under, the Notes, or in respect of the Loans or Advances or any other Loan Document, including any instrument of further assurance described in section 5.15(a), and shall pay all stamp taxes and other taxes required to be paid on the Notes or any other Loan Document, but excluding in the case of each Lender Party any Taxes imposed on its income by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its applicable lending office for funding or booking its Interim Loan Advances and Basic Loan hereunder is located. If either Borrower fails to make any of the payments described in the preceding sentence within 15 days after notice thereof from the Administrative Agent (or such shorter period as may be necessary to protect against the loss of or diminution in value of any

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Collateral by reason of tax foreclosure or otherwise, as determined by the
Administrative Agent, in its sole discretion) accompanied by documentation verifying the nature and amount of such payments, the Administrative Agent may (but shall not be obligated to) pay the amount due and such Borrower shall reimburse all amounts so paid in accordance with the terms hereof.

               (c) Maintenance of Records. The Borrowers shall keep and maintain, at their own cost and expense, satisfactory and complete records of the Collateral, including a record of any and all payments received and any and all credits granted with respect to the Collateral and all other dealings with the Collateral. The Borrowers shall mark their books and records pertaining to the Collateral to evidence this Term Loan and Security Agreement and the security interests granted hereby. As further security, each of the Borrowers agrees that the Administrative Agent for the benefit of the Lenders shall have a special property right and security interest in all of such Borrower's books and records pertaining to the Collateral and, upon the occurrence and during the continuation of a Default, the Borrowers shall deliver and turn over any and all such books and records to the Administrative Agent for the benefit of the Lenders or to its representatives at any time on demand of the Administrative Agent. Prior to such delivery upon the occurrence of a Default and upon reasonable notice from the Administrative Agent, the Borrowers shall permit any representative of the Lenders to inspect such books and records and shall provide photocopies thereof to the Lenders as more specifically set forth in section 5.18 of this Agreement.

               (d) Continuous Perfection. Each Borrower shall preserve in effect without change its name, identity and corporate structure in any manner except for (i) such changes, if any, as would not make any financing or continuation statement filed in connection with this Agreement or any of the Collateral seriously misleading within the meaning of section 9-402(7) of the UCC or any other then applicable provision of the UCC and (ii) changes made after the Borrowers shall have given the Administrative Agent at least 30 days' prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by Administrative Agent to amend such financing statement or continuation statement so that it is not seriously misleading.

               (e) Provisions Regarding Equipment. Borrowers represent and warrant to and agree with Lenders that all of the Collateral which consists of equipment (as defined in the Code) is and will be used or held for use in the Borrowers' businesses. The Borrowers shall keep and maintain such equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof. The Borrowers shall promptly inform the Lenders of any material change in such equipment. The Borrowers shall not permit any of such equipment (except for the electrical substation) to become a fixture to real property or an accession to other personal property, unless Lenders have a valid, perfected and first priority Lien in such real or personal property. The Borrowers shall

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


not, without the Administrative Agent's prior written consent, alter or remove any identifying symbol or number on any of such equipment. The Borrowers shall not, without the prior written consent of the Requisite Lenders, sell, lease as a lessor, or otherwise dispose of any of such equipment except as provided in sections 1.10 and 1.11.

               (f) Provisions Regarding Trademarks. The Borrowers shall notify the Lenders promptly if they know or have reason to know that any application or registration relating to any Trademark or trade name that is material to the conduct of the Borrowers' businesses may become abandoned or dedicated, or of any adverse determination or development (including without limitation the institution of, or an adverse determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding either Borrower's ownership of any Trademark which is material to the conduct of such Borrower's business or its right to register, keep or maintain the same.

               (g) Costs of Defending and Upholding the Lien. The Administrative Agent may, upon at least five days' prior notice to the Borrowers (or if such notice is not feasible, on such shorter notice as may be feasible under the circumstances), (i) appear in and defend any action or proceeding, in the name and on behalf of the Lender Parties affected in which any Lender Party is named or which the Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any of the Collateral, the Lien hereof, or any other Loan Document and (ii) institute any action or proceeding which the Administrative Agent reasonably determines should be instituted to protect the interest or rights of the Lender Parties in the Collateral or under this Agreement or any other Loan Document.

               (h) Costs of Enforcement. The Borrowers agree to bear and shall pay or reimburse the Administrative Agent and the other Lender Parties in accordance with the terms of section 11.4 for all reasonable sums, costs and expenses incurred by the Administrative Agent and the other Lender Parties (including reasonable attorneys' fees and the expenses and fees of any receiver or similar official) of or incidental to the collection of any of the Obligations, any foreclosure (or transfer in lieu of foreclosure) of the Collateral, the Lien of this Agreement or any other Loan Document or any sale of all or any portion of the Collateral.

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        5.16   Administrative Agent's Appointment as Attorney-in-Fact.

               (a) Each Borrower hereby irrevocably constitutes and appoints the Administrative Agent and any officers or agents thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Borrower, and in the name of such Borrower or in its own name, from time to time in the Administrative Agent's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to perfect the Lien hereof on or otherwise to protect the Collateral and accomplish the purposes of this Agreement with respect to the protection, preservation or collection of or realization on the Collateral, and, without limiting the generality of the foregoing, hereby grants to the Administrative Agent the power and right, on behalf of such Borrower, without notice to or assent by either Borrower, and at any time to do the following (but, except in the case of clause
(i), only after the occurrence and during the continuation of an Event of Default):

                      (i) in the name of such Borrower, in its own name or otherwise, take possession of, endorse and receive payment of any checks, drafts, notes, acceptances or other instruments for the payment of monies, claims or other amounts due in respect of any of the Collateral, including without limitation, but subject to section 1.11(b), payments made in respect of any insurance existing pursuant to the terms of any of the Loan Documents to the extent such insurance payments relate to the Collateral;

                      (ii) subject to the rights of the parties to the other Financing Agreements to the extent (A) the same do not affect any of the Collateral and (B) are not inconsistent with the express provisions hereof, make all decisions and determinations with respect to any insurance existing pursuant to the terms of the Loan Documents, including continuations thereof, and pay all or any part of the premiums therefor and the costs thereof, except that, to the extent that such insurance does not cover any of the Collateral, or covers both the Collateral and other assets of the Borrowers (it being agreed, however, that casualty insurance covering the Collateral will not cover any other assets of the Borrower or any other Person), such authority to make decisions and determinations shall be limited to participating in such decisions equally with the other Project lenders;

                      (iii) pay and discharge Taxes and Liens levied or placed on or threatened against the Collateral;

                      (iv) effect any repairs or obtain any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and costs thereof;

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                      (v) direct any party liable for any payment on account of
        or in respect of any of the Collateral to make payment of any and all monies due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

                      (vi) settle, compromise or adjust any suit, action, or proceeding referred to in section 5.15(g) and (h) and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate to protect, preserve, collect or realize upon the Collateral;

                      (vii) commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to protect the Collateral or any part thereof and to enforce any other right in respect of all or any of the Collateral;

                      (viii) defend any suit, action or proceeding brought against either Borrower with respect to any Collateral if such Borrower does not defend such suit, action or proceeding or if the Administrative Agent believes that such Borrower is not pursuing such defense in a manner that will optimize the recovery with respect to such Collateral; and

                      (ix) sell, transfer, pledge, make any agreement with respect to the protection, preservation or realization on, or the insurance, storage, maintenance, repair or custody of, or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent's option and the Borrowers' expense, at any time, or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to perfect, protect, preserve, or realize upon the Collateral and the Lien of the Administrative Agent, for the benefit of the Lenders, thereon in order to effect the intent of this Agreement, all as fully and effectively as the Borrowers might do.

               (b) The Borrowers hereby ratify, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this section 5.16 is a power coupled with an interest and shall be irrevocable until the Commitments have expired or been terminated and all of the Obligations have been paid in full.

               (c) The powers conferred on the Lender Parties hereunder are solely to protect the security interest in the Collateral of the Administrative Agent for the benefit of the Lenders and shall not impose any duty upon any Lender Party to exercise any such powers. Each Lender Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and none of its officers, directors, employees, agents or representatives shall be responsible to either Borrower for any act or failure to act,

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except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

               (d) Each Borrower also authorizes each Lender Party, at any time and from time to time, to (i) communicate in its own name with any party to any contract pertaining to the Collateral with regard to the assignment of the right, title and interest of the Borrowers in and under such contract and other matters relating thereto and (ii) execute, in connection with any sale provided for in section 8.2 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

        5.17 Ownership of Collateral. Subject to section 1.10, until the Commitments have expired or been terminated and all of the Obligations have been paid in full, none of the Collateral will be owned by any Person other than a Borrower.

        5.18   Inspection; Lenders Meeting.

               (a) Inspection Rights. The Borrowers shall, and shall cause each of their Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of the Borrowers and their Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers, consultants (including without limitation the Construction Consultant and the Insurance Expert) and independent public accountants, if requested by the Administrative Agent, all upon reasonable notice, at such reasonable times during normal business hours and as often as may reasonably be requested (provided that each Borrower may, if it so chooses, be present at or participate in any such discussion).

               (b) Lenders Meeting. The Borrowers will, upon the request of the Administrative Agent, participate in a meeting of the Lender Parties once during each Fiscal Year to be held at the corporate offices of LVSI, or at such other location, and in all events at such time, as may be agreed to by the Borrowers and the Administrative Agent.

        5.19   Payment of Liens.

               (a) Removal by Borrowers. In the event that, notwithstanding the covenants contained in section 6.5, a Lien or claim of Lien (including without limitation a mechanic's or materialman's Lien) not permitted under section 6.5 may, or (in the case of a claim of Lien) may be asserted to, encumber the Collateral or any unit or item thereof, the Borrowers shall promptly discharge or cause to be discharged by payment or promptly (and in any event within 45 days after the date on which the Borrowers have notice or knowledge thereof) secure removal of the same by bonding or deposit with the appropriate Governmental Authority or otherwise; provided that compliance with the provisions of this section 5.19 shall not be deemed to constitute a waiver of the provisions of section 6.5. The

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Borrowers shall exhibit to the Administrative Agent upon request all receipts or other satisfactory evidence of payment, bonding, deposit of Charges, Liens or any other item which may cause any such Lien to be filed against any item of Collateral of any Borrower or any of its Subsidiaries. Each of the Borrowers and, as applicable, their Subsidiaries shall fully preserve the Lien (and the priority thereof) created hereby or intended so to be without cost or expense to the Administrative Agent or the Lenders.

               (b) Removal by the Administrative Agent. If any of the Borrowers and their Subsidiaries shall fail to promptly discharge, remove or bond off any such Lien (including without limitation any mechanic's or materialman's claim of Lien as described above), which is not being contested by a Borrower or Subsidiary thereof in good faith and by appropriate proceedings promptly instituted and diligently conducted, within 30 days after the receipt of notice thereof, then the Administrative Agent may (but shall not be obligated to) procure the release and discharge of such Lien (or mechanics' or materialmen's claim of Lien) and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect a settlement or compromise with the lienor or Lien claimant and post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may determine to be advisable. In settling, compromising or arranging for the discharge of any Liens or claims under this section 5.19(b), the Administrative Agent shall not be required to establish or confirm the validity or amount of any Lien. The Borrowers agree that all costs and expenses expended or otherwise incurred by the Administrative Agent pursuant to this section 5.19 (including reasonable attorneys' fees and disbursements) shall be paid or reimbursed by the Borrowers in accordance with the terms hereof.

        5.20 Diligent Construction of the Project. The Borrowers shall take or cause to be taken all action, make or cause to be made all contracts and do or cause to be done all things necessary to construct the Project diligently in accordance with the Construction Management Agreement, the Plans and Specifications and the other Operative Documents.

        5.21 Project Plans. The Borrowers shall make available to the Administrative Agent and the Construction Consultant at the Site copies of, and in all events maintain at the Site a complete set of, the Plans and Specifications as in effect from time to time.

         5.22 Construction Consultant. Prior to the Final Completion Date and thereafter until the Disbursement Agreement shall cease to be in force or effect, each Borrower shall:

               (a) cooperate, and cause the Construction Manager to cooperate, with the Construction Consultant in the performance of the Construction Consultant's duties hereunder and under the Construction Consultant Engagement Agreement (as the same may be supplemented or amended in a manner reasonably satisfactory to the Administrative Agent). Without limiting the generality of the foregoing, the Borrowers shall and shall cause the Construction Manager to:
(i) communicate with and promptly provide all invoices, documents, plans and other information reasonably requested by the Construction

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Consultant, (ii) authorize the Project contractors to communicate directly with the Construction Consultant regarding the progress of the work, (iii) provide the Construction Consultant with access to the Site and, subject to required safety precautions, the construction areas, (iv) provide the Construction Consultant with reasonable working space and access to telephone, copying and telecopying equipment and (v) otherwise facilitate the Construction Consultant's review of the construction of the Project and preparation of the certificates required hereby;

               (b) pay or cause to be paid to the Construction Consultant all amounts required to be paid under the Construction Consultant Engagement Agreement (as the same may be supplemented or amended in a manner reasonably satisfactory to the Administrative Agent);

               (c) in addition to any other consultation required hereunder, following the end of each Fiscal Quarter, upon the reasonable request of the Administrative Agent, consult with the Lenders regarding any adverse event or condition identified in any report prepared by the Construction Consultant; and

               (d) procure the attendance and participation of the Construction Consultant at the Lenders Meeting referred to in section 5.18(b).

        5.23   Borrowers' Equity.

               (a) Each Borrower shall from time to time deposit or cause to be deposited into the appropriate Borrowers' funds accounts maintained pursuant to the Disbursement Agreement amounts in cash sufficient so that at all times the Liquid Available Funds (as defined in the Disbursement Agreement) shall equal or exceed 75% of the Remaining Costs.

               (b) Whenever (a) the Remaining Costs exceed the Available Funds or (b) the Required Minimum Contingency exceeds the Unallocated Contingency Balance, then the Borrowers, and each of them, shall deposit or cause to be deposited in the Company's Funds Account, or at the Borrowers' election the Guaranty Deposit Account (as such terms Company's Funds Account and Guaranty Deposit Account are defined in the Disbursement Agreement), cash in an amount equal to the greater of such excesses.

        5.24 Project Document and Permits. The Borrowers shall deliver to the Administrative Agent, and the Construction Consultant promptly, but in no event later than 10 days after such Borrower's receipt thereof, copies of (a) all Project Documents and Permits obtained or entered into by a Borrower after the Financing Date, (b) any amendment, supplement or other modification to any Permit received by a Borrower after the Closing Date and (c) all notices relating to the Project received by the Borrowers from any Governmental Authority.

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6.      NEGATIVE COVENANTS

        The Borrowers covenant and agree that, so long as any of the Commitments shall remain in effect and until payment in full of all of the Loans and other Obligations, unless such performance or observance shall be excused by the prior written consent of the Requisite Lenders, the Borrowers shall perform and observe all of the covenants set forth in this section 6, namely:

        6.1 Restriction on Fundamental Changes, Asset Sales and Acquisitions. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, by operation of law or otherwise, alter the corporate, capital or legal structure of any Borrower, or any Subsidiary thereof, or enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, convey, assign, lease (as lessor), sublease (as sublessor), transfer or otherwise dispose of, in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire, purchase, lease (as lessee) or sublease (as sublessee), in one transaction or a series of related transactions, all or any substantial part of the business, property or assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

                      (a) the Borrowers may make Consolidated Capital Expenditures, within the limits of section 6.9(e), and, subject to section 1.22(b), may make sales of units and items of the Collateral no longer useful and to be used in connection with the operation of the Project to the extent permitted by and subject to the provisions (including without limitation provisions governing the application of proceeds) set forth in section 1.10, provided that in connection with any such sale the Borrowers shall have furnished to the Administrative Agent an Officers' Certificate to the effect that the conditions of this section 6.1(a) have been satisfied;

                      (b) the Borrowers and their Subsidiaries may dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Borrowers and the Subsidiaries, in each case to the extent the assets in question do not constitute Collateral and the disposition is made in the ordinary course of business;

                      (c) the Borrowers and their Subsidiaries may sell or otherwise dispose of assets, which do not constitute Collateral, in transactions that do not constitute Asset Sales, provided that the consideration received for each such asset sold or otherwise disposed of under the authority of this clause (c), except in an Asset Sale permitted under clauses (e) through (i) of this section 6.1, shall not be less than the fair market value of such asset;

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                      (d) subject to section 6.19, the Borrowers and their
        Subsidiaries may make Asset Sales of assets, which do not constitute Collateral, having a fair market value not in excess of (i) $4,000,000 in respect of the sale or other disposition of construction equipment prior to or during the first year following the Final Completion Date and (ii) $2,000,000 with respect to any other Asset Sales; provided in each case that (x) the consideration received for each such asset shall be in an amount at least equal to the fair market value thereof, (y) the sole consideration received shall be cash and (z) the proceeds of such Asset Sales shall be applied as required by the applicable provisions of the other Financing Agreements, including without limitation section 2.4B(iii)(a) of the Bank Credit Agreement as applicable;

                      (e) the Borrowers and Mall Construction Subsidiary may transfer their respective interests in the Mall Collateral to the Mall Subsidiary in accordance with section 5.16(c) of the Disbursement Agreement and to the extent permitted under the terms of the applicable provisions of the Financing Agreements other than this Agreement, including without limitation section 7.7(v) of the Bank Credit Agreement, as in effect on the date hereof, as applicable;

                      (f) the Borrowers may transfer the Phase II Land to the Phase II Subsidiary in accordance with section 5.16(d) of the Disbursement Agreement and to the extent permitted under the terms of section 7.7(vi) of the Bank Credit Agreement in effect on the date hereof, subject to the observance of any applicable requirements under the other Financing Agreements;

                      (g) the Borrowers and their Subsidiaries may enter into any leases with respect to any space on or within the Project where none of the Collateral is or shall be located;

                      (h)    the Borrowers may enter into the HVAC Ground Lease;

                      (i) LVSI may lease the casino from VCR pursuant to the Casino Lease;

                      (j) the Mall Construction Subsidiary (and, if applicable, the Mall Subsidiary) may lease the Mall from Venetian pursuant to the Mall Lease and, further, upon the occurrence of the Mall Parcel Creation Date, VCR and the Mall Construction Subsidiary (or, if applicable, Mall Subsidiary) may terminate the Mall Lease, in each case as and to the extent consistent with section 5.16 of the Disbursement Agreement and as permitted under the terms of the applicable provisions of the Financing Agreements other than this Agreement, including without limitation section 7.7(x) of the Bank Credit Agreement, as in effect on the date hereof, as applicable;

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                      (k) either Borrower may be merged with the other Borrower;

                      (l) either Borrower may sell, lease or otherwise transfer assets, which do not constitute Collateral, to the other Borrower or to a wholly-owned Subsidiary of the transferor Borrower to the extent permitted by section 6.2 and any wholly-owned Subsidiary of a Borrower may sell, lease or otherwise transfer assets to any other wholly-owned Subsidiary of such Borrower or to the other Borrower;

                      (m) the Mall Construction Subsidiary may be merged with or liquidated into VCR;

                      (n) the Borrowers may dedicate space for the purpose of construction of (i) a mass transit system, (ii) a pedestrian bridge over or a pedestrian tunnel under Las Vegas Boulevard and Sands Avenue or similar structures to facilitate pedestrians or traffic and (iii) a right turn lane or other roadway dedication at or near the Project; provided in each case that such dedication does not materially impair the use or operations of the Project;

                      (o) the Mall Construction Subsidiary may enter into or take by assignment the Mall Management Agreement;

                      (p) the Borrowers may make the transfers permitted under sections 6.2(c), (d), (e) and (i) hereof;

                      (q) VCR and the Mall Construction Subsidiary may enter into the Billboard Master Lease;

                      (r) the Borrowers and their Subsidiaries may transfer any assets, which do not constitute Collateral, leased or acquired with proceeds of a Non- Recourse Financing permitted under section 6.3 to the lender providing such financing upon default, expiration or termination of such Non-Recourse Financing;

                      (s) the Borrowers may sell receivables for fair market value in the ordinary course of business; and

                      (t) the Borrowers may incur Liens permitted under section 6.5, provided that any leases (whether or not constituting Permitted Liens) shall be permitted only to the extent provided in clause (g) of this section 6.1 and the last sentence of this section 6.1.

Notwithstanding the foregoing provisions of this section 6.1, clauses (g) and (as it relates to leases) (t) shall be subject to the additional provisos that:
(i) no Event of Default or Default would occur as a result of entering into such transaction or lease (or immediately after any

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renewal or extension thereof at the option of the Borrowers or one of their
Subsidiaries), (ii) such transaction or lease will not materially interfere with, impair or detract from the operation of the businesses of the Borrowers and their Subsidiaries, (iii) such transaction or lease is at a fair market rent or value (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the lease, taken as a whole, is commercially reasonable and fair to the Borrowers and their Subsidiaries in light of prevailing or comparable transactions in other casinos, hotels, hotel attractions or shopping venues and (iv) no gaming or casino operations (other than the operation of arcades and games for children) may be conducted on any space that is subject to such transaction or lease other than by one or more of the Borrowers and their Subsidiaries.

        6.2 Investments; Joint Ventures; Formation of Subsidiaries. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or otherwise form or create any Subsidiary, except:

                      (a) the Borrowers and their Subsidiaries may make and own Investments in Cash Equivalents (as defined in section 1.1 of the Bank Credit Agreement);

                      (b) the Borrowers may continue to own their existing Investments in the Intermediate Holding Companies, the Excluded Subsidiaries and the Mall Construction Subsidiary described in Schedule 6.2, provided that the Borrowers and their Subsidiaries may not make any additional Investments in such Persons except as permitted by clauses
        (c), (d), (e) and (i) below;

                      (c) the Borrowers may transfer the Mall Collateral to the Mall Subsidiary to the extent permitted by section 6.1(e) and may transfer a 1% managing membership interest in each of the Mall Subsidiary and the Mall Direct Holdings to the Mall Manager;

                      (d) the Borrowers may transfer the Phase II Land to the Phase II Subsidiary to the extent permitted by section 6.1(f) and may transfer a 1% managing membership interest in each of the Phase II Subsidiary and Phase II Direct Holdings to the Phase II Manager;

                      (e) the Borrowers and their Subsidiaries may invest in the Mall Subsidiary or the Phase II Subsidiary, or both, any cash or other property contributed to the Borrowers by Sheldon G. Adelson or any of his Affiliates for either of such express purposes;

                      (f) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrowers may form and make

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        Investments in new Subsidiaries and in Joint Venture Suppliers; provided that (i) the aggregate amount of all such Investments shall not at any time exceed $10,000,000, (ii) no such Subsidiary or Joint Venture Supplier shall own or operate or possess any material license, franchise or right used in connection with the ownership or operation of the Project or any material Project assets, (iii) in the case of any Investment in a Joint Venture Supplier, LVSI shall have delivered to the Administrative Agent an Officers' Certificate which certifies that in the reasonable judgment of such officers the Investment in such Joint Venture Supplier will result in an economic benefit to the Borrowers (taking into account such Investment) as a result of a reduction in the cost of the goods or services being acquired from the Joint Venture Supplier over the life of the Investment and (iv) none of the Borrowers, nor any other Subsidiary of either Borrower, shall incur any liabilities or contingent obligations in respect of the obligations of such Subsidiary or Joint Venture Supplier;

                      (g) the Borrowers may make Consolidated Capital Expenditures to the extent permitted by section 6.9;

                      (h) the Borrowers and their Subsidiaries may hold Investments consisting of securities received in settlement of indebtednesses created in the ordinary course of business and owing to one or more of the Borrowers and their Subsidiaries or in satisfaction of judgments with respect to such indebtednesses;

                      (i) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrowers may make cash contributions to the Mall Subsidiary in an aggregate amount not to exceed $5,00,000 to pay fees and expenses in connection with the refinancing of the Interim Mall Facility;

                      (j) the Borrowers may make loans or advances to their employees (i) to fund the exercise price of options granted under the Borrowers' stock option plans or agreements or employment agreements as in effect on November 14, 1997, and (ii) for other purposes in an amount not to exceed $1,000,000 in the aggregate outstanding at any time; and

                      (k) the Borrowers may make and own other Investments in an aggregate amount not to exceed at any time $5,000,000.

        6.3 Indebtedness. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or guaranty or permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

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                      (a) the Borrowers and their Subsidiaries may become and
        remain liable with respect to the Obligations;

                      (b) the Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by section 6.7 and (other than with respect to subsections (e) and (f) of section 6.7) upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

                      (c) the Borrowers may become and remain liable for Indebtedness evidenced by the Mortgage Notes in an aggregate principal amount not to exceed at any time $425,000,000, reduced by any principal payments required to be made thereon;

                      (d) the Borrowers may become and remain liable for Indebtedness under the Interim Mall Credit Agreement representing the Interim Mall Facility in an aggregate principal amount not to exceed at any time $140,000,000 reduced by (x) any principal payments required to be made thereon and (y) any amounts funded in respect of a Substitute Tranche B Loan, provided that following the Mall Release Date or any transfer of the Mall Collateral to the Mall Subsidiary, the Indebtedness under the Interim Mall Facility shall not be Indebtedness permitted under this section 6.3;

                      (e) the Borrowers may become and remain liable for Indebtedness represented by the Subordinated Notes in an aggregate principal amount not to exceed at any time $97,500,000 reduced by any principal payments required to be made thereon;

                      (f) the Borrowers may become and remain liable for Indebtedness under the Bank Credit Agreement, or any replacement, refinancing or refunding thereof permitted pursuant to section 6.8(l), in an aggregate principal amount not to exceed at any time $170,000,000 reduced by any principal payments required to be made thereon;

                      (g) the Borrowers and the Mall Construction Subsidiary may become and remain liable for Indebtedness in respect of any Substitute Tranche B Loan in an aggregate principal amount not to exceed $35,000,000 at any time (plus any accrued and unpaid interest thereon added to principal) reduced by any principal payments required to be made thereon, provided that, following the Mall Release Date or any transfer of the Mall Collateral to the Mall Subsidiary, such Indebtedness shall not constitute Indebtedness permitted under this section 6.3;

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                      (h) the Borrowers may become and remain liable for Non-
        Recourse Financing, other than Alternate Vendor Financing, used to finance the purchase or lease of personal or real property for use in the business of a Borrower or one of its Subsidiaries, provided that (i) such Non-Recourse Financing represents at least 75% of the purchase price of such personal or real property, (ii) the Indebtedness incurred pursuant to this section 6.3(h) shall not exceed $20,000,000 at any time and (iii) no such Indebtedness may be incurred under this section 6.3(h) until the Final Completion Date has occurred and the Borrowers have generated Consolidated EBITDA for one Fiscal Quarter of at least $25,000,000;

                      (i) the Borrowers may become and remain liable for Indebtedness in respect of any Completion Guaranty Loan in an aggregate amount not to exceed $25,000,000 (plus any accrued and unpaid interest thereon added to principal);

                      (j) the Borrowers may become and remain liable for an aggregate of $20,000,000 of additional Indebtedness under a working capital line less the aggregate amount of all increases, if any, in commitments granted under section 2.1A(ii) of the Bank Credit Agreement; provided that (x) no such Indebtedness may be incurred until after the Final Completion Date and (y) such Indebtedness shall be incurred either with the lenders under the Bank Credit Agreement or with other Persons who are "Eligible Assignees" (as such term is defined in section 1.1 of the Bank Credit Agreement) on substantially the same terms as the "revolving loans" under section 2.1A(ii) of the Bank Credit Agreement and otherwise on terms reasonably satisfactory to the Bank Agent and Goldman Sachs Credit Partners L.P. in its capacity as arranger under the Bank Credit Agreement;

                      (k) the Borrowers may become and remain liable for Indebtedness to employees of the Borrowers ("Employee Repurchase Notes") incurred in connection with any repurchase of employee options or stock upon death, disability or termination of such employee in accordance with employment agreements or option plans or agreements as in effect on the Closing Date ("Permitted Employee Repurchases") provided that such Indebtedness shall be unsecured and subordinated on terms not less favorable to the Borrowers and the Lenders than the terms of the Subordinated Notes and shall expressly provide that payments thereon shall be required only to the extent permitted by section 6.8(a) hereof and not restricted by any other Financing Agreement;

                      (l) the Borrowers may become and remain liable for Indebtedness incurred for the purpose of financing all or any part of the purchase or lease of gaming equipment to be used in connection with the casino located at the casino resort to be owned by Phase II Subsidiary or any casino to be operated within Phase II in the aggregate amount at any time outstanding not to exceed $10,000,000; provided that upon default under such Indebtedness, the lender under such


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        Indebtedness may seek recourse or payment against the Borrowers and their Subsidiaries only through the return or sale of the property or equipment so purchased or leased and may not otherwise assert a valid claim for payment on such Indebtedness against the Borrowers and their Subsidiaries or any other property of the Borrowers and their Subsidiaries;

                      (m) Indebtedness under the Bank Credit Agreement in excess of the amount permitted by section 6.3(f), and Indebtedness under the Interim Mall Credit Agreement in excess of the amount permitted by section 6.3(d) (without giving effect to the proviso set forth in section 6.3(d)), provided that (x) the Indebtedness permitted under this section 6.3(m) shall in no event exceed $20,000,000 in aggregate principal amount and shall not be secured by any Liens other than Liens permitted under section 6.5(a)(viii), (y) in the case of each Project Lender (other than the Lenders hereunder), the Indebtedness permitted under this section 6.3(m) shall be permitted either under the terms of the Financing Agreement pursuant to which such Project Lender has extended or committed to extend credit, under the terms of the Credit Parties Intercreditor Agreement, or under the terms of an express written consent or waiver by such Project Lender of such Financing Agreement a copy of which consent or waiver has been furnished to the Administrative Agent and (z) after giving effect to the incurrence of the Indebtedness permitted under this section 6.3(m) and any other Indebtedness being incurred contemporaneously therewith the Borrowers shall be in compliance on a pro forma basis with all of their covenants set forth in section 6.9 (to the extent section 6.9 is then applicable) and the Administrative Agent shall have received an Officers' Certificate to such effect and setting forth the calculations necessary to demonstrate such compliance;

                      (n) Indebtedness under the Bank Credit Agreement or the Interim Mall Credit Agreement, or both, not permitted under subsections
        (d), (f) and (m), taken together, of this section 6.3, or under any other subsection of this section 6.3 (such permitted Indebtedness being herein sometimes referred to as "Subsection 6.3(n) Indebtedness"), provided that (i) no Subsection 6.3(n) Indebtedness shall be incurred prior to the occurrence of a Default hereunder nor on or after the Basic Loan Commencement Date, (ii) Subsection 6.3(n) Indebtedness shall be incurred for the purpose of curing, and shall have the effect of curing, the Default, shall in no event exceed $30,000,000 in aggregate principal amount and shall not be secured by any Liens other than Liens permitted under section 6.5(a)(vii), (iii) contemporaneously with each incurrence of Subsection 6.3(n) Indebtedness Sheldon G. Adelson shall have contributed to the equity capital of LVSI, for use in connection with the completion of the construction of the Project, cash in an amount equal to or greater than the amount of the Subsection 6.3(n) Indebtedness then being incurred, (iv) in the case of each Project Lender (other than the Lenders hereunder), the Subsection 6.3(n) Indebtedness shall be permitted either under the terms of the Financing Agreement

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        pursuant to which such Project Lender has extended or committed to extend credit, under the terms of the Credit Parties Intercreditor Agreement, or under the terms of an express written consent or waiver by such Project Lender of such Financing Agreement a copy of which consent or waiver has been furnished to the Administrative Agent and (v) after giving effect to the incurrence of the Subsection 6.3(n) Indebtedness and any other Indebtedness being incurred contemporaneously therewith the Borrowers shall be in compliance on a pro forma basis with all of their covenants set forth in section 6.9 (to the extent section 6.9 is then applicable) and the Administrative Agent shall have received an Officers' Certificate to such effect and setting forth the calculations necessary to demonstrate such compliance;

                      (o) Indebtedness not permitted under subsections (d), (f),
        (m) and (n), taken together, of this section 6.3, or under any other subsection of this section 6.3 (such Indebtedness permitted only under this section 6.3(o) being herein sometimes referred to as "Subsection 6.3(o) Indebtedness"), provided that (i) no Subsection 6.3(o) Indebtedness shall be incurred prior to the occurrence of a Default hereunder nor on or after the Basic Loan Commencement Date, (ii) the Subsection 6.3(o) Indebtedness shall be incurred solely for the purpose of curing, and shall have the effect of curing, the Default and shall in no event exceed $50,000,000 in aggregate principal amount, (iii) all Subsection 6.3(o) Indebtedness shall be secured by the Liens permitted under section 6.5(a)(xi) and no other Liens, (iv) contemporaneously with each incurrence of Subsection 6.3(o) Indebtedness Sheldon G. Adelson shall have contributed to the equity capital of LVSI, for use in connection with the completion of the construction of the Project, cash in an amount equal to or greater than the amount of the Subsection 6.3(o) Indebtedness then being incurred, (v) in the case of each Project Lender (other than the Lenders hereunder), the Subsection 6.3(o) Indebtedness shall be permitted either under the terms of the Financing Agreement pursuant to which such Project Lender has extended or committed to extend credit, under the terms of the Credit Parties Intercreditor Agreement, or under the terms of an express written consent or waiver by such Project Lender of such Financing Agreement, a copy of which consent or waiver has been furnished to the Administrative Agent and (vi) after giving effect to the incurrence of the Subsection 6.3(o) Indebtedness and any other Indebtedness being incurred contemporaneously therewith the Borrowers shall be in compliance on a pro forma basis with all of their covenants set forth in section 6.9 (to the extent section 6.9 is then applicable) and the Administrative Agent shall have received an Officers' Certificate to such effect and setting forth the calculations necessary to demonstrate such compliance;

                      (p) Indebtedness, not to exceed $7,700,000 in the aggregate, which consists of Alternative Vendor Financing permitted under section 1.2(f); and

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                      (q) Indebtedness, not to exceed $10,000,000 in the
        aggregate, not permitted under any of the foregoing clauses (a) through
        (p), inclusive.

        6.4 Affiliate and Employee Loans and Transactions; Employment Agreements. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of either Borrower or with any Affiliate of a Borrower or of any such holder, provided that Borrowers may enter into and permit to exist:

                      (a) transactions that are on terms that are not less favorable to the affected Borrower or Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such holders or Affiliates if (i) the Borrowers have delivered to the Administrative Agent (A) with respect to any transaction involving an amount in excess of $500,000, a resolution adopted by a majority of the disinterested non-employee directors of the applicable Borrower (of LVSI, in the case of VCR) or Subsidiary approving such transaction and an Officers' Certificate certifying that such transaction complies with this section 6.4, at the time such transaction is entered into and (B) with respect to any such transaction that involves aggregate payments in excess of $10,000,000 or that is a loan transaction involving a principal amount in excess of $10,000,000, an opinion as to the fairness of the transaction to the applicable Borrower or Subsidiary from a financial point of view issued by an Independent Financial Advisor at the time such transaction is entered into;

                      (b)    the Services Agreement;

                      (c) purchases of materials or services from a Joint Venture Supplier by the Borrowers or any of their Subsidiaries in the ordinary course of business on arm's length terms;

                      (d) any employment, indemnification, noncompetition or confidentiality agreement entered into by the Borrowers or any of their Subsidiaries with their employees or directors in the ordinary course of business;

                      (e) loans or advances to employees of the Borrowers or their Subsidiaries permitted under section 6.2(j);

                      (f) the payment of reasonable fees to directors of the Borrowers and their Subsidiaries who are not employees of the Borrowers or their Subsidiaries;

                      (g) the grant of stock options or similar rights to employees and directors of the Borrowers pursuant to plans approved by the board of directors of

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        LVSI and any repurchases of stock or options of the Borrowers from such employees to the extent permitted by section 6.8;

                      (h) transactions between or among the Borrowers and any of their wholly-owned Subsidiaries;

                      (i) the transactions contemplated by the Adelson Completion Guaranty;

                      (j) the transactions contemplated by the Cooperation Agreement;

                      (k) the transactions contemplated by the HVAC Services Agreement;

                      (l) the use of the Congress Center by the owner of the Sands Expo and Convention Center, provided that VCR receives fair market value for the use of such property;

                      (m) the transactions contemplated by the GMAC Guaranty, including the Substitute Tranche B Loan;

                      (n) the transfer of the Phase II Land to the Phase II Subsidiary, the transfer of the Mall Collateral to the Mall Subsidiary and other asset transfers and investments permitted under sections 6.2(c), (d), (e) and (k);

                      (o) any repayment or deemed repayment of the Interim Mall Loan and the Substitute Tranche B Loan in connection with the transfer of the Mall Collateral to the Mall Subsidiary;

                      (p) the incurrence and discharge of obligations of the Borrowers under a gaming operations lease agreement with the Phase II Subsidiary relating to the casino to be in the casino resort owned by the Phase II Subsidiary on terms substantially similar to those of the Casino Lease except that (i) the rent payable under such lease shall be equal to all revenues derived from such casino minus the sum of (1) the operating costs related to such casino (including an allocated portion (based on gaming revenue) of the Borrowers' administrative costs related to its gaming operations) and (2) the lesser of $250,000 or 1.0% of such casino's operating income (or zero if there is an operating loss) (determined in accordance with GAAP), (ii) the Borrowers may agree that they shall operate the casino in the casino resort owned by the Phase II Subsidiary and the casino in the Project in substantially similar manners, and (iii) the Borrowers may agree to have common gaming and surveillance operations in such casinos (based on equal allocations of revenues and operating costs);

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                      (q) the participation by employees of Interface in the Las
        Vegas Sands, Inc. 401(k) Retirement Plan if Interface shall reimburse the Borrowers for a pro rata portion of the administrative expenses of such plan based on the number of employees of each of Interface and LVSI participating in such plan;

                      (r) transactions contemplated by the Interface Lease;

                      (s) reimbursements by the Borrowers to Yona Aviation Services, Inc. or its successors for its operating and lease costs related to the use of its aircraft by the Borrowers' employees (based on the actual allocated costs and time of usage);

                      (t) transactions contemplated by the Puck JV Letter of Intent; and

                      (u) transactions contemplated by the Billboard Master
        Lease.

        6.5    Liens.

               (a) Prohibition on Liens. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Borrower or Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any jurisdiction or under any similar recording or notice statute, except for the following none of which (except as specified in clause (ii) below) shall in any event encumber or otherwise affect any of the Collateral:

                      (i)    Permitted Liens and Liens granted pursuant hereto;

                      (ii)   Permitted Collateral Encumbrances;

                      (iii) Liens securing Indebtedness permitted under clause
        (c) of section 6.3, to the extent permitted under the Bank Credit Agreement and the Interim Mall Credit Agreement;

                      (iv) Liens securing Indebtedness permitted under clause
        (d) of section 6.3, to the extent permitted under the Bank Credit Agreement and the Mortgage Notes Indenture, provided that such Liens shall attach only to the Mall Collateral;

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                      (v) Liens securing Indebtedness permitted under clause (f)
        of section 6.3, to the extent permitted under the Mortgage Notes Indenture and the Interim Mall Credit Agreement;

                      (vi) Liens securing Indebtedness permitted under clause
        (h) of section 6.3, provided that such Liens shall attach only to the real or personal property purchased or leased with the proceeds of the Non-Recourse Financing referred to in such clause and such assets are acquired or leased within 180 days after the incurrence of such Indebtedness;

                      (vii) Liens in favor of the Mortgage Note Holders or the Interim Mall Lender or other Person securing Indebtedness advanced by any such Person and permitted under subsections (m) and (n) of section
        6.3 to the extent that (A) such Liens are permitted under the terms of the Credit Parties Intercreditor Agreement, the Bank Credit Agreement, the Mortgage Notes Indenture and the Interim Mall Credit Agreement and
        (B) any such Liens in favor of Interim Mall Lender attach only to the Mall Collateral;

                      (viii) Liens securing Indebtedness permitted under clause
        (l) of section 6.3, provided that such Liens shall attach only to the casino equipment purchased or leased with the proceeds of such Indebtedness and such assets are acquired or leased within 180 days of the incurrence of such Indebtedness;

                      (ix) Liens securing Indebtedness permitted under clause
        (j) of section 6.3; provided that such Liens are pari passu with the Liens securing the Indebtedness permitted under clause (f) of section 6.3;

                      (x)    Liens described in Schedule 6.5;

                      (xi) Liens securing Indebtedness permitted under clause
        (o) of section 6.3; provided that such Liens are (A) subordinate to both the Liens permitted under clause (iv) of this section 6.5 and the Liens permitted under clause (v) of this section 6.5 and (B) subordinate to or pari passu with the Liens permitted under clause (iii) of this section 6.5;

                      (xii) Liens securing Indebtedness permitted under section 6.3(p), provided that such Liens shall attach only to the individual units and items of equipment purchased with the Alternative Vendor Financing corresponding thereto; and

                      (xiii) Other Liens securing Indebtedness, permitted only under section 6.3(q), in an aggregate amount not to exceed $5,000,000 at any time outstanding.

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               (b) Equitable Lien in Favor of Lenders. If either Borrower or any
Subsidiary thereof shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens permitted by an express exception set forth in section 6.5(a), it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of section 6.5(a).

               (c) No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or leases or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Borrower, nor any Subsidiary, shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than (x) as provided herein, (y) as set forth in the documents evidencing Other Indebtedness as in effect on the Closing Date including any refinancing thereof permitted hereunder, provided that the provisions regarding the creation or assumption of Liens is not less favorable to the applicable Borrower or Subsidiary or to the Lenders hereunder than those set forth in the documents evidencing the Indebtedness being refinanced or (z) as required by applicable law or any applicable rule or order of any Gaming Authority.

               (d) No Restrictions on Subsidiary Distributions to Borrowers or Other Subsidiaries. The Borrowers will not, and will not permit any of their Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of their Subsidiaries to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by either Borrower or any other Subsidiary of a Borrower, (ii) repay or prepay any Indebtedness owed by any of such Subsidiaries to either or both of the Borrowers, (iii) make loans or advances to the Borrowers or (iv) transfer any of its property or assets to either or both of the Borrowers other than (x) as provided herein or in the other Loan Documents, (y) as set forth in the documents evidencing Other Indebtedness as in effect on the date hereof, including any refinancing, renewal, replacement or substitution thereof permitted hereunder, provided that the provisions regarding dividends, distributions, repayments of Indebtedness, loans and advances and transfers of assets are not less favorable to the applicable Borrower or Borrowers, Subsidiary or Subsidiaries or to the Lenders hereunder than those set forth in the documents evidencing the Indebtedness being refinanced, renewed, replaced or substituted for or (z) as required by applicable law or any applicable rule or order of the Nevada Gaming Authority.

        6.6 ERISA. Unless doing so, individually or taken together with similar acts or omissions in the past, would not present any reasonable likelihood of resulting in a Material Adverse Effect, no Borrower or ERISA Affiliate (i) shall acquire any new ERISA Affiliate

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that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency," as defined in section 302 of ERISA, or any "unfunded vested benefits" (as defined in section 4006(a)(3)(E)(iii) of ERISA in the case of any Pension Plan other than a Multiemployer Plan and in section 4211 of ERISA in the case of a Multiemployer Plan) or (ii) shall (a) permit or suffer any condition specified in Schedule 3.13 to cease to be met and satisfied at any time; or (b) terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in liability to either Borrower; or (c) permit any accumulated funding deficiency, as defined in section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; or (d) fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; or (e) make a complete or partial withdrawal (within the meaning of section 4201 of ERISA) from any Multiemployer Plan. No Borrower or ERISA Affiliate shall at any time fail to provide the Lenders with copies of any Plan documents or governmental reports or filings, if requested by the Requisite Lenders.

        6.7 Contingent Obligations. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                      (a) the Borrowers may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements which are (i) required under section 6.8 of the Bank Credit Agreement or under the terms of any other Financing Agreement or (ii) entered into to hedge against interest rate fluctuations in respect of the Obligations hereunder or (iii) entered into to hedge against interest rate fluctuations in respect of up to 100% of the outstanding principal amount of the Indebtedness permitted under clauses (d) and (f) of section 6.3 so long as such Interest Rate Agreements are on substantially the same terms as those entered into to satisfy the requirements of section 6.8 of the Bank Credit Agreement and all obligations thereunder are secured solely by Liens included in Permitted Liens under clause (xviii) of the definition of "Permitted Liens" in Annex A hereto;

                      (b) the Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations under the Loan Documents;

                      (c) the Borrowers and their Subsidiaries may become and remain liable with respect to the Contingent Obligations for the Indebtedness permitted under subsections (c), (d), (e), (f), (h) and (j) through (p), inclusive, of section 6.3, provided that, except with respect to the Indebtedness permitted under subsections (d) and (l) and Indebtedness to the Interim Mall Lender permitted under subsection (j), any such Contingent Obligations of the Intermediate Holding Companies are subordinate to the Obligations on terms at least as favorable to the Lenders hereunder

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


        as those relating to the subordination of the Intermediate Holding Company guaranties set forth in the Mortgage Notes Indenture as in effect on the date hereof;

                      (d) to the extent such incurrence does not result in the incurrence by the Borrowers or any of their Subsidiaries of any obligation for the payment of borrowed money, the Borrowers may become and remain liable with respect to Contingent Obligations incurred solely in respect of performance bonds, completion guaranties and standby letters of credit or bankers' acceptances, provided that such Contingent Obligations are incurred in the ordinary course of business and do not at any time exceed $10,000,000 in the aggregate;

                      (e) the Borrowers and their Subsidiaries may become and remain liable for customary indemnities under Project Documents as in effect on the date hereof; and

                      (f) the Borrowers may become and remain liable with respect to other Contingent Obligations, provided that the maximum aggregate liability, contingent or otherwise, of Borrowers in respect of all such Contingent Obligations shall at no time exceed $5,000,000.

        6.8 Restricted Junior Payments. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sinking fund, defeasance fund or other sum for any Restricted Junior Payment, except:

                      (a) the Borrowers may make regularly scheduled payments and mandatory prepayments (not including any payments upon an acceleration) of principal and interest in respect of any Other Indebtedness of the Borrowers in accordance with the terms of, and only to the extent required by the agreement pursuant to which such Other Indebtedness was issued, provided that (i) any such payments shall be subject to the terms of the Credit Parties Intercreditor Agreement, the Adelson Intercreditor Agreement and the Adelson Completion Guaranty, as applicable, (ii) any such payments in respect of any Completion Guaranty Note or any Employee Repurchase Note may be made only to the extent that no Event of Default or Default shall then exist and be continuing or would result therefrom and (iii) any such payments in respect of any Employee Repurchase Note may be made only to the extent that the ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges for the four-Fiscal Quarter period ended on the most recent Quarterly Date preceding such payment or such shorter period tested on such Quarterly Date under section 6.9(a) (determined on a pro forma basis (as though such payment on the Employee Repurchase Note had been made during the period tested as of such Quarterly Date under section 6.9(a)) would have been in compliance with the requirements of section 6.9(a) as certified to the Administrative Agent by the chief

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        financial officer of each of the Borrowers, on behalf of each of the
        Borrowers, at the time of such payment;

                      (b) the Borrowers and the Mall Construction Subsidiary may prepay the Interim Mall Loan from any loss proceeds related to the collateral for the Interim Mall Loan to the extent required by the Interim Mall Credit Agreement and in accordance with the Credit Parties Intercreditor Agreement;

                      (c) the Borrowers and the Mall Construction Subsidiary may make the payments, if any, which may be deemed to be made to the Interim Mall Lender, funded from proceeds paid by the Mall Subsidiary to VCR or the Mall Construction Subsidiary under the Sale and Contribution Agreement, solely as a result of the assumption of the obligations under the Interim Mall Credit Agreement by the Mall Subsidiary;

                      (d) the Borrowers and the Mall Construction Subsidiary may make any payments in respect of the Substitute Tranche B Loan which are either funded from proceeds paid by the Mall Subsidiary to VCR or the Mall Construction Subsidiary under the Sale and Contribution Agreement or which may be deemed to occur solely as a result of the assumption of the obligations under the Substitute Tranche B Loan by the Mall Subsidiary, provided that no cash payments on the Substitute Tranche B Loan may be made from such proceeds unless the Interim Mall Loan has been repaid in full;

                      (e) the Borrowers and the Mall Subsidiary may repay the Substitute Tranche B Loan or the Interim Mall Facility from the proceeds of (i) any "Interim Mall Loan Refinancing" included in the definition of the term "Interim Mall Facility" set forth in section 1.1 of the Bank Credit Agreement or (ii) a refinancing of the Substitute Tranche B Loan permitted under section 6.3;

                      (f) the Borrowers and their Subsidiaries may redeem or purchase any equity interests in the Borrowers or their Subsidiaries or any Indebtedness to the extent required by any Nevada Gaming Authority in order to preserve a material Gaming License, provided that, so long as such efforts do not jeopardize any material Gaming License, the Borrowers shall have diligently tried to find a third-party purchaser for such equity interests or Indebtedness and no third-party purchasers acceptable to the Nevada Gaming Authority shall have been willing to purchase such equity interests or Indebtedness within a time period acceptable to the Nevada Gaming Authority;

                      (g) for so long as a Borrower is a corporation under Subchapter S of the IRC (in the case of LVSI) or a limited liability company (in the case of VCR) or, in either case, a substantially similarly treated pass-through entity for Federal

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        income tax purposes (as evidenced by an opinion of counsel delivered at least annually), such Borrower may make cash distributions to its shareholders or members, during each Quarterly Period, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period, provided that neither Borrower may make any such distribution to pay taxes attributable to the income of the Mall Subsidiary or the Phase II Subsidiary, or any of their Subsidiaries, unless the Borrowers shall have received a cash distribution from the Mall Subsidiary or the Phase II Subsidiary, as applicable, during the applicable Estimation Period in an equal amount;

                      (h) the Borrowers and their wholly-owned Subsidiaries may make intercompany payments between such entities and intercompany payments from any Subsidiary of a Borrower to any wholly-owned Subsidiary of the Borrowers or to a Borrower;

                      (i) the Borrowers may make any repurchases of capital stock of LVSI which are deemed to occur upon the exercise of stock options to the extent such capital stock represents a portion of the exercise price of such options;

                      (j) the Borrowers may make Permitted Employee Repurchases so long as (i) no Event of Default or Default shall exist and be continuing or would result therefrom and (ii) the ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Changes for the four-Fiscal Quarter period ended as of the most recent Quarterly Date prior to such repurchase or such shorter period tested on such immediately preceding Quarterly Date under section 6.9(a) (determined on a pro forma basis as though such Permitted Employee Repurchase had been made during the period tested as of such Quarterly Date under section 6.9(a)) would have been in compliance with the requirements of section 6.9(a) as certified to Administrative Agent by the chief financial officer of each of the Borrowers, on behalf of each of the Borrowers, at the time of such payment;

                      (k) the Borrowers may make payments on any Completion Guaranty Loan (i) prior to the Final Completion Date, from amounts permitted to be deposited in the Guaranty Deposit Account subject to the terms of the Adelson Completion Guaranty and the Disbursement Agreement,
        (ii) after the Final Completion Date from Liquidated Damages, and (iii) on the Final Completion Date, from amounts which are returned to the Mall Construction Subsidiary from funds in the "Mall Retainage/Punchlist Account" maintained in accordance with the Mall Escrow Agreement, up to the aggregate amount previously deposited into such Mall Retainage/Punchlist Account from the Guaranty Deposit Account, provided in each case that such payments shall be permitted only to the extent allowed under the Adelson Intercreditor Agreement and only so long as no Event of Default or Default shall then exist and be continuing or would result therefrom; and

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


                      (l) the Borrowers may repay Indebtedness outstanding under the Bank Credit Agreement out of the proceeds of any refinancing, replacement or refunding of the facility under the Bank Credit Agreement with the same or other institutional lenders, provided that any variance between the terms and conditions of the refinanced facility and the terms and conditions of the Bank Credit Agreement immediately before such refinancing would have been permissible under the terms of section
        6.18 as an amendment to the Bank Credit Agreement.

        6.9 Financial Covenants. The Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied (and based upon the financial statements delivered hereunder):

               (a) Minimum Fixed Charge Coverage Ratio. The Borrowers shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Fixed Charges for any four-Fiscal Quarter period (or such shorter period ending on such Quarterly Date and beginning on the Opening Date, if the first Quarterly Date is the last day of the Fiscal Quarter in which the Completion Date occurs, or otherwise on the first Fiscal Quarter which begins after the Completion Date) ending on any Quarterly Date set forth below to be less than the ratio set forth opposite that Fiscal Quarter in the following table:

                                                Minimum Fixed Charge
                 Period                            Coverage Ratio

Ending on each of the first, second,                   1.05:1
third and fourth Quarterly Dates

Ending on each of the fifth, sixth,                    1.05:1
seventh and eighth Quarterly Dates

Ending on each of the ninth, tenth,                    1.05:1
eleventh and twelfth Quarterly Dates

Ending on each of the thirteenth,                      1.10:1
fourteenth, fifteenth and sixteenth
Quarterly Dates

Ending on the seventeenth and each                     1.15:1
subsequent Quarterly Date

               (b) Maximum Leverage Ratio. The Borrowers shall not permit the ratio (the "Leverage Ratio") of (i) Consolidated Total Debt as of such Quarterly Date to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on any Quarterly Date set forth below to exceed the ratio set forth opposite that Fiscal Quarter in the following table; provided that for purposes of calculating Consolidated Adjusted EBITDA pursuant to this section 6.9(b) for any period ending prior to the first anniversary of the Project

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


Completion Date ending on such Quarterly Date which is less than four Fiscal Quarters, Consolidated Adjusted EBITDA shall be calculated on an annualized basis:

                 Period                        Minimum Leverage Ratio

Ending on each of the first, second,                   4.75:1
third and fourth Quarterly Dates

Ending on each of the fifth, sixth,                    3.75:1
seventh and eighth Quarterly Dates

Ending on each of the ninth, tenth,                    3.00:1
eleventh and twelfth Quarterly Dates

Ending on each of the thirteenth,                      2.75:1
fourteenth, fifteenth and sixteenth
Quarterly Dates

Ending on the seventeenth and each                     2.50:1
subsequent Quarterly Date

               (c) Minimum Consolidated Adjusted EBITDA. The Borrowers shall not permit Consolidated Adjusted EBITDA for any four-Fiscal Quarter period (or such shorter period ending on such Quarterly Date and beginning on the Opening Date, if the first Quarterly Date is the last day of the Fiscal Quarter in which the Completion Date occurs, or, otherwise on the first Fiscal Quarter which begins after the Completion Date) ending on any Quarterly Date set forth below to be less than the correlative amount indicated, provided that for purposes of calculating Consolidated Adjusted EBITDA pursuant to this section 6.9(c) for the first, second, third and fourth Quarterly Dates, if the period tested is less than one, two, three or four full Fiscal Quarters, respectively, Consolidated Adjusted EBITDA shall be multiplied by a fraction the numerator of which is 90, 182, 273 and 365, respectively, and the denominator of which is the number of days elapsed in the relevant test period set forth below to be less than the amount set forth opposite such Fiscal Quarter in the following table:

                                                Minimum Consolidated
                 Period                           Adjusted EBITDA

Ending on the first Quarterly Date                    $30,000,000
Ending on the second Quarterly Date                   $75,000,000
Ending on the third Quarterly Date                   $100,000,000
Ending on the fourth Quarterly Date                  $150,000,000

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


                                                Minimum Consolidated
                 Period                           Adjusted EBITDA

Ending on each of the fifth, sixth,                  $175,000,000
seventh and eighth Quarterly Dates

Ending on  each of the ninth, tenth,                 $190,000,000
eleventh and twelfth Quarterly Dates

Ending on  each of the thirteenth,                   $195,000,000
fourteenth, fifteenth and sixteenth
Quarterly Dates

Ending on the seventeenth and each                   $200,000,000
subsequent Quarterly Date

               (d) Minimum Consolidated Net Worth. The Borrowers shall not permit Consolidated Net Worth at any Quarterly Date to be less than $120,000,000 plus an amount equal to the sum of 85% of Consolidated Net Income for all periods from November 14, 1997 through such Quarterly Date (net of all net losses for the Borrowers and their Subsidiaries on a consolidated basis for the same period).

               (e) Consolidated Capital Expenditures. The Borrowers shall not, and shall not permit their Subsidiaries to, make or incur Consolidated Capital Expenditures, in any four-Fiscal Quarter period indicated below, in an aggregate amount in excess of the corresponding amount (the "Maximum Consolidated Capital Expenditures Amount") set forth below opposite such four-Fiscal Quarter period; provided that the Maximum Consolidated Capital Expenditures Amount for any four Fiscal Quarters shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous four-Fiscal Quarter period over the actual amount of Consolidated Capital Expenditures for such previous four-Fiscal Quarter period:

                                         Maximum
           Fiscal                 Consolidated Capital
           Quarter                 Expenditures Amount

First, second, third and
fourth Fiscal Quarters after
the Completion Date                     $15,000,000

Fifth, sixth, seventh and
eighth Fiscal Quarters after
the Completion Date                     $25,000,000



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                                         Maximum
           Fiscal                 Consolidated Capital
           Quarter                 Expenditures Amount

Ninth, tenth, eleventh and
twelfth Fiscal Quarters
after the Completion Date               $25,000,000

Thirteenth, fourteenth,
fifteenth and sixteenth
Fiscal Quarters after the
Completion Date                         $25,000,000

Seventeenth and each
subsequent Fiscal Quarter
after the Completion Date               $30,000,000


        6.10 Sale and Leasebacks. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which the Borrowers or any of their Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) which the Borrowers or any of their Subsidiaries intend to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrowers or any of their Subsidiaries to any Person in connection with such lease, except that the Borrowers and their Subsidiaries may enter into sale-leaseback transactions, in no event encumbering or otherwise involving any of the Collateral, in connection with any Non-Recourse Financing permitted under section 6.3(h) or any financing permitted under section 6.3(l) to the extent that the assets subject to such sale-leaseback are acquired contemporaneously with, or within 180 days prior to, such Non-Recourse Financing or such other financings and with the proceeds thereof and neither Borrower nor any of its Subsidiaries theretofore held any interest in such assets.

        6.11 Cancellation of Indebtedness. The Borrowers shall not, and shall not permit any of their Subsidiaries to, cancel any claim or Indebtedness owing to either of them, except for reasonable consideration and in the ordinary course of its business, or voluntarily prepay any Indebtedness (other than the Obligations as and to the extent permitted hereby).

        6.12 Bank Accounts. The Borrowers shall not, and shall not permit any of their Subsidiaries to, maintain any deposit, operating or other bank accounts except for those accounts identified in Schedule 3.20 and except for other accounts maintained with the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld.

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


        6.13 No Speculative Transactions. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, engage in any speculative transaction or any transaction involving commodity options or futures contracts (other than in the ordinary course of business).

        6.14 Accounting Changes; Fiscal Year. The Borrowers shall not, and shall not permit any of their Subsidiaries to, make any significant change in accounting treatment and reporting practices except for changes concurred in by the Borrowers' independent public accountants. Neither Borrower shall change its Fiscal Year-end from December 31.

        6.15 Sale or Discount of Receivables. Except as permitted by section 6.1(s), the Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than an assignment for purposes of collection in the ordinary course of business.

        6.16 Disposal of Subsidiary Stock. The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of the Borrowers or any of their Subsidiaries, except (a) to qualify directors if required by applicable law and (b) to the extent required by any Nevada Gaming Authority in order to preserve a material Gaming License.

        6.17 Conduct of Business. The Borrowers shall not, and shall not permit any of their Subsidiaries or any of the Intermediate Holding Companies, the Mall Manager, the Phase II Manager, the Mall Construction Subsidiary, Mall Direct Holdings or Phase II Direct Holdings to, engage in any business other than (a) in the case of LVSI, the casino gaming, hotel, retail and entertainment mall and resort business (including operating the conference center and meeting facilities) and any activity or business incidental, directly related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, recreation, convention, trade show, meeting, retail sales or other activity or business designated to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated by the Borrowers and their Subsidiaries, including without limitation participating in the Joint Venture Suppliers and the ownership of the Mall Manager, the Phase II Manager and VCR, (b) in the case of VCR and its Subsidiaries, (i) the development, construction and operation of the Project,
(ii) the casino gaming, hotel, retail and entertainment mall and resort business (including operating a conference center and meeting facilities) at the Project and any activity or business incidental, directly related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, recreation, convention, trade show, meeting, retail sales, or other activity or business designated to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated at the Project by Borrowers and their Subsidiaries, including without limitation participating in the Joint Venture Suppliers, and (iii) the ownership of equity interests in Subsidiaries, including the Intermediate Holding Companies, (c) in the case of the Intermediate Holding Companies, the ownership of equity interests in Mall Direct Holding and Phase II Direct Holdings and the delivery of guarantees in favor of the lenders under the Bank Credit Agreement and the Mortgage Note Holders and the holders of the Subordinate Notes, (d) in the case of the Mall Manager and the Phase II Manager, ownership of 1% managing member interests in the Mall Subsidiary, Mall Direct Holdings, Phase II Direct Holdings and Phase II Subsidiary, respectively, (e) in the case of the Mall Construction Subsidiary, ownership of the Mall Collateral and other matters reasonably incidental thereto, and (f) in the case of Mall Direct Holdings and Phase II Direct Holdings, ownership of equity interests in the Mall Subsidiary and the Phase II Subsidiary, respectively.

        6.18 Certain Restrictions on Changes to Operative Documents, Permits, Project Budget or Project Schedule.

               (a) Modifications of Certain Operative Documents and Permits; New Material Contracts or Permits. The Borrowers shall not, and shall not permit any of their Subsidiaries to, agree to any material amendment to, or waive any of its material rights under, any Permit or Material Contract or enter into any new Material Contracts or Permits (it being understood that any Material Contracts which are covered by section 6.21(b) or (c) shall also be subject to the restrictions set forth therein) without in each case obtaining the prior written consent of the Requisite Lenders if, in any such case, such amendment or waiver or new Material Contract or Permit could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect the Lenders in any material respect.

               (b) Amendments of Documents Relating to Other Indebtedness. The Borrowers shall not, and shall not permit any of their Subsidiaries to, amend or otherwise change the terms of any Financing Agreements (other than the Loan Documents) or permit the termination thereof (other than in accordance with the terms thereof), or enter into any new Financing Agreements or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate or fees on such Other Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon or reduce the weighted average life to maturity (as determined with reference to scheduled amortization payments) of the aggregate Indebtedness of the Borrowers under the Financing Agreements (either outstanding or available to be borrowed under the respective commitments of the lenders under such Financing Agreements), change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or condition to an event of default or to increase any grace period related thereto or otherwise change such event of default in a manner more favorable to the Borrower or such Subsidiary than the existing event of default), change any commitment thereunder, change the redemption, prepayment

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


or defeasance provision thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Other Indebtedness or other obligations evidenced thereby (or a trustee or other representative on their behalf) which would be materially adverse to Borrowers, such Subsidiary or the Lenders, provided that the Borrowers may modify the terms of the Interim Mall Credit Agreement or any agreement related thereto, to the extent permitted by the Credit Parties Intercreditor Agreement, may enter into any replacement, refinancing or substitution of the Bank Credit Agreement consistent with the foregoing provisions and the provision of section 6.8(l), and may amend the terms of any Financing Agreement solely to increase the principal amount thereof to the extent expressly permitted by the Credit Parties Intercreditor Agreement and sections 6.3(m), (n) and (o) hereof.

               (c) Restrictions on Amendments. The Borrowers shall not, and shall not permit any of their Subsidiaries to, agree to any material amendment to, or waive any of its material rights under the Cooperation Agreement, without obtaining the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

               (d) Certain Contracts Excepted. Notwithstanding the provisions of sections 6.18(a), (b) and (c), so long as the Disbursement Agreement is in force and effect, the Borrowers may enter into Contracts constituting Material Project Documents consistent with the Plans and Specifications, the Project Schedule and the Project Budget, as each is in effect from time to time, provided that each such Contract shall be in writing and shall become effective when and only when:
(i) the Borrowers and applicable Contractor have executed and delivered the Contract (with the effectiveness thereof subject only to satisfaction of the conditions in clauses (ii), (iii), (iv), (v) and (vi) below); (ii) the Borrowers have submitted to the Administrative Agent a copy of the Additional Contract Certificate delivered in connection therewith under the Disbursement Agreement together with all exhibits, attachments and certificates required thereby (including the Construction Consultant's certificate delivered in the same connection), each duly completed and executed; (iii) if entering into such Contact would result in an amendment to the Project Budget or an extension of the Completion Deadline Date, the Borrowers shall have complied with the requirements of section 6.23; (iv) if entering into such Contract would have the effect of a Scope Change, the Borrowers shall have complied with the provisions of section 6.22; (v) if entering into such Contract would cause the Unallocated Contingency Balance to be less than the Required Minimum Contingency or the Available Funds to be less than the Remaining Costs, the Borrowers shall have complied with the requirements of section 5.23; and (vi) the Administrative Agent shall have acknowledged receipt of the materials referred to in clause
(ii) above (which the Administrative Agent agrees to promptly do upon receipt of such materials).

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


               (e) Certain Scope Changes Excepted. Notwithstanding the provisions of sections 6.18(a), (b) and (c), the Borrowers may, from time to time, amend the Construction Management Agreement, the Professional Services Agreement, the Treadway Agreement or any other Contract to change the scope of the work and the Borrowers' payment obligations thereunder. Any such amendment shall be in writing and shall identify with particularity all changes being made. Each such amendment shall be effective when and only when: (i) the Borrowers and the Construction Manager, the Project Architect, Treadway or the other Contractor, as the case may be, have executed and delivered the contract amendment (with the effectiveness thereof subject only to satisfaction of the conditions in clauses (ii), (iii), (iv), (v) and (vi) below); (ii) the Borrowers have submitted to the Administrative Agent a copy of the Contract Amendment Certificate delivered in connection therewith under the Disbursement Agreement together with all exhibits, attachments and certificates required thereby, each duly completed and executed; (iii) if such amendment would result in an amendment to the Project Budget or an extension of the Completion Deadline Date, the Borrowers shall have complied with the requirements of section 6.23; (iv) if such amendment would change the scope of work or otherwise would have the effect of a Scope Change, the Borrowers shall have complied with the provisions of section 6.22; (v) if such amendment would cause the Unallocated Contingency Balance to be less than the Required Minimum Contingency or the Available Funds to be less than the Remaining Costs, the Borrowers shall have complied with the requirements of section 5.23; and (vi) the Administrative Agent shall have acknowledged its receipt of the materials referred to in clause (ii) above (which the Administrative Agent agrees to promptly do upon receipt of such materials).

        6.19 Zoning and Contract Changes and Compliance. Without the prior written approval of the Administrative Agent, the Borrowers shall not, and shall not permit any of their Subsidiaries to, initiate or consent to any zoning downgrade of the Site or other Project property or seek any material variance under any existing zoning ordinance or use or permit the use of the Site or other Project property in any manner that could result in such use becoming a non-conforming use (other than a non-conforming use permissible under automatic grandfathering provisions) under any zoning ordinance or any other applicable land use law, rule or regulation. The Borrowers shall not, and shall not permit any of their Subsidiaries to, initiate or consent to any change in any laws, requirements of Governmental Authorities or obligations created by private contracts which now or hereafter could reasonably be likely to materially and adversely affect the ownership, occupancy, use or operation of the Site or the other Project property (including the Collateral), or the ability of the Borrowers to repay the Loans, without the prior written consent of the Administrative Agent.

        6.20   Certain Covenants Applicable to the Mall Subsidiary.

               (a) Line of Business. The Borrowers shall not permit the Mall Subsidiary to engage in any business other than (i) the acquisition, development, construction, ownership, holding, management, marketing and operation of the Mall, (ii) any activity and

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


business incidental, directly related or similar thereto, and (iii) engaging in any reasonable extension development or expansion thereof or ancillary thereto including any retail, restaurant, entertainment or other activity or business designed to promote, market, support, develop, construct or enhance the retail, restaurant and entertainment business of the Mall (including owning and operating joint ventures to supply materials or services for the construction or operation of the Mall).

               (b) Restrictions on Investments. The Borrowers shall not permit the Mall Subsidiary to purchase or acquire any securities, loan, advance, capital contribution or other investment of any kind except (i) advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (ii) any such investments in Cash Equivalents (as defined in section 1.1 of the Bank Credit Agreement) and similar liquid Investments permitted under the Financing Agreements to which it is a party, (iii) any investments in Joint Ventures with third parties to develop and operate restaurants in the Mall in an aggregate amount not to exceed $5,000,000 at any time, (iv) other such investments reasonably necessary for the operation, maintenance and improvement of the Mall in an aggregate amount not to exceed $2,500,000 at any time, (v) loans or advances to employees made in the ordinary course of business of the Mall Subsidiary in an aggregate amount not to exceed $500,000 at any time, and (vi) stocks, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Mall Subsidiary or in satisfaction of judgments.

               (c) Affiliate Transactions. The Borrowers shall not permit the Mall Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service), with any holder of 5% or more of any class of equity Securities of any of the Borrowers and the Mall Subsidiary or with any Affiliate of a Borrower or of the Mall Subsidiary or any such holder, provided that the Mall Subsidiary may enter into or permit to exist (i) transactions that are not less favorable to the Mall Subsidiary than those that might be obtained at the time from Persons who are not such a holder or Affiliate if the Borrowers shall have delivered to the Administrative Agent (A) with respect to any transaction involving aggregate payments in excess of $500,000, an Officers' Certificate certifying that such transaction complies with this clause (i), and
(B) with respect to any transaction involving aggregate payments in excess of $1,000,000, a resolution adopted by a majority of the disinterested non-employee directors of LVSI approving such transaction together with the Officers' Certificate referred to in clause (A), and (C) with respect to any such transaction involving aggregate payments in excess of $10,000,000 or that is a loan transaction involving a principal amount in excess of $10,000,000, in addition to the deliveries contemplated by clauses (A) and (B), an opinion as to the fairness to the Mall Subsidiary from a financial point of view issued by an Independent Financial Advisor at the time such transaction is entered into, (ii) transactions contemplated by the Sale and Contribution Agreement, the Mall Lease, the Tranche A Take Out Commitment, the Tranche B Take Out Commitment, the Substitute Tranche B Loan, the HVAC Services Agreement, the Services Agreement, the Puck JV Letter of Intent, the

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


Billboard Master Lease and the Cooperation Agreement, (iii) any guarantees by Sheldon G. Adelson of Indebtedness of the Mall Subsidiary, (iv) purchases of materials or services from a Joint Venture Supplier by the Mall Subsidiary in the ordinary course of business on arm's length terms, (v) any employment, indemnification, noncompetition or confidentiality agreement entered into by the Mall Subsidiary with its employees or directors in the ordinary course of business, (vi) loans or advances to employees of the Mall Subsidiary, but in any event not to exceed $500,000 in the aggregate outstanding at any one time, and
(vii) the payment of reasonable fees to directors of the Mall Subsidiary who are not employees of the Mall Subsidiary.

               (d) Restricted Junior Payments. The Borrowers shall not permit the Mall Subsidiary to make any payments or distributions, or otherwise enter into any transactions, which would constitute Restricted Junior Payments described in clauses (i) through (iii) inclusive of the definition of Restricted Junior Payments (considered as if the reference to Borrower in each such clause were a reference to the Mall Subsidiary) unless such payments or distributions and the benefits of all such other transactions are made or extended (A) exclusively to the Borrowers or their Subsidiaries or (B) pro rata on all equity interests of the Mall Subsidiary (so that the Borrowers receive a portion of such Restricted Junior Payment equal to the direct and indirect ownership interest of the Borrowers in the Mall Subsidiary).

        6.21 Limitation on Declaration of Restricted Subsidiaries. The Borrowers shall not declare or permit to be designated as a "Restricted Subsidiary" under either of the Mortgage Note Indenture or Subordinated Notes Indenture any Affiliate which is an Excluded Subsidiary.

        6.22   Construction Management Agreement; Completion; Drawings.

               (a) Unless (x) the Scope Change does not adversely affect the Collateral, (y) all approvals therefor required under the terms of the Disbursement Agreement have been obtained, and (z) the Scope Change does not by its nature require any amendment to or modification of, or the granting of any waiver or consent under, any of the terms of any of the Financing Agreements (it being agreed that an amendment to the Project Budget or, subject to sections 2.2(a) and 8.1(x), the Project Schedule made in accordance with the provisions of the pertinent Financing Agreements shall not be deemed to be an amendment, modification, waiver or consent with respect to a Financing Agreement for purposes of this sentence), the Borrower shall not direct, consent to or enter into any Scope Change, without obtaining the consent of the Administrative Agent, if such Scope Change:

                      (i) would cause Remaining Costs to exceed Available Funds or the Required Minimum Contingency to exceed the Unallocated Contingency Balance, unless the Borrowers comply with the requirements of section 5.23 or amends the Project Budget as provided in Section 6.23(a), or both, so that, after

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        giving effect to the proposed Scope Change, the Available Funds will equal or exceed the Remaining Minimum Contingency and the Unallocated Contingency Balance will equal or exceed the Required Minimum Contingency (provided, however, for purposes of this section 6.22(a)(i) any amounts on deposit in the Guaranty Deposit Account up to $25,000,000 shall be disregarded for purposes of calculating the Available Funds and the Unallocated Contingency Balance);

                      (ii) is not, in the reasonable judgment of the Construction Consultant, a Safe Harbor Scope Change;

                      (iii) in the reasonable judgment of the Construction Consultant (based on its experience, familiarity and review of the Project and representations provided by the Borrowers, the Construction Manager and the Contractors and Subcontractors), could reasonably delay the Completion Date beyond the Completion Deadline Date;

                      (iv) in the reasonable judgment of the Construction Consultant, could reasonably permit or result in any materially adverse modification, or materially impair the enforceability of any material warranty under the Construction Management Agreement or any Contract;

                      (v) in the reasonable judgment of the Construction Consultant, is not permitted by a Project Document and could adversely impact the Project;

                      (vi) in the reasonable judgment of the Construction Consultant, could reasonably present a significant risk of the revocation or a material adverse modification of any Permit;

                      (vii) in the reasonable judgment of the Construction Consultant, could reasonably cause the Project (including the Mall) not to comply with Legal Requirements (provided that the Construction Consultant shall be entitled to determine that no violation of any Legal Requirement will occur if the Borrowers certify to such effect and the Construction Consultant is not aware of any inaccuracies in such certification); or

                      (viii) in the reasonable judgment of the Insurance Advisor, could reasonably result in a material adverse modification, cancellation or termination of any insurance policy required to be maintained by the Borrowers pursuant to section 5.4.

Prior to implementing any Scope Change, Borrowers shall submit to the Administrative Agent the required copies of the Additional Contract Certificate or Contract Amendment

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Certificates, as the case may be, required under section 6.2.1 of the
Disbursement Agreement and otherwise comply with the provisions of section 6.18(d) or (e), as applicable.

               (b) The Borrowers shall not accept (or be deemed to have confirmed) any notice of "Substantial Completion" or "Final Completion" of the Project issued by the Construction Manager under the Construction Management Agreement without the written approval of the Construction Consultant, which approval shall not be unreasonably withheld or delayed, provided that the Construction Consultant shall act with due diligence and as promptly as possible in making its determination to approve or disapprove.

               (c) The Borrowers shall not agree with the Construction Manager on the amount of "savings" or pay the Construction Manager any share of such "savings" as contemplated by section 6.9 of the Construction Management Agreement without the prior written approval of the Construction Consultant, which approval shall not be unreasonably withheld or delayed.

        6.23 Project Budget and Project Schedule Amendment. The Borrowers shall not, directly or indirectly, amend, modify, allocate, reallocate or supplement or permit or consent to the amendment, modification, allocation, reallocation or supplementation of, any of the Line Items, Line Item Categories or other provisions of the Project Budget, or modify or extend the Completion Deadline Date, except as follows:

               (a) (i) Concurrently with the implementation of any Scope Change, the Borrowers shall, in accordance with the Disbursement Agreement, submit the required Project Budget/Schedule Amendment Certificate and amend the Project Budget in accordance with the provisions of section 6.23(d) below, to the extent necessary so that the amount set forth therein for each Line Item shall reflect all Scope Changes that have been made to such Line Item.

                      (ii) Upon obtaining Realized Savings in the "mall leasing commission reserve" or the "mall tenant improvement reserve" Line Items, the Borrowers promptly (but in no event later than the earlier of (A) 30 days thereafter and (B) the day prior to the Final Completion Date) shall submit to the Administrative Agent a copy of the Project Budget/Schedule Amendment Certificate required under section 6.4.1(a)(ii) of the Disbursement Agreement and amend the Project Budget in accordance with section 6.23(d) to reduce the amounts allocated by the Project Budget to such Line Items.

                      (iii) If at any time the amount allocated in the Project Budget to the "mall tenant improvements reserve" Line Item is less than the Required Minimum TI Budget Amount, the Borrowers shall submit to the Administrative Agent a copy of the Project Budget/Schedule Amendment Certificate required under section 6.4.1(a)(iii) of the Disbursement Agreement and amend the Project Budget in

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        accordance with the provisions of section 6.23(d) to the extent necessary so that the amount allocated to the "mall tenant improvement reserve" Line Item shall equal the Required Minimum TI Budget Amount.

                      (iv) At any time after the Revolving Loan Availability Date (as defined in section 1.1 of the Bank Credit Agreement), the Borrowers may amend the Project Budget in accordance with section 6.23(d) hereof and section 6.4.1(d) of the Disbursement Agreement to add a Working Capital Line Item Category and allocate to such Line Item Category the amount then available to the Borrowers to be drawn under the Revolving Loan Commitment (as defined in section 1.1 of the Bank Credit Agreement). Project Costs in respect of the Working Capital Line Item Category shall be deemed to be outside the three Construction Components (as such term is defined in the Disbursement Agreement).

               (b) On the "Final GMP Date" (as defined in the Construction Management Agreement), the Borrowers shall amend the Project Budget in accordance with the procedures set forth in section 6.23(d) hereof to reflect the reduction of the "contingency sum" pursuant to section 6.7.1 of the Construction Management Agreement and any changes made to the Guaranteed Maximum Price (as defined in the Construction Management Agreement) pursuant to the other provisions of section 6.7 of the Construction Management Agreement. Such amendment to the Project Budget shall (A) decrease the amount of the "Bovis contingency" Line Item and (B) increase the "unallocated contingency" Line Item, in each case by the amount of the net decrease, if any, in the amount payable under the Construction Management Agreement resulting from the adjustments contemplated in section 6.7 of the Construction Management Agreement.

               (c) The Borrowers may from time to time amend the Project Budget in accordance with the provisions of section 6.23(d) in order to increase, decrease or otherwise reallocate amounts allocated to specific Line Items or Line Item Categories. Any such amendments shall only be permitted to the extent not inconsistent with the provisions of sections 6.23(a) and (b) above.

               (d) The Borrowers shall implement any amendment to the Project Budget by delivering to the Administrative Agent a copy of the Project Budget/Schedule Amendment Certificate delivered pursuant to section 6.4.1(d) of the Disbursement Agreement together with all exhibits, attachments and certificates required thereby, each duly completed and executed. Such Project Budget/Schedule Amendment Certificate shall describe with particularity the Line Item or Line Item Category increases, decreases, contingency allocations and other proposed amendments to the Project Budget. Increases to the aggregate amount budgeted for any Line Item Category will only be permitted to the extent of (i) allocation of Realized Savings obtained in a different Line Item Category, (ii) allocation of previously "unallocated contingency" (so long as after giving effect to such allocation the Unallocated Contingency Balance will equal or exceed the Required Minimum

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Contingency), or (iii) allocation of an increase in Available Funds, including additional funds deposited in the Guaranty Deposit Account maintained pursuant to the Disbursement Agreement or the Company's Funds Account similarly maintained. Decreases to any Line Item Category will only be permitted upon obtaining Realized Savings in such Line Item Category. Increases and decreases to particular Line Items shall be permitted to the extent not consistent with the foregoing provisions of this section 6.23(d) or with section 6.23(a) or (b), provided that (A) the Borrowers may not increase the amount budgeted to the "mall leasing commissions reserve" or the "mall tenant improvements reserve" Line Item except as required pursuant to section 6.23(a)(iii) above, (B) no deceases shall be permitted for the "mall leasing commissions reserve" or "mall tenant improvements reserve" Line Item except to the extent of Realized Savings specifically relating to such Line Item and (C) increases to the "unallocated contingency" Line Item shall be permitted only to the extent of (x) allocation of Realized Savings obtained in any Line Item Category or (y) an increase in Available Funds including additional funds deposited in the Guaranty Deposit Account. Notwithstanding any of the foregoing provisions, the aggregate amount allocated in the Project Budget to items comprising the HVAC Component shall in no event be less than the total amount of the commitment under the HVAC Commitment Facility.

               (e) The Borrowers may from time to time amend the Project Schedule to extend the Completion Deadline Date, but (except for a Special Late Casualty Extension permitted by Section 1.1(b)) not beyond November 1, 1999, by delivering to the Administrative Agent a copy of the Project Budget/Schedule Amendment Certificate delivered pursuant to section 6.4.2 of the Disbursement Agreement (a) containing a revised Project Schedule reflecting the new Completion Deadline Date and (b) complying with the provisions of section 6.23(d) above with respect to the changes in the Project Budget that will result from the extension of the Completion Deadline Date; provided, however, that the Borrowers may amend the Project Schedule to extend the Completion Deadline Date beyond November 1, 1999 (but in no event beyond January 31, 2000) if the conditions of clauses (x), (y) and (z) of section 1.1(b) are met and the Borrowers so certify in writing, and the Construction Consultant confirms to the Administrative Agent in writing that such extension is reasonably necessary to overcome any delays caused by the Event of Loss or Event of Force Majeure which produced the delay.

               (f) Upon submission to the Administrative Agent of a copy of the Project Budget/Schedule Amendment Certificate as required by section 6.23(e), together with all exhibits, attachments and certificates required pursuant thereto, each duly completed and executed, such amendment shall become effective hereunder, and the Project Budget for the Project and, if applicable, the Project Schedule and the Completion Deadline Date, shall thereafter be as so amended.

        6.24 Hazardous Substances. The Borrowers shall not, and shall not permit any of their Subsidiaries or any other Person within the control of the Borrowers to, release, emit or discharge into the environment any Hazardous Substances in violation of any

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Environmental Law, Legal Requirement or Permit, in each case which could reasonably be expected to have a Material Adverse Effect.

        6.25 No Other Powers of Attorney. So long as the Disbursement Agreement shall be in force and effect, the Borrowers shall not execute or deliver any agreement creating any power of attorney (other than powers of attorney for signatories of documents permitted or contemplated by the Operative Documents), or similar documents, instruments or agreements, except to the extent such documents, instruments or agreements comprise part of this Agreement or the security documents for the other Financing Agreements.

        6.26 Restrictions on Opening. The Borrowers shall not, and shall not permit any of their Subsidiaries or the Mall Subsidiary to, open any portion of the Project for business such that the opening date would occur prior to the satisfaction of the Opening Conditions (as such term is defined in the Disbursement Agreement).

        6.27 Restriction on Phase II Construction. The Borrowers shall not, and shall not permit any of their Subsidiaries (including any Excluded Subsidiary), at any time prior to receipt by the Borrowers or any such Subsidiary of a temporary certificate of occupancy from Clark County, Nevada with respect to the Project in its entirety, to (a) construct, develop or improve the Phase II Land or any building on the Phase II Land (including any excavation or site work but excluding the Phase II parking garage), (b) enter into any contract or agreement for such construction, development or improvement, or for any materials, supplies or labor necessary in connection with such construction, development or improvement (other than a contract that is conditioned upon satisfaction of the above condition), or (c) incur any Indebtedness the proceeds of which are expected to be used for the construction, development or improvement of the Phase II Land or any building on the Phase II Land, except (i) any construction, development or improvement on the Phase II Land or any temporary building on the Phase II Land in connection with the Project in accordance with the Plans and Specifications and included in the Project Budget and (ii) any design, architectural, engineering or development work not involving actual construction on the Phase II Land.

        6.28 Subordinated Indebtedness Payments. The Borrowers shall not make or permit to be made any payment on account of any subordinated Indebtedness of either Borrower or any Subsidiary thereof without the prior written consent of the Requisite Lenders except for (i) payments of interest due and payable on the Subordinated Notes in accordance with the terms of the Subordinated Notes Indenture as in effect on the date hereof, (ii) payments on any Completion Guaranty Loan or Substitute Tranche B Loan as and to the extent permitted by section 6.8(k), subject to the terms of the Adelson Intercreditor Agreement, and
(iii) payments in respect of fees, penalties, optional and mandatory redemptions (out of the proceeds of junior securities) pursuant to the Subordinated Notes Indenture.

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7.      TERM

        7.1 Duration. Unless the Basic Loans shall have sooner been made, the financing arrangement contemplated hereby shall be in effect until the Commitment Expiration Date. On the Commitment Expiration Date, the Commitments shall expire and the outstanding principal amount of and accrued interest on all of the Interim Loans (unless converted into the Basic Loans as provided in section 1.6), together with accrued interest thereon, and of the other Obligations shall, forthwith and immediately become and be due and payable in full, in cash. If the Basic Loans are made as provided in section 1.6, the financing arrangements contemplated hereby shall, unless sooner terminated, be in effect until the fifth anniversary of the Basic Loan Commencement Date, at which time the Basic Loans and all other Obligations shall become immediately due and payable. Notwithstanding anything to the contrary set forth therein, this Agreement shall remain in full force and effect until the Lenders shall have received indefeasible payment in full, in cash, of all of the Obligations and the Commitments have been terminated. For the avoidance of doubt, this Agreement and the Lien created hereby on the Collateral shall remain in full force and effect and continue to be effective should any event of the type described in section 8.1(f), (g) or (h) occur with respect to either Borrower and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of such Obligations, whether as a "voidable preference," "fraudulent conveyance" or otherwise, all as through such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations secured hereby shall be reinstated and deemed reduced only by such portion of the amount paid as is not so rescinded, reduced, restored or returned.

        7.2 Survival of Obligations. Except as otherwise expressly provided for herein and in the other Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the Obligations, duties, indemnities and liabilities of either Borrower, or the rights of any Lender Party relating to any Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event the performance of which is not required until after the payment in full of all of the Loans and other Obligations and all of the Commitments shall have expired. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon either Borrower, and all rights of the Lender Parties, all as contained in the Loan Documents, shall not be terminated or expire, but rather shall survive such termination or expiration and shall continue in full force and effect until such time as all of the Obligations have been indefeasibly paid in full with interest in accordance with the terms of the agreements creating such Obligations.

8.      EVENTS OF DEFAULT; RIGHTS AND REMEDIES

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        8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

               (a) The Borrowers shall fail to pay the principal amount of any Loan, punctually when due (including without limitation when due by reason of any acceleration under section 11.20(c)), or shall fail to make payment of any other Obligation hereunder or under any of the other Loan Documents when due and payable, including without limitation interest and any fees owing hereunder or under the Fee Letter, and in the case of any such other Obligation, such failure shall continue unremedied for five days after the due date.

               (b) Either Borrower shall fail or neglect to perform, keep or observe any of the provisions of sections 1.10, 1.11, 1.18, 4.1, 5.1, 5.11 or
6.1 through 6.28, inclusive, or the first two sentences of section 5.4(b).

               (c) Either Borrower shall fail or neglect to perform, keep or observe any term or provision of this Agreement (other than any such term or provision referred to in paragraph (a) or (b) above) or of any of the other Loan Documents, and the same shall remain unremedied and unwaived for a period ending on the first to occur of thirty (30) days after Borrowers shall receive written notice of any such failure from the Administrative Agent or thirty (30) days after any officer of either Borrower (or of the managing member of VCR) shall have become aware thereof.

               (d) Either Borrower or any Subsidiary thereof (i) shall fail to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in section 8.1(a)) or Contingent Obligations in an individual principal amount of $2,500,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or
(ii) shall breach or default with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item or items of Indebtedness or Contingent Obligation or Obligations, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness or Contingent Obligation or Obligations (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation or Obligations to become or be declared due and payable prior to its or their stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, or both, or otherwise), whether or not such holder, holders or trustee are aware of the breach or default or shall have elected to exercise any such right.

               (e) Any representation or warranty herein or in any other Loan Document or in any written statement pursuant hereto or thereto, or in connection herewith or therewith, or any report, financial statement or certificate made or delivered to any Lender Party by

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either Borrower, shall be untrue or incorrect in any material respect as of the date when made or deemed made (including those made or deemed made pursuant to section 2.3).

               (f) Any of the assets of either Borrower or any of its Subsidiaries shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of such Borrower or Subsidiary and such attachment, seizure, levy, writ or warrant shall remain unstayed or undismissed, or such possession shall remain unreleased, as the case may be, for sixty (60) consecutive days; or any Person other than a Borrower or Subsidiary thereof shall petition or apply for the appointment of a receiver, trustee or custodian for either Borrower's assets and such petition or application shall remain unstayed or undismissed for sixty (60) consecutive days; or either Borrower or any Subsidiary thereof shall have concealed, removed or permitted to be concealed or removed any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

               (g) (1) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of a Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (2) an involuntary case shall be commenced against a Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, assignee, sequestrator, trustee, custodian or other officer having similar powers over a Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim or permanent receiver, trustee or other custodian of a Borrower or any of its Subsidiaries, for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of a Borrower or any of its Subsidiaries, and any such event described in this clause (2) shall continue for 60 days without having been dismissed, bonded or discharged.

               (h) (1) A Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under such Code or any such other law, or shall consent to or petition or apply for the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or a Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (2) a Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its

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


inability, to pay its debts as such debts become due and a period of 30 days shall have elapsed; or the board of directors of a Borrower or any of its Subsidiaries (or any committee thereof), or of a managing member of any such Borrower or Subsidiary, shall adopt any resolution or otherwise authorize, or take corporate action in furtherance of, any action to approve any of the acts referred to in clause (1) above or this clause (2).

               (i) Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered in accordance with section 5.4 by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against a Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder).

               (j) Any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms or shall have been declared null and void by any governmental authority of competent jurisdiction; or either Borrower shall contest the validity or enforceability of any Loan Document in writing or shall deny in writing that it has any further liability, prior to the indefeasible payment in full of all of the Obligations and the termination of all of the Commitments, under any Loan Document to which it is a party; or any Lien created hereunder shall cease to be a valid and perfected Lien having the first priority in any of the Collateral purported to be covered thereby.

               (k) As a result of any sale, pledge or other transfer, either (a) Sheldon G. Adelson and the Related Parties shall cease to beneficially own and control, directly or indirectly, at least 70% of the issued and outstanding shares of capital stock of LVSI entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of LVSI; or (b) Sheldon G. Adelson or any Related Party (as applicable, but excluding directors of LVSI or VCR and employees of LVSI or VCR who are senior managers or officers of LVSI, VCR or Interface or any of their Affiliates) shall not have invested the proceeds of any sale or transfer of shares of LVSI by Sheldon G. Adelson or any Related Party (as applicable) in the business of the Borrowers (including any Excluded Subsidiary); or (c) LVSI shall cease to own 100% of the equity securities of VCR other than any preferred equity of VCR owned by Interface Holding or another Affiliate of Sheldon G. Adelson; or (d) subject to the foregoing clause (c) and clauses (f) and (g) below, the Borrowers, taken together, shall cease to own 100% of the equity securities of each of their Subsidiaries (other than any preferred equity of VCR owned by Interface Holding or another Affiliate of Sheldon G. Adelson), or 99% of each of the Mall Manager and the Phase II Manager; or (e) the Intermediate Holding Companies shall cease to own 100% of Mall Direct Holdings and Phase II Direct Holdings; or (f) Mall Direct Holdings shall cease to own not less than 80% of the equity securities of the Mall Subsidiary; or (g) Phase II Direct Holdings shall cease to own at least 51% of the equity securities of Phase II Subsidiary; or (h) the sole

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managing member of each of Mall Direct Holdings, Phase II Direct Holdings,
Intermediate Holding Companies, Mall Subsidiary and Phase II Subsidiary shall cease to be LVSI, VCR or a wholly-owned Subsidiary of LVSI or VCR; or (i) any "Change of Control" (as defined in either the Mortgage Note Indenture or the Subordinated Note Indenture) shall occur.

               (l) Any of the Operative Documents shall expire or be terminated or canceled, prior to its stated expiration date or there shall occur and then be continuing any event of default under any of the Financing Agreements other than this Agreement, or in any other respect either Borrower shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period), or any Affiliate of the Borrowers shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) under any of the Operative Documents; provided that a default or termination under any Project Document shall constitute an Event of Default hereunder only if such default or termination may reasonably be expected to cause a Material Adverse Effect.

               (m) A Borrower or any of its Subsidiaries shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the material terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any material Permit, including the gaming license held by LVSI or any such Permit or any material provision thereof shall be terminated or shall fail to be in full force and effect or any Governmental Authority shall challenge or seek to revoke any such Permit if such failure to perform, breach or termination could reasonably be expected to have a Material Adverse Effect.

               (n) Any default by Interface shall occur under Article III,
Section 3, or Article V, Section 3, or Article X, Section 1 of the Cooperation Agreement and continue unremedied beyond any applicable notice or cure periods, or such agreement shall be terminated or shall cease to be in full force and effect.

               (o) Any event or circumstance described under section 8.1(f), (g) or (h) hereof shall occur with respect to the Mall Subsidiary, Mall Manager or Mall Direct Holdings which would constitute an Event of Default if such Excluded Subsidiary were a Subsidiary of Borrowers for purposes of those subsections.

               (p) The Mall Subsidiary shall be in breach of or default with respect to any term of one or more items of Indebtedness or Contingent Obligation in an individual principal amount of $2,500,000 or more or an aggregate principal amount of $5,000,000 or more, if as a result thereof the holders of such Indebtedness or Contingent Obligation or Obligations (or an agent or trustee acting on their behalf) shall have caused that Indebtedness or Contingent Obligation or Obligations to become due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be.

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               (q) Sheldon G. Adelson or any of his Affiliates (other than the
Borrowers and their wholly-owned Subsidiaries) shall acquire or hold any Investment in any Excluded Subsidiary or any Person which any Excluded Subsidiary controls or in which it holds an Investment other than (1) in the case of the Mall Subsidiary or the Phase II Subsidiary, through transactions expressly permitted under section 6.20 or purchases of public debt securities in the secondary market and (2) in the case of the Phase II Subsidiary or any of its Subsidiaries, investments arising through loans, completion guaranties or other guaranties substantially similar to those provided in connection with the development of the Project and permitted under clause (1) of this section 8.1(q).

               (r) Any payment on account of any subordinated indebtedness of either Borrower or any Subsidiary thereof shall be made without the written consent of the Requisite Lenders except for payments of interest due and payable on the Subordinated Notes in accordance with the terms of the Subordinated Notes Indenture as in effect on the date hereof.

               (s) An event or condition specified in section 6.6 or other ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, either Borrower, any Subsidiary thereof or any ERISA Affiliate shall incur or shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) in excess of $2,500,000 in the aggregate during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in section 4001(a)(18) of ERISA) individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000.

               (t) At any time after the execution and delivery thereof, the subordination provisions in the Subordinated Notes, the Employee Repurchase Notes, any Completion Guaranty Note or any Substitute Tranche B Note or any instrument required under any provision of this Agreement to be subordinated to the Obligations shall cease to be enforceable against the holder thereof.

               (u) There shall occur any liquidation, termination or dissolution of either Borrower without the prior written consent of the Lender or the entry of any order, judgment or decree against either Borrower or any Subsidiary thereof decreeing the dissolution or split-up of such Person and such order shall remain undischarged or unstayed for a period in excess of 30 days.

               (v) At any time prior to the Final Completion Date, either (i) Available Funds shall fail to equal or exceed the Remaining Costs or (ii) the Unallocated Contingency Balance shall fail to equal or exceed the Required Minimum Contingency, and, in the case of either clause (i) or (ii), such failure shall continue unremedied for 30 days.

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               (w) At any time while the Disbursement Agreement is in force and effect:

                      (i) any of the Material Project Documents shall have been terminated, become invalid or illegal, or otherwise shall cease to be in full force and effect, provided that with respect to any Material Project Document other than the Cooperation Agreement, the HVAC Services Agreement, the HVAC Ground Lease, the Construction Agency Agreement, the Direct Construction Guaranty, the Indirect Construction Guaranty or the Sale and Contribution Agreement, no Event of Default shall be deemed to have occurred as a result of such termination if the Borrowers provide written notice to the Administrative Agent, immediately upon (but in no event more than two Business Days after) either Borrowers or Sheldon G. Adelson's becoming aware, or any of the Borrowers' Subsidiaries' becoming aware, of such Material Project Document ceasing to be in full force or effect, that the Borrowers intend to replace such Material Project Document (or that replacement is not necessary) and (A) the Borrowers obtain a replacement obligor or obligors reasonably acceptable to the Administrative Agent (in consultation with the Construction Consultant), for the affected party (if in the reasonable judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary), (B) the Borrowers enter into a replacement Project Document in accordance with section 6.18, on terms no less advantageous to the Borrower and the Lenders in any material respect than the Project Document so terminated, within sixty (60) days of such termination (if in the reasonable judgment of the Disbursement Agent (in consultation with the Construction Consultant) a replacement is necessary), and (C) such termination, after considering any replacement obligor and replacement Project Document and the time required to implement such replacement, has not had and would not reasonably be expected to have a Material Adverse Effect; or

                      (ii) the Borrowers shall cease to own the Site (other than (A) the Mall Parcel to the extent permitted by section 5.16(b) of the Disbursement Agreement and (B) the Phase II Land to the extent permitted by section 5.16(d) of the Disbursement Agreement) and all parcels and subdivisions comprising the Mall Parcel or the Phase II Land or located on either of them, the Improvements or the Site Easements for the purpose of owning, constructing, maintaining and operating the Project in the manner contemplated by the Operative Documents; or

                      (iii) either Borrower shall abandon the Project or otherwise cease to pursue the operations of the Project in accordance with standard industry practice or shall sell or otherwise dispose of its interest in the Project; or

                      (iv) either Borrower shall deny in writing that it has any further obligations under the HVAC Services Agreement, the HVAC Ground Lease or the Construction Agency Agreement prior to the termination thereof; or

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                      (v) to the extent that the Borrowers have right, title or
        interest to the HVAC Component, the HVAC Services Agreement, once executed and delivered, shall fail to provide the HVAC Provider the liens, security interest, right, title, interest, priority, remedies, power and privileges intended to be created thereby or shall cease to be in full force and effect; or

                      (vi) the Construction Consultant shall reasonably determine (based on its experience, familiarity and review of the Project and information and schedule provided to the Borrowers and the Construction Manager) that the Final Completion Date is likely to occur no earlier than 75 days after the Outside Completion Deadline; or

               (x) The Project Construction Completion Date shall fail to occur prior to the Completion Deadline Date or the Final Completion Date shall fail to occur prior to the Outside Completion Deadline.

        8.2    Remedies.

               (a) If any Event of Default shall have occurred and be continuing, the rate of interest applicable to the Loans and the other Obligations shall be increased, effective as of the date of the occurrence of the Default giving rise to such Event of Default, to the Default Rate as provided in section 1.7(e). If any Event of Default shall have occurred and be continuing, the Administrative Agent may (and if directed to do so by the Requisite Lenders in writing and provided with indemnification reasonably satisfactory to it shall), without notice, except to the minimum extent required by law, take any one or more of the following actions: (a) terminate the Commitments whereupon the Lenders' several obligations to make further Interim Loan Advances or the Basic Loan shall terminate; or (b) declare all or any portion of the Obligations to be forthwith due and payable whereupon such Obligations shall become and be due and payable; and (c) exercise any rights and remedies provided to the Lender Parties or any of them under any of the Loan Documents or otherwise at law or in equity, including all remedies provided under the UCC; provided, however, that upon the occurrence of an Event of Default specified in section 8.1 (f), (g) or (h), the Commitments shall immediately terminate and the Obligations shall become immediately due and payable, in each case without declaration, notice or demand by any Person.

               (b) Without limiting the generality of the foregoing, the Borrowers expressly agree that in any such event the Administrative Agent for the benefit of the Lenders, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon either Borrower or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of either Borrower where any of the Collateral is or may be located through self-help, without judicial process, without first

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obtaining a final judgment or giving either Borrower notice and opportunity for a hearing on the Lenders' claims or actions, and without paying rent to either Borrower, and collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Lender Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase for its benefit the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption the Borrowers hereby irrevocably release. Such sales may be adjourned or continued from time to time with or without notice. The Administrative Agent shall have the right to conduct such sales on either Borrower's premises or elsewhere and shall have the right to use either Borrower's premises without Scharge for such sales, or for storage of the Collateral in anticipation thereof, for such time or times (including without limitation for at least one year) as Requisite Lenders deem necessary or advisable and in all events until the first anniversary of the acceleration of the Obligations. The Borrowers acknowledge that an action for damages would not constitute an adequate remedy for any breach of this subsection (b), or of subsection (c), of this section 8.2, and that upon any such breach the Administrative Agent shall be entitled, forthwith and as a matter of right, to the entry of an injunction or other equitable relief to enforce the provisions of either such subsection.

               (c) The Borrowers further agree upon the request of the Administrative Agent to assemble the Collateral and make it available to the Lenders or their agent at places which Lenders shall reasonably select, whether at a Borrower's premises or elsewhere. Until the Lenders or their agent is able to effect a sale, lease or other disposition of the Collateral, the Lender Parties shall have the right to use or operate the Collateral, or any part thereof, on behalf of the Lenders, to the extent that they deem appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Lenders. No Lender Party shall have any obligation to either Borrower to maintain or preserve the rights of either Borrower as against third parties with respect to the Collateral while the Collateral is in the possession of any Lender Party. The Requisite Lenders may, if they so elect, seek the appointment of a receiver or keeper to take possession of the Collateral and to enforce any of the Lenders' remedies with respect to such appointment without prior notice or hearing. The Lenders shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in section 8.2(f), the Borrowers remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Lenders of any other amount required by any provision of law, including section 9-504(1)(c) of the UCC (but only after the Lenders have received proof satisfactory to the Administrative Agent of a subordinate party's security interest), need the Lenders account for the surplus, if any, to either Borrower. To the maximum extent permitted by applicable law, each Borrower waives all claims, damages and demands against the Lender Parties and each of them arising out of the repossession,

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retention or sale of the Collateral except such as may arise out of the gross negligence, bad faith or willful misconduct of a Lender Party. Each Borrower agrees that five (5) days' prior notice by the Administrative Agent of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Each Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which the Lenders are entitled, the Borrowers also being liable for any and all attorneys' fees incurred by any Lender Party to collect such deficiency.

               (d) Each Borrower agrees to pay any and all costs of the Lender Parties, including without limitation reasonable attorneys' fees, incurred in connection with the enforcement of any of the rights and remedies of the Lender Parties hereunder.

               (e) Except as otherwise specifically provided herein, each Borrower hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any of the Collateral.

               (f) The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Administrative Agent upon receipt, in the following order of priorities:

                      First, the payment in full of reasonable expenses of the Lender Parties in connection with such sale, disposition or other realization, including all expenses, liabilities and advances incurred or made by the Lender Parties in connection therewith, including reasonable attorneys' fees;

                      Second, to the ratable payment of accrued but unpaid interest on the
        Obligations;

                      Third, to the ratable payment of unpaid principal of the Obligations;

                      Fourth, to the ratable payment of all other Obligations until all other Obligations shall have been paid in full; and

                      Finally, subject to the payment of any other amount required by any provision of law, including section 9-504(1)(c) of the UCC (but only after receipt of proof satisfactory to the Administrative Agent of a subordinate party's security interest), to the payment to the Borrowers, or their successors or assigns, jointly, or as a court of competent jurisdiction may otherwise direct, of any surplus then remaining from such proceeds.

        8.3 Grant of License to Use Trademark Collateral. For the purpose of enabling the Lender Parties to exercise their rights and remedies under section
8.2 (including, without

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limiting the terms of section 8.2, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral) at such time as the Lender Parties shall be lawfully entitled to exercise such rights and remedies, each Borrower hereby grants to the Lender Parties an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to either Borrower but only after an Event of Default) to use, transfer, license or sublicense any Patent, Trademark, copyright or trade secret now owned or hereafter acquired by either Borrower which is used in connection with, or is printed on, the Collateral or any of it.

        8.4 Waivers by the Borrowers. Except as otherwise provided for in this Agreement or by applicable law and to the fullest extent permitted by applicable law, each Borrower hereby waives (i) presentment, demand and protest and notice of presentment or dishonor, notice of intent to accelerate, notice of acceleration or of protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Loan Documents, at any time held by any of the Lender Parties on which either Borrower may in any way be liable, and each Borrower hereby ratifies and confirms whatever the Lender may do in this regard, (ii) all rights to notice and a hearing prior to the Lenders' taking possession or control of, or to the Lenders' replevin, attachment or levy upon, the Collateral or any item or unit thereof or any bond or security which might be required by any court prior to allowing the Lenders to exercise any of their remedies and (iii) the benefit of any right of redemption and all valuation, appraisal and exemption laws. Each Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions contemplated by this Agreement and the other Loan Documents.

9.      THE AGENTS

        9.1    Appointment.

               (a) Appointment of the Agents. General Electric Capital Corporation is hereby appointed Administrative Agent hereunder and under the other Loan Documents, and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. BancBoston Leasing Inc. is hereby appointed Co-Agent hereunder and under the other Loan Documents, but with only those duties expressly set forth herein and each Lender hereby authorizes the Co-Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this section 9 are solely for the benefit of each Agent and the Lenders, and the Borrowers shall have no rights as a third-party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation

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towards or relationship of agency or trust with or for either of the Borrowers or any of their Subsidiaries.

               (b)    Appointment of Supplemental Agents.

                      (i) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations (including investment companies operating under the New York Banking
        Law) or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case any Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that such Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as the "Supplemental Agent" and collectively as the "Supplemental Agents").

                      (ii) In the event that an Agent shall appoint a Supplemental Agent with respect to any of the Collateral, (1) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either such Agent or such Supplemental Agent, and (2) the provisions of this section 9 and of sections 1.20 and 11.4 that refer to an Agent shall inure to the benefit of such Supplemental Agent and all references therein to an Agent shall be deemed to be references to the Administrative Agent or such Supplemental Agent, as the context may require.

                      (iii) Should any instrument in writing from the Borrowers be required by any Supplemental Agent so appointed for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall execute, acknowledge and deliver any and all such instruments promptly upon request by the appropriate Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent

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        permitted by law, shall vest in and be exercised by the Administrative
        Agent until the appointment of a new Supplemental Agent.

        9.2    Powers and Duties, etc.

               (a) Powers; Duties Specified. Each Lender irrevocably authorizes the Agents to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Agents by the terms hereof and thereof, together with such other powers, rights and remedies as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender authorizes the Administrative Agent to execute and deliver an Agreement among Creditors, among the Bank Agent, the Mortgage Notes Indenture Trustee, the Interim Mall Lender and the Administrative Agent, a copy of which Agreement among Creditors has been furnished to and approved by such Lender. The Agents shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. The Agents may exercise such powers, rights and remedies and perform such duties by or through their agents or employees. Neither Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship with respect to any Lender, and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

               (b) No Responsibility for Certain Matters. Neither Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agents to the Lenders or by or on behalf of the Borrowers to either Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrowers or any other Person liable for the payment of any Obligations, nor shall either Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Interim Loan Advances or as to the existence or possible existence of any Default or Event of Default. Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

               (c) Exculpatory Provisions. No Agent or any officer, director, employee or agent thereof shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such

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Agent's gross negligence or willful misconduct. The Agents shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under section 11.3) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to receive, and shall be fully protected in relying upon, any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely, and shall be protected in relying, on opinions and judgments of attorneys (who may be attorneys for the Borrowers and their Subsidiaries), accountants, consultants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against either Agent as a result of such Agent's acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 11.3).

               (d) Agents Entitled to Act as Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, either Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include any institution then acting as Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of lending, finance, financial advisory or other business with the Borrowers or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

        9.3 Representations and Warranties; No Responsibility for Appraisal of Creditworthiness. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries and of the Project in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries. Neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether or not coming into its possession before the making of the Loans or at any time or

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times thereafter, and the Agents shall not have any responsibility with respect to the accuracy or completeness of any information provided to the Lenders.

        9.4 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by the Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to either Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

        9.5 Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to the Lenders and the Borrowers, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrowers and the Administrative Agent and signed by the Requisite Lenders. Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right, upon five Business Days' notice to the Borrowers, to appoint a successor Administrative Agent, provided that in all events any such successor Administrative Agent shall satisfy the requirements set forth in section 10(e) for being an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

        9.6 Concerning the Collateral. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to act hereunder as the secured party with respect to the Collateral, and each Lender agrees to be bound accordingly by the terms and provisions hereof, provided that the Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained herein with respect to the Lien hereof on the Collateral, or (ii) release

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any of the Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement), in each case without the prior consent of the Requisite Lenders (or, if required pursuant to section 11.3, all the Lenders); provided, further, however, that, without further written consent or authorization from the Lenders, the Administrative Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which the Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral may be exercised solely by the Administrative Agent for the benefit of the Lenders in accordance with the terms thereof, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, any Lender Party may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

10.     PARTICIPATIONS AND ASSIGNMENTS

               (a) Subject to section 10(e) hereof, each Lender (without either Borrower's consent) may assign and grant participations in all or any portion of its rights and obligations under this Agreement (including without limitation all or a part of its Commitment, its Interim Loan Advances, its Basic Loan and its Note) to an Affiliate or to any other Person.

               (b) In the case of an assignment by a Lender under this section 10, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. Upon execution by the assignor and the assignee of an instrument pursuant to which the assignee assumes such rights and obligations, payment by such assignee to such assignor of an amount equal to the purchase price agreed between such assignor and such assignee and delivery to each of the Administrative Agent and the Borrower Representative of an executed copy of such instrument, such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were an original Lender hereunder and the assignor shall be, to the extent of such assignment (unless otherwise provided therein), released from its obligations under this Agreement. Each Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of the Borrowers to the assignee and that the assignee shall be considered to be a "Lender" for all

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purposes of this Agreement and the other Loan Documents. Upon any such assignment, the Borrowers, at their sole expense, shall execute and deliver to the assignee lender in exchange for the surrendered Note of the assignor lender a new Note payable to the order of the assignee lender in an amount equal to the original principal amount of the surrendered Note. Such new Note shall be dated the date of, and shall otherwise be in the form of, the Note replaced thereby. To the extent that the assignment shall be of less than the entire amount of the interest of the assignor, the Borrowers, at the discretion of the assignor but at the sole expense of the Borrowers, shall execute and deliver to each of the assignor and the assignee new Notes, payable to the orders of the assignor and assignee, respectively, in respective principal amounts directed by the assignor but in aggregate principal amount equal to the principal amount of the surrendered Note. The Note surrendered to the assignee lender shall be returned by the assignee lender to the Borrower Representative marked "canceled". Each Borrower hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment or counterclaim which either Borrower has or may at any time have against the assigning lender or any other Person for any reason whatsoever.

               (c) Subject to section 10(e) hereof, each Borrower acknowledges that it has been advised that each Lender may be acting hereunder for itself and as agent for certain third parties (each being herein referred to as a "Participant" and, collectively, as the "Participants"); that the interest of any Lender in this Agreement, the other Loan Documents and any other related instruments and documents may in whole or in part be conveyed to, and may be used as security for financing obtained from, one or more third parties without the consent of either Borrower (the "Syndication"). Each Borrower agrees reasonably to cooperate with the Lenders in connection with the Syndication, including the execution and delivery of such other documents, instruments, notices, opinions, certificates and acknowledgments as reasonably may be required by any Lender or any such Participant; provided, however, that in no event shall either Borrower be required to consent to any change that would adversely affect any of the economic terms of any of the transactions contemplated hereby; and provided, further, that all Participants shall satisfy the requirements set forth in section 10(e) for being an Eligible Assignee.

               (d) Each such Participant shall be deemed to be a "Lender" and a "Lender Party" hereunder for purposes of sections 1.14, 1.15, 1.16 and 1.20 (and other provisions hereof according rights of indemnification to the Lenders or Lender Parties) and for the purposes of determining the "Requisite Lenders" hereunder at any time.

               (e) Provided that at the time of such assignment there shall not have occurred and then be continuing any Event of Default hereunder, unless each of the Borrowers and the Administrative Agent shall otherwise consent in writing, no assignment by a Lender shall be made under this section 10 except to an assignee (1) which has not been denied an approval or a license, or been found unsuitable under the Nevada Gaming Laws applicable to lenders and (2) which is either (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings

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bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that either (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, investment companies, finance companies and lease financing companies; or (B) any Lender and any Affiliate of any Lender; provided that no Affiliate of either Borrower shall be eligible as an assignee; and provided, further, that no such assignee (excepting an assignee which has acquired such casino or convention, trade show or exhibition facility, pending disposition of the same, in settlement or satisfaction of a debt previously contracted in good faith) shall constitute (i) a Person that owns or operates a casino located in the State of Nevada or the State of New Jersey (or is an Affiliate of such a Person), provided that a passive investment constituting less than 20% of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition, (ii) a Person that owns or operates a convention, trade show or exhibition facility in Las Vegas, Nevada or Clark County, Nevada (or an
Affiliate of such a Person), provided that a passive investment constituting less than 20% of the common stock of any such convention, trade show or exhibition facility shall not constitute ownership for the purpose of this definition) or (iii) a union pension fund, provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an eligible assignee hereunder so long as the manager of such fund is not controlled by a union. For purposes of this Agreement, any Person that satisfies the provisions of both clauses (1) and (2) of this section 10(e) shall constitute an "Eligible Assignee."

11.     MISCELLANEOUS

        11.1 Borrower Representative. Each of the Borrowers hereby designates and appoints LVSI as the agent of such Borrower with full authority to act on such Borrower's behalf in all matters pertaining to this Agreement or any of the other Loan Documents wherein notices may or must be given or elections, designations or other instructions must or may be made or given, or options or discretion exercised or action otherwise taken by the Borrower Representative hereunder or in connection herewith, and each of the Borrowers, recognizing that the foregoing power is one coupled with an interest, agrees that the foregoing designation shall be irrevocable throughout the term of this Agreement. Each Lender Party shall be protected in relying in good faith on any notice, instruction, election, designation or other action given or taken by the Borrower Representative under the authority of this provision. The Borrower Representative may resign at any time upon written notice to the other Borrower and each of the Lender Parties, such resignation to be effective, however, only upon the designation by the other Borrower of a successor Borrower Representative (which successor shall be satisfactory to the Requisite Lenders in their sole

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discretion) and the acceptance of such successor Borrower Representative of his or its designation as such and the communication of such succession in writing to each of the Lender Parties. Following such succession, the successor Borrower Representative shall be vested with all of the rights, powers and authorities of the predecessor Borrower Representative and the predecessor Borrower Representative shall be entitled to the benefits of this section 11.1 with respect to all actions taken or omitted to be taken by it while it was the Borrower Representative hereunder. As used in this Agreement, the term "Borrower Representative" shall mean LVSI in its capacity as such hereunder and any successor Borrower Representative succeeding in the manner provided in the foregoing provisions of this section 11.1. Each Borrower agrees to indemnify the Borrower Representative and hold it harmless from and against any and all damages, losses, liabilities and expenses (including without limitation reasonable attorneys' fees and expenses) incurred or suffered by the Borrower Representative in good faith in the exercise of its powers and the discharge of its responsibilities hereunder on behalf of the Borrowers, but the foregoing right to indemnification shall in all respects be subject and subordinate to the liabilities of the Borrowers to the Lender Parties hereunder and under the other Loan Documents.

        11.2 Successors and Assigns. This Agreement and each of the other Loan Documents shall bind and inure to the benefit of each of Borrowers, the Lenders, the Agents and their respective successors and assigns, except as otherwise provided herein or therein. Neither Borrower may assign, delegate, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of each Lender. Any such purported assignment, transfer, hypothecation or other conveyance by either Borrower without such prior express written consent shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of the Borrowers, the Lenders and their Agents with respect to the transactions contemplated hereby, and there shall be no third-party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents. For the avoidance of doubt and without limiting the generality of the foregoing, no party to an Operative Document not a party hereto shall be a third party beneficiary hereof or of any other Loan Document.

        11.3 Complete Agreement; Modification of Agreement, etc. The Loan Documents constitute the complete agreement among the parties with respect to the subject matter thereof and supersede all prior agreements, commitments, understandings and inducements (oral or written, expressed or implied). Whenever the Borrowers, directly or though the Borrower Representative or another agent thereof, shall pursuant to any provision thereof deliver to any Lender Party or Lender Parties a copy of any certificate delivered under the provisions of another Operative Document, the Borrowers shall be deemed to have made to such Lender Party or Lender Parties all of the certifications set forth in the certificate so delivered. Neither this Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by each of the Administrative Agent and the

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Requisite Lenders, provided that no such change, waiver, discharge or termination shall, without the written consent of each of the Lenders, (i) extend the Commitment Expiration Date or the scheduled final maturity of any Basic Loan, (ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on the Loans or of fees, or reduce the principal amount of the Loans, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default shall not constitute a change in the terms of the Commitment of any Lender), (iii) release all or any material portion of the Collateral (except as expressly permitted by the Loan Documents), (iv) amend, modify or waive any provision of section 11.2 or this section 11.3, (v) reduce any percentage specified in, or otherwise modify, the definition of the term "Requisite Lenders" or (vi) consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement.

        11.4   Fees and Expenses.

               (a) The Borrowers shall pay on demand all reasonable costs and expenses (including without limitation reasonable fees and disbursements of counsel) of the Lender Parties in connection with the preparation, negotiation, approval, execution, delivery, modification, amendment, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or the administration of special problems related to, the Loan Documents, and commitments relating thereto, and the other documents to be delivered hereunder or thereunder and the transactions contemplated hereby and thereby and the fulfillment or attempted fulfillment of conditions precedent hereunder, including without limitation: (i) wire transfer fees and other costs of forwarding, to the Borrowers or any other Person on behalf of the Borrowers, by the Lenders and the Administrative Agent of the proceeds of Interim Loan Advances; (ii) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the advances made pursuant hereto or its rights hereunder or thereunder; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by one or more of the Lender Parties, the Borrowers or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrowers or either of them or any other Person that may be obligated to one or more of the Lender Parties by virtue of the Loan Documents; (iv) any attempt to enforce any rights of any Lender against either Borrower or any other Person that may be obligated to any Lender Party by virtue of any of the Loan Documents; or (v) after the occurrence and during the continuance of any Default, any effort to (A) evaluate, observe or assess either Borrower or any of its affairs or (B) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral or any of it. In addition, the Borrowers shall pay on demand of General Electric Capital Corporation all reasonable costs and expenses (not to exceed $25,000 in the aggregate),

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including without limitation reasonable fees and disbursements of counsel, incurred by GECC Capital Markets Group, Inc. in connection with its efforts to syndicate a portion of the Commitment of the Lenders as more fully described in section 11.19.

               (b) Each Borrower shall pay on demand all reasonable costs and expenses (including without limitation reasonable counsels' fees) of the Lender Parties in connection with any Default and any enforcement or collection proceedings resulting therefrom or any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents in connection with any Default.

               (c) Without limiting the generality of clauses (a) and (b) above, the Borrowers' obligation to reimburse the Lender Parties for costs and expenses shall include the reasonable fees and expenses of counsel (and local, foreign or special counsel, advisors, consultants and auditors retained by such counsel), accountants, field auditors, environmental advisors, appraisers, investment bankers, insurance experts, management and other consultants and paralegals; court costs and expenses; photocopying and duplicating expenses; lien and title searches, Uniform Commercial Code and other filing and recording fees; notarial fees; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; expenses for travel, lodging and food; and all other out-of-pocket costs and expenses of every type and nature paid or incurred in connection with the performance of such legal or other advisory services.

        11.5 No Waiver. No failure on the part of any Lender Party, at any time or times, to require strict performance by either Borrower of any provision of this Agreement and any of the other Loan Documents shall waive, affect or diminish any right of the Lender Parties thereafter to demand strict compliance and performance therewith. No suspension or waiver of a Default shall suspend, waive or affect any other Default whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of either Borrower contained in this Agreement or any of the other Loan Documents and no Default by either Borrower shall be deemed to have been suspended or waived by any Lender Party, unless such suspension or waiver is by an instrument in writing signed by an officer of or other authorized representative of the Lender Party if required hereunder and directed to such Borrower specifying such suspension or waiver.

        11.6 Remedies. The rights and remedies of the Lender Parties under this Agreement are cumulative and nonexclusive of any other rights and remedies which the Lender Parties may have under any other agreement, including without limitation the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

        11.7 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any

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provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        11.8 Conflict of Terms. Except as otherwise provided in this Agreement, or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provisions contained in this Agreement shall govern and control.

        11.9 Right of Set-off. Subject to section 11.18, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and each of the Borrowers after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this section are in addition to the other rights and remedies (including without limitation other rights of set-off) which the Lenders may have.

        11.10 Authorized Signature. Until such Lender Party shall be notified by the applicable Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by a Lender Party or any of such Lender Party's officers or employees to be that of an officer or duly authorized representative of such Borrower shall bind such Borrower and be deemed to be the act of such Borrower affixed pursuant to and in accordance with resolutions duly adopted by such Borrower's (or its managing member's) board of directors, and the Lender Party shall be entitled to assume the authority of each signatory and the authority of the person whose signature it is or appears to be unless the person acting in reliance of such signature shall have actual knowledge of the fact that such signature is false or the person whose signature or purported signature is presented is without authority.

        11.11 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE (BUT NOT PERFECTION TO THE EXTENT PERFECTION IS GOVERNED BY THE MANDATORY PROVISIONS OF THE LAWS OF OTHER JURISDICTIONS), THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED

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IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT
LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED THAT EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK CITY AND, PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY LENDER PARTY. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONSES, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SECTION 11.12 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT THEREOF IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

        11.12 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party or parties, or whenever any of the parties shall desire to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have

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been validly served, given or delivered (i) upon the earlier of actual receipt thereof or three (3) days after deposit of the same in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.12 (provided that telecopy and other facsimile transmissions received after the normal business hours of the recipient shall be deemed to have been received at the opening of business on the next succeeding Business Day of the recipient), (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid and instructions given for next Business Day delivery and (iv) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below in this Section 11.12, in the case of the Borrowers and the Agents, or beneath its signature on a signature page hereof, in the case of a Lender, and, in the case of all parties, to such other address (or facsimile number) as may hereafter be substituted by a notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. No failure or delay in delivering any copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than a Borrower or Lender Party) designated below to receive copies shall in any way adversely affect the effectiveness of any such notice, demand, request, consent, approval, declaration or other communication. The above-mentioned addresses and facsimile numbers for the Borrowers and the Agents are as follows:

               (a)    If to the Administrative Agent, at:

                      General Electric Capital Corporation,
                        as Administrative Agent
                      777 Long Ridge Road
                      Building B, First Floor
                      Stamford, Connecticut  06927
                      Attention: Account Manager-Venetian
                      Telecopy No.:  (203) 316-7989

                      With a copy to:

                      David R. Huet, Esq.
                      Counsel, Capital Funding, Inc.
                      777 Long Ridge Road
                      Building B, First Floor
                      Stamford, Connecticut  06927
                      Telecopy No.:  (203) 316-7989

               (b)    If to the Co-Agent, at:

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                      BancBoston Leasing Inc.
                      100 Federal Street
                      Boston, Massachusetts 02110
                      Attention:  President
                      Telecopy No.:  (617) 434-0112

               (c)    If to Borrowers, or either of them, in
                      care of the Borrower Representative, at:

                      3355 Las Vegas Boulevard South
                      Room 1A
                      Las Vegas, Nevada  89109
                      Attention:  General Counsel
                      Telecopy No.:  (702) 733-5499

                      With a copy to:

                      Paul, Weiss, Rifkind, Wharton & Garrison
                      1285 Avenue of the Americas
                      New York, New York  10019
                      Attention:  James L. Purcell, Esq.
                      Telecopy No.:  (212) 757-3990

        11.13 Section Captions. The section captions and the Table of Contents contained in this Agreement are included for convenience of reference only and shall not be construed as a part of this Agreement for any purpose.

        11.14 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrowers and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

        11.15 Time of the Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

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        11.16 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH
COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        11.17   Confidentiality.

               (a) Each Lender Party shall have reasonable access to all relevant facilities, personnel and accountants, and copies of all documents of the Borrowers and each of them, which such Lender Party may reasonably request, including business plans, financial statements (actual and pro forma), books, records and other documents. Each Lender Party hereby agrees that all written information of a confidential or proprietary nature which has been marked or designated "Confidential" by a Borrower ("Confidential Information") which is obtained by such Lender Party as a result of its review of financial statements and related business information pertaining to either Borrower obtained under this Agreement shall be kept confidential and shall not be disclosed to any other party or entity (other than another Lender Party), except for the affiliated corporations of the Lender Parties and except for their independent auditing, accounting and legal consultants. In connection with the foregoing, each Lender Party shall use the same degree of care as it exercises to preserve and safeguard its own proprietary information. Notwithstanding anything in this Agreement to the contrary, no Lender Party shall be liable for the disclosure of any Confidential Information if the same (i) is in the public domain at the time it is disclosed; (ii) was known to such Lender Party at the time of its initial receipt thereof; (iii) is disclosed with the prior approval of either Borrower;
(iv) is disclosed later than three years from the date of initial receipt; (v) was independently developed by such Lender Party or an Affiliate thereof; (vi) becomes known to such Lender Party from an independent source without breach by such Lender Party of the confidentiality undertaking contained herein and without any breach, of which breach such Lender Party is actually aware, of any confidentiality undertaking or fiduciary duty by a third party; (vii) is disclosed to a third party by either Borrower without restrictions similar to those contained in this section 11.17(a); (viii) is disclosed pursuant to a requirement of a court, administrative agency or other Governmental Authority; or (ix) is disclosed pursuant to a requirement (in the reasonable judgment of the disclosing party) under an applicable law,

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rule or regulation or a regulatory guideline to which an institutional party adheres as a matter of policy.

               (b) Each party hereto agrees to consult with the other parties hereto (the Borrowers' consultation with the Administrative Agent being deemed to constitute consultation with all of the Lender Parties but only for purposes of this section 11.17(b)) prior to issuing any press release or other announcement with respect to this Agreement or any of the transactions contemplated hereby.

        11.18 Ratable Sharing. The Lenders agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of the Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be restored to such purchasing Lender, ratably to the extent of such recovery but without interest. The Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

        11.19 Cooperation Regarding Syndication. The parties mutually acknowledge that General Electric Capital Corporation's affiliate GECC Capital Markets Group, Inc. ("GECMG") and BancBoston Leasing Inc. have undertaken efforts to syndicate a portion of the Commitments of General Electric Capital Corporation and BancBoston Leasing Inc. hereunder with other lenders who constitute Eligible Assignees. Each of the Borrowers agrees to cooperate fully with such syndication efforts and to afford all reasonable and appropriate assistance to such Lenders in connection therewith. Such assistance shall include without limitation (i) prompt assistance in the preparation of an information memorandum (including the verification upon request of the completeness and accuracy of the information provided by the Borrowers and contained therein);
(ii) the preparation of other offering materials and projections by the Borrowers and their advisors pertaining to, among other things, the Project, the construction thereof and the Project's projected operating results in the context of the Borrower's performance of its obligations hereunder and under the other Financing Agreements; (iii) the provision to GECMG and BancBoston Leasing Inc. of all information either of them reasonably deems necessary to successfully complete such syndication as the Borrowers shall have provided;
(iv) the confirmation of the accuracy and completeness of such offering materials, projections and information as the Borrowers shall have provided; (v) the participation by the Borrowers' senior management in meetings and conference calls with potential lenders at such times and places as GECMG or BancBoston Leasing Inc. may reasonably request; and (vi) the use of the Borrowers' best efforts to ensure that the syndication efforts benefit from the Borrowers' existing lending relationships.

        11.20  Certain Matters Affecting the Lenders.

               (a) If (i) the Nevada Gaming Commission shall determine that any Lender does not meet the suitability standards prescribed under the Nevada Gaming Regulations or (ii) any other gaming authority with jurisdiction over the gaming business of the Borrowers shall determine that any Lender does not meet its suitability standards (in any such case, a "Former Lender"), the Administrative Agent or the Borrowers shall have the right (but not the duty) to designate one or more banks or other financial institutions reasonably acceptable to the Administrative Agent (in each case, a "Substitute Lender"), which may be any Lender or Lenders that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. The Borrowers shall bear the costs and expenses of any Lender required by the Nevada Gaming Commission, or any other gaming authority with jurisdiction over the gaming business of the Borrowers, to file an application for a finding of suitability in connection with the investigation of an application by the Borrowers for a license to operate a gaming establishment, in connection with such application for a finding of suitability.

               (b) Notwithstanding the provisions of section 11.20(a), if any Lender becomes a Former Lender, and if the Administrative Agent or the Borrowers shall fail to find a Substitute Lender pursuant to section 11.20(a) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the "Withdrawal Period"), the Borrowers shall immediately prepay in full the outstanding principal amount of Loans made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period. In such event, upon the prepayment in full of the outstanding principal amount of the Loans made by such Former Lender, together with accrued interest thereon as aforesaid, the Commitment of such Former Lender shall be terminated, the Aggregate Commitment shall be reduced by the amount of the Commitment of the Former Lender immediately prior to such termination and the Pro Rata Shares shall be adjusted accordingly.

               (c) Any provision hereof to the contrary notwithstanding, in the event that for any reason (including without limitation a change in law or regulation or regulatory policy) any Lender Party (otherwise meeting the standards set forth in section 10(e)) shall be required, prior to any foreclosure upon the Collateral, to apply for or obtain any gaming license under the laws of the State of Nevada solely as a result of its execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby, the Administrative Agent may, and upon request of the Requisite Lenders shall, declare the outstanding principal amount of all of the Loans outstanding to be, whereupon the same shall become and forthwith be, due and payable and the Borrowers shall pay the same forthwith together with interest thereon accrued to the date of payment and all other Obligations outstanding hereunder (but without any prepayment penalty under section 1.9(c) or any requirement of prior notice).

        11.21 Gaming Authorities. Each Lender Party agrees to cooperate with the Nevada Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Borrowers and their Subsidiaries by providing to the Nevada Gaming Authorities from time to time upon request copies of this Agreement and the other Loan Documents and of such other publicly available information concerning such Lender Party as such Authorities may reasonably request. Notwithstanding any other provision of this Agreement, the Borrowers expressly authorize each Lender Party to cooperate with the Nevada Gaming Authorities as described above.

                     [remainder of page intentionally left blank]

               IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                        LAS VEGAS SANDS, INC.

                                        By: /s/ William P. Weidner
                                           -------------------------------------
                                           Name:  William P. Weidner
                                           Title: President

                                        VENETIAN CASINO RESORT, LLC
                                        By:  Las Vegas Sands, Inc.,
                                               Managing Member

                                               By: /s/ Harry D. Miltenberger
                                                  ------------------------------
                                                  Name:  Harry D. Miltenberger
                                                  Title: Vice President--Finance

Commitments:

                                        GENERAL ELECTRIC CAPITAL
        $60,000,000.00                       CORPORATION

                                        By: /s/ Daniel Gioia
                                           -------------------------------------
                                           Name:  Daniel Gioia
                                           Title: Sr. Credit Analyst

                                        Address for payments:

                                        c/o Bankers Trust New York, for
                                               the account of General
                                               Electric Capital Corporation
                                        1 Bankers Trust Plaza
                                        New York, NY  10006

                                          Address for notices:

                                          General Electric Capital Corporation
                                          777 Long Ridge Road
                                          Building B, First Floor
                                          Stamford, CT  06927
                                          Attention: Account Manager-Venetian
                                          Telecopy No.:  (203) 316-7989


                                          With a copy to:

                                          David R. Huet, Esq.
                                          Counsel, Capital Funding, Inc.
                                          777 Long Ridge Road
                                          Building B, First Floor
                                          Stamford, Connecticut  06927
                                          Telecopy No.:  (203) 316-7989


        $37,700,000.00                    BANCBOSTON LEASING INC.

                                          By: /s/ Philip Washburn
                                            ------------------------------------
                                             Name:  Philip Washburn
                                             Title: Assistant Vice President

                                          Address for payments:

                                          Bank Boston N.A.
                                          100 Federal Street
                                          Boston, MA  02110

                                          Acct. Name:  BancBoston Leasing Inc.
                                                      Attn.: Payment Processing

                                          ABA No.:  011-000-390
                                          Acct #:   535-23473


                                          Address for notices:

                                          BancBoston Leasing Inc.
                                          100 Federal Street
                                          Boston, MA  02110
                                          Attention: President
                                          Telecopy No.: (617) 434-0112

                                                                      Exhibit A

                  [form of Preliminary or Final Notice of Borrowing]

                                                          ________________, 19__

General Electric Capital Corporation,
   as Administrative Agent
777 Long Ridge Road
Building B, First Floor
Stamford, CT  06927
Attention:  Account Manager-Venetian

Ladies and Gentlemen:

               Reference is made to the Term Loan and Security Agreement, dated as of December 22, 1997 (the "Loan Agreement"), among Las Vegas Sands, Inc., a Nevada corporation ("LVSI"), Venetian Casino Resorts, LLC, a Nevada limited liability company ("VCR," and with LVSI collectively, the "Borrowers"), the lenders named therein, BancBoston Leasing Inc., as co-Agent, and General Electric Capital Corporation, as Administrative Agent. Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings ascribed to them in the Loan Agreement. This is a [Preliminary] [Final] Notice of Borrowing under the Loan Agreement.

               The Borrowers propose to make an Interim Loan Borrowing (the "Borrowing") under the Loan Agreement and in such connection certify to you as follows:

               1. The date of the proposed Borrowing is ___________, 19__ (the "Date of the Borrowing").

               2. The aggregate amount of the proposed Borrowing is $__________. [The Interim Loan Advance of each lender will be $__________, in the case of [name of lender], $__________, in the case of [name of lender], . . . , and $__________, in the case of [name of lender].]

               3. The Interim Loan Advances on the occasion of the proposed Borrowing are to be:

                      |_|   Base Rate Advances

                      |_|   LIBOR Rate Advances.

               4. Attached hereto is an attachment (the "Attachment"), dated the date hereof, which identifies the specific units or items of furniture or equipment to be paid for with the proceeds of the Interim Loan Advances to be made on this Borrowing (the "Units"). The total purchase price of each Unit is accurately set forth on the Attachment. In the case of each Unit, the portion of such total purchase price which consists of freight, installation, sales tax and other cost elements in addition to the basic purchase price is also accurately set forth.

               5. The Borrower Representative certifies on behalf of the Borrowers that:

               (a) each Unit is owned by the Borrower indicated for it on Annex B to the Loan Agreement free and clear of all Liens and rights of others except only (i) Liens in favor of the Bank Agent, the Disbursement Agent or the Mortgage Notes Indenture Trustee which will be fully discharged and satisfied upon completion of the Borrowing and (ii) Liens in your favor.

               (b) as of the date hereof, the total cost listed in the Attachment with respect to each Unit is net of all discounts, credits, rebates and allowances, and [add if applicable: except as set forth in paragraph[s] [7] [8] [7 and 8] is justly owing to the applicable vendor;

               (c) in all respects material to the Lenders, each Unit (i) was purchased [in an arm's length transaction] [in a transaction which is identified, as to that Unit, in the Attachment as not being an arm's length transaction but as to which all of the details of the purchase have been fully disclosed to you];

               (d) each Unit has been inspected and found to conform, in all respects material to the Lenders, to its description in Annex B, as amended, to the Loan Agreement;

               (e) each Unit is useful and is to be used in the development or operation of the Project;

               (f) each Unit has been delivered to and is physically located at the Site of the Project and has been installed, or is held in safe custody pending installation, at [the Site of the Project] [except for individual Units which are held at the locations indicated with respect to such Units, respectively, in the Attachment, all of which indicated Units are covered by proper warehouse receipts that have been delivered to you properly and effectively endorsed to you;

               (g) each Unit is and will remain covered, in all respects material to the Lenders, by all applicable manufacturers' warranties and casualty insurance;

               (h) none of the Units has been damaged or is not in good and serviceable condition;

               (i) all of the Units comply, in all respects material to the Lenders, with all representations and warranties set forth in the Loan Agreement which may be applicable to it; and

               (j) no uncured Default or Event of Default under the Loan Agreement now exists, nor at the time of the acceptance by the Borrowers of the proceeds of the Borrowing will any such Default or Event of Default exist.

               6. [add if applicable: All of the Units shown on the Attachment preceded by a single asterisk are Units with respect to which the proceeds of the Borrowing will be used to refinance secured indebtedness previously incurred by the Borrowers under the Bank Credit Agreement.]

               7. [add if applicable: All of the Units shown on the Attachment which are preceded by a double asterisk are Units with respect to which the proceeds of the Borrowing will be used to replace funds in the Company's Funds Account previously drawn or funded to pay all or a portion of the purchase price for such Units.]

               8. No Stop Funding Notice has been issued and is outstanding under the Disbursement Agreement, dated as of November 14, 1997, among the Borrowers, the Mall Construction Subsidiary, the Bank Agent, the Mortgage Notes Indenture Trustee, the Interim Mall Lender, the HVAC Provider and the Disbursement Agent.

               9. All conditions precedent [to the pending advance under the Disbursement Agreement] [to an advance under the Disbursement Agreement of at least One Dollar if such an advance were to be pending as of the date hereof] are, and on the date of the proposed Borrowing (unless we sooner advise you in writing) will be, fully satisfied without waiver.

               10. Each Borrower will notify you, immediately before this Borrowing, if any of the matters certified by the undersigned in this [Preliminary][Final] Notice of Borrowing is no longer true and correct as of the date of the Borrowing.

               11. The individual signing this [Preliminary][Final] Notice of Borrowing on behalf of the Borrower Representative is a responsible officer of the Borrower Representative.

                                                   Very truly yours,

                                                   LAS VEGAS SANDS, INC.

                                                   By:_____________________
                                                      [Name]
                                                      [Title]


Countersigned for the purpose
  of confirming the certifications
  made in subparagraphs (b) through
  (i) of paragraph 5:

TISHMAN CONSTRUCTION
   CORPORATION OF NEVADA

By:_________________________
   [Name]
   [Title]

                                                                      Exhibit B

                                    [form of Note]

                                    PROMISSORY NOTE

$________________                                             ___________, 19__

               FOR VALUE RECEIVED, the undersigned, Las Vegas Sands, Inc., a Nevada corporation ("LVSI"), and Venetian Casino Resort, LLC, a Nevada limited liability company ("VCR" and together with LVSI collectively, the "Borrowers"), hereby promise to pay, as joint and several obligors, to the order of __________________ (the "Lender"), in lawful money of the United States of America and in immediately available funds, the principal sum of ____________________ Dollars ($____________) or, if less, the aggregate unpaid principal amount of the Interim Loan Advances, and of the Basic Loan from and after the date thereof, made by the Lender to the Borrowers pursuant to sections
1.1 and 1.6 of the Loan Agreement hereinafter referred to.

               This Note is issued pursuant to a Term Loan and Security Agreement, dated as of December 22, 1997 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), among the Borrowers, the Lender and the other lenders referred to therein, BancBoston Leasing Inc., as co-Agent, and General Electric Capital Corporation, as Administrative Agent. Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings ascribed to them in the Loan Agreement. This Note is one of the "Notes" in the aggregate principal amount of [$97,700,000] referred to in the Loan Agreement, and is entitled to the benefits of and the security provided for therein and in the other Loan Documents referred to therein. The Loan Agreement is hereby referenced for a statement of all of the terms and conditions under which the Loans evidenced hereby are to be made.

               The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement. Interest on such principal amount of such indebtedness shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement.

               If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

               Upon and after the occurrence of an Event of Default which shall be continuing, this Note may, as provided in the Loan Agreement, and without demand, notice or legal process of any kind, be declared and immediately shall become and be due and payable.

               This Note is subject to restrictions on transfer or assignment as provided in section 10 of the Loan Agreement. The payee and each subsequent holder hereof hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrowers hereunder with respect to payments of the principal of or interest on this Note.

               Demand, presentment, dishonor, protest and notice of nonpayment, of dishonor and of protest are hereby waived by each Borrower.

               THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES PERTAINING TO THIS NOTE, PROVIDED THAT EACH OF THE BORROWERS ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK CITY AND, PROVIDED, FURTHER, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER HEREOF FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THIS NOTE, TO REALIZE ON ANY COLLATERAL FOR THIS NOTE OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER HEREOF. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH

ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONSES, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SECTION 11.12 OF THE LOAN AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF

                     [remainder of page intentionally left blank]

                        SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT THEREOF IN THE UNITED STATES MAILS, PROPER
                                                                POSTAGE PREPAID.

                                                   LAS VEGAS SANDS, INC.

                                                   By:_________________________
                                                      Name:
                                                      Title:

                                                   VENETIAN CASINO RESORT, LLC

                                                   By:  Las Vegas Sands, Inc.,
                                                             its Managing Member

                                                        By:_____________________
                                                           Name:
                                                           Title:

                                                                      Exhibit C

                       [form of Financial Condition Certificate]

               This FINANCIAL CONDITION CERTIFICATE (this "Certificate") is delivered in connection with the Term Loan and Security Agreement, dated as of December 22, 1997 (the "Loan Agreement") by and among LAS VEGAS SANDS, INC., a Nevada corporation ("LVSI"), and VENETIAN CASINO RESORT, LLC, a Nevada limited liability company ("VCR," and with LVSI collectively, the "Borrowers"), as joint and several obligors, the lenders referred to therein (the "Lenders"), BancBoston Leasing Inc., as co-Agent, and General Electric Capital Corporation, as Administrative Agent (the "Administrative Agent"). Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings ascribed to them in the Loan Agreement.

               A. I am, and [at all pertinent times mentioned herein] [since _________, 19__] have been, the duly qualified and acting [____________] [chief financial officer] of the Borrowers. In such capacity, I am a senior financial officer of each Borrower and I have participated actively in the management of its financial affairs and am familiar with its financial statements and those of its Subsidiaries. I am familiar with the terms and conditions of the Loan Agreement.

               B. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the Borrowers for the purpose of discussing the meaning of its contents.

               C. In connection with preparing for the consummation of the transactions and financings contemplated by the Loan Agreement, the Bank Credit Agreement, the Mortgage Notes Indenture, the Subordinated Notes Indenture, the Interim Mall Loan, the HVAC Services Agreement and the other Financing Agreements (collectively, the "Proposed Transactions"), I have participated in the preparation of, and I have reviewed, pro forma projections of net income and cash flows for the Borrowers and their Subsidiaries for the fiscal years of the Borrowers ending [INSERT FIRST FISCAL YEAR ENDING AFTER INITIAL FUNDING UNDER LOAN AGREEMENT] through [FISCAL YEAR ENDING AFTER SCHEDULED TERMINATION OF LOAN AGREEMENT , 200[4/5]], inclusive (collectively, the "Projected Financial Statements"). The Projected Financial Statements, attached hereto as Attachment 1, give effect to the consummation of the Proposed Transactions and assume that the debt obligations of the Borrowers will be paid from the cash flow generated by the operations of the Borrowers and their Subsidiaries and, in the case of the Interim Mall Loan, the proceeds of certain take-out financings. The Projected Financial Statements were prepared on the basis of information available at _________, 1997. I know of no facts that have occurred since such date that would lead me to believe that the assumptions upon which the Projected Financial Statements are based are inaccurate in any material respect. The Projected Financial Statements do not reflect (i) any potential changes in interest rates from those assumed in the Projected Financial Statements, (ii) any potential material, adverse changes in general business conditions, or (iii) any potential changes in income tax laws.

               D. I have also participated in the preparation of, and I have reviewed, a pro forma summary balance sheet of the Borrowers and their Subsidiaries (the "Fair Value Summary Balance Sheet") as of __________, 19__, the expected Closing Date, giving effect to the Proposed Transactions. The Fair Value Summary Balance Sheet is attached hereto as Attachment 2 and has been prepared as described in paragraphs F and G below and not in accordance with GAAP.

               E. In connection with the preparation of the Projected Financial Statements, I have made such investigations and inquiries as I have deemed necessary and prudent therefor and, specifically, have relied on historical information with respect to revenues, expenses and other relevant items supplied by the supervisory personnel of the Borrowers and their Subsidiaries directly responsible for the various operations involved. The assumptions upon which the Projected Financial Statements are based are stated therein. Although any assumptions and any projections by necessity involve uncertainties and approximations, I believe, based on my discussions with other members of management, that the assumptions on which the Projected Financial Statements are based are reasonable. Based thereon, I believe that the projections for the Borrowers and their Subsidiaries, taken as a whole, reflected in the Projected Financial Statements provide reasonable estimations of future performance, subject, as stated above, to the uncertainties and approximations inherent in any projections.

               F. The Fair Value Summary Balance Sheet has been prepared in a manner which I believe reflects a conservative estimate of the fair value of the assets of the Borrowers and their Subsidiaries on a consolidated basis and the probable liability on all of their debts, contingent or otherwise. For purposes of this Certificate, I understand "fair value" of any assets to mean the amount which may be realized within a reasonable time, either through collection of such assets or through sale of such assets at the regular market value thereof, conceiving of the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions. The specific methodology used by management for valuing the Borrowers and their Subsidiaries is set forth in paragraph G below.

               G. For purposes of constructing the Fair Value Summary Balance Sheet, I have utilized the following procedures:

               With respect to the asset values reflected in the Fair Value Summary Balance Sheet (including the asset values used to calculate the fair value of the stock of each of Borrowers' Subsidiaries), I have included the net working capital of Borrowers and each of their Subsidiaries, calculated as the difference between the current assets and current liabilities reported in their ___________, 199_ financial statements, and I have relied on the capitalization of earnings methodology -- whereby earnings before interest and taxes (EBIT) are capitalized at a specified EBIT multiple -- to arrive at the estimated fair value of the long-term assets of the Borrowers and their Subsidiaries. For these purposes, I have utilized an EBIT multiplier of ____, which reflects a conservative estimate of the EBIT multiplier reflected in acquisition prices paid for total ownership positions in companies whose lines of business are similar to those of the Borrowers and their Subsidiaries. [DISCUSS DIFFERENT EBIT MULTIPLIERS FOR DIFFERENT SUBSIDIARIES IN DIFFERENT LINES OF BUSINESS]].

               With respect to liabilities reflected in the Fair Value Summary Balance Sheet (including liabilities used to calculate the fair value of the stock of each of Borrowers' Subsidiaries), I have included long-term liabilities reported by the Borrowers and their Subsidiaries in their __________, 199_ financial statements and debts to be incurred or assumed by the Borrowers and their Subsidiaries under the Loan Agreement and the Proposed Transactions. In addition, with respect to contingent liabilities (such as litigation, guaranties and pension plan liabilities), I have consulted with legal, financial and other personnel of the Borrowers and their Subsidiaries and have reflected as liabilities our best judgment as to the maximum exposure that can reasonably be expected to result therefrom in light of all the facts and circumstances existing at this time, recognizing that any such estimation is inherently subject to uncertainties.

               Based on the foregoing, I have reached the following conclusions:

               1. The Borrowers is not now, nor will the incurrence of the Obligations under the Loan Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions render Borrowers, "insolvent" as defined in this paragraph 1. The recipients of this Certificate and I have agreed that, in this context, "insolvent" means that the present fair value of assets is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured. We have also agreed that the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. My conclusion expressed above is supported by the Fair Value Summary Balance Sheet. Valuation of the Borrowers on the basis thereof would reflect the net value of the Borrowers as $__________, representing the difference between asset values of $__________ and liabilities of $__________.

               2. By the incurrence of the Obligations under the Loan Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions, the Borrowers will not incur debts beyond their ability to pay as such debts mature. I have based my conclusion in part on the Projected Financial Statements, which demonstrate that the Borrowers will have positive cash flow after paying all of their scheduled anticipated indebtedness (including scheduled payments under the Loan Agreement, the other obligations contemplated by the Proposed Transactions and other permitted indebtedness). I have concluded that the realization of current assets in the ordinary course of business will be sufficient to pay recurring current debt and short-term and long-term debt service as such debts mature, and that the cash flow (including earnings plus non-cash charges to earnings) will be sufficient to provide cash necessary to repay the Loans and other Obligations under the Loan Agreement, the other obligations contemplated by the Proposed Transactions and other long-term indebtedness as such debt matures.

               3. The incurrence of the Obligations under the Loan Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions will not leave the Borrowers with property remaining in their hands constituting "unreasonably small capital." In reaching this conclusion, I understand that "unreasonably small capital" depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Borrowers and their Subsidiaries in light of the Projected Financial Statements and available credit capacity.

               4. To the best of my knowledge, the Borrowers have not executed the Loan Agreement or any documents mentioned therein, or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

               I understand that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with the Lenders' extensions of credit to the Borrowers pursuant to the Loan Agreement.

               I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and I execute this Certificate this___day of __________, 199_.

                                                 LAS VEGAS SANDS, INC.

                                                 By: ___________________________
                                                 Name: _________________________
                                                 Title:  _______________________

                                                 VENETIAN CASINO RESORT, LLC

                                                 By: Las Vegas Sands, Inc.,
                                                       its Managing Member

                                                      __________________________
                                                      By:
                                                      Title:

                         ANNEXES, SCHEDULES AND EXHIBITS

                                       TO

                     REVOLVING CREDIT AND SECURITY AGREEMENT

                          Dated as of December 22, 1997

                                      among

                              LAS VEGAS SANDS, INC.

                                       and

                          VENETIAN CASINO RESORT, LLC,

                                  as Borrowers,

                            the Lenders named herein,

                             BANCBOSTON LEASING INC.

                                   as Co-Agent

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                             as Administrative Agent

                    INDEX OF ANNEXES, SCHEDULES AND EXHIBITS

                                            Annexes
Annex A               -             Definitions

Annex B               -             Schedule of Furniture and Equipment
Annex C               -             Schedule of Insurance Requirements

                                           Schedules

Schedule 2.1(b)       -             Schedule of Documents
Schedule 3.1(d)       -             Equity Rights in Borrowers
Schedule 3.2          -             Executive Offices; Corporate or Other Names
Schedule 3.5          -             Material Adverse Change
Schedule 3.6          -             Ownership of Property; Liens
Schedule 3.7          -             Material Contracts
Schedule 3.8          -             Labor Matters
Schedule 3.9(a)       -             Joint Ventures and Partnerships
Schedule 3.9(c)       -             Rights to Purchase Options or Warrants
Schedule 3.9(d)       -             Indebtedness
Schedule 3.12         -             Tax Matters
Schedule 3.13         -             ERISA Plans
Schedule 3.14         -             Litigation
Schedule 3.15         -             Brokers
Schedule 3.16         -             Patents, Trademarks, Copyrights and Licenses
Schedule 3.18         -             Hazardous Materials
Schedule 3.19         -             Insurance Policies
Schedule 3.20         -             Disbursement and Deposit Accounts
Schedule 3.21         -             Operative Documents
Schedule 3.22(a)      -             Individual Items and Units of Equipment Comprising the
                                    Portions of the Collateral
Schedule 3.22(c)      -             Filing Jurisdictions
Schedule 3.22(d)      -             Locations
Schedule 3.23         -             Permits
Schedule 3.28         -             Other Contracts
Schedule 6.2          -             Investments; Joint Ventures; Formation of Subsidiaries
Schedule 6.5          -             Liens

                                           Exhibits

Exhibit A             -             Form of Notice of Borrowing
Exhibit B             -             Form of Note
Exhibit C             -             Form of Financial Condition Certificate
Exhibit D             -             Summary Anticipated Cost Report

                                     ANNEX A

                                       to

                        TERM LOAN AND SECURITY AGREEMENT

                          Dated as of December 22, 1997

DEFINITIONS

               In addition to the defined terms appearing below, capitalized terms used in the Agreement (as hereinafter defined) shall have (unless the context otherwise requires) the following respective meanings:

               "Additional Borrower Equity" shall mean any and all funds required to be deposited in the Company's Funds Account or the Guaranty Deposit Account pursuant to section 5.9.2 of the Disbursement Agreement.

               "Additional Equipment" shall have the meaning ascribed to such term in section 1.2(e).

               "Adelson Completion Guaranty" shall mean that certain Guaranty dated as of November 14, 1997 executed by Sheldon G. Adelson in favor of the Bank Agent (acting on behalf of the Bank Lenders), the Interim Mall Lender and the Mortgage Notes Indenture Trustee (acting on behalf of the Mortgage Note Holders).

               "Adelson Intercreditor Agreement" shall mean the Intercreditor Agreement dated as of November 14, 1997 among Sheldon G. Adelson, the Bank Agent, the Mortgage Notes Indenture Trustee, the Interim Mall Lender, the Subordinated Notes Indenture Trustee, VCR, LVSI and the Mall Construction Subsidiary.

               "Adjusted LIBOR Rate" shall mean, for any Interest Period, the rate per annum (rounded upwards to the nearest 1/16th of one percentage point, if necessary) equal to the quotient obtained by dividing (i) the offered rate for U.S. dollar deposits for a period of 30 days appearing on Telerate page 3750 (or as quoted by such other reference source as may be designated by the Administrative Agent in writing) as of 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the beginning of such Interest Period (but if two or more such rates appear on such page or are so quoted at such time, the offered rate for such Interest Period shall be the arithmetic mean of such rates), by (ii) a percentage (stated as a decimal) equal to one (1) minus the then average stated maximum amount (stated as a decimal) of all reserve requirements (including any marginal, supplemental, or emergency reserves) applicable to any member of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System (or any successor category for such liabilities under Regulation D).

               "Administrative Agent" shall mean General Electric Credit Corporation, not individually but in its capacity as Administrative Agent under the Agreement.

               "Affected Lender" shall have the meaning ascribed to it in section 1.14(c).

               "Affected Loans" shall have the meaning ascribed to it in section 1.14(c).

               "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person. For the purpose of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

               "Agents" shall mean, collectively, the Co-Agent and the Administrative Agent

               "Aggregate Amounts Due" shall have the meaning ascribed to such term in section 11.18.

               "Aggregate Commitment" shall have the meaning ascribed to it in section 1.1(a).

               "Agreement" shall mean the Term Loan and Security Agreement, dated as of December 22, 1997, among LVSI, VCR, the Lenders, the Co-Agent and the Administrative Agent to which this Annex A is attached and of which it forms a part, including all annexes, schedules, and exhibits attached or otherwise identified thereto, together with all restatements, modifications and supplements thereto from time to time and all appendices, attachments, exhibits or schedules thereto and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative, provided, however, that any reference to the Schedules to the Agreement shall be deemed a reference to the Schedules as in effect on the Closing Date or in a written amendment thereto executed by the Borrowers and the Lender Parties.

               "Alternative Vendor Financing" shall have the meaning ascribed to it in section 1.2(f).

               "Anticipated Cost Report" means a cost report in the format of the Summary Anticipated Cost Report but which, instead of setting forth the indicated information for each Line Item Category, sets forth the indicated information for each Line Item.

               "Anticipated Future Work" means additions or expansions to the Project (other than the Mall) not contemplated by the Plans and Specifications as in effect on the Completion Date: (a) that are reflected in amendments to the Plans and Specifications implemented after the Completion Date in accordance with the provisions of section 6.2 of the Disbursement Agreement and (b) the non-performance of which will not adversely affect (i) the validity of any temporary or permanent certificate of occupancy relating to the Mall or any other portion of the Project, (ii) in any material respect, the period of time following the issuance of any temporary certificate of occupancy within which it will be possible to obtain a permanent certificate of occupancy, (iii) in any material respect, the use of the Mall for the Mall Intended Uses or any other portion of the remainder of the Project (other than such addition or expansion) for the Project Intended Uses or (iv) in any material respect, the appearance of the Mall or any other portion of the Project (other than such addition or expansion).

               "Applicable Base Rate Margin" shall mean 1% per annum.

               "Applicable LIBOR Rate Margin" shall mean (i) prior to the date of the Basic Loans, 3.75% per annum and (ii) from and after the date of the Basic Loans, the greater of (x) 3.75% per annum and (y) the sum of 1.25% per annum plus the "Applicable Margin" (as such term is defined in section 1.1 of the Bank Credit Agreement) in effect from and after the "Completion Date" (as such term is defined in section 1.1 of the Bank Credit Agreement) and applicable to the "LIBOR Rate Loans" (as such term is defined in section 1.1 of the Bank Credit Agreement), whether or not there shall at the time be outstanding any such "LIBOR Rate Loans" under the Bank Credit Agreement and whether or not the Borrowers shall be entitled to borrow thereunder at an interest rate determined by reference to the "Adjusted LIBOR Rate" (as such term is defined in section
1.1 of the Bank Credit Agreement).

               "Applicable Tax Percentage" means the highest aggregate effective marginal rate of federal, state and local income tax or, when applicable, alternative minimum tax, to which any direct or indirect member or S corporation shareholder of the Borrowers subject to the highest marginal rate of tax would be subject in the relevant year of determination (as certified to the Administrative Agent by a nationally recognized tax accounting firm), taking into account only that member's or S corporation shareholder's share of income and deductions attributable to its interest in the Borrowers.

               "Asset Sale" shall mean the sale by a Borrower or any of its Subsidiaries to any Person of (i) any of the stock of any of such Person's Subsidiaries, (ii) substantially all of the assets of any division or line of business of a Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of a Borrower or any of its Subsidiaries (other than (a) inventory or goods (other than equipment) sold in the ordinary course of business, or (b) any other assets to the extent that (x) such assets do not include any of the Collateral and (y) the aggregate fair market value of such assets sold during any fiscal year, is less than or equal to $1,000,000).

               "Asset Sale Proceeds" with respect to any Asset Sale, shall mean the aggregate proceeds received by the Borrowers on account of such Asset Sale.

               "Available Funds" shall mean, as of any date, the sum of (i) the aggregate of the unutilized commitments under the Bank Credit Agreement and the Interim Mall Facility on such date, plus (ii) the aggregate of the amounts on deposit on such date in the HVAC Deposit Accounts and the amounts available to be drawn on such date under the HVAC Letters of Credit, plus (iii) the aggregate of the amounts on deposit on such date in the Company's Funds Account and the Mortgage Notes Proceeds Account and all Anticipated Earnings, as of such date, thereon, plus (iv) the aggregate of the amounts on deposit on such date in the Guaranty Deposit Account, the HC/Mall Component Cash Management Sub-Account, the HVAC Component Cash Management Sub- Account, the Bank Proceeds Account, the Mall Retainage/Punchlist Account and the Interest Payment Account, plus (v) the lesser of (A) the aggregate of the amounts available to be drawn on such date under the Commitments of the Lenders hereunder less amounts drawn on or before such date under (1) the Bank Credit Agreement pursuant to section 2.2.3(b)(i) of the Disbursement Agreement and (2) advances from HC/Mall Component Funding Sources pursuant to section 2.2.3(b)(ii) of the Disbursement Agreement, in each case not yet repaid, and (B) the aggregate amount of Remaining Costs set forth in column 10 of the Component Specific Anticipated Cost Report for the Equipment Component (as in effect on such date) plus (vi) the lesser of (I) the aggregate amount as of such date of Project Costs which one or more of the Construction Manager, the Direct Construction Guarantor and the Indirect Construction Guarantor have agreed or confirmed in writing, to the reasonable satisfaction of the Disbursement Agent, that they are responsible for paying (on a timely basis relative to the Project's cash needs) from their own funds but which they have not yet paid and (II) the aggregate amount of Remaining Cost set forth in column 10 of the Anticipated Cost Report (as in effect from time to time) for the Line Items for which the Borrowers may use funds, plus (vii) (A) prior to the Completion Date, 25% of the amount on deposit on such date in the Pre-Completion Revenues Account and (B) after the Completion Date, 100% of the amount on deposit in the Pre-Completion Revenues Account, plus (viii) from and after the inclusion of the "Working Capital" Line Item Category in the Project Budget in accordance with section 6.4 of the Disbursement Agreement, the lesser of (A) the amount available to be drawn under the revolving loan credit facility described and made available to the Borrowers under the Bank Credit Agreement and (B) the amount of Remaining Costs for the "Working Capital" Line Item Category set forth in column 10 of the Summary Anticipated Cost Report (as in effect from time to time), all as such terms "HVAC Deposit Accounts," "HVAC Letters of Credit," "Anticipated Earnings," "HVAC Component Cash Management Sub-Account," "Bank Proceeds Account," "Interest Payment Account" and "Pre-Completion Revenues Account" are defined in the Disbursement Agreement.

               "AVF Equipment" shall have the meaning ascribed to it in section 1.2(e)(i).

               "Bank Agent" has the meaning given to the term "Administrative Agent" in the Bank Credit Agreement.

               "Bank Collateral Documents" shall have the meaning ascribed to the term "Collateral Documents" in section 1.1 of the Bank Credit Agreement.

               "Bank Credit Agreement" shall mean the Credit Agreement, dated as of November 14, 1997, by and among LVSI, VCR, the financial institutions identified therein as lenders, Goldman Sachs Credit Partners L.P., as syndication agent, and the Bank Agent as such, a copy of which has been furnished to the Lenders, as such agreement may be amended from time to time; provided, however, that in any provision of this Agreement in which reference is made to a specific provision of the Bank Credit Agreement, such reference shall be deemed to refer to the Bank Credit Agreement as in effect on the date hereof.

               "Bank Lenders" means the financial institutions which are now, or may in the future become, parties to the Bank Credit Agreement as lenders.

               "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as in effect from time to time, and any successor statute.

               "Base Rate" shall mean for any day the greater of (i) the Prime Rate on that date and (ii) the sum of (x) the Federal Funds Effective Rate on that date plus (y) one half of one percent (1/2%) per annum.

               "Base Rate Advance" shall mean an Interim Loan Advance with respect to which the Borrowers in the applicable Notice of Borrowing have elected to have the rate of interest determined by reference to the Base Rate.

               "Base Rate Borrowing" shall have the meaning ascribed to such term in section 1.2(a).

               "Base Rate Loans" shall mean Loans bearing interest at rates determined by reference to the Base Rate as provided in section 1.7(a) of the Agreement.

               "Base TI Budget Amount" means, from time to time, the sum of (a) the aggregate amount of tenant improvement allowances granted by the Borrowers to tenants and prospective tenants of the First Level Space pursuant to Executed Leases, plus (b) the product of (i) Fifty Dollars ($50) times (ii) the number of square feet in the First Level Space as to which no Executed Leases are in effect.

               "Basic Loan" shall have the meaning ascribed to in section 1.6.

               "Basic Loan Commencement Date" shall have the meaning ascribed to such term in section 1.6.

               "Billboard" shall mean B.L. of Las Vegas, Inc., a Nevada corporation.

               "Billboard Master Lease" shall mean that certain Lease Agreement dated November 14, 1997 by and between VCR, as landlord, and the Mall Construction Subsidiary, as tenant, pursuant to which the Mall Construction Subsidiary is leasing that portion of the Billboard Space not within the Mall Space.

               "Billboard Space" shall have the meaning ascribed to that term in the Cooperation Agreement.

               "Borrower Representative" shall have the meaning ascribed to it in section 11.1.

               "Borrowers" shall mean LVSI and VCR, jointly and severally.

               "Borrowing" shall mean the receipt by the Borrowers of all of the Interim Loan Advances to be made on a particular day.

               "Borrowing Notice Attachment" shall have the meaning ascribed to it in section 1.2(c).

               "Bovis Balance" shall mean, from time to time, the aggregate of all positive variances for Bovis Line Items (other than the "Bovis Contingency" Line Item) listed in column 8 of the Anticipated Costs Report then in effect, decreased by the aggregate of all negative variances for Bovis Line Items (other than the "Bovis Contingency" Line Item) listed in column 8 of the Summary Anticipated Cost Report then in effect; provided, however, that the Bovis Balance may be a negative number only if, and to the extent, that (a) the Guaranteed Maximum Price as defined in the Construction Management Agreement has been reduced and such reduction has not been reflected in the Project Budget or
(b) all work under the Construction Management Agreement has been completed for an amount that is less than the aggregate amount allocated thereto in the Project Budget (in which case the negative number shall be limited to 50% of the difference between such amounts).

               "Bovis Line Item" means, collectively, the Line Items of the Project Budget which relate to work covered by the Construction Management Agreement.

               "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, and if the applicable Business Day relates to any LIBOR Rate Loan or the determination of any Interest Period or the Adjusted LIBOR Rate therefor, such term also shall exclude any day on which trading is not carried on by and between banks in U.S. dollars in the London interbank market.

               "Capital Expenditures" shall mean all payments or accruals (including Capital Lease Obligations) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

               "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of a Borrower, any such lease under which such Borrower is the lessor.

               "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

               "Cash Equivalents" shall mean, (i) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof and backed by the full faith and credit of the United States, (ii) certificates of deposit, LIBOR time deposits, overnight bank deposits and bankers' acceptances of any domestic commercial bank having capital and surplus in excess of $500,000,000 having maturities of one year or less from the date of acquisition, and (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Services, Inc., or carrying an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

               "Cash Flow" shall mean with respect to any Person for any period, the Net Income of such Person for such period plus (a) the aggregate amounts deducted in determining such Net Income in respect of (i) depreciation, amortization, and other noncash charges, (ii) Interest Expense and (iii) taxes,
(b) the proceeds of the sale of Capital Assets of such Person during such period not taken into account in the determination of such Net Income, and (c) the proceeds of any loans and advances made to such Person during such period on account of borrowed money, and minus (w) Capital Expenditures of such Person during such period, (x) loans and advances made by such Person during such period, (y) all scheduled payments by such Person for such period on the principal of Indebtedness, and (z) all scheduled payments of operating lease rentals and rentals under capital lease obligations of such Person for such period excluding any portion of the rentals under capital lease obligations allocable to Interest Expense of such Person.

               "Casino Lease" shall mean the lease between VCR and LVSI, dated as of November 14, 1997, with respect to the operation of the Venetian Casino Resort in Las Vegas, Nevada.

               "Change of Control" shall mean (a) capital stock of a Borrower (after giving effect to the exercise of all outstanding Stock), having by its terms voting power to elect greater than 50% (in number of votes) of the board of directors of Borrower, shall cease to be owned in the aggregate by Sheldon G. Adelson or members of his immediate family (including, parents, spouse, children and siblings) or (b) a majority of the members of the board of directors of a Borrower then in office are no longer individuals elected or designated by Sheldon G. Adelson.

               "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including without limitation taxes owed to the PBGC and at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of either

Borrower, (iv) either Borrower's ownership or use of any of its assets, or (v) any other aspect of either Borrower's business.

               "Claim" shall have the meaning ascribed to it in Section 1.20.

               "Closing Date" shall mean the date on which the initial Interim Loan Advance has been made.

               "Co-Agent" shall mean BancBoston Leasing Inc., a Massachusetts corporation, not individually but in its capacity as Co-Agent hereunder, or any successor thereto appointed in accordance with this Agreement.

               "Collateral" shall have the meaning ascribed to it in section
1.22.

               "Collateral Loss Net Proceeds" shall have the meaning ascribed to it in section 1.11(a).

               "Collection Account" shall have the meaning ascribed to that term in the Disbursement Agreement.

               "Commitment" with respect to a Lender shall mean the commitment of such Lender hereunder to make its Interim Loan Advance and the Basic Loan of such Lender hereunder, as such amount may be reduced pursuant to this Agreement, the amount of such Lender's Commitment on the date hereof being the amount set opposite the signature of such Lender on a signature page hereof.

               "Commitment Expiration Date" shall mean the earlier of the Project Construction Completion Date and the Completion Deadline Date.

               "Commitment Fee" shall mean the fee payable to the Administrative Agent for the ratable benefit of the Lenders, as set forth in section 1.8(a).

               "Company Collateral Account Agreement" shall mean the Disbursement Collateral Account Agreement, dated as of November 14, 1997, among LVSI, VCR, the Mall Construction Subsidiary, the Disbursement Agent and The Bank of Nova Scotia, as securities intermediary.

               "Company's Funds Account" shall have the meaning ascribed to such term in the Company Collateral Account Agreement.


               "Completion" shall mean that all of the following events have occurred:

               (a) the Borrowers shall be permitted to cause the Opening Date to occur under section 6.7 of the Disbursement Agreement;

               (b) each of the Mall Release Conditions shall have been satisfied;

               (c) a list of any remaining Mall Punchlist Items and any remaining Project Punchlist Items have been delivered to the Construction Consultant and the Disbursement Agent by the Borrowers and have been approved (which approval shall not have been unreasonably withheld) by the Construction Consultant and the Disbursement Agent as a reasonable final punchlist;

               (d) the Borrowers and the Construction Consultant shall have certified to the Disbursement Agent and the Bank Lenders, as and to the extent set forth in their respective Completion Certificates, that all Anticipated Future Work is expected to be completed within six months after such date and at a total cost not to exceed $20,000,000;

               (e) the Borrowers and the Construction Consultant shall have certified to the Disbursement Agent and the Bank Lenders, as and to the extent set forth in their respective Completion Certificates, that the Unfinished Hotel Suites have been fully furnished as necessary to be ready for occupancy;

               (f)    HVAC Completion shall have occurred; and

               (g) each of the Borrowers and the Construction Consultant shall have received all Permits required by federal, state and local jurisdictions regarding the maintenance and operation of the Project, and shall have delivered to the Administrative Agent a certificate to the foregoing effects.

               "Completion Certificates" shall mean, collectively, the Completion Certificates in the form of Exhibit W-1 and W-2 to the Disbursement Agreement to be delivered by the Borrowers and the Construction Consultant, respectively.

               "Completion Date" shall mean the date on which Completion of the Project has been achieved.

               "Completion Deadline Date" shall have the meaning ascribed to it in section 1.1(b).

               "Completion Guaranty" shall mean each of the Direct Construction Guaranty, the Indirect Construction Guaranty and the Adelson Completion Guaranty or any one of them and "Completion Guaranties" shall mean the Direct Construction Guaranty, the Indirect Construction Guaranty and the Adelson Completion Guaranty collectively.

               "Completion Guaranty Loan" shall mean the amount, or the amounts, if any, advanced by Sheldon G. Adelson under the Adelson Completion Guaranty, which Sheldon G. Adelson shall elect to treat as a loan to VCR in an aggregate principal amount not to exceed $25,000,000 at any time, plus accrued and unpaid interest thereon, on the terms set forth in the

Adelson Completion Guaranty, the Adelson Intercreditor Agreement and the Completion Guaranty Note.

               "Completion Guaranty Note" shall have the meaning ascribed to that term in section 1.1 of the Bank Credit Agreement.

               "Compliance Certificate" shall mean a certificate, in form reasonably satisfactory to the Administrative Agent, from time to time delivered to the Administrative Agent and the Lenders by the Borrowers pursuant to section 4.1(d).

               "Component Specific Anticipated Cost Reports" means anticipated cost reports, in a format similar to Exhibit H-1 to the Disbursement Agreement, which provide, with respect to each Construction Component, the information indicated in such Exhibit segregated by Line Item.

               "Consolidated Adjusted EBITDA" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Borrowers and their Subsidiaries in conformity with GAAP. Any cash equity contributions made by Sheldon G. Adelson to the Borrowers during any Fiscal Quarter may at the written election of the Borrowers be included in Consolidated Adjusted EBITDA for such Fiscal Quarter for all purposes hereunder, provided that the Borrowers may not include such cash equity contributions in Consolidated Adjusted EBITDA for more than two consecutive Fiscal Quarters, and provided, further that following any exercise of such election to include any such cash equity contributions in Consolidated Adjusted EBITDA, the Borrowers may not thereafter elect to have any cash equity contribution included in Consolidated Adjusted EBITDA unless and until the Borrowers shall have been in compliance with section 6.9(c) on a rolling four-Fiscal Quarter on any test date (without giving affect to any previous cash contributions).

               "Consolidated Capital Expenditures" shall mean, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrowers) by the Borrowers and their Subsidiaries during that period which expenditures, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of the Borrowers and (ii) to the extent not covered by clause (i) of this definition, any expenditures by the Borrowers (excluding any Subsidiaries of the Borrowers) during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of the Borrowers or either of them.

               "Consolidated Cash Interest Expense" shall mean, for any period, Consolidated Interest Expense for such period, excluding, however, any interest expense not payable in cash (including amortization of discount and of debt issuance costs).

               "Consolidated Fixed Charges" shall mean, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled repayments of principal on Indebtedness (other than repayment of the "Revolving Loan" on the "Revolving Loan Commitment Termination Date," as such terms are defined in section 1.1 of the Bank Credit Agreement), (iii) any amounts distributed by the Borrowers for tax payments in accordance with section 6.8(g) with respect to such period and (without duplication) provisions for taxes based on income payable by the Borrowers to any Governmental Authority, (iv) Consolidated Rental Payments, and (v) Consolidated Capital Expenditures, all of the foregoing as determined on a consolidated basis for the Borrowers and their Subsidiaries in conformity with GAAP.

               "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrowers and their Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrowers, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in section 1.8 payable to the Lender Parties on or before the Closing Date.

               "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrowers and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of a Borrower) in which any other Person (other than a Borrower or any of its Subsidiaries), has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrowers or any of their Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with the Borrowers or that Person's assets are acquired by the Borrowers, (iii) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan and (iv) (to the extent not included in clauses (i), (ii) and (iii) above) any net extra ordinary gains or net non-cash extraordinary losses.

               "Consolidated Net Worth" shall mean, as of any date of determination, (i) the sum of the following items, as shown on the consolidated balance sheet of LVSI and its Subsidiaries as of such date (i) the common equity of LVSI and its Subsidiaries, (ii)(a) the aggregate liquidation preference of preferred stock or member interests of LVSI and its Subsidiaries and (b) any increase in depreciation and amortization resulting from any purchase accounting treatment from an acquisition or related financing; and (iii) less any goodwill incurred subsequent to November 14, 1997 and (iv) less any write up of assets (in excess of fair market value) after November 14, 1997, in each case on a consolidated basis for LVSI and its Subsidiaries, determined in accordance with

GAAP; provided, that in calculating Consolidated Net Worth, any gain or loss from any Asset Sale shall be excluded.

               "Consolidated Rental Payments" shall mean, for any period, the aggregate amount of all rents paid or payable by the Borrowers and their Subsidiaries on a consolidated basis (excluding any Excluded Subsidiaries) during that period under all Capital Leases to which either Borrower or any Subsidiary of a Borrower is a party as lessee. Notwithstanding the foregoing, payments under HVAC Services Agreement shall not be included in Consolidated Rental Payments.

               "Consolidated Total Debt" shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, excluding, however any Employee Repurchase Notes entered into in accordance with section 6.5(k) of the Agreement.

               "Construction Agency Agreement" shall mean the Construction Agency Agreement, dated as of November 14, 1997, by and between HVAC Provider and VCR.

               "Construction Component" shall mean any of the HC/Mall Component, the HVAC Component or the Equipment Component.

               "Construction Consultant" shall mean Tishman Construction Corporation of Nevada, or any other person designated from time to time by the Bank Agent, the Interim Mall Lender and the Mortgage Notes Indenture Trustee, in their sole discretion, acting pursuant to the Credit Parties Intercreditor Agreement, and the Administrative Agent, to serve as the Construction Consultant hereunder and under the Disbursement Agreement.

               "Construction Consultant Engagement Agreement" shall mean that certain Engagement Letter, dated as of November 14, 1997, by and among the Construction Consultant, the Borrowers, the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee, Permanent Mall Lender and Goldman Sachs & Co, as amended by a letter agreement among Construction Consultant, the Borrowers, the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee, Permanent Mall Lender and Goldman Sachs & Co.

               "Construction Management Agreement" shall mean that certain Construction Management Agreement, dated as of February 15, 1997, between LVSI and the Construction Manager, as assigned by LVSI to VCR and amended by that certain Assignment, Assumption and Amendment of Construction Management Agreement, dated as of November 14, 1997, among LVSI, VCR, the Construction Manager, the Direct Construction Guarantor and the Indirect Construction Guarantor.

               "Construction Manager" shall mean Lehrer McGovern Bovis Inc., a New York corporation.

               "Contingent Obligation", as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses
(X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

               "Contractors" shall mean any architects, consultants, designers, contractors, subcontractors, suppliers, laborers or any other Person engaged by either or both of the Borrowers in connection with the design, engineering, installation and construction of the Project (other than Construction Manager).

               "Contracts" shall mean, collectively, the contracts entered into, from time to time, between either or both of the Borrowers and any Contractor for performance of services or sale of goods in connection with the design, engineering, installation or construction of the Project.

               "Cooperation Agreement" shall mean the Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of November 14, 1997, by and between LVSI, VCR, the Mall Construction Subsidiary and Interface, as the same may from time to time be supplemented, amended, modified or extended in accordance with the provisions of the Agreement.

               "Copyrights" shall mean any United States copyright to which either Borrower now or hereafter has title, as well as any application for a United States copyright hereafter made by either Borrower.

               "Credit Parties Intercreditor Agreement" shall mean the Intercreditor Agreement, dated as of November 14, 1997, among the Intercreditor Agent therein referred to, the Bank Agent, the Mortgage Notes Indenture Trustee, the Interim Mall Lender and the Subordinated Notes Indenture Trustee.

               "Default" shall mean any event which, with the passage of time or notice, or both, would, unless cured or waived, become an Event of Default.

               "Default Rate" shall have the meaning ascribed to it in section 1.7(f).

               "Direct Construction Guarantor" shall mean Bovis, Inc., a New York corporation.

               "Direct Construction Guaranty" shall mean the Guaranty of Performance and Completion, dated as of August 19, 1997, executed by the Direct Construction Guarantor in favor of LVSI as assigned by LVSI to VCR by that certain Assignment Agreement, dated as of November 14, 1997, executed by LVSI, VCR, the Construction Manager, the Direct Construction Guarantor and the Indirect Construction Guarantor.

               "Disbursement Agent" shall mean The Bank of Nova Scotia, in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

               "Disbursement Agreement" shall mean the Funding Agents' Disbursement and Administration Agreement, dated as of November 14, 1997, among the Borrowers, the Mall Construction Subsidiary, the Bank Agent, the Mortgage Notes Indenture Trustee, the Interim Mall Lender, the HVAC Provider and the Disbursement Agent, a copy of which has been furnished to the Lenders, as such agreement is in effect on the date hereof and as the same may be amended, supplemented and modified from time to time hereafter with the approval of the Administrative Agent.

               "Documents" shall mean any "documents," as such term is defined in the UCC, now owned or hereafter acquired by either Borrower, wherever located, and in any event any bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title.

               "Dollars" and "$" shall mean lawful money of the United States of America.

               "Eligible Assignee" shall have the meaning ascribed to such term in section 10(e).

               "Employee Repurchase Notes" shall have the meaning ascribed to such term in section 6.3(k).

               "Energy Services Agreement" shall mean the Energy Services Agreement, dated as of November 14, 1997, between the Mall Construction Subsidiary and the HVAC Provider.

               "Environmental Claim" shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

               "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances, orders and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including without limitation ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. ss.ss. 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss.ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss.ss. 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. ss.ss. 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss.ss. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. ss.ss. 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. ss.ss. 300(f) et seq.); the Oil Pollution Act (33 U.S.C. ss. 2701 et seq.; and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss. 1101 et seq., and any and all regulations promulgated under any of the foregoing, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

               "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any Person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including without limitation any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of a Hazardous Material.

               "Environmental Matters" means any:

               (a) release, emission, entry or introduction into the air, including without limitation the air within buildings and other natural or man-made structures above ground;

               (b) discharge, release or entry into water, including without limitation into any river, watercourse, lake, or pond (whether natural or artificial or above ground or which joins or flows into any such water outlet above ground) or reservoir, or the surface of the riverbed or of other land supporting such waters, ground waters or sewer or the sea;

               (c) deposit, disposal, keeping, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Substance (including without limitation in the case of waste, any substance which constitutes a scrap material or an effluent or other unwanted surplus substance arising from the application of any process or activity (including making it re-usable or reclaiming substances from it) and any substance or article which is required to be disposed of as being broken, worn out, contaminated or otherwise spoiled)

               (d) nuisance, noise, defective premises, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems (including without limitation asbestosis or any other illness or injury caused by exposure to asbestos) or genetically modified organisms;

               (e) conservation, preservation or protection of the natural or man made environment or any living organisms supported by the natural or man made environment; or

               (f) other matter howsoever directly affecting the environment or any aspect of it.

               "Equipment" shall mean any "equipment" as such term is defined in the UCC, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles and any and all additions, accessions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

               "Equipment Component" shall mean the equipment fixtures and other items described in Exhibit T-3 to the Disbursement Agreement.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

               "ERISA Affiliate" shall mean, with respect to either Borrower, any trade or business (whether or not incorporated) under common control with the Borrowers and which, together with Borrower, are treated as a single employer within the meaning of section 414(b), (c), (m) or (o) of the IRC.

               "ERISA Event" shall mean, with respect to either Borrower, any Subsidiary thereof or any ERISA Affiliate, (i) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of such Borrower, any Subsidiary thereof or any ERISA Affiliate from a Title IV Plan subject to section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in section 4001(a) (2) of ERISA; (iii) the complete or partial withdrawal of either Borrower, any Subsidiary thereof or any ERISA Affiliate from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under section 4041 of ERISA; (v) the institution of proceeding to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make required contributions to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under section 4007 of ERISA.

               "Estimation Period" shall mean the period for which a shareholder, partner or member, who is an individual, is required to estimate for federal income tax purposes his allocation of taxable income from a Subchapter S corporation or a partnership for federal income tax purposes in connection with determining his estimated federal income tax liability for such period.

               "Event of Default" shall have the meaning ascribed to it in section 8.1.

               "Event of Force Majeure" means an event that causes a delay in the construction of the Project, due to acts of God, fire, wind storm, riot or other civil disturbance, acts of the public enemy, accident in shipping or transportation, strikes or other labor disputes (but not strikes or labor disputes at the Site to which either Borrower or any Affiliate thereof is a party), governmental preemption of priorities or other controls in connection with a national or other public emergency or other similar unforeseeable causes beyond the reasonable control and without the fault or negligence of either Borrower or any Affiliate thereof, provided that such Borrower has sought to mitigate the impact of the delay.

               "Event of Loss" shall mean, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (A) any loss, destruction or damage of such property or asset; (B) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (C) any settlement in lieu of clause (B) above.

               "Excepted Asset Sale Proceeds" shall have the meaning ascribed to such term in section 1.10(b)(v).

               "Excepted Entities" shall meaning ascribed to it in section
3.9(b).

               "Excepted Loss Proceeds" shall have the meaning ascribed to such term in section 1.11(b)(iv).

               "Excluded Subsidiary" shall mean any Person excluded from the definition of Subsidiary by virtue of the last sentence of such definition set forth in section 1.1 of the Bank Credit Agreement (including without limitation the Mall Subsidiary, the Phase II Subsidiary, Mall Direct Holdings, Phase II Direct Holdings, the Mall Manager and the Phase II Manager).

               "Executed Leases" means, collectively and from time to time, (a) the Billboard Master Lease, (b) letters of intent executed prior to November 14, 1997 for the leasing of space in the First Level Space but only until such time as such letters of intent are (i) replaced (or superseded) by executed definitive lease agreements or (ii) are otherwise terminated, (c) executed definitive lease agreements replacing and/or superseding the letters of intent referenced in clause (b) above and (d) without duplication, executed definitive lease agreements entered into from and after November 14, 1997 with respect to the First Level Space.

               "Facilities" shall mean any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrowers or any of their Subsidiaries or any of their respective predecessors or Affiliates, including without limitation the Site.

               "FCMI" shall mean Forest City Commercial Management, Inc., an Ohio corporation.

               "Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from a Federal funds broker of recognized standing selected by the Administrative Agent.

               "Fee Letter" shall have the meaning ascribed to it in section 1.8(b).

               "Final Completion" means that (a) Completion shall have occurred,
(b) the Project and the Mall shall have received a permanent certificate of occupancy from the Clark County Building Department (and copies of such certificates shall have been delivered to the Administrative Agent, the Disbursement Agent, the Bank Agent, and Mortgage Notes Indenture Trustee and the Tranche A Take Out Lender), (c) a Notice of Completion shall have been posted with respect to the Project and recorded in the Office of the County Recorder of Clark County, Nevada, (d) the Funding Agents shall have received final 101.6 endorsements from the Title Insurer insuring the priority of their respective Liens on the Project Security (as defined in the Disbursement Agreement), (e) the Borrowers shall have delivered to the Administrative Agent, the Disbursement Agent, the Bank

Agent, the Mortgage Notes Indenture Trustee and the Tranche A Take Out Lender its Final Completion Certificate certifying that (i) all Project Punchlist Items and Mall Punchlist Items have been completed, (ii) the Borrowers have settled with the Construction Manager, the Contractors and the Subcontractors all claims for payments and amounts due under the Construction Management Agreement, the Contracts and the Subcontracts, respectively, and (iii) all Anticipated Future Work shall have been completed, (f) the Construction Consultant shall have delivered its Final Completion Certificate and (g) the Borrowers shall have delivered to the Funding Agents and the Tranche A Take Out Lender an "as-built survey" of the Project.

               "Final Completion Date" shall mean the date on which the Final Completion occurs.

               "Final Completion Certificate" shall mean, collectively, the Final Completion Certificates in the forms of Exhibits W-8 and W-9, respectively, to the Disbursement Agreement.

               "Final Notice of Borrowing" shall have the meaning ascribed to such term in section 1.2(a)(iii).

               "Financial Condition Certificate" shall mean a certificate substantially in the form of Exhibit C, to be delivered to the Administrative Agent pursuant to section 2.1(i).

               "Financial Plan" shall have the meaning ascribed to that term in section 4.1(p).

               "Financing Agreements" shall mean, collectively, the Bank Credit Agreement, the Interim Mall Credit Agreement, the Mortgage Notes Indenture, the Bank Collateral Documents, the Other Security Documents (as defined in section
1.1 of the Bank Credit Agreement), the Mortgage Notes, the Tranche B Take-Out Commitment, this Agreement, the Adelson Completion Guaranty, the Completion Guaranty Note, the Substitute Tranche B Note, and any other loan or security agreements entered into on, prior to or after the Closing Date to finance the Project in accordance with subsection 7.13 of the Bank Credit Agreement and, while applicable, the Disbursement Agreement.

               "Financing Date" shall have the meaning ascribed to that term in the Disbursement Agreement.

               "First Level Space" means approximately 300,000 square feet of space (as the same may be increased or decreased in accordance with section 6.2 of the Disbursement Agreement) comprising the first level space in the Mall (including the space covered by the Billboard Master Lease (which is within the Mall) but excluding the Retail Annex) and the first and second level space of the Retail Annex.

               "Fiscal Quarter" shall mean any of the quarterly accounting periods of the Borrowers.

               "Fiscal Year" shall mean the 12-month period of the Borrowers and their Subsidiaries ending December 31 of each year. Subsequent changes of the fiscal year of the Borrowers and their Subsidiaries shall not change the term "Fiscal Year," unless the Requisite Lenders' shall consent in writing to such change.

               "Foreign Subsidiary" shall mean any Subsidiary of either Borrower organized under the laws of any jurisdiction other than one of the fifty states of the United States of America.

               "Former Lender" shall have the meaning ascribed to such term in section 11.20(a).

               "Funding Agents" means, collectively, the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee and the HVAC Provider.

               "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, which are applicable to the circumstances as of the date of determination.

               "Gaming License" shall mean every license, franchise or other authorization to own, lease, operate or otherwise conduct gaming activities of the Borrowers or any of their Subsidiaries, including without limitation, all such licenses granted under the Nevada Gaming Control Act, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

               "GECMG" shall have the meaning ascribed to such term in section 11.19.

               "General Deadline Extension Condition" shall have the meaning ascribed to such term in section 1.1(b).

               "Governmental Authority" shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including the Nevada Gaming Authorities, any zoning authority, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, any central bank or any comparable authority) or any arbitrator exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including without limitation any obligation or arrangement of such Person (i) to purchase or repurchase any such primary obligation, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

               "Guaranty Deposit Account" shall have the meaning ascribed to it in the Adelson Completion Guaranty.

               "Harrah's Shared Roadway Agreement" shall have the meaning ascribed to that term in the Disbursement Agreement.

               "Hazardous Material" shall mean a Hazardous Substance or a Hazardous Waste, or both.

               "Hazardous Materials Activity" shall mean any past, present, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

               "Hazardous Substance" shall mean any element, material, compound, mixture, solution, chemical, substance, or pollutant within the definition of "hazardous substance" under section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC ss. 9601(14); petroleum or any fraction, byproduct or distillation product thereof; asbestos, polychlorinated biphenyls, or any radioactive substances; and any material regulated as a hazardous substance by any jurisdiction in which either Borrower owns or operates or has owned or operated a facility.

               "Hazardous Waste" shall mean any element, pollutant, contaminate or discarded material (including any radioactive material) within the definition of section 103(6) of the Resource Conservation and Recovery Act, 42 USCA ss. 6903(6); and any material regulated as a hazardous waste by any jurisdiction in which either Borrower owns or operates or has owned or operated a facility, or to which either Borrower sends material for treatment, storage or disposal as waste.

               "HC/Mall Component" shall have the meaning given that term in the Disbursement Agreement.

               "HC/Mall Component Funding Sources" shall mean the term loan credit facility described and made available to the Borrowers by the Bank Lenders pursuant to the Bank Credit Agreement, the Interim Mall Facility, the proceeds from the issuance of the Mortgage Notes (net of any underwriter's discount, certain expense reimbursements and certain reductions for the receipt of immediately available funds) and amounts on deposit in the Company's Funds Account.

               "Hotel/Casino" shall mean all portions of the HC/Mall Component other than the Mall.

               "Hotel/Casino Intended Uses"shall mean the intended uses for the Hotel/Casino, as more particularly set forth in Exhibit X to the Disbursement Agreement.

               "Hotel/Casino Punch List Items" shall mean minor or other non-material details of construction or mechanical adjustment related to the Hotel/Casino the non-completion of which will not interfere with (a) the use or occupancy of the Hotel/Casino for Hotel/Casino Intended Uses, or (b) the ability of either Borrower (or any tenant of the Hotel/Casino) to prepare the same for occupancy.

               "HVAC Commitment Facility" shall mean the funding commitment of up to $70,000,000 in respect of the Total Energy Improvement Costs (as defined in the HVAC Services Agreement), as determined, described and made available to the Borrowers by the HVAC Provider pursuant to the HVAC Services Agreement.

               "HVAC Completion"shall mean that (a) each of the Borrowers and the HVAC Provider has certified to the Disbursement Agent that it has received all Permits required by federal, state and local jurisdictions regarding the operation of the HVAC Component; (b) the Borrowers and the HVAC Provider have certified to the Disbursement Agent that the Borrowers (with the HVAC Provider's assistance) have made arrangements for the HVAC Provider to obtain reliable electric service at the appropriate voltage and frequency levels required for the operation of the HVAC Component; (c) the HVAC Provider has certified that it has received from the Construction Manager all as-built documents (including two
(2) copies of as-built drawings of the HVAC Component, one (1) Mylar reproducible copy thereof and, if the drawings are electronically prepared, one
(1) copy of the computer software as prepared by the Construction Manager or any Subcontractor), specifications, calculations, test data, performance data, equipment descriptions, equipment and system installation instruction manuals, integrated and coordinated operation and maintenance manuals, training ads, spare parts lists and other technical information required hereunder for the HVAC Provider to start-up, operate and maintain the HVAC Component in a safe, efficient and reliable manner; and (d) the Construction Consultants has certified that, (i) subject to any remaining "punch list" items, the Construction Manager, has completed or caused to be completed all construction, installation, startup and test activities required by, and otherwise satisfied its obligations under, the Construction Management Agreement regarding the HVAC Component; and (ii) except as necessary in connection with any punchlist items, all the Construction Manger's and each Subcontractor's personnel, supplies, equipment, waste materials, rubbish and temporary facilities have been removed from the HVAC Component.

               "HVAC Component" shall have the meaning given that term in the Disbursement Agreement.

               "HVAC Ground Lease" shall mean the Ground Lease, dated as of November 14, 1997, between VCR and the HVAC Provider.

               "HVAC Provider" shall mean Atlantic - Pacific Las Vegas, LLC, a Delaware limited liability company.

               "HVAC Services Agreement" shall mean collectively (i) the Energy Services Agreement, dated as of November 14, 1997, between VCR and the HVAC Provider (ii) the Ground Lease, dated as of November 14, 1997, between VCR and the HVAC Provider, (iii) the Construction Agency Agreement, dated as of November 14, 1997, between VCR and the HVAC Provider and (iv) the Energy Services Agreement.

               "Included Taxes" shall have the meaning ascribed to such term in section 1.15(b).

               "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including without limitation reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations,
(v) all Guaranteed Indebtedness, (vi) all Indebtedness referred to in clause
(i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including without limitation accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) the Obligations, and (viii) all liabilities under Title IV of ERISA. All obligations under the Financing Agreements constitute Indebtedness for the purposes of this definition.

               "Indemnified Person" shall have the meaning ascribed to it in section 1.20.

               "Indemnitor" shall have the meaning ascribed to it in section 1.20(d).

               "Independent Financial Advisor" shall mean an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the judgment of LVSI's board of directors, (i) qualified to perform the task for which it has been engaged and (ii) disinterested and independent with respect to LVSI and its Subsidiaries and each Affiliate of LVSI and Sheldon G. Adelson.

               "Indirect Construction Guarantor" shall mean The Peninsular and Oriental Steam Navigation Company, a corporation organized under the laws of England and Wales.

               "Indirect Construction Guaranty" shall mean the Guaranty, dated as of August 19, 1997, executed by Indirect Construction Guarantor in favor of VCR as assigned by LVSI to VCR by the certain Assignment Agreement, dated as of November 14, 1997, executed by LVSI, VCR, the Direct Construction Guarantor and the Indirect Construction Guarantor.

               "Initial Principal Amount" shall have the meaning ascribed to it in section 1.6.

               "Insurance Advisor" shall mean Sedgwick James of Tennessee, Inc., or its successor appointed pursuant to the Disbursement Agreement and with the consent of the Administrative Agent.

               "Insurance Expert" shall mean J.H. Alberts International Insurance Advisors, Inc., or its successor appointed pursuant to the Disbursement Agreement and with the consent of the Administrative Agent.

               "Intellectual Property" shall mean all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Borrowers and the Mall Subsidiary as proposed to be conducted pursuant to the Operative Documents that are material to the condition (financial or otherwise), business or operations of the Borrowers and the Mall Subsidiary.

               "Interest Expense" shall mean for any period the amount which would, in conformity with GAAP, be set forth opposite the caption "interest expense" or any like caption on an income statement of the Borrower.

               "Interest Payment Account" shall have the meaning ascribed to it in the Company Collateral Account Agreement.

               "Interest Period" shall have the meaning specified in section 1.7(b).

               "Interest Rate Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which either of the Borrowers or the Mall Subsidiary is a party.

               "Interest Rate Determination Date" shall mean, with respect to any Interest Period, the second Business Day preceding the first day of such Interest Period.

               "Interface" shall mean Interface Group-Nevada, Inc., a Nevada corporation.

               "Interface Holding" shall mean Interface Group Holding Company, Inc., a Nevada corporation.

               "Interface Lease" shall mean the lease agreement, dated November 1, 1996, between Interface and LVSI covering a portion of the Site.

               "Interim Loan" with respect to a Lender shall mean the aggregate of the Interim Loan Advances made by such Lender from time to time outstanding.

               "Interim Loan Advance" shall have the meaning ascribed to it in section 1.1(a).

               "Interim Mall Credit Agreement" shall mean the Credit Agreement, dated November 14, 1997, between the Borrowers, the Mall Construction Subsidiary and the Interim Mall Lender.

               "Interim Mall Facility" shall mean the credit facility made available to the Borrowers and the Mall Construction Subsidiary by the Interim Mall Lender pursuant to the Interim Mall Credit Agreement.

               "Interim Mall Lender" shall mean GMAC Commercial Mortgage Corporation and its permitted successors and assigns.

               "Intermediate Holding Companies" shall mean Mall Holdings and Phase II Holdings.

               "Investment" shall mean, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); and (c) the entering into of any Guaranteed Indebtedness of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person, including Interest Rate Agreements.

               "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

               "IRS" shall mean the Internal Revenue Service, and any successor thereto.

               "Joint Venture" shall mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

               "Joint Venture Supplier" shall mean any Person that supplies or provides materials or services to either Borrower, the Construction Manager or any contractor in connection with the Project and in which a Borrower or one of its Subsidiaries has an Investment .

               "Leases" shall mean all of those leasehold estates in real property now owned or hereafter acquired by a Borrower, as lessee.

               "Legal Requirements" shall mean all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.

               "Lender" and "Lenders" shall mean the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to section 10; provided that the term "Lender", when used in the context of a particular Commitment, shall mean the Lenders having that Commitment.

               "Lender Parties" shall mean and include each of the Lenders and the Agents.

               "Leverage Ratio" shall have the meaning ascribed to that term in section 6.9(b).

               "LIBOR Rate Advance" shall mean an Interim Loan Advance with respect to which the Borrower in the applicable Notice of Borrowing has elected to have the rate of interest determined by reference to the Adjusted LIBOR Rate.

               "LIBOR Rate Borrowing" shall have the meaning ascribed to it in section 1.2(a)

               "LIBOR Rate Loans" shall mean a Loan bearing interest at rates determined by reference to the Adjusted LIBOR Rate as provided in section 1.7(a).

               "License" shall mean any Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by either Borrower.

               "Lien" shall mean, with respect to any asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, with respect to such asset (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

               "Line Item" shall mean and include each of the individual line items set forth in the Project Budget (as in effect on the Financing Date).

               "Line Item Category" shall have the meaning ascribed to it in the Disbursement Agreement.

               "Liquidated Damages" shall mean any proceeds or liquidated damages paid pursuant to any default or breach under the Contracts and Indirect Construction Guaranty and Direct Construction Guaranty (net of actual and documented reasonable costs incurred by the Borrowers in connection with adjustment or settlement thereof, including taxes and any reasonable provisions made in respect of such costs and expenses) (including any such taxes paid or payable by an owner of either Borrower or any of its Subsidiaries) For purposes of this definition, so-called "liquidated damages" insurance policies shall be deemed to be Contracts.

               "Liquid Available Funds" shall mean Available Funds without taking into account any amounts on deposit in the Guaranty Deposit Account.

               "Loan" or "Loans" with respect to a Lender shall mean and include the Interim Loans and the Basic Loan of such Lender.

               "Loan Documents" shall mean this Agreement, the Notes, the UCC financing statements executed and delivered pursuant hereto and any other documents, instruments or certificates executed and delivered by or on behalf of the Borrowers hereunder.

               "Loss Proceeds" shall have the meaning specified in section 5.14(a).

               "Loss Net Proceeds" shall have the meaning ascribed to such term in section 1.11(b)(i).

               "LVSI" shall mean Las Vegas Sands, Inc., a Nevada corporation.

               "Major Contractor" shall mean a Contractor who is a party to a Material Project Document.

               "Mall" shall mean the retail mall component of the Project described in more detail on Exhibit T-7 to the Disbursement Agreement.

               "Mall Assets" shall have the meaning ascribed to such term in the Sale and Contribution Agreement.

               "Mall Certificate of Occupancy" shall mean a permanent certificate of occupancy or a temporary certificate of occupancy, in either case, for the Mall issued by the Clark County Building Department pursuant to applicable Legal Requirements which permanent or temporary certificate of occupancy (a) shall permit the Mall to be used for the Mall Intended Uses, (b) shall be in full force and effect and (c) in the case of a temporary certificate of occupancy, shall be for a term such that, if such temporary certificate of occupancy shall provide for an expiration date, the number of days in the period from the Mall Release Date to such expiration date shall be no less than 133% of the number of days that the Construction Consultant, pursuant to the its Mall Release Certificate, estimates its will take to complete the Mall Punchlist Items (assuming reasonable diligence in performing the same).

               "Mall Collateral" shall mean all of the Borrowers' and their Subsidiaries' right, title and interest in (i) prior to the Mall Parcel Creation Date, the leasehold estate created by the Mall Lease and, thereafter, the Mall Parcel; (ii) the leasehold estate created by the Billboard Master Lease; (iii) the Mall and any related improvements and equipment thereto; (iv) any reserves established by the Borrowers or any of their Subsidiaries relating to the Mall;
(v) all easements and other rights and interests granted to the owner of the Mall in the Cooperation Agreement; (vi) all warranties relating to the Mall and the above-described improvements and equipment that are given pursuant to or in connection with, the Contracts; and (vii) all contracts (including space leases) entered into by, or assigned to, the Mall Construction Subsidiary, relating to the foregoing Mall Collateral or any portion thereof, and all rights under such Contracts.

               "Mall Construction Subsidiary" shall mean Grand Canal Shops Mall Construction, LLC, a Delaware limited liability company and a wholly-owned subsidiary of VCR.

               "Mall Construction Termination" shall mean that construction of the Mall (and all infrastructure and other improvements required to be constructed under applicable Legal Requirements or pursuant to the Predevelopment Agreement (to the extent that the Predevelopment Agreement affect the Mall) has been completed (except for Mall Punchlist Items) in accordance with the Plans and Specifications) and all punchlists referenced in the definition of "Mall Punchlist Items" have been delivered to the Funding Agents and the Permanent Mall Lender.

               "Mall Direct Holdings" shall mean Grand Canal Shops Mall Holding Company, LLC, a Delaware limited liability company.

               "Mall Easements" shall mean the easements appurtenant, easements in gross, license agreements and other rights running for the benefit of the Mall Construction Subsidiary and appurtenant to the Mall, including without limitation those certain easements and licenses described in each Title Policy.

               "Mall Escrow Agreement" shall mean the Escrow Agreement to be entered into pursuant to the Sale and Contribution Agreement and attached as an exhibit to the Sales and Contribution Agreement.

               "Mall Holdings" shall mean Mall Intermediate Holdings Company LLC, a Delaware limited liability company and a wholly-owned Subsidiary of VCR.

               "Mall Intended Uses" shall mean the intended uses for the Mall, as more particularly set forth in Exhibit X to the Disbursement Agreement.

               "Mall Lease" shall mean the Indenture of Lease, dated as of November 14, 1997, by and between VCR and the Mall Construction Subsidiary pursuant to which the Mall Construction Subsidiary will lease the Mall from VCR.

               "Mall Management Agreement" shall mean the Management Agreement, dated as of November 14, 1997, between LVSI and the FCMI pursuant to which the FCMI has agreed to perform certain management services related to the Mall, as the same has been assigned to the Mall Construction Subsidiary pursuant to that certain Assignment and Assumption of Contracts, dated as of November 14, 1997, between VCR and the Mall Construction Subsidiary.

               "Mall Manager" shall mean Grand Canal Shops Mall MM, Inc., a Nevada corporation and a wholly-owned subsidiary of LVSI.

               "Mall Parcel" shall mean the mall space to be subdivided from the Site as one or more legally separate parcel and recorded with the applicable Governmental Authorities as described in more detail in Exhibit T-7 to the Disbursement Agreement.

               "Mall Parcel Creation Date" shall have the meaning ascribed to that term in the Disbursement Agreement.

               "Mall Punchlist Items" shall mean minor or insubstantial details of construction or mechanical adjustment relating to the Mall, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the use or occupancy of any portion of the Project (but excluding the Anticipated Future Work), for the Project Intended Uses or the ability of the owner or master lessee, as applicable, of any portion of the Project (including without limitation the Mall)(or any tenant, licensee or concessionaire of such portion of the Project) to perform work that is necessary or desirable to prepare such portion of the Project for such use or occupancy; provided that, in all events, "Mall Punchlist Items" shall include (to the extent not already completed) without limitation the items set forth in the punchlist to be delivered by the Borrowers in connection with Substantial Completion under the Construction Management Agreement to the extent relating to the Mall, and all items listed on the "punchlists" furnished by the Building Department, the Nevada Department of Transportation and the Clark County Department of Public Works in connection with, or after, the issuance of the Mall temporary certificate of occupancy as the items that must be completed in order for the Building Department to issue a Mall permanent certificate of occupancy.

               "Mall Release Certificates" shall mean, collectively, the certificates in the form of Exhibits W-3, W-4 and W-5 to the Disbursement Agreement to be delivered by the Borrowers, the Constructions Consultant and the Project Architect, respectively, pursuant to section 2.10 of the Disbursement Agreement.

               "Mall Release Conditions" shall mean, collectively, the following:

               (a) the Mall Release Interested Parties shall have received from the Borrowers their Release Certificate, pursuant to which the Borrowers certify that:

                    (i) Mall Construction Termination and Project Construction Termination shall have occurred;

                    (ii) all Project Costs (other than Project Costs consisting of (A) Retainage Amounts, and other amounts that, as of the Mall Release Date, are being withheld from the Construction Manager, the Contractors or the Subcontractors in accordance with the provisions of the Project Documents, (B) amounts payable in respect of Mall Punchlist Items and Project Punchlist Items to the extent not covered by the foregoing clause (A) and (C) amounts that will be payable in respect of Anticipated Future Work) shall have been paid in full;

                    (iii)the Project (including without limitation the Mall)
                         shall be served by, and shall be equipped to accept, water, gas, electric, sewer, sanitary sewer, storm drain and other facilities and utilities necessary for use of the Project and each portion thereof for Project Intended Uses (including without limitation in the case of the Mall, the Mall Intended Uses), which utility service is provided by public or private utilities over utility lines, pipes, wires and other facilities that run solely over public streets or private property, pursuant to easements created under the Cooperation Agreement or other recorded easements);

                    (iv) the Plans and Specifications are in compliance with all applicable Legal Requirement (including without limitation all applicable building and zoning laws, ordinance and regulations, and the Americans with Disabilities Act of 1990) and applicable insurance requirements; and

                    (v) the entire Project (other than the premises to be occupied by individual retail and restaurant tenants in the Mall or elsewhere in the Project, the Unfinished Hotel Suites and the Anticipated Future Work) shall be open for business, or shall be ready to be open for business, to the general public for the Projected Intended Uses; provided that in all events restaurants containing at least 2,000 seats (at least 1,000 of which are in the Hotel/Casino) should be ready to be open for business.

               (b) The Construction Consultant shall have delivered its Mall Release Certificate approving the Borrowers' Mall Release Certificate and the Project Architect shall have delivered its Mall Release Certificate;

               (c) the Mall Release Interested Parties shall have received a copy of (i) a Mall Certificate of Occupancy and (ii) a Project Certificate of Occupancy; and

               (d) the Project shall be free of all liens and encumbrances other than Permitted Liens.

               "Mall Release Date" shall mean the date on which each of the Mall Release Conditions have been satisfied.

               "Mall Release Interested Parties" shall mean, collectively, the Bank Agent, the Interim Mall Lender, the Mortgage Notes Indenture Trustee and the Permanent Mall Lender.

               "Mall Retainage/Punchlist Account" shall have the meaning ascribed to it in the Mall Escrow Agreement.

               "Mall Space" shall mean the property and space described in Exhibit T-7 to the Disbursement Agreement.

               "Mall Subsidiary" shall mean Grand Canal Shops Mall, LLC, a Delaware limited liability company.

               "Margin Stock" shall have the meaning specified in Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time.

               "Material Adverse Change" shall have the meaning ascribed to it in section 2.3(a).

               "Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets, operations, prospects or financial or other condition of either (a) the Borrowers and their Subsidiaries, taken as a whole or (b) the Borrowers, all of their Subsidiaries and the Excluded Subsidiaries, taken as a whole, (ii) either Borrower's ability to pay or observe or perform or of any Lender Party's ability to enforce, such Borrower's obligations under the Loan Documents executed by it in accordance with the terms thereof, (iii) the Collateral or the Lien of the Administrative Agent on the Collateral or the priority of any such Lien or (iv) the rights and remedies of the Lender under this Agreement and the other Loan Documents.

               "Material Contract" shall mean any contract or other arrangement to which any of the Borrowers and their Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect or which involves aggregate consideration payable to or by a Borrower or any of its

Subsidiaries, contingent or otherwise, in excess of $5,000,000, except contracts as to which the remaining consideration payable to or by a Borrower or any of its Subsidiaries is less than $5,000,000.

               "Material Project Documents" shall mean and include the Cooperation Agreement, the Casino Lease, the Mall Lease, the Sale and Contribution Agreement, the Harrah's Shared Roadway Agreement, the Work Continuation Agreement and any other Project Document with a total contract amount in excess of $500,000.

               "Maximum Consolidated Capital Expenditures Amount" shall have the meaning ascribed to such term in section 6.9(e).

               "Maximum Lawful Rate" shall have the meaning ascribed to it in section 1.7(h).

               "Moody's" shall mean Mood's Investors Service, Inc., a Delaware corporation, or any successor thereof.

               "Mortgage Note Holders" shall mean the holders from time to time of the Mortgage Notes.

               "Mortgage Notes" shall mean the 12 1/4 % Mortgage Notes of the Borrowers Due 2004 issued pursuant to the Mortgage Notes Indenture.

               "Mortgage Notes Indenture" shall mean the Indenture, dated as of November 14, 1997, between the Borrowers, certain guarantors named therein and the Mortgage Notes Indenture Trustee.

               "Mortgage Notes Indenture Trustee" shall mean First Trust National Association, in its capacity as the trustee under the Mortgage Notes Indenture, and its successors in such capacity.

               "Mortgage Notes Proceeds Account" shall have the meaning set forth in section 2.3.2 of the Disbursement Agreement.

               "Multiemployer Plan" shall mean a "multiemployer plan" as defined in section 4001(a) (3) of ERISA, and to which either Borrower or any ERISA Affiliate thereof is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

               "Net Income (Loss)" shall mean, for any Person for any period, the aggregate net income (or loss) from continuing operations (excluding any income (or loss) included therein resulting from extraordinary items) of such Person and its Subsidiaries for such period.

               "Net Loss Proceeds" shall mean the aggregate cash proceeds received by any of the Borrowers of any of their Subsidiaries in respect of any Event of Loss, including without limitation insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including without limitation legal, accounting, appraisal and insurance adjuster fees and expenses) and any taxes paid or payable as a result thereof (including without limitation any such taxes paid or payable by an owner of a Borrower or any of its Subsidiaries after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in the Project to the extent so reinvested). Notwithstanding the foregoing, all proceeds of so-called "liquidated damages" insurance policies shall not be Net Loss Proceeds but shall be Liquidated Damages.

               "Nevada Gaming Authority" shall mean, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming

Licensing Board.

               "Nevada Gaming Laws" shall mean the Nevada Gaming Control Act, as modified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time.

               "Non-Recourse Financing" shall mean Indebtedness incurred in connection with the purchase or lease of personal or real property useful in the business of the Borrowers and their Subsidiaries and (i) as to which the lender upon default may seek recourse or payment as against a Borrower or one or more of its Subsidiaries only through the return or sale of the property or equipment so purchased or leased and (ii) may not otherwise assert a valid claim for payment on such Indebtedness against a Borrower or one or more of its Subsidiaries or any other property of a Borrower or one or more of its Subsidiaries.

               "Non-US Lender" shall have the meaning ascribed to such term in section 1.15(b)(iii)(1).

               "Notes" shall mean the promissory notes of the Borrowers to be issued and delivered to the Lenders pursuant to section 1.5.

               "Notice of Borrowing" shall mean, with respect to any Interim Loan Advance, the Final Notice of Borrowing but, if a Final Notice of Borrowing has not been delivered in connection with such Interim Loan Advance, then "Notice of Borrowing" shall mean the Preliminary Notice of Borrowing delivered to the Administrative Agent in connection with such Interim Loan Advance.

               "Notice of Interest Rate Election" shall mean the notice to be delivered by the Borrower Representative to the Administrative Agent from time to time pursuant to section 1.7(d)(ii).

               "Obligations" shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) from time to time owing by the Borrowers, or either of them to any Lender Party, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes without limitation all principal, interest (including without limitation interest which accrues after the commencement of any case or proceeding referred to in section 8.1(g) or (h)), all fees, Charges, expenses, attorneys' fees, indemnification and any other sum chargeable to the Borrowers under any of the Loan Documents.

               "Officers' Certificate" shall mean (a) as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer (in their capacity as such officer) and (b) as applied to any limited liability company, a certificate executed on behalf of such limited liability company by its managing member's chairman of the board (if an officer) or president or one of the vice presidents and by the chief financial officer or treasurer (in their capacity as such officer); provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Interim Loan Advance or Basic Loan shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto,
(ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with in all material respects.

               "Opening Date" shall mean the first date on which all or any portion of the Project is open for business other than the parking garage, preview center, the HVAC Component or the Congress Center.

               "Operative Documents" shall mean the Financing Agreements and the Project Documents.

               "Other Indebtedness" shall mean (i) Indebtedness evidenced by the Mortgage Notes, (ii) Indebtedness evidenced by the Subordinated Notes, (iii) Indebtedness evidenced by the Interim Mall Facility, (iv) Indebtedness evidenced by the Bank Credit Agreement, (v) Indebtedness in respect of the Substitute Tranche B Loan or any Completion Guaranty Loan, or both and (vi) Indebtedness evidenced by the Employee Repurchase Notes.

               "Other Taxes" shall have the meaning ascribed to it in section 1.15(c).

               "Outside Completion Deadline" shall mean April 21, 1999; provided that the "Outside Completion Deadline" may be extended from time to time in accordance with section 6.4.2 of the Disbursement Agreement pursuant to an amendment of the Project Schedule in accordance with section 6.23(e) of the Agreement.

               "Participant" shall have the meaning ascribed to it in section 10(c).

               "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by either Borrower granting any right with respect to any invention on which a Patent is in existence.

               "Patents" shall mean all of the following in which either Borrower now holds or hereafter acquires any interest: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country, and
(ii) all reissues, divisions, continuations, continuations-in-part or extensions thereof.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation, and any successor thereto.

               "Pension Plan" shall mean an employee pension benefit plan, as defined in section (3) (2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in section 3 (34) of ERISA, and which a Borrower or, if a Title IV Plan, any Subsidiary of such Borrower or any ERISA Affiliate thereof maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

               "Permanent Mall Lender" shall mean Goldman Sachs Mortgage Company, and any successor or replacement thereto permitted under the Tri-Party Agreement.

               "Permits" shall mean all authorizations, consents, decrees, permits, waivers, privileges, approvals from and filings with all Governmental Authorities, including without limitation the Nevada Gaming Authorities, necessary for the realization of the Project in accordance with the Operative Documents.

               "Permitted Collateral Encumbrances" shall mean the following encumbrances: (i) Liens for taxes, assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of section 5.2 of the Agreement; (ii) warehousemen possessory liens arising in the ordinary course of business, securing only reasonable and customary warehousemen's charges not yet due and payable and encumbering specific units or items of the Collateral in storage in warehouses operated by such warehousemen pending their delivery to and installation at the Site of the Project, but only to the extent that proper warehouse receipts, properly and effectively endorsed to the Administrative Agent, shall have been delivered to the Administrative Agent; and (iii) Liens either in favor of (a) the Bank Agent pursuant to the Bank Credit Agreement, (b) the Disbursement Agent pursuant to the Disbursement Agreement, or (c) the Mortgage Notes Indenture Trustee, in each such case in individual units or items of the furniture and equipment identified on Annex B hereto (provided that in all events the liens described in this clause (iii) shall be released prior to or contemporaneously with the making of an Interim Loan Advance under the Agreement with respect to such unit or item).

               "Permitted Construction Loan Refinancing" shall mean and include any one or more of (i) the incurrence of Indebtedness or the issuance of Stock, or both, by the Mall Subsidiary the proceeds of which are used to purchase the Mall Collateral pursuant to the Sale and Contribution Agreement (including without limitation the Tranche A Take-out Commitment and the Tranche B Take-out Commitment) and (ii) the assumption of the Interim Mall Facility or the Substitute Tranche B Loan (or any permitted refinancing thereof), or both, pursuant to the Sale and Contribution Agreement.

               "Permitted Liens" shall mean the following types of Liens (excluding (a) any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the IRC or by ERISA, (b) any such Lien relating to or imposed in connection with any Environmental Claim, (c) any such Lien expressly prohibited by any applicable provision of a Loan Document and (d) any Lien on the Collateral other than Permitted Collateral Encumbrances), provided in each case that such Liens do not secure Indebtedness:

          (i) Liens for taxes, assessments or Charges or Claims the payment of which is not at the time required by section 5.2;

          (ii) Statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith and by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings shall conclusively operate to stay the sale or other disposition of any portion of the Collateral on account of such Lien;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business
                    (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (2) no foreclosure, sale or similar proceedings shall have been commenced with respect to any portion of the Collateral or other property;

          (iv) Any attachment or judgment Lien not constituting an Event of Default under section 8.1(i) or (f);

          (v) Leases or subleases granted to third parties in accordance with any applicable terms of the Loan Documents and not interfering in any material respect with the ordinary conduct of the business of a Borrower or any of its Subsidiaries;

          (vi) Easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of a Borrower or any of its Subsidiaries or result in a material diminution in the value of any of the property of the Borrowers and their Subsidiaries taken as a whole;

          (vii) Any leasehold mortgage in favor of any party financing the lessee under any lease permitted under section 6.1; provided that none of the Borrowers and their Subsidiaries are liable for the payment of any principal of, or interest, premiums or fees on, such financing;

          (viii) Easements, restrictions, rights of way, encroachments and other minor deficits or irregularities in title created by the Cooperation Agreement (as in effect on the Closing Date or as in effect following any amendment, revision or supplement thereto to the extent permitted under the Agreement);

          (ix) Easements, restrictions, rights of way, encroachments and other minor deficits or irregularities in title on real property of either Borrower arising pursuant to the Harrah's Roadway Agreement (as in effect on the Closing Date);

          (x) Liens incurred in connection with the construction of a pedestrian bridge or a pedestrian tunnel under Las Vegas Boulevard and Sands Avenue, provided that such Liens will not (i) interfere with, impair or detract from the operation of the business of the Borrowers and their Subsidiaries or the construction or operation of the Project nor (ii) cause a material decrease in the value of the Collateral;

          (xi) Liens arising from the filing of UCC financing statements relating solely to leases permitted by this Agreement;

          (xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (xiii) Any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

          (xiv) Licenses of patents, trademarks and other intellectual property rights granted by a Borrower or Subsidiary thereof in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Borrower or Subsidiary;

          (xv) Easements, restrictions, rights of way, encroachments and other minor deficits or irregularities in title or Liens created under the HVAC Services Agreement and the HVAC Ground Lease (each as in effect on the Closing Date);

          (xvi) Easements, restrictions, rights of way, encroachments and other minor deficits or irregularities in title created under the Predevelopment Agreement (as in effect on November 14, 1997);

          (xvii) Easements, restrictions, rights of way, encroachments and other minor deficits or irregularities in title incurred in connection with the traffic study relating to increased traffic on Las Vegas Boulevard as a result of completion of the Project;

          (xviii) Liens incurred in connection with Interest Rate Agreements required to be maintained hereunder or under the other Financing Agreements; and

          (xix) Restrictions created under the Sale and Contribution Agreement (as in effect on November 14, 1997).

               "Permitted Quarterly Tax Distributions" shall mean quarterly distributions of Tax Amounts determined on the basis of the estimated taxable income of LVSI or VCR, as the case may be (in each case including any such taxable income attributable to such entity's ownership of interest in any other pass-through entity for Federal income tax purposes, except that if all or any portion of the Completion Guaranty Loan or the Substitute Tranche B Loan is outstanding and held by Sheldon G. Adelson or a Related Party and is not paying current cash interest, then such estimated taxable income shall be determined without giving effect to any non-cash interest payments on such loans held by Sheldon G. Adelson or the Related Parties to the extent such non-cash interest is deductible), for the related Estimation Period, as in a statement filed with the Administrative Agent, provided, however, that (A) prior to any distributions of Tax Amounts the Borrowers shall deliver an Officers' Certificate with a statement to the effect that in the case of distributions to be made by VCR, VCR qualifies as a partnership or a substantially similarly treated pass-through entity for federal income tax purposes and that, in the case of distributions to be made by LVSI, LVSI qualifies as a Subchapter S corporation under the IRC or a substantially similarly treated pass-through entity for federal income tax purposes, as the case may be, and (B) at the time of such distributions, the most recent audited financial statements of LVSI reflect that LVSI was treated as a Subchapter S corporation under the IRC or a substantially similarly treated pass-through entity for federal income tax purposes and VCR was treated as a partnership or substantially similarly treated pass-through entity for Federal income tax purposes for the period covered by such financial statements; provided, further, that, for an Estimation Period that includes a True-Up Determination Date, (A) if the True- up Amount is due to the members or shareholders, as the case may be, the Permitted Quarterly Tax Distribution payable by LVSI or VCR, as the case may be, for the Estimation Period shall be increased by such True-up Amount, and (B) if the True-up Amount is due to LVSI or VCR, the Permitted Quarterly Tax Distribution payable by LVSI or VCR, as the case may be, for the Estimation Period shall be reduced by such True-up Amount and the excess, if any, of the True-up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distribution or Distributions until such True-up Amount is entirely offset. The amount of Permitted Quarterly Tax Distribution relating to an Estimation Period shall be determined by a Tax Amounts CPA, and the amounts of Permitted Quarterly Tax Distributions relating to all other Estimation Periods shall be determined by LVSI or VCR, as the case may be.

               "Person" shall mean any individual, sole proprietorship, partnership (general or limited), Joint Venture, limited liability company, limited liability partnership; joint stock company, bank, company, trust company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, domestic or foreign, including without limitation any instrumentality, division, agency, body or department thereof).

               "Phase II" shall mean a hotel, casino and mall complex proposed to be developed on the Phase II Land.

               "Phase II Direct Holdings" shall mean Lido Casino Resort Holding Company, LLC, a Delaware limited liability company, initially wholly-owned by Phase II Holdings and 1% owned by Phase II Manager.

               "Phase II Holdings" shall mean Lido Intermediate Holding Company, LLC, a Delaware limited liability company, and a wholly-owned Subsidiary of VCR.

               "Phase II Land" shall mean the real property consisting of approximately 14 acres of the Real Estate Contribution as described in more detail in Exhibit T-5 to the Disbursement Agreement, together with all improvements thereon.

               "Phase II Manager" shall mean Lido Casino Resort MM, Inc., a Nevada corporation and wholly-owned subsidiary of LVSI, the managing member of Phase II Subsidiary upon transfer of an interest in the Phase II Subsidiary in accordance with the terms of the Agreement.

               "Phase II Subsidiary" shall mean Lido Casino Resorts, LLC, a Nevada limited liability company.

               "Plan" shall mean, with respect to a Borrower or any ERISA Affiliate thereof, at any time, an employee benefit plan, as defined in section 3(3) of ERISA, which such Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

               "Plans and Specifications" shall mean all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Project that are listed on Exhibit T-10 to the Disbursement Agreement as the same may be (a) finalized in a manner that reflects a natural evolution of their status on the date hereof and in a manner consistent with the standards set forth in Exhibit X to the Disbursement Agreement and (b) amended in accordance with Section 6.2 of the Disbursement Agreement.

               "Portion" shall have the meaning ascribed to it in section
3.22(a).

               "Predevelopment Agreement" shall mean the Sands Resort Hotel Casino Agreement, dated February 18, 1997, by and between Clark County and LVSI, as amended, restated and modified from time to time.

               "Preliminary Notice of Borrowing" shall have the meaning ascribed to such term in section 1.2(a)(ii).

               "Prime Rate" shall mean the highest of the prime, base or equivalent rate of interest announced or published from time to time by any of the five largest member banks of the New York Clearing House Association (with the understanding that such rates may merely serve as a basis upon which the effective rates of interest are calculated for loans making reference thereto and that such rates are not necessarily the lowest or best rates at which such banks calculate interest or extend credit).

               "Proceedings" shall have the meaning ascribed to it in section 4.1(m).

               "Proceeds" shall mean "proceeds," as such term is defined in the UCC and, in any event, shall include, with respect to any Person, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Person from time to time with respect to any of its property or assets, (ii) any and all payments (in any form whatsoever) made or due and payable to such Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of such Person's property or assets by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (iii) any claim of such Person against third parties (a) for past, present or future infringement of any Patent or Patent License or (b) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License, (iv) any recoveries by such Person against third parties with respect to any litigation or dispute concerning any of such Person's property or assets, and (v) any and all other amounts from time to time paid or payable under or in connection with any of such Person's property or assets, upon disposition or otherwise. Notwithstanding the foregoing, Proceeds shall not include Liquidated Damages or proceeds of insurance subject to the claim of any Project Lender other than a Lender.

               "Professional Services Agreement" shall mean the Agreement, dated as of November 14, 1997, between the Borrowers and the Project Architect.

               "Project" shall mean the Venetian-themed hotel, casino, retail, meeting and entertainment complex, with related heating, ventilation and air conditioning and power station facilities to be developed at the Site, all as more particularly described in Exhibit T-1 to the Disbursement Agreement.

               "Project Architect" shall mean, collectively, TSA of Nevada, LLP, and WAT&G, Inc. Nevada.

               "Project Budget" shall have the meaning ascribed that term in the Disbursement Agreement.

               "Project Certificate of Occupancy" shall mean a permanent certificate of occupancy or a temporary certificate of occupancy, in either case, for the Project issued by the Clark County Building Department pursuant to applicable Legal Requirements which permanent or temporary certificate of occupancy shall permit the Project (other than the Mall) to be used for the Projected Intended Uses, shall be in full force and effect and, in the case of a temporary certificate of occupancy, if such temporary certificate of occupancy shall provide for an expiration date, the number of days in the period from the Mall Release Date to such expiration date shall be not less than 133% of the number of days that the Construction Consultant, pursuant to the Mall Release Certificate, estimate it will take to complete the Project Punchlist Items (assuming reasonable diligence in performing the same).

               "Project Construction Completion Date" shall mean the date on which the Project Construction Termination occurs.

               "Project Construction Termination" shall mean that all of the following shall have occurred:

               (a) the construction of the Hotel/Casino and the remainder of the Project and all infrastructure and other improvements required to be constructed under applicable Legal Requirements or pursuant to the Predevelopment Agreement (but excluding the Mall, the Unfinished Hotel Suites and the Anticipated Future
Work) shall have been completed (except for Project Punchlist Items that will not interfere with or dispute the operation of the Project for its intended purposes or detract from the aesthetic appearance of the Project other than to a de minimis extent) in accordance with the Plans and Specifications;

               (b) all furnishings, fixtures and equipment necessary to use and occupy two thousand (2000) hotel suites in the Hotel for their intended use (as more particularly set forth in Exhibit X to the Disbursement Agreement) shall have been installed and shall be operational, and all furnishings, fixture and equipment necessary to use and occupy the remainder of the hotel portion of the Hotel/Casino (other than Unfinished Hotel Suites) for their intended use (as more specifically reflected in the standards set forth in Exhibit X to the Disbursement Agreement) shall have been installed and shall be operational;

               (c) all furnishings, fixtures and equipment necessary to use and occupy the casino portion of the Hotel/Casino for the Projected Intended Uses shall have been installed shall be operational;

               (d) all furnishings, fixtures and equipment necessary to use and occupy all common areas and facilities of the Project (including, without limitation, the HVAC Component and the "south" parking structure contemplated by the Plans and Specifications) for their intended purposes (as reflected in
Exhibit X to the Disbursement Agreement) shall have been installed and shall be operational;

               (e) all furniture, fixtures and equipment necessary to use and occupy restaurants containing at least 2,000 seats (at least 1,000 of which are within the Hotel/Casino) shall have been installed and be operational;

               (f) each of the Borrowers and the Construction Consultant shall received all Permits required by federal, state and local jurisdictions regarding the maintenance and operation of the Project, and shall have delivered to the Administrative Agent a certificate to the foregoing effects;

               (g) all Permits, licenses, orders and other authorizations (including without limitation gaming licenses, temporary or permanent certificates of occupancy and other regulatory requirements) required to be obtained by the Borrowers or any other Person for the operation of the Project as a casino resort and hotel shall have been issued and obtained and be in full force and effect and not be subject to any unsatisfied conditions;

               (h) all punchlists referenced under the definition of "Project Punchlist Items" have been delivered to each Bank Lender, the Permanent Mall Lender and the Construction Consultant;

               (i) the Borrowers shall have available a fully trained staff to operate the Project including the hotel and casino in accordance with industry standards; and

               (j) the Administrative Agent shall have received an Officers' Certificate to the foregoing effects.

               "Project Costs" shall have the meaning ascribed to that term in the Disbursement Agreement.

               "Project Documents" shall mean and include the Construction Management Agreement, the Completion Guaranties, the Contracts, the Cooperation Agreement, the Professional Services Agreement, the HVAC Services Agreement, the Mall Management Agreement, the Construction Agency Agreement, the Predevelopment Agreement, the Puck JV Lease, the Billboard Master Lease, the Interface Lease, the Harrah's Shared Roadway Agreement, the Services Agreement, the Sale and Contribution Agreement, the Mall Lease, the Casino Lease, the Treadway Agreement, the operating agreements for each of LVSI, VCR, Mall Holdings and Mall Subsidiary and any other document or agreement entered into on, prior to or after the Closing Date, in accordance with section 6.18 of the Agreement (and so long as the same is in force and effect, the Disbursement Agreement) relating to the development, construction, maintenance or operation of the Project; provided, that following the Mall Release Date any contracts and agreements relating to the Mall which were transferred to the Mall Subsidiary shall no longer constitute Project Documents.

               "Project Intended Uses" shall mean the intended uses of the Project, as more particularly set forth in Exhibit X of the Disbursement Agreement.

               "Projections" shall mean and include all projections delivered by the Borrowers to the Administrative Agent prior to the date hereof pertaining to the Project.

               "Project Lenders" shall mean and include the Lenders, the Bank Lenders, the Interim Mall Lender and the Mortgage Note Holders, collectively.

               "Project Punchlist Items" shall mean minor or insubstantial details of construction or mechanical adjustment, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the use or occupancy of any portion of the Project for the Project Intended Uses or the ability of the owner or master lessee, as applicable, of any portion of the Project (or any tenant thereof) to perform work that is necessary or desirable to prepare such portion of the Project for such use or occupancy; provided that, in all events, "Project Punchlist Items shall include (to the extent not already completed) without limitation the items set forth in the punchlist to be delivered by the Borrowers in connection with Substantial Completion under the Construction Management Agreement and all items listed on the "punchlists" furnished by the Building Department, the Nevada Department of Transportation or the Clark County Department of Public Works in connection with, or after, the issuance of the Mall temporary certificate of occupancy as those that must be completed in order for the Clark County Building Department to issue a permanent Project Certificate of Occupancy.

               "Project Schedule" shall have the meaning ascribed to that term in the Disbursement Agreement.

               "Proprietary Rights" shall have the meaning ascribed to it in section 3.16.

               "Pro Rata Share" shall mean (i) with respect to a Lender prior to the Commitment Expiration Date, the percentage obtained by dividing (x) the Commitment of such Lender by (y) the Aggregate Commitment and (ii) from and after the Commitment Expiration Date, the percentage obtained by dividing (x) the outstanding principal balance of outstanding Loans of such Lender by (y) the aggregate outstanding principal balance of all of the such Loans.

               "Puck JV Letter of Intent" shall mean the letter of intent dated May 16, 1997 between LVSI and Wolfgang Puck Food Company, L.P.

               "Qualified Plan" shall mean an employee pension benefit plan, as defined in section 3(2) of ERISA, which is intended to be tax-qualified under section 401(a) of the IRC, and which a Borrower, any Subsidiary thereof or any ERISA Affiliate thereof maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

               "Quarterly Date" shall mean (i) in the case of the first Quarterly Date, the first date occurring after the Completion Date which is the last day of a Fiscal Quarter and is 45 days or more after the earlier of the Opening Date and the Completion Date and (ii) in the case of each subsequent Quarterly Date, the end of the next succeeding Fiscal Quarter.

               "Quarterly Period" shall mean the period commencing on the tenth day and ending on and including the twentieth day of each month in which federal estimated tax payments are due (provided that payments in respect of estimated state income taxes due in January may instead, at the option of the Borrowers, be paid during the last five days of the immediately preceding December).

               "Rating Agencies" shall mean, collectively, Moody's and S&P (or, if either or both of them is no longer engaged in the business of rating debt securities, any other nationally recognized rating agency or agencies).

               "Rating Downgrade" shall mean a lowering by either Rating Agency of the then current credit rating of the Mortgage Notes.

               "Real Estate Contribution" shall have the meaning ascribed to such term in the introduction to the Bank Credit Agreement as described in more detail in Schedule 5 of the Bank Credit Agreement.

               "Realized Savings" shall mean:

               (a) with respect to the "Bovis Construction Costs" Line Item Category, a decrease in the anticipated cost to complete the work contemplated by such Line Item Category but only to the extent that the Construction Manager certifies that the "Guaranteed Maximum Price" under and as defined in the Construction Management Agreement has been reduced as a result of such decrease in the anticipated cost;

               (b) with respect to the "Owner Construction and Equipment Costs" Line Item Category, a decrease in the anticipated cost to complete the work contemplated by such Line Item Category which (i) results from the Borrower having entered into a guaranteed maximum price Contract for the purchase of the electrical substation equipment or the construction of the parking garage to be located in the southern portion of the Site, in each case, supported by a payment and performance bond reasonably satisfactory to the Construction Consultant, (ii) results from the demolition of the existing structures at the Site being completed for an amount that is less than the amount budgeted therefor, (iii) results from a decrease in the anticipated cost to complete the work contemplated by the "Owner General Conditions" Line Item which the Borrowers are able to demonstrate to the reasonable satisfaction of the Construction Consultant, or (iv) results from a Scope Change which (A) complies with the requirements of section 6.2 of the Disbursement Agreement and (B) results, to the reasonable satisfaction of the Construction Consultant, in a quantifiable decrease in materials, supplies or required services;

               (c) with respect to the "Permits and Fees" Line Item Category, a decrease in the cost anticipated to be incurred to obtain the permits and pay the fees contemplated by such Line Item Category as a result of the Borrower having obtained a permit for an amount that is less than the amount budgeted for such permit;

               (d) with respect to the "Owner Construction Administration" or "Design Costs" Line Item Categories, a decrease in the anticipated cost to complete the work contemplated by such Line Item Category which the Borrowers are able to demonstrate to the reasonable satisfaction of the Construction Consultant;

               (e) with respect to the "Organizational Expenses" Line Item Category, a decrease in the anticipated cost to complete the work contemplated by such Line Item Category as a result of (i) tax bills or assessment for real estate taxes being lower than the amounts budgeted therefor, as confirmed by the Construction Consultant, (ii) with respect to the "mall leasing commissions reserve" Line Item, the Borrowers entering into leases with prospective Mall tenants with respect to which lease the Borrowers is not required to pay leasing commissions (in which case the amount of Realized Savings shall be the amount of leasing commissions which the Borrowers would have had to pay with respect to such lease pursuant to the Mall Leasing Agreement), (iii) with respect to the "mall tenant improvements reserve" Line Items, an excess of (A) the amount allocated in the Project Budget to such Line Item over (B) the Base TI Budget Amount (in which case the amount of Realized Savings shall be the amount of such excess), or (iv) (any other savings demonstrated by the Borrowers to the reasonable satisfaction of the Construction Consultant;

               (f) with respect to the "Construction Period Interest" Line Item Category, a decrease in the anticipated cost of construction period interest resulting from (i) a decrease in the interest rates payable by the Borrowers during construction or (ii) the anticipated Completion Date being earlier than the date set therefor in the Project Schedule, in each case, as determined by the Borrowers with (i) the concurrence of the Construction Consultant and (ii) the concurrence of the Disbursement Agent taking into account the current and future anticipated interest rates and the anticipated times and amounts of draws under the relevant Financing Agreements for the payment of Project Costs;

               (g) with respect to the Signage Graphics Line Item Category, a decrease in the anticipated cost to complete the work contemplated by such Line Item Category which (i) results from a Scope Change that (A) complies with the requirements of section 6.2 of the Disbursement Agreement and (B) results, to the reasonable satisfaction of the Construction Consultant, in a quantifiable decrease in materials, supplies or required services, or (ii) the Borrowers are otherwise able to demonstrate to the reasonable satisfaction of the Construction Consultant;

               (h) with respect to the Pre-Opening Expenses Line Item Category, a decrease of up to twenty (20%) in the cost anticipated to be incurred to complete the work contemplated by such Line Item Category if the Borrowers certify that they will not spend more than the reduced amount and that such reduced amount is an appropriate amount for such Line Item Category;

               (i) with respect to the "Consumer Experience" Line Item Category, a decrease in the cost anticipated to be incurred to complete the work contemplated by such Line Item Category if the Borrowers certify that they do not intend to spend more than the reduced amount and that such reduced amount is an appropriate amount for such Line Item Category; and

               (j) with respect to any Line Item Category other than the "Working Capital" Line Item Category, the amount by which the total cost allocated to such Line Item Category exceeds the total cost incurred by the Borrowers to complete all aspects of the work contemplated by such Line

Item Category (as confirmed by the Construction Consultant) which amount, if any, may not be established until the Borrowers have actually completed all such work; and

               (k) with respect to the FF&E Line Item Category, a decrease in the anticipated cost to complete the work contemplated by such Line Item Category which results from a Scope Change that (i) complies with the requirements of section 6.2 of the Disbursement Agreement and (ii) results, to the reasonable satisfaction of the Construction Consultant in a quantifiable decrease in materials, supplies or required services;

in each case, which is documented by the Borrowers in a Realized Savings Certificate substantially in the form of Exhibit Y attached to the Disbursement Agreement, duly executed and completed with all exhibits and attachments thereto. No Realized Savings shall be obtainable with respect to the "financing fees" or the "working capital" Line Items.

               "Redundant Equipment"shall have the meaning ascribed to it in section 1.2(e)(i).

               "Register" shall mean the register of the Loans to be maintained by the Administrative Agent pursuant to section 1.4.

               "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

               "Related Parties" shall mean and include: (i) Family Members (as hereinafter defined); (ii) Employees and Consultants (as hereafter defined);
(iii) any person who receives an interest in LVSI or VCR from any individual referenced in clauses (i) and (ii) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (iii) the estate of any individual referenced in clauses (i) through (iii); (iv) a trust for the benefit of one or more of the individuals referenced in clauses (i) through (iii); and
(v) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates of trusts referenced in clauses (i) through (iv). For the purpose of this paragraph, a "Family Member" shall include: (i) Sheldon G. Adelson; (ii) Dr. Miriam Adelson; (iii) any sibling of either of the foregoing;
(iv) any issue of any one or more of the individuals referenced in the preceding clauses (i) through (iii); and (v) the spouse or issue of the spouse of one or more of the individuals referenced in the preceding clauses (i) through (iv). For the purpose of this paragraph, an "Employee" or "Consultant" shall include
(i) any employee of or consultant to LVSI or VCR, including but not limited to any and all officers, managers, and directors, and (ii) the spouse and issue of any such employee or consultant.

               "Release" shall mean, as to any Person, any release or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a Hazardous Material into the indoor or outdoor environment by such Person (or by a person under such Person's direction or control), including the movement of a Hazardous Material through or in the air, soil, surface water, ground water or property; but shall exclude any release, discharge, emission or disposal in material compliance with a then effective permit or order of a Governmental Authority.

               "Relevant Facility" shall have the meaning ascribed to such term in section 5.8(a).

               "Remaining Costs" shall mean, at any given time, the difference between (a) the aggregate amount of Total Anticipated Costs set forth in column 7 of the Anticipated Costs Report as in effect from time to time and (b) the aggregate amount of Project Costs incurred set forth in column 9 of the Anticipated Cost Report.

               "Replacement Equipment" shall have the meaning ascribed to such term in section 1.10(b)(ii).

               "Reportable Event" shall mean any of the events described in section 4043(b) (1), (2), (3), (5), (6), (8) or (9) of ERISA.

               "Representation Date" shall mean and include each date on which any representation or warranty hereunder is made or deemed to have been made.

               "Required Minimum Contingency" shall have the meaning ascribed to such term in the Disbursement Agreement.

               "Required Scope Change" shall mean, with respect to each scope change or change order proposed by either Borrower, each of the following: (a) the consent of the Bank Agent, (b) the Consent (as defined in the Disbursement Agreement) of the Interim Mall Lender and confirmation by the Permanent Mall Lender that the Tranche A Take Out Commitment will continue to be in effect after giving effect to the proposed scope change or change order (c) (i) the consent of a majority in the principal amount of the holders of the Mortgage Notes or (ii) confirmation by the Rating Agencies that the proposed scope change or change order will not cause a Ratings Downgrade and (d) if the proposed scope change or change order materially affects the HVAC Component, the consent of the HVAC Provider.

               "Requisite Lenders" shall mean Lenders having or holding more than 50% of the sum of the aggregate Loans and unused Commitment of all Lenders.

               "Restricted Junior Payment" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Stock of either Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of Stock to the holders of that class (or the accretion of such dividends), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Stock of either Borrower now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of either Borrower now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to Other Indebtedness and (v) any payment in respect of a repayment or reimbursement of amounts advanced to any of the Borrowers and their Subsidiaries by Sheldon G. Adelson or any Affiliate of Sheldon G. Adelson under the Adelson Completion Guaranty or otherwise.

               "Restricted Payment" shall mean, with respect to any Person, (i) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person's Stock, (ii) any payment on account of the purchase, redemption, defeasance or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, or (iii) any payment, loan, contribution, or other transfer of funds or other property to any holder of Stock of such Person.

               "Retail Annex" shall mean the retail and restaurant complex to be developed as part of the Project and known as the "Retail Annex," as more particularly described in Exhibit X to the Disbursement Agreement.

               "Retainage Amounts" shall mean at any given time amounts which have accrued and are owing under the terms of a Contract or Subcontract for work or services already provided bu which at such time (and in accordance with the terms of the Contract or Subcontract) are being withheld from payment to the Contractor or Subcontractor, as the case may be, until certain subsequent events (e.g., completion benchmarks) have been achieved under the Contract or Subcontract.

               "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

               "Revolving Loans" shall mean the loans made by the Bank Lenders to the Borrowers pursuant to section 2.1A(ii) of the Bank Credit Agreement.

               "S&P" shall mean Standard & Poor's Ratings Group, a New York corporation, or any successor thereof.

               "Safe Harbor Scope Change" shall mean any Scope Change if, after giving effect thereto the Project will be within or shall exceed the "standards" set forth on Exhibit X to the Disbursement Agreement.

               "Sale and Contribution Agreement" shall mean the Sale and Contribution Agreement, dated as of November 14, 1997, among VCR, the Mall Construction Subsidiary and the Mall Subsidiary.

               "Sands Expo and Convention Center" shall mean the exposition and meeting facilities commonly known as the Sands Expo and Convention Center.

               "Scheduled Equipment" shall mean all of the furniture, furnishings, and equipment listed on Exhibit B, as amended and in effect from time to time.

               "Schedule of Documents" shall mean the schedule attached hereto as Schedule 2.1(b), including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Loan Documents and the transactions contemplated thereunder.

               "Scope Change" shall mean any change in the Plans and Specifications or any other change to the design, layout, architecture or quality of the Project from that which is contemplated on the Financing Date (unless such change is required by Legal Requirements), including, without limitation, (a) changes to the "Assumption" (as defined in the Construction Management Agreement), (b) approval of "Drawings" (as defined in the Construction Management Agreement) that are inconsistent with the Assumptions (to the extent such approval constitutes a "Scope Change" under the Construction Management Agreement), (c) additions, deletions or modifications in the "Work" (as defined in the Construction Management Agreement), (d) uncovering and covering a portion of the Work, if such portion, upon uncovering is found to be acceptable and (e) modifications to the "Drawings" (as defined in the Professional Services Agreement) to the extent the same constitute an Additional Service under the Professional Services Agreement.

               "Securities" shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

               "Securities Act" shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

               "Services Agreement" shall mean the amended and restated Services Agreement, dated as of November 14, 1997 by and among LVSI, Interface, Interface Holding Company, Inc. and the parties stated on the schedule thereto.

               "Site" shall mean the land on which the Project is to be constructed as described in more detail in Exhibit T-4 to the Disbursement Agreement.

               "Site Easements" shall mean the easements appurtenant, easements in gross, license agreements and other rights running for the benefit of VCR and/or appurtenant to the Site, including without limitation those certain easements and licenses described in the Title Policy.

               "Solvent" and "Solvency" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including without limitation contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

               "Special Late Casualty Deadline Extension" shall have the meaning ascribed to it in section 1.1(b).

               "Stock" shall mean all shares, options, warrants, member interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

               "Stop Funding Notice" shall have the meaning set forth in the Disbursement Agreement.

               "Subcontracts" shall mean, collectively, the contracts entered into, from time to time, between any Contractor and any Subcontractor for performance of services or sale of goods in connection with the design, engineering, installation or construction of the Project.

               "Subcontractors" shall have the meaning ascribed to the term "Contractor" in the Construction Management Agreement.

               "Subordinated Noteholders" shall mean the holders of the Subordinated Notes.

               "Subordinated Notes" shall mean the $95,000,000 in aggregate face amount of 14- 1/4% Senior Subordinated Notes due 2005 of the Borrowers issued pursuant to the Subordinated Notes Indenture.

               "Subordinated Notes Indenture" shall mean the Indenture, dated as of November 14, 1997, between the Borrowers, the guarantors named therein and the Subordinated Notes Indenture Trustee.

               "Subordinated Notes Indenture Trustee" shall mean First Union National Bank in its capacity as trustee under the Subordinated Notes Indenture and its successors in such capacity.

                "Subsection 6.3(n) Indebtedness" shall have the meaning ascribed to such term in section 6.3(n).

                "Subsection 6.3(o) Indebtedness" shall have the meaning ascribed to such term in section 6.3(o).

               "Subsidiary" shall mean, with respect to any Person, (i) any corporation of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or other wise and (ii) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of 50% or more or of which any such Person is a general partner or may exercise the powers of a general partner. Notwithstanding the foregoing, the Mall Subsidiary, the Phase II Subsidiary, the Phase II Manager, the Phase II Direct Holdings, the Mall Manager and Mall Direct Holdings and their respective Subsidiaries shall not constitute Subsidiaries under this Agreement or any other Loan Document except for purposes of section 3 (representations and warranties) (other than section 3.7) and section 6.1 (as specified therein) and for purposes of any definitions as used in section 3 or section 4.1.

               "Substantial Completion" shall mean the Final Completion other than any Anticipated Future Work as certified by the Borrowers and the Construction Consultant.

               "Substitute Tranche B Loan" shall mean (i) any amount funded by Sheldon G. Adelson upon a draw under the Adelson Completion Guaranty or the Tranche B Collateral which Sheldon G. Adelson elects to have treated as a subordinated loan to VCR, (ii) any amounts funded to refinance the Tranche B portion of the Interim Loan to the extent that any refinancing of the Interim Loan is not supported by a guaranty substantially similar to the Adelson Completion Guaranty, and (iii) any refinancing of the loans described under clauses (i) or (ii) provided in the case of clauses (i), (ii) and (iii) that such loans are in amounts not to exceed at any time an aggregate principal amount of $35,000,000 (plus accrued and unpaid interest thereon) are evidenced by Substitute Tranche B Notes and are subject to the terms of the Adelson Intercreditor Agreement or a substantially similar intercreditor agreement, and in the case of any such loan which refinances the

Tranche B portion of the Interim Loan, the lender shall have entered into the Disbursement Agreement and assumed the obligations and agreements of Interim Mall Lender thereunder.

               "Substitute Tranche B Note" shall mean a note substantially in the form attached to the Interim Mall Credit Agreement (as in effect on the date hereof).

               "Summary Anticipated Cost Report" shall mean a report in the form of Exhibit D to the Agreement.

               "Supplemental Agent" shall have the meaning ascribed to that term in section 9.1(b)(i).

               "Syndication" shall have the meaning ascribed to it in section 10(c).

               "Tax" or "Taxes" shall mean any present or future tax, levy, impost, duty, Charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

               "Tax Amount" shall mean, with respect to an Estimation Period or a taxable year, as the case may be, an amount equal to (A) the product of (x) the taxable income (including all separate items of income) of LVSI or VCR, as the case may be, for such Estimation Period or taxable year, as the case may be, and (y) the Applicable Tax Percentage reduced by (B) to the extent not previously taken into account, any income tax benefit attributable to LVSI or VCR, as the case may be, which could be utilized (without regard to the actual utilization) by its members or shareholders, as the case may be, in the current or prior taxable year, or portion thereof, commencing on or after the Closing Date (including any tax losses or tax credits), computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; provided, however, that, the computation of Tax Amount shall also take into account (C) the deductibility of state and local taxes for federal income tax purposes, and (D) any difference in the Applicable Tax Percentage resulting from the nature of taxable income (such as capital gain as opposed to ordinary income).

               "Tax Amounts CPA" shall mean a nationally recognized certified public accounting firm retained for the purpose of making the determinations referred to in the last sentence of the definition of "Permitted Quarterly Tax Distributions" set forth in this Annex A.

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



               "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

               "Title Insurer" shall mean Lawyers Title of Nevada, Inc. or an affiliate thereof and/or one or more other title insurance companies approved by the Bank Agent.

               "Title Policies" shall mean, collectively, the policies of the title insurance issued by Title Insurer as of the Financing Date, as provided in sections 3.128(i), (ii) and (iii) of the Disbursement Agreement, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

               "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by either Borrower granting any right to use any Trademark or Trademark registration.

               "Trademarks" shall mean all of the following now owned or hereafter acquired by either Borrower: (i) all common law and statutory trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof, and (iii) all licenses thereunder and together with the goodwill associated with and symbolized by such trademark.

               "Tranche A Take Out Commitment" shall mean the letter, dated November 14, 1997, setting forth the commitment of the Permanent Mall Lender to make the loan to the Mall Subsidiary in the amount of $105,000,000 to take out the Tranche A portion of the Interim Loan.

               "Tranche A Take Out Lender" shall mean Goldman Sachs Mortgage Company or any other lender that enters into a commitment to make and/or makes the Tranche A Take Out Loan.

               "Tranche A Take Out Loan" means a loan in an aggregate principal amount of up to $105 Million the proceeds of which are used to pay a portion of the purchase price under the Sale and Contribution Agreement, which loan may consist of (a) the loan to be made by Goldman Sachs Mortgage Company pursuant to the Tranche A Take Out Commitment, (b) a loan made by any other lender whose commitment to make such loan replaces the commitment of Goldman Sachs Mortgage Company in accordance with the Tri-Party Agreement or (c) the loan under the Interim Mall Facility if and to the extent such loan is assumed by Mall Subsidiary.

               "Tranche A Take Out Loan Agreement" shall mean the loan agreement between the Permanent Mall Lender and the Mall Subsidiary on the terms described in the Tranche A Take-Out Commitment.

               "Tranche B Collateral" shall mean the amounts or Securities deposited by Sheldon G. Adelson in an account subject to the security interest of the Interim Mall Lender pursuant to the terms of the Tranche B Collateral Security Agreement.

               "Tranche B Collateral Security Agreement" shall mean the Collateral Account Agreement, dated as of November 14, 1997, between Sheldon G. Adelson and Interim Mall Lender.

               "Tranche B Take-Out Commitment" shall mean the commitment of Sheldon G. Adelson contained in the Tri-Party Agreement to enter into and fund a loan to Mall Subsidiary in the maximum amount of $35.0 million to take out the Tranche B portion of the Interim Loan or any other commitment to make such a loan that replaces the commitment of Sheldon G. Adelson in accordance with the Tri-Party Agreement.

               "Treadway" shall mean Treadway Industries of Phoenix, Inc., an Arizona corporation.

               "Treadway Agreement" shall mean the Time and Materials Agreement, dated February 10, 1997, by and between LVSI and Treadway.

               "Tri-Party Agreement" shall mean the agreement among VCR, LVSI, Sheldon G. Adelson, the Mall Construction Subsidiary, the Mall Subsidiary, the Interim Mall Lender and the Permanent Mall Lender (or any successor provider of the Tranche A Take-Out Commitment), as amended, revised or replaced from time to time in accordance with its terms.

               "True-up Amount" shall mean, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (i) the aggregated Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year, without taking into account any adjustments to such Permitted Quarterly Tax Distributions made with respect to any other taxable year (including any adjustment to take into account a True-up Amount for the immediately preceding taxable year) and (ii) the Tax Amount permitted to be distributed in respect of such year as determined by reference to LVSI's Internal Revenue Service Form 1120-S or VCR's IRS Form 1065 filed for such year; provided, however, that if there is an audit or other adjustment with respect to a return filed by the LVSI or VCR (including a filing of an amended return), upon a final determination or resolution of such audit or other adjustment, the Tax Amounts CPA shall redetermine the True-up Amount for the relevant taxable year. The amount equal to the excess, if any, of the amount described in clause (i) above over the amount described in clause (ii) above shall be referred to as the "True-up Amount due to LVSI" or the "True-up Amount due to VCR", as the case may be, and the excess, if any, of the amount described in clause (ii) over the amount described in clause (i) shall be referred to as the "True-up Amount due to the shareholders or members."

               "True-up Determination Date" shall mean the date on which the Tax Amounts CPA shall deliver to the Administrative Agent a statement indicating the True-up Amount; provided, however, that the True-up Determination Date shall not be later than thirty days after the date of the occurrence of an event requiring the determination of the True-up Amount (including the filing of the federal and state tax returns or the final determination or resolution of an audit or other adjustment, as the case may be).

               "UCC" shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of security interest of the Administrative Agent, for the benefit of the Lenders, in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

               "Unallocated Contingency Balance" shall mean, as of any date, the amount of the "unallocated contingency" Line Item set forth in the Project Budget as in effect on such date (a) increased by the aggregate of all negative variances (other than for Bovis Line Items) listed in column 8 of the Summary Anticipated Cost Report in effect on such date, (b) decreased by the aggregate of all positive variances (other than for Bovis Line Items) listed in column 8 of the Summary Anticipated Cost Report in effect on such date, (c) increased by the negative amount, if any, of the Bovis Balance, and (d) decreased by the positive amount, if any, of the Bovis Balance.

               "Unfinished Hotel Suites" shall mean hotel suites that are in the hotel portion of the Hotel/Casino other than the 2000 suites identified in clause (b) of the definition of Project Construction Termination.

               "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (ii) for a period of five (5) years following a transaction reasonably likely to be covered by section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by a Borrower or any ERISA Affiliate thereof as a result of such transaction.

               "VCR" shall mean Venetian Casino Resort, LLC, a Nevada limited liability company.

               "Welfare Plans" shall mean any welfare plan, as defined in section 3(1) of ERISA, which is maintained or contributed to by a Borrower or any ERISA Affiliate thereof.

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



               "Withdrawal Liability" shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to section 4201 of ERISA, and any increase in contributions pursuant to section 4243 of ERISA with respect to all Multiemployer Plans.

               "Withdrawal Period" shall have the meaning ascribed to such term in section 11.20(b).

               "Work Continuation Agreement" shall mean the Work Continuation Agreement for Construction of Sands Venetian Project, Las Vegas, Nevada, dated as of April 10, 1997, between the Construction Manager and the Building and Trades Union of Southern Nevada and its affiliated local unions.

               Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" or other words of similar import refer to the Agreement as a whole, including the Annexes, Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

               Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

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